    AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON AUGUST 12, 1997

                                                    REGISTRATION NO. 333-
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                      SECURITIES AND EXCHANGE COMMISSION
                            WASHINGTON, D.C. 20549

                                  ----------

                                   FORM S-4
                            REGISTRATION STATEMENT
                                     UNDER
                          THE SECURITIES ACT OF 1933

                                  ----------

                             COMMNET CELLULAR INC.
            (Exact Name of Registrant as Specified in Its Charter)

      COLORADO                       4812                 84-0924904
           (Primary Standard Industrial Classification Code Number)
                                               (I.R.S. Employer Identification
   (State or Other                                         Number)
   Jurisdiction of
  Incorporation or
    Organization)

                          8350 EAST CRESCENT PARKWAY
                                   SUITE 400
                           ENGLEWOOD, COLORADO 80111
                                (303) 694-3234
  (Address, Including Zip Code, and Telephone Number, Including Area Code, of
                   Registrant's Principal Executive Offices)

                                  ----------

                             Amy M. Shapiro, Esq.
                   Senior Vice President and General Counsel
                             Commnet Cellular Inc.
                     8350 East Crescent Parkway, Suite 400
                           Englewood, Colorado 80111
                                (303) 694-3234
(Name, Address, Including Zip Code, and Telephone Number, Including Area Code,
                             of Agent For Service)

                                  ----------

                                WITH COPIES TO:
        Mark D. Gerstein, Esq.               Philip T. Ruegger III, Esq.
           Latham & Watkins                  Simpson Thacher & Bartlett
       233 S. Wacker, Suite 5800                425 Lexington Avenue
        Chicago, Illinois 60606               New York, New York 10017
            (312) 876-7700                         (212) 455-2000

  APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC: As soon as practicable after the effective date of this Registration Statement.

  If the securities being registered on this form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box. [_]

                                  ----------

                        CALCULATION OF REGISTRATION FEE

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
                                                        PROPOSED         PROPOSED
                                                         MAXIMUM          MAXIMUM       AMOUNT OF
                                       AMOUNT TO BE     OFFERING         AGGREGATE     REGISTRATION
TITLE OF SECURITIES TO BE REGISTERED    REGISTERED   PRICE PER SHARE OFFERING PRICE(1)    FEE(2)
---------------------------------------------------------------------------------------------------
     Common stock, $.001 par
      value per share (3)....         588,611 shares     $36.00       $21,189,996.00    $4,238.00
---------------------------------------------------------------------------------------------------
     Series A Preferred Stock
      Purchase Rights
      ("Rights") (4).........               *               *                *              *

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(1) Estimated solely for the purpose of determining the registration fee in accordance with Rule 457 under the Securities Act of 1933, based upon the proposed offering price to existing security holders.
(2) Pursuant to Rule 457(b), the required fee of $4,238.00 is reduced by the fee of $99,117.65 previously paid at the time of filing of preliminary proxy materials in connection with this transaction on June 25, 1997, resulting in a net payment of $0.
(3) This Registration Statement relates to common stock of the registrant to be retained by holders of the registrant's common stock in the proposed merger of AV Acquisition Corp. with and into the registrant, with the registrant continuing as the surviving corporation in the merger.
(4) This Registration Statement also pertains to the associated Rights of the registrant issued pursuant to a Rights Agreement dated as of December 10, 1990, as amended, between the registrant and State Street Bank and Trust Company, as successor to the Bank of New York, as rights agent. One Right is attached to and trades with each share of the registrant's common stock. Until the occurrence of certain events, the Rights are not exercisable and will not be evidenced or transferred apart from the registrant's common stock. Any value attributable to such Rights, if any, is reflected in the market price of the registrant's common stock.

  THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH
SECTION 8(A) OF THE SECURITIES ACT OF 1933, OR UNTIL THIS REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(A), MAY DETERMINE.

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

                                     LOGO

                                                                August 12, 1997

Dear Shareholder:

  You are cordially invited to a Special Meeting (the "Special Meeting") of the shareholders of CommNet Cellular Inc. ("CommNet"), which will be held at the Denver Marriott Tech Center, 4900 South Syracuse Street, Denver, Colorado, on September 25, 1997, at 9:00 a.m. local time.

  At the Special Meeting, the shareholders of CommNet will be asked to consider and vote on a proposal (the "Proposal") to approve and adopt the Agreement and Plan of Merger, dated as of May 27, 1997 (the "Merger Agreement"), between CommNet and AV Acquisition Corp., a Delaware corporation ("Newco"), which as of the date hereof is a wholly-owned subsidiary of Blackstone CCI Capital Partners L.P., a Delaware limited partnership affiliated with Blackstone Management Associates II L.L.C., a Delaware limited liability company. On the terms and subject to the conditions of the Merger Agreement, if the shareholders of CommNet approve the Proposal, Newco will be merged with and into CommNet (the "Merger"), with approximately 96% of the presently issued and outstanding shares of CommNet common stock, par value $.001 per share (including each associated Right described in the accompanying Proxy Statement, "CommNet Common Stock"), being converted into $36.00 per share in cash and approximately 4% of the presently issued and outstanding shares being retained by CommNet's shareholders. Detailed information concerning the Merger is set forth in the accompanying Proxy Statement, which you are urged to read carefully. A copy of the Merger Agreement is attached as Annex I to the Proxy Statement.

  Approval of the Proposal requires the affirmative vote of a majority of the outstanding shares of CommNet Common Stock held by shareholders entitled to vote on August 11, 1997. Holders of CommNet Common Stock will be entitled to dissenters' rights under Colorado law in connection with the Merger as described in the accompanying Proxy Statement.

  Your Board of Directors, after careful consideration and based upon the unanimous determination of a special committee of independent directors of the Board of Directors (the "Special Committee") that the Merger is fair to and in the best interests of CommNet and its shareholders, has unanimously adopted and approved the Merger Agreement and recommends that you vote FOR approval and adoption of the Merger Agreement and the transactions contemplated thereby. In reaching its determination, the Special Committee considered, among other things, the opinion of Merrill Lynch, Pierce, Fenner & Smith Incorporated ("Merrill Lynch"), as to the fairness of the consideration to be received by the holders of CommNet Common Stock in the Merger from a financial point of view. Merrill Lynch's opinion is included as Annex II to the accompanying Proxy Statement. You are urged to read the opinion in its entirety for further information with respect to the assumptions made, matters considered and limits of the reviews undertaken by Merrill Lynch.

  IT IS VERY IMPORTANT THAT YOUR SHARES BE REPRESENTED AT THE SPECIAL MEETING, WHETHER OR NOT YOU PLAN TO ATTEND PERSONALLY. THEREFORE, YOU SHOULD COMPLETE AND SIGN THE ENCLOSED PROXY CARD AND RETURN IT AS SOON AS POSSIBLE IN THE ENCLOSED POSTAGE-PAID ENVELOPE. THIS WILL ENSURE THAT YOUR SHARES ARE REPRESENTED AT THE SPECIAL MEETING.

Yours very truly,

        /s/ Arnold C. Pohs
_____________________________________
           ARNOLD C. POHS
        Chairman of the Board

                                     LOGO

                               ----------------

                   NOTICE OF SPECIAL MEETING OF SHAREHOLDERS
                       TO BE HELD ON SEPTEMBER 25, 1997

                               ----------------

To the Shareholders of
COMMNET CELLULAR INC.

  NOTICE IS HEREBY GIVEN that a Special Meeting of the shareholders (including any adjournments or postponements thereof, the "Special Meeting") of CommNet Cellular Inc., a Colorado corporation ("CommNet"), will be held at the Denver Marriott Tech Center, 4900 South Syracuse Street, Denver, Colorado, on September 25, 1997, at 9:00 a.m. local time, for the following purpose, which is more fully described in the accompanying Proxy Statement, as well as to transact such other business as may properly come before the Special Meeting:

    To consider and vote upon a proposal (the "Proposal") to approve and adopt the Agreement and Plan of Merger, dated as of May 27, 1997 (the "Merger Agreement"), between CommNet and AV Acquisition Corp., a Delaware corporation ("Newco"), which as of the date hereof is a wholly-owned subsidiary of Blackstone CCI Capital Partners L.P., a Delaware limited partnership affiliated with Blackstone Management Associates II L.L.C., a Delaware limited liability company. The Merger Agreement provides, among other things, for the merger of Newco with and into CommNet (the "Merger") pursuant to which each share of CommNet's common stock, par value $.001 per share (including each associated Right described in the accompanying Proxy Statement, "CommNet Common Stock"), issued and outstanding immediately prior to the effective time of the Merger (other than shares of CommNet Common Stock held by the Partnerships (as defined in the accompanying Proxy Statement), Newco, any wholly-owned subsidiary of CommNet or any wholly-owned subsidiary of Newco, which will be cancelled and retired, fractional shares which will be converted to cash and Dissenting Shares (as defined in the accompanying Proxy Statement)) will be converted, at the election of the holder, into either (a) the right to receive $36.00 in cash or (b) the right to retain one share of CommNet Common Stock. Because 588,611 shares of CommNet Common Stock must be retained by existing CommNet shareholders either through election or proration, the right to receive $36.00 in cash for each share of CommNet Common Stock or to retain that share of CommNet Common Stock is subject to proration, as set forth in the Merger Agreement and described in the accompanying Proxy Statement. A conformed copy of the Merger Agreement is attached as Annex I to the accompanying Proxy Statement.

  Approval of the Proposal requires the affirmative vote of a majority of the outstanding shares of CommNet Common Stock held by shareholders entitled to vote on August 11, 1997 (the "Record Date").

  Only holders of record of shares of CommNet Common Stock at the close of business on the Record Date are entitled to notice of, and to vote at, the Special Meeting. A complete list of shareholders entitled to vote at the Special Meeting will be available for examination, for proper purposes, during ordinary business hours at CommNet's principal executive offices, 8350 East Crescent Parkway, Suite 400, Englewood, Colorado 80111 beginning the earlier of ten days before the Special Meeting or two business days after the date of this notice and continuing through the Special Meeting.

  In connection with the proposed Merger, holders of CommNet Common Stock as of the Record Date are entitled to dissenters' rights under Sections 7-113-101 through 7-113-302 of the Colorado Business Corporation

Act (the "CBCA"), a copy of which is included as Annex III to the accompanying Proxy Statement. To exercise such rights, a CommNet shareholder must: (i) deliver to CommNet before the vote at the Special Meeting a written notice of such shareholder's intent to demand payment for her or his shares of CommNet Common Stock; (ii) either vote against the Proposal or abstain from voting with respect to the Proposal; and (iii) following the Special Meeting, comply with the provisions set forth in the CBCA. A vote against the Proposal will not in and of itself constitute a written demand for dissenters' rights satisfying the requirements of the CBCA. See "DISSENTING SHAREHOLDERS' RIGHTS" in the accompanying Proxy Statement for a discussion of the procedures to be followed in asserting dissenters' rights in connection with the proposed Merger.
  YOUR VOTE IS VERY IMPORTANT REGARDLESS OF HOW MANY SHARES OF COMMNET COMMON STOCK YOU OWN. REGARDLESS OF WHETHER YOU PLAN TO ATTEND THE SPECIAL MEETING, YOU ARE REQUESTED TO SIGN, DATE AND RETURN THE ENCLOSED PROXY WITHOUT DELAY IN THE ENCLOSED POSTAGE-PAID ENVELOPE. YOU MAY REVOKE YOUR PROXY AT ANY TIME PRIOR TO ITS EXERCISE BY (1) ATTENDING AND VOTING IN PERSON AT THE SPECIAL MEETING, (2) GIVING NOTICE OF REVOCATION OF THE PROXY AT THE SPECIAL MEETING OR (3) DELIVERING TO THE SECRETARY OF COMMNET: (A) A WRITTEN NOTICE OF REVOCATION OR (B) A DULY EXECUTED PROXY RELATING TO THE SAME SHARES AND THE PROPOSAL TO BE CONSIDERED AT THE SPECIAL MEETING, BEARING A DATE LATER THAN THE PROXY PREVIOUSLY EXECUTED.

BY ORDER OF THE BOARD OF DIRECTORS

        /s/ Amy M. Shapiro
---------------------------------
         Amy M. Shapiro
            Secretary

August 12, 1997

  PLEASE SIGN AND DATE THE ENCLOSED PROXY AND RETURN IT PROMPTLY IN THE ENCLOSED POSTAGE-PAID ENVELOPE.
  A SHAREHOLDER ELECTING TO RETAIN COMMNET COMMON STOCK MUST RETURN THE ENCLOSED FORM OF NON-CASH ELECTION TOGETHER WITH DULY ENDORSED COMMNET COMMON STOCK CERTIFICATES AS INSTRUCTED IN THE PROXY STATEMENT BY 5:00 P.M., NEW YORK CITY TIME, ON SEPTEMBER 24, 1997, REGARDLESS OF HOW SUCH SHAREHOLDER DECIDES TO VOTE ITS SHARES WITH RESPECT TO THE PROPOSAL. SEE "THE MERGER--MERGER CONSIDERATION--NON-CASH ELECTION PROCEDURE" FOR INSTRUCTIONS FOR SHAREHOLDERS ELECTING TO RETAIN SHARES. OTHERWISE, STOCK CERTIFICATES SHOULD BE RETAINED UNTIL LETTERS OF TRANSMITTAL ARE RECEIVED AFTER THE EFFECTIVE TIME OF THE MERGER. SHAREHOLDERS WHO FAIL TO MAKE ANY ELECTION WILL, SUBJECT TO PRORATION, HAVE THEIR SHARES CONVERTED TO CASH. SEE "THE MERGER--CONVERSION/RETENTION OF SHARES; PROCEDURES FOR EXCHANGE OF CERTIFICATES."
  IF YOU HAVE ANY QUESTIONS OR REQUIRE ADDITIONAL COPIES OF THE PROXY STATEMENT AND RELATED MATERIALS, PLEASE CONTACT BEACON HILL PARTNERS, INC. AT 1-800-253-3814 (TOLL FREE) OR 1-212-843-8500 (CALL COLLECT).

                                     LOGO

                               ----------------

                          PROXY STATEMENT/PROSPECTUS

                               ----------------

                        SPECIAL MEETING OF SHAREHOLDERS
                       TO BE HELD ON SEPTEMBER 25, 1997

  This Proxy Statement/Prospectus (the "Proxy Statement") is being furnished to shareholders of CommNet Cellular Inc., a Colorado corporation (together with its consolidated subsidiaries, except where the context otherwise requires, "CommNet" or the "Company"), in connection with the solicitation of proxies by the Board of Directors of the Company (the "Board of Directors" or the "Board") for use at a special meeting of shareholders, which will be held at the Denver Marriott Tech Center, 4900 South Syracuse Street, Denver, Colorado, on September 25, 1997, at 9:00 a.m. local time, and at any adjournments or postponements thereof (the "Special Meeting"). This Proxy Statement relates to the proposed merger (the "Merger") of AV Acquisition Corp., a Delaware corporation ("Newco"), which as of the date hereof is a wholly-owned subsidiary of Blackstone CCI Capital Partners L.P., a Delaware limited partnership (the "Partnership") affiliated with Blackstone Management Associates II L.L.C., a Delaware limited liability company ("Blackstone"), with and into the Company pursuant to the Agreement and Plan of Merger, dated as of May 27, 1997 (the "Merger Agreement"), between Newco and the Company, and the transactions contemplated thereby.

  Pursuant to the Merger, each share of CommNet's common stock, par value $.001 per share (including each associated Right described in "DESCRIPTION OF COMMNET CAPITAL STOCK--Shareholder Rights Plan," the "CommNet Common Stock"), issued and outstanding immediately prior to the effective time of the Merger (the "Effective Time") (other than those shares described below) will be converted, at the election of the holder thereof and subject to the terms of the Merger Agreement, into either (a) the right to receive $36.00 in cash or
(b) the right to retain one fully paid and nonassessable share of CommNet Common Stock. The following shares of CommNet Common Stock are not subject to conversion pursuant to the Merger: shares held by the Partnerships (as defined in "SUMMARY--THE MERGER--Newco and the Partnership"), Newco, any wholly-owned subsidiary of CommNet or any wholly-owned subsidiary of Newco, which will be cancelled and retired; fractional shares which will be converted to cash; and Dissenting Shares (as defined in "SUMMARY--THE MERGER--Dissenting Shareholders' Rights"). Because the number of shares of CommNet Common Stock to be retained by existing CommNet shareholders must equal 588,611, the right to receive $36.00 in cash per share or retain shares of CommNet Common Stock is subject to proration as set forth in the Merger Agreement. For example, and as further described herein in "THE MERGER--Merger Consideration," (a) a holder of 1,000 shares who elects to retain all of such shares will receive from 40 to 1,000 shares, and cash for the balance of such holder's shares, and
(b) a holder of 1,000 shares who elects to receive cash for all of such shares will receive cash for a minimum of 960 shares, and will receive 0 to 40 shares, in each case depending upon the actions of other shareholders. For a more detailed description of the proration procedures, see "THE MERGER--Merger Consideration." A copy of the Merger Agreement is attached as Annex I to this Proxy Statement and is incorporated herein by reference. This Proxy Statement describes the material provisions of the Merger Agreement; however, the description of the Merger Agreement set forth herein is subject to, and is qualified in its entirety by reference to, the text of the Merger Agreement.

  This Proxy Statement also constitutes a prospectus of the Company with respect to the 588,611 shares of CommNet Common Stock to be retained by shareholders in the Merger.

  Approval of the proposal (the "Proposal") to approve and adopt the Merger Agreement and the transactions contemplated thereby, including the Merger, requires the affirmative vote of a majority of the outstanding shares of CommNet Common Stock held by shareholders entitled to vote on August 11, 1997 (the "Record Date").

  The Board of Directors, after careful consideration and based upon the unanimous determination of a special committee of independent directors of the Board (the "Special Committee") that the Merger is fair to and in the best interests of CommNet and its shareholders, unanimously adopted and approved the Merger Agreement and recommends that you vote FOR approval and adoption of the Merger Agreement and the transactions contemplated thereby. In reaching its determination, the Special Committee considered, among other things, the opinion of Merrill Lynch, Pierce, Fenner & Smith Incorporated ("Merrill Lynch"), as to the fairness of the consideration to be received by the holders of CommNet Common Stock in the Merger from a financial point of view. Merrill Lynch's opinion is included as Annex II to this Proxy Statement. You are urged to read the opinion in its entirety for further information with respect to the assumptions made, matters considered and limits of the reviews undertaken by Merrill Lynch.

  CommNet Common Stock is listed for trading on the Nasdaq National Market ("Nasdaq") under the symbol "CELS." On August 8, 1997, the closing price of CommNet Common Stock was $35.00 per share. On May 27, 1997, the last trading day before public announcement of the execution of the Merger Agreement, the closing price of CommNet Common Stock on Nasdaq was $29.56 per share. If the Merger is consummated, the Company intends to delist the CommNet Common Stock from Nasdaq after the 90th day following the effective time of the Merger, and consequently the Company may cease to be subject to the reporting requirements of Section 13 of the Securities Exchange Act of 1934, as amended. See "RISK FACTORS--Loss of Liquidity."

  A SHAREHOLDER ELECTING TO RETAIN COMMNET COMMON STOCK MUST RETURN THE ENCLOSED FORM OF NON-CASH ELECTION TOGETHER WITH DULY ENDORSED COMMNET COMMON STOCK CERTIFICATES AS INSTRUCTED IN THIS PROXY STATEMENT BY 5:00 P.M., NEW YORK CITY TIME, ON SEPTEMBER 24, 1997, REGARDLESS OF HOW SUCH SHAREHOLDER DECIDES TO VOTE ITS SHARES WITH RESPECT TO THE PROPOSAL. SEE "THE MERGER-- MERGER CONSIDERATION--NON-CASH ELECTION PROCEDURE" FOR INSTRUCTIONS FOR SHAREHOLDERS ELECTING TO RETAIN SHARES.

  This Proxy Statement, the accompanying form of proxy (the "Proxy") and the other enclosed documents are first being mailed to shareholders of the Company on or about August 12, 1997.

  SEE "RISK FACTORS" BEGINNING ON PAGE 19 FOR A DISCUSSION OF CERTAIN FACTORS THAT SHOULD BE CONSIDERED BY HOLDERS OF COMMNET COMMON STOCK IN CONNECTION WITH THEIR CONSIDERATION OF THE MERGER AND THEIR DETERMINATION WHETHER TO ELECT TO RETAIN COMMNET COMMON STOCK IN CONNECTION WITH THE MERGER.

  THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROXY STATEMENT. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

             The date of this Proxy Statement is August 12, 1997.

                               TABLE OF CONTENTS

                                                                           PAGE
                                                                           ----
AVAILABLE INFORMATION.....................................................   1
FORWARD LOOKING STATEMENTS................................................   1
SUMMARY...................................................................   2
  The Company.............................................................   2
  The Special Meeting.....................................................   2
  The Merger..............................................................   4
  Selected Consolidated Financial Data....................................  10
  Selected Pro Forma Consolidated Financial Statements (Unaudited)........  12
  Price of CommNet Common Stock...........................................  18
RISK FACTORS..............................................................  19
THE COMPANY...............................................................  25
  General.................................................................  25
  Recent Developments.....................................................  25
THE SPECIAL MEETING.......................................................  26
  Matters to be Considered................................................  26
  Required Vote...........................................................  26
  Voting and Revocation of Proxies........................................  26
  Record Date; Stock Entitled to Vote; Quorum.............................  27
  Dissenters' Rights......................................................  27
  Solicitation of Proxies.................................................  27
THE MERGER................................................................  28
  Background of the Merger................................................  28
  Recommendation of the Special Committee and the Board of Directors;
   Reasons for the Merger.................................................  32
  Opinion of Merrill Lynch................................................  34
  Merger Consideration....................................................  37
  Effective Time of the Merger............................................  40
  Conversion/Retention of Shares; Procedures for Exchange of Certificates.  41
  Fractional Shares.......................................................  42
  Conduct of Business Pending the Merger..................................  42
  Conditions to Consummation of the Merger................................  42
  Certain Effects of Recapitalization.....................................  43
  Certain Federal Income Tax Consequences.................................  43
  Accounting Treatment....................................................  47
  Effect on Options and Employee Benefit Matters..........................  47
  Interests of Certain Persons in the Merger..............................  47
  Resale of CommNet Common Stock Following the Merger.....................  48
  Merger Financings.......................................................  48
  Conversion of Newco Stock...............................................  50
  Pro Forma Consolidated Financial Statements (Unaudited).................  51
DESCRIPTION OF COMMNET CAPITAL STOCK......................................  57
  Common Stock............................................................  57
  Noncumulative Voting....................................................  57
  Dividend Policy.........................................................  57
  Preferred Stock.........................................................  57
  Shareholder Rights Plan.................................................  57
  Charter Documents of CommNet Following the Merger.......................  59

                                                                            PAGE
                                                                            ----
CERTAIN PROVISIONS OF THE MERGER AGREEMENT.................................  60
  The Merger...............................................................  60
  Representations and Warranties...........................................  60
  Certain Pre-Closing Covenants............................................  61
  No Solicitation of Transactions..........................................  61
  Listing and Exchange Act Registration....................................  62
  Board of Directors and Officers of the Company Following the Merger......  62
  Stock and Employee Benefit Plans.........................................  64
  Access to Information....................................................  64
  Cooperation and Best Efforts.............................................  64
  Indemnification and Insurance............................................  64
  Conditions to the Consummation of the Merger.............................  64
  Termination..............................................................  65
  Amendment and Waiver.....................................................  67
  Expenses and Certain Required Payments...................................  67
SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT.............  69
REGULATORY APPROVALS.......................................................  70
NEWCO AND THE PARTNERSHIP..................................................  70
DISSENTING SHAREHOLDERS' RIGHTS............................................  70
CERTAIN PENDING LITIGATION.................................................  72
OTHER INFORMATION AND SHAREHOLDER PROPOSALS................................  73
EXPERTS....................................................................  73
LEGAL COUNSEL..............................................................  73
INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE............................  73

Annex I  Agreement and Plan Merger dated as of May 27, 1997

Annex II Opinion of Merrill Lynch, Pierce, Fenner & Smith Incorporated dated
         May 27, 1997

Annex III Dissenters' Rights Provisions of the Colorado Business Corporation
          Act

  NO PERSON IS AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATIONS, OTHER THAN AS CONTAINED IN THIS PROXY STATEMENT, IN CONNECTION WITH THE MERGER, INCLUDING A SHAREHOLDER'S ELECTION WHETHER TO RETAIN SHARES OF COMMNET COMMON STOCK IN CONNECTION WITH THE MERGER, AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATIONS MUST NOT BE RELIED ON AS HAVING BEEN AUTHORIZED BY COMMNET OR NEWCO. THIS PROXY STATEMENT DOES NOT CONSTITUTE AN OFFER TO SELL OR A SOLICITATION OF AN OFFER TO BUY THE SECURITIES TO WHICH IT RELATES IN ANY JURISDICTION IN WHICH, OR TO ANY PERSON TO WHOM, IT IS UNLAWFUL TO MAKE SUCH AN OFFER OR SOLICITATION. NEITHER THE DELIVERY OF THIS PROXY STATEMENT NOR ANY OFFER OR SALE MADE HEREUNDER SHALL, UNDER ANY CIRCUMSTANCES, CREATE ANY IMPLICATION THAT THERE HAS BEEN NO CHANGE IN THE INFORMATION SET FORTH HEREIN OR IN THE AFFAIRS OF THE COMPANY SINCE THE DATE HEREOF.

                             AVAILABLE INFORMATION

  CommNet is subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and in accordance therewith files reports, proxy statements and other information with the Securities and Exchange Commission (the "Commission"). Reports, proxy statements and other information filed by the Company with the Commission can be inspected and copied at the public reference facilities maintained by the Commission at Room 1024, Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549 and at the web site (http://www.sec.gov) maintained by the Commission, or at its regional offices located at 500 West Madison Street, Suite 1400, Chicago, Illinois 60661, and 7 World Trade Center, Suite 1300, New York, New York 10048. Copies of such material can be obtained from the Public Reference Section of the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549 at prescribed rates. CommNet Common Stock is listed on the Nasdaq National Market. Reports and other information concerning CommNet can also be inspected at the offices of the National Association of Securities Dealers, Inc., 1735 K Street, N.W., Washington, D.C. 20006. As described herein, if the Merger is consummated, the Company intends to delist the CommNet Common Stock from Nasdaq after the 90th day following the effective time of the Merger, and consequently the Company may cease to be subject to the reporting requirements of Section 13 of the Exchange Act. If the Company ceases to be subject to such reporting requirements, the Company does not intend to provide reports or information to its public shareholders other than pursuant to the right to inspect the books and records of the Company as required by Colorado law. See "RISK FACTORS--Loss of Liquidity."

  This Proxy Statement also constitutes a prospectus of the Company filed as part of a Registration Statement on Form S-4 (the "Registration Statement") under the Securities Act of 1933, as amended (the "Securities Act"). This Proxy Statement omits certain information contained in the Registration Statement and the exhibits thereto. Reference is made to the Registration Statement and related exhibits for further information with respect to the Company and the retention of CommNet Common Stock. Statements contained herein concerning the contents of any document referred to herein are qualified by reference to the copy of such document filed as an exhibit to the Registration Statement or otherwise filed with the Commission.

                          FORWARD LOOKING STATEMENTS

  This Proxy Statement includes "forward-looking statements" within the meaning of various provisions of the Securities Act and the Exchange Act, including, without limitation, statements under "THE COMPANY" and "THE MERGER--Background of the Merger." All statements included in this Proxy Statement, other than statements of historical facts, that address activities, events or developments that the Company expects or anticipates will or may occur in the future, including such things as future capital expenditures (including the amount and nature thereof), business strategy and measures to implement strategy, competitive strengths, goals, expansion and growth of the Company's business and operations, plans, references to future success and other such matters are forward-looking statements. Such statements represent the Company's reasonable judgment on the future and are subject to risks and uncertainties that could cause the Company's actual results and financial position to differ materially. Such factors include, but are not limited to: a change in economic conditions in the Company's markets which adversely affects the level of demand for wireless services; greater than anticipated competition resulting in price reductions, new product offerings or higher customer acquisition costs; better than expected customer growth necessitating increased investment in network capacity; negative economies that could result if one or more agreements to manage markets are not renewed; increased cellular fraud; the impact of new business opportunities requiring significant initial investments; and the impact of deployment of new technologies on capital spending.

                                    SUMMARY

  The following is a summary of certain information contained elsewhere in this Proxy Statement. Reference is made to the more detailed information contained in this Proxy Statement and the Annexes hereto. Shareholders of the Company are urged to read this Proxy Statement and the Annexes hereto in their entirety.

  FOR A DISCUSSION OF CERTAIN IMPORTANT FACTORS THAT SHOULD BE CONSIDERED BY HOLDERS OF COMMNET COMMON STOCK IN CONNECTION WITH THEIR CONSIDERATION OF THE MERGER, INCLUDING CERTAIN RISKS RELATED TO CONTINUING TO HOLD COMMNET COMMON STOCK, SEE "RISK FACTORS."

                                  THE COMPANY

  CommNet was organized under the laws of Colorado in 1983. Cellular, Inc. Financial Corporation ("CIFC") subsequently was organized to provide financing to affiliates of the Company. Cellular Inc. Network Corporation ("CINC") also subsequently was organized to acquire interests in cellular licenses. CIFC and CINC are wholly-owned subsidiaries of CommNet. Those corporations and partnerships through which the Company holds ownership interests in cellular licensees and those cellular licensees in which the Company holds a direct ownership interest are referred to herein as "affiliates." Any reference herein to an "affiliate" does not necessarily imply that the Company exercises, or has the power to exercise, control over the management and policies of such entity.

                              THE SPECIAL MEETING

TIME AND PLACE; RECORD DATE

  The Special Meeting of shareholders of CommNet will be held on September 25, 1997, at 9:00 a.m. local time, at the Denver Marriott Tech Center, 4900 South Syracuse Street, Denver, Colorado. Shareholders of record at the close of business on the Record Date will be entitled to notice of, and to vote at, the Special Meeting. The date of the mailing of this Proxy Statement to shareholders of the Company will be on or about August 12, 1997. At the close of business on the Record Date, there were 13,766,340 shares of CommNet Common Stock outstanding and entitled to vote.

MATTERS TO BE CONSIDERED

  At the Special Meeting, the shareholders of CommNet will consider and vote upon a proposal (the "Proposal") to approve and adopt the Merger Agreement, including the Merger, pursuant to which Newco will merge with and into the Company, the shareholders of CommNet will receive the consideration described below in this Summary under "THE MERGER--Effect of the Merger" and the shareholders of Newco, which as of the date hereof is only the Partnership, will receive 3,939,167 shares of CommNet Common Stock.

REQUIRED VOTE

  Approval of the Proposal will require the affirmative vote of a majority of the outstanding shares of CommNet Common Stock held by shareholders entitled to vote on the Record Date. If such approval is received, the Effective Time of the Merger is expected to occur five business days after the satisfaction or waiver of the conditions described below in this Summary under "THE MERGER-- Conditions to the Merger." See "THE SPECIAL MEETING--Required Vote."

VOTING OF PROXIES

  All shares of CommNet Common Stock represented by a properly executed Proxy received in time for the Special Meeting will be voted in the manner specified in the Proxy. Proxies that do not contain any instruction to vote for or against or to abstain from voting on a particular matter will be voted in accordance with the recommendation of the Board of Directors. See "THE SPECIAL MEETING--Voting and Revocation of Proxies."

  It is not expected that any matter other than as referred to herein will be brought before the shareholders at the Special Meeting. If, however, other matters are properly presented, the persons named as proxies will vote in accordance with their best judgment with respect to such matters, unless authority to do so is withheld in the Proxy.

ADJOURNMENTS; REVOCABILITY OF PROXIES

  If the Special Meeting is adjourned for any reason, approval of the Proposal shall be considered and voted upon by shareholders at the subsequent, reconvened meeting, if any.

  You may revoke your Proxy at any time prior to its exercise (i) by attending the Special Meeting and voting in person (although attendance at the Special Meeting will not in and of itself constitute revocation of a Proxy), (ii) by giving notice of revocation of your Proxy at the Special Meeting or (iii) by delivering (a) a written notice of revocation of your Proxy or (b) a duly executed Proxy relating to the matters to be considered at the Special Meeting, bearing a date later than the Proxy previously executed, to the Secretary of CommNet, 8350 East Crescent Parkway, Suite 400, Englewood, Colorado 80111. Unless revoked in one of the manners set forth above, Proxies in the form enclosed will be voted at the Special Meeting in accordance with your instructions or, if no instructions are given, in accordance with the recommendations of the Board of Directors.

SOLICITATION OF PROXIES

  The cost of soliciting Proxies will be borne by the Company. The Company may solicit Proxies and the Company's directors, officers and employees may also solicit Proxies by telephone, telegram or personal interview. Such directors, officers and employees will not be additionally compensated for any such solicitation but may be reimbursed for reasonable out-of-pocket expenses in connection therewith. Arrangements will be made to furnish copies of Proxy materials to fiduciaries, custodians and brokerage houses for forwarding to beneficial owners of CommNet Common Stock. Such persons will be paid reasonable out-of-pocket expenses.

  Beacon Hill Partners, Inc. ("Beacon Hill") will assist in the solicitation of Proxies by the Company for an estimated fee of $4,500 plus reasonable out-of-pocket expenses.

  HOLDERS OF COMMNET COMMON STOCK SHOULD NOT SEND STOCK CERTIFICATES WITH THEIR PROXY CARDS. SHAREHOLDERS ELECTING TO RETAIN SHARES MUST SEND STOCK CERTIFICATES WITH THEIR FORM OF ELECTION IN ACCORDANCE WITH THE PROCEDURES SET FORTH IN "THE MERGER--NON-CASH ELECTION PROCEDURE," REGARDLESS OF HOW SUCH SHAREHOLDERS DECIDE TO VOTE THEIR SHARES WITH RESPECT TO THE PROPOSAL.

SECURITY OWNERSHIP OF MANAGEMENT

  As of the Record Date, directors and executive officers of the Company were beneficial owners of an aggregate of 835,168 shares (approximately 5.8% of the outstanding shares) of CommNet Common Stock, 698,938 shares of which were represented by immediately exercisable options to acquire CommNet Common Stock. The directors and executive officers of the Company have indicated that they intend to vote their shares of CommNet Common Stock in favor of the Proposal. See "SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT."

                                   THE MERGER

EFFECT OF THE MERGER

  At the Effective Time, Newco will be merged with and into CommNet and CommNet will continue as the surviving corporation in the Merger. Subject to the effects of proration as described herein, (i) each issued and outstanding share of CommNet Common Stock (other than Excluded Shares (as defined below)) will be converted into the right to receive in cash from CommNet following the Merger an amount equal to $36.00 (the "Cash Price") and (ii) each issued and outstanding share of CommNet Common Stock with respect to which an election to retain CommNet Common Stock has been made and not revoked or forfeited in accordance with the Merger Agreement (an "Electing Share") will be converted into the right to retain one fully paid and nonassessable share of CommNet Common Stock, including the associated Right (a "Non-Cash Election Share"). The following shares of CommNet Common Stock are not subject to conversion pursuant to the Merger: fractional shares which will be converted to cash; Dissenting Shares; and CommNet Common Stock held by the Partnerships, Newco, any wholly-owned subsidiary of Newco or any wholly-owned subsidiary of the Company, which shares will be cancelled and retired (all such shares, together with the Electing Shares, collectively referred to herein as the "Excluded Shares"). The Rights associated with the shares of CommNet Common Stock that are converted into the right to receive the Cash Price will be extinguished in the Merger for no additional consideration.

  Each shareholder of CommNet may elect to receive the Cash Price with respect to some of the shareholder's shares of CommNet Common Stock and Non-Cash Election Shares with respect to other shares of CommNet Common Stock, provided that the aggregate number of shares of CommNet Common Stock to be retained at the Effective Time must equal 588,611 (the "Non-Cash Election Number").

  The Merger contemplates that approximately 96% of the presently issued and outstanding shares of CommNet Common Stock will be converted into cash, as described above, and that approximately 4% of the presently issued and outstanding shares will be retained by shareholders. Because 588,611 shares of CommNet Common Stock must be retained by existing CommNet shareholders in the Merger, shareholders who do not elect to retain any shares may, due to proration, be required to retain some shares of CommNet Common Stock. In addition, shareholders who elect to retain shares may, due to proration, retain shares of CommNet Common Stock and receive cash in amounts which vary from the amounts such holders elected.

  For example, and as further described below in "THE MERGER--Merger Consideration," a shareholder holding 1,000 shares and electing to retain all of them will receive from 40 to 1,000 shares, depending upon the actions of other shareholders. A shareholder holding 1,000 shares and electing to convert all of them into the right to receive the Cash Price with respect thereto will receive the Cash Price for from 960 to 1,000 of such shares and will receive from 0 to 40 shares, depending upon the actions of other shareholders. See "THE MERGER--Merger Consideration" for other examples illustrating the potential effects of proration. The foregoing examples assume there are no Dissenting Shares. If there are a substantial number of Dissenting Shares, and the number of Electing Shares is less than the Non-Cash Election Number, the proration factor would result in more than 4% of the shares of CommNet Common Stock being prorated into Non-Cash Election Shares.

  At the Effective Time, the total number of outstanding shares of CommNet Common Stock will decrease from approximately 13.8 million to approximately 4.5 million, 3,939,167 of which will be held by shareholders of Newco upon the conversion of Newco common stock into CommNet Common Stock in the Merger, and 588,611 of which will be retained by existing shareholders of the Company. The 588,611 shares (representing approximately 4% of the presently issued and outstanding CommNet Common Stock) to be retained by existing shareholders in the Merger will represent approximately 13% of the shares of the Company issued and outstanding immediately after the Merger, and the 3,939,167 shares to be owned by the shareholders of Newco as a result of the Merger will represent approximately 87% of the shares of the Company issued and outstanding immediately after the Merger. Retention by existing shareholders of approximately 13% of the shares of the CommNet Common Stock issued and outstanding immediately after the Merger will enable such shareholders to continue to participate in the equity of the Company and is intended to permit the treatment of the Merger as a recapitalization for financial reporting purposes. See "THE MERGER--Accounting Treatment."

RECOMMENDATION OF THE SPECIAL COMMITTEE AND THE BOARD OF DIRECTORS

  The Board of Directors, after careful consideration and based upon the unanimous determination of the Special Committee that the Merger is fair to and in the best interests of the Company and its shareholders, unanimously adopted and approved the Merger Agreement and recommends that the Company's shareholders approve and adopt the Merger Agreement and the transactions contemplated thereby. The determination of the Special Committee with respect to the Merger is based on a number of factors. See "THE MERGER--Background of the Merger" and "--Recommendation of the Special Committee and the Board of Directors; Reasons for the Merger."

OPINION OF MERRILL LYNCH

  On May 27, 1997, Merrill Lynch delivered its written opinion (the "Merrill Lynch Opinion") to the Special Committee to the effect that, as of such date, and based upon the assumptions made, matters considered and limits of review set forth in such opinion, the proposed consideration to be received by the holders of CommNet Common Stock (other than by the Partnerships, Newco, any wholly-owned subsidiary of the Company or any wholly-owned subsidiary of Newco and other than Dissenting Shares) in the Merger is fair from a financial point of view to such holders. A copy of the Merrill Lynch Opinion, which sets forth the assumptions made, matters considered and certain limitations on the scope of review undertaken by Merrill Lynch, is attached as Annex II to this Proxy Statement. Shareholders are urged to read such opinion in its entirety.

NON-CASH ELECTION

  Holders of CommNet Common Stock will be entitled to make an unconditional election (a "Non-Cash Election"), on or prior to the Election Date (as defined below), to retain Non-Cash Election Shares. If, however, the number of Electing Shares exceeds the Non-Cash Election Number, then (i) the number of Electing Shares to be converted into the right to retain Non-Cash Election Shares will be determined by multiplying the total number of Electing Shares covered by a holder's Non-Cash Election by a proration factor determined by dividing the Non-Cash Election Number by the total number of Electing Shares and (ii) such number of Electing Shares will be so converted. All Electing Shares, other than those shares converted into the right to retain Non-Cash Election Shares as described in the immediately preceding sentence, will be converted into cash (on a consistent basis among shareholders who made the Non-Cash Election, pro rata to the number of shares as to which they made such election) as if such shares were not Electing Shares.

  If a shareholder elects to make a Non-Cash Election and receives cash as a result of the proration procedures described below, such shareholder may receive dividend treatment (rather than capital gain treatment) for any cash received in the Merger as a result of such proration procedures. See "RISK FACTORS--Non-Cash Election and Proration into Cash--Possible Dividend Treatment" and "THE MERGER--Certain Federal Income Tax Consequences."

  If the number of Electing Shares is less than the Non-Cash Election Number, then (i) all Electing Shares will be converted into the right to retain Non-Cash Election Shares in accordance with the Merger Agreement, and (ii) (A) additional shares of CommNet Common Stock, other than Excluded Shares, will be converted into the right to retain Non-Cash Election Shares, which number of additional shares shall be determined by multiplying the total number of shares of CommNet Common Stock outstanding at the Effective Time, other than Electing Shares and Dissenting Shares, by a proration factor determined by dividing (x) the difference between the Non-Cash Election Number and the number of Electing Shares by (y) the total number of shares of CommNet Common Stock outstanding at the Effective Time, other than Electing Shares and Dissenting Shares and (B) such additional shares of CommNet Common Stock will be converted into the right to retain Non-Cash Election Shares on a consistent basis among shareholders who hold shares of CommNet Common Stock, other than Excluded Shares, as to which they did not make the Non-Cash Election, pro rata based upon the number of shares as to which they did not make such election. See "THE MERGER--Merger Consideration--Non-Cash Election."

  SHAREHOLDERS THAT DO NOT MAKE A NON-CASH ELECTION WILL RECEIVE AN AMOUNT EQUAL TO $36.00 IN CASH FROM THE COMPANY FOLLOWING THE MERGER FOR EACH SHARE OF COMMNET COMMON STOCK (OTHER THAN FRACTIONAL SHARES WHICH WILL BE CONVERTED TO CASH, DISSENTING SHARES AND SHARES HELD BY THE PARTNERSHIPS, NEWCO, ANY WHOLLY-OWNED SUBSIDIARY OF NEWCO OR ANY WHOLLY-OWNED SUBSIDIARY OF THE COMPANY) HELD BY SUCH SHAREHOLDER, SUBJECT TO THE PRORATION PROCEDURES DESCRIBED BELOW. SEE "THE MERGER--MERGER CONSIDERATION" FOR EXAMPLES ILLUSTRATING THE POTENTIAL EFFECTS OF PRORATION.

NON-CASH ELECTION PROCEDURE

  Holders of CommNet Common Stock electing to retain Non-Cash Election Shares must properly complete and sign the Non-Cash Election Form (the "Form of Election") accompanying this Proxy Statement, and such Form of Election, together with all certificates representing shares of CommNet Common Stock as to which such Non-Cash Election is being made, duly endorsed in blank or otherwise in form acceptable for transfer on the books of the Company (or by appropriate guarantee of delivery, as set forth in such Form of Election), must be received by State Street Bank and Trust Company (the "Exchange Agent") at one of the addresses listed on the Form of Election by 5:00 p.m., New York City time, on September 24, 1997, the business day next preceding the date of the Special Meeting (the "Election Date"), and must not be withdrawn. After the Election Date, shares for which a Non-Cash Election has been made may not be withdrawn. Due to the requirement to obtain regulatory approval of the Merger, a period of time could elapse between the Election Date and the Effective Time. See "THE MERGER--Merger Consideration--Non-Cash Election Procedure."

FRACTIONAL SHARES

  Fractional shares of CommNet Common Stock will not be issued in the Merger. Holders of CommNet Common Stock otherwise entitled to a fractional share of CommNet Common Stock following the Merger will be paid cash in lieu of such fractional share determined and paid as described in "THE MERGER--Fractional Shares."

CONDITIONS TO THE MERGER

  The obligations of CommNet and Newco to consummate the Merger are subject to various conditions, including, without limitation, obtaining requisite approval of CommNet's shareholders, obtaining the requisite approval of relevant government authorities, including the Federal Communications Commission ("FCC"), and the absence of any injunction or other legal restraint or prohibition preventing the consummation of the Merger.

  Newco's obligations to effect the Merger are further subject, among other things, to (i) the Company amending the terms of its 11 3/4% Senior Subordinated Discount Notes due 2003 and its 11 1/4% Subordinated Notes due 2005 (collectively, the "Notes"), and purchasing Notes in accordance with the provisions of the Merger Agreement (the "Debt Tender Offers"), (ii) CIFC repaying all amounts outstanding under the Consolidated Loan Agreement dated as of September 6, 1995 (the "CoBank Credit Agreement") among CIFC, CoBank ACB and the several lenders parties thereto ("CoBank"), (iii) the Company or CIFC receiving financing proceeds on terms and conditions set forth in the commitment letter from The Chase Manhattan Bank and Chase Securities Inc. (the "Commitment Letter") or upon terms and conditions which are substantially equivalent thereto and, to the extent that any of the terms and conditions are not contemplated by the Commitment Letter, on terms and conditions reasonably satisfactory to Newco, (iv) the absence of certain litigation, (v) since May 27, 1997, no material adverse change relating to the Company having occurred and being continuing, (vi) all regulatory approvals, as described in the Merger Agreement, having been obtained, having been declared or filed or having occurred, as the case may be, and all such required regulatory approvals being in full force and effect and (vii) Newco having been reasonably satisfied that the Merger will be recorded as a recapitalization for financial reporting purposes.

  As of March 31, 1997, $36,927,000 was outstanding under the CoBank Credit Agreement, $150,303,000 in accreted carrying value of the 11 3/4% Senior Subordinated Discount Notes due 2003 was outstanding and $80,000,000 in aggregate principal amount of the 11 1/4% Subordinated Notes due 2005 was outstanding. An aggregate of approximately $298,690,000 will be required to refinance the CoBank Credit Agreement and the

Notes. It is expected that financing proceeds and equity contributions aggregating approximately $825 million will be required to refinance the CoBank Credit Agreement and the Notes, to pay for cash consideration to CommNet shareholders in connection with the Merger, to settle outstanding Options (as defined in "THE MERGER--Effect on Options and Employee Benefit Matters") and to pay for fees and expenses in connection with the Merger. The equity contribution to be made by the Partnerships is expected to constitute approximately $142 million of such amount. It is also a condition to the Merger that Newco is reasonably satisfied that the Merger will be recorded as a recapitalization for financial reporting purposes. See "CERTAIN PROVISIONS OF THE MERGER AGREEMENT--Conditions to the Consummation of the Merger" and "REGULATORY APPROVALS."

REGULATORY APPROVALS

  In order to consummate the Merger, the FCC must approve the transfer of control of the Company to the Partnership. The Company and the Partnership completed filing joint applications seeking these approvals on June 20, 1997. The FCC will consider whether the Partnership is qualified to control the Company's FCC licenses and authorizations and whether the public interest, convenience and necessity will be served by the transfer of control to the Partnership. The Company and the Partnership believe that the joint applications demonstrate compliance with these standards.

CERTAIN EFFECTS OF RECAPITALIZATION

  Upon consummation of the Merger, shares of CommNet Common Stock which are retained by shareholders in the Merger will represent approximately 13% of the outstanding CommNet Common Stock. Because the Merger will be accounted for as a recapitalization, it will have no impact on the historical basis of the Company's assets and liabilities, one result of which will be a reduction in shareholders' equity of the Company to a deficit of approximately $347 million. See "RISK FACTORS--Substantial Leverage; Shareholders' Deficit; Liquidity."

CERTAIN FEDERAL INCOME TAX CONSEQUENCES

  It is generally anticipated that each shareholder will recognize capital gain or loss equal, in each case, to the difference between the cash proceeds received pursuant to the Merger and the shareholder's adjusted tax basis in the CommNet Common Stock surrendered in exchange therefor. It is possible, however, that if the Merger does not result in an adequate reduction in the CommNet Common Stock ownership of a shareholder, by reason of such shareholder's election to retain CommNet Common Stock or the attribution of CommNet Common Stock from a related party, then, to the extent the Company has sufficient earnings and profits, a substantial portion of the cash received by such shareholder may be treated as a dividend, taxable as ordinary income. A shareholder will not recognize any gain or loss as a result of the Merger to the extent such shareholder elects to retain, or is prorated into retaining, shares of CommNet Common Stock.

  For a more detailed summary of the material U.S. federal income tax consequences of the Merger, including consequences to certain foreign shareholders, and backup withholding and information reporting requirements, see "THE MERGER--Certain Federal Income Tax Consequences."

  BECAUSE CERTAIN TAX CONSEQUENCES OF THE MERGER MAY VARY DEPENDING ON THE PARTICULAR CIRCUMSTANCES OF EACH SHAREHOLDER, IT IS RECOMMENDED THAT HOLDERS OF COMMNET COMMON STOCK CONSULT THEIR TAX ADVISORS CONCERNING THE FEDERAL (AND ANY STATE, LOCAL AND FOREIGN) TAX CONSEQUENCES OF THE MERGER IN THEIR PARTICULAR CIRCUMSTANCES.

TREATMENT OF COMPANY STOCK OPTIONS

  It is anticipated that, unless exercised or cancelled pursuant to its terms or in exchange for cash equal to the difference between $36.00 and the exercise price of each Option (as defined under "THE MERGER--Effect on Stock and Employee Benefit Matters") prior to the Effective Time, each Option granted under the Stock Option Plans (as defined under "THE MERGER--Effect on Stock and Employee Benefit Matters") will remain outstanding immediately following the Effective Time and that such Options will be subject to adjustment pursuant to the terms of the Stock Option Plans. It is anticipated that the Stock Option Plans will otherwise terminate as of the Effective Time. See "THE MERGER--Interests of Certain Persons in the Merger."

INTERESTS OF CERTAIN PERSONS IN THE MERGER

  Certain directors and executive officers of the Company may have interests, described herein, that present them with potential conflicts of interest in connection with the Merger. The Special Committee was aware of the potential conflicts described below and considered them in addition to the other matters described under "THE MERGER--Recommendation of the Special Committee and the Board of Directors; Reasons for the Merger."

  Shares of CommNet Common Stock held by officers and directors of the Company, subject to any Non-Cash Election made with respect thereto, will be converted into the right to receive the same consideration as shares of CommNet Common Stock held by other shareholders.

  Pursuant to the Merger Agreement, the Company has agreed for six years after the Effective Time to indemnify all present directors and officers of the Company and will, subject to certain limitations, maintain for six years directors' and officers' liability insurance and fiduciary liability insurance policies containing terms and conditions which are not less advantageous than any such policies which may be in effect prior to the Effective Time. See "CERTAIN PROVISIONS OF THE MERGER AGREEMENT--Indemnification and Insurance."

TERMINATION OF THE MERGER AGREEMENT

  The Merger Agreement may be terminated at any time prior to the Effective
Time: (i) by either the Company or Newco, if the Merger is not completed by November 27, 1997, although this deadline will be extended to February 27, 1998 if the completion of the Merger is delayed only because certain governmental approvals have not been received; (ii) by either the Company or Newco, if the shareholders of the Company do not approve the Merger Agreement; (iii) by either the Company or Newco, if a governmental authority, such as a court, permanently prohibits the Merger; (iv) by Newco, if the Board of Directors: (a) withdraws or modifies in any detrimental manner its approval or recommendation of the Merger; (b) fails to mail this Proxy Statement to the Company's shareholders or to include its recommendation of the Merger in such Proxy Statement; (c) fails to recommend rejection of any third party's tender or exchange offer for more than 20% of the CommNet Common Stock; (d) approves or recommends any acquisition of the Company by a third party; or (e) approves or recommends a sale of a material portion of the Company's stock or assets; (v) by the Company, if the Board of Directors accepts a Superior Proposal (as defined below) from a third party after determining in good faith, after consultation with legal counsel as to its fiduciary obligations under applicable law, that the failure to accept such proposal would constitute a breach of its fiduciary duties; or (vi) by either the Company or Newco, if the other party breaches or fails to comply with any of its material representations or warranties or obligations under the Merger Agreement, unless such breach or failure to comply can be cured within 90 days and the party continues to use its best efforts to remedy such breach or failure to comply.

  If (i) the Board of Directors withdraws its approval of the Merger or its favorable recommendation of the Merger and at that time there is an offer from a third party to enter into an acquisition transaction with the Company; (ii) the Company terminates the Merger Agreement in order to accept a Superior Proposal from a third party after its Board of Directors determines in good faith, after consultation with legal counsel as to its fiduciary obligations under applicable law, that the failure to accept such proposal would constitute a breach of its fiduciary duties; or (iii) the Company's shareholders fail to approve the Merger and, at that time, there is an offer from a third party to enter into an acquisition transaction with the Company and, within 12 months of the termination, the Company enters into an agreement with any third party with respect to an acquisition transaction, then, in any such case, the Company will be required to pay Blackstone Management Partners L.P., an affiliate of Blackstone ("BMP"), an alternative transaction fee and expenses, the aggregate amount of which cannot exceed $14 million. See "CERTAIN PROVISIONS OF THE MERGER AGREEMENT--Termination."

NEWCO AND THE PARTNERSHIP

  Newco, a Delaware corporation and as of the date hereof a wholly-owned subsidiary of Blackstone CCI Capital Partners L.P., a Delaware limited partnership (the "Partnership"), was organized in connection with the Merger and has not carried on any activities to date other than those incident to its formation and the transactions contemplated by the Merger Agreement. The general partner of the Partnership is Blackstone Management Associates II L.L.C., a Delaware limited liability company ("Blackstone"). The principal assets of the Partnership consist of the shares of Newco. It is expected that prior to the Effective Time, partnerships affiliated with Blackstone will acquire interests in Newco (any such partnerships, together with the Partnership, hereinafter referred to as the "Partnerships"). The principal offices of Newco and the Partnership are located at 345 Park Avenue, New York, New York, 10154; telephone number (212) 935-2626. See "NEWCO AND THE PARTNERSHIP."

CONVERSION OF NEWCO STOCK

  As a result of the Merger, in connection with an equity contribution of approximately $142 million, the Partnerships will receive 3,939,167 shares of CommNet Common Stock, which will represent approximately 87% of the shares of CommNet Common Stock expected to be outstanding immediately after the Merger.

DISSENTING SHAREHOLDERS' RIGHTS

  Under Colorado law, shareholders of the Company who provide a written notice of intention to demand payment to the Company prior to the Special Meeting and do not vote in favor of the Proposal ("Dissenting Shares") are entitled to receive fair value for their shares of CommNet Common Stock and may be entitled to an appraisal by the state district court of the fair value of such shares, provided that they comply with all requirements under Colorado law. TO PERFECT THEIR DISSENTERS' RIGHTS, COMMNET SHAREHOLDERS MUST COMPLY WITH ALL CONDITIONS WHICH ARE SUMMARIZED UNDER "DISSENTING SHAREHOLDERS' RIGHTS" AND ARE SET FORTH IN SECTIONS 7-113-101 THROUGH 7-113-302 OF THE CBCA, WHICH IS REPRODUCED AS ANNEX III TO THIS PROXY STATEMENT.

RISK FACTORS

  Holders of CommNet Common Stock should carefully consider the following factors related to the retention of CommNet Common Stock in connection with their consideration of the Merger. As a result of the Merger (i) Blackstone will have control of the Company, including the ability to elect directors,
(ii) there will be a substantial decrease in the number of shares of CommNet Common Stock outstanding, which is expected to result in a substantial decrease in the liquidity of the CommNet Common Stock, (iii) the Company intends to delist the CommNet Common Stock from Nasdaq after the 90th day following the effective time of the Merger, and the Company may also cease to be subject to the reporting requirements of Section 13 of the Exchange Act and (iv) the terms of the Merger Financings (as defined in "THE MERGER--Merger Financings") are expected to subject the Company to significant operating and financial restrictions and to substantially increase the leverage of the Company. The grant or sale by the Company of shares of CommNet Common Stock or options to purchase CommNet Common Stock will dilute the holdings of the Company's shareholders. The risk of proration, as described in greater detail herein, may subject holders of CommNet Common Stock to dividend treatment for tax purposes with respect to cash received in the Merger; the effects of proration may also result in shareholders receiving consideration which is different from the consideration specified in their respective elections. In addition, the Company's business entails certain risks relating to (i) historical operating losses and net losses, (ii) the holding company structure of the Company and certain credit agreement restrictions, (iii) the nature of the Company's ownership of licenses, (iv) the Company's dependence on management agreements in markets which are not controlled by the Company, (v) the increase of competition and new technologies in the communications industry, (vi) certain contingencies that may affect the value of the cellular licenses held by the Company, (vii) regulatory considerations, and (viii) the Company's dependence on certain key personnel. See "RISK FACTORS" below for a more detailed discussion of the above mentioned and other risk factors.

                      SELECTED CONSOLIDATED FINANCIAL DATA
            (AMOUNTS IN THOUSANDS, EXCEPT SHARE AND PER SHARE DATA)

  The following selected consolidated financial data as of and for each of the five years in the period ended September 30, 1996 are derived from consolidated financial statements of the Company which have been audited by Ernst & Young LLP, independent auditors. The selected financial data for the six months ended March 31, 1997 and 1996 are derived from the unaudited financial statements of the Company, which, in the opinion of the Company, reflect all adjustments necessary for a fair presentation of the results for the unaudited periods. Operating results for the six months ended March 31, 1997 are not necessarily indicative of the results that may be achieved for the fiscal year ending September 30, 1997. The data should be read in conjunction with the financial statements and other financial information included or incorporated by reference in this Proxy Statement. See "AVAILABLE INFORMATION" and "INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE."

                                                                                         SIX MONTHS
                                       YEARS ENDED SEPTEMBER 30,                       ENDED MARCH 31,
                          --------------------------------------------------------  ----------------------
                             1996        1995        1994       1993       1992        1997        1996
                          ----------  ----------  ----------  ---------  ---------  ----------  ----------
STATEMENT OF OPERATIONS
 DATA (1):
Revenues................  $  115,196  $   89,844  $   61,360  $  33,689  $  14,906  $   66,230  $   48,661
Costs and expenses (net
 of amounts allocated to
 affiliates):
 Cellular operations....      76,123      68,929      50,856     30,289     18,138      45,489      35,799
 Corporate..............         880       1,327         406     (1,119)       997         150         510
 Total depreciation and
  amortization..........      21,840      17,595      12,650     19,950     14,115      10,995      10,857
 Write-down of
  investment in cellular
  system equipment......         --          --        3,117        --         --          --          --
                          ----------  ----------  ----------  ---------  ---------  ----------  ----------
Operating income (loss).      16,353       1,993      (5,669)   (15,431)   (18,344)      9,596       1,495
Equity in net loss of
 affiliates.............      (1,636)     (5,028)     (5,092)    (6,339)    (8,852)     (1,932)     (1,443)
Minority interest in net
 income of consolidated
 affiliates.............      (1,123)       (964)       (544)       --         --         (861)       (369)
Gains (losses) on sales
 of affiliates and
 other..................        (250)     19,471       3,912      7,821     14,339         --         (250)
Interest expense........     (28,208)    (26,044)    (21,339)   (16,428)   (14,801)    (14,675)    (13,991)
Interest income.........      10,468      13,046      12,081     10,703     10,616       3,583       6,469
                          ----------  ----------  ----------  ---------  ---------  ----------  ----------
Income (loss) before
 income taxes and
 extraordinary charge...      (4,396)      2,474     (16,651)   (19,674)   (17,042)     (4,289)     (8,089)
Income tax expense......         --          400         100        --         --          --          --
                          ----------  ----------  ----------  ---------  ---------  ----------  ----------
Income (loss) before
 extraordinary charge...      (4,396)      2,074     (16,751)   (19,674)   (17,042)     (4,289)     (8,089)
Extraordinary charge....         --       (2,012)        --      (2,992)       --          --          --
                          ----------  ----------  ----------  ---------  ---------  ----------  ----------
Net income (loss).......  $   (4,396) $       62  $  (16,751) $ (22,666) $ (17,042) $   (4,289) $   (8,089)
                          ==========  ==========  ==========  =========  =========  ==========  ==========
Income (loss) per common
 share before
 extraordinary charge...  $     (.32) $      .17  $    (1.45) $   (2.30) $   (2.44) $    (0.31) $    (0.60)
Extraordinary charge....         --         (.16)        --        (.35)       --          --          --
                          ----------  ----------  ----------  ---------  ---------  ----------  ----------
Net income (loss) per
 common share...........  $     (.32) $      .01  $    (1.45) $   (2.65) $   (2.44) $    (0.31) $    (0.60)
                          ==========  ==========  ==========  =========  =========  ==========  ==========
Weighted average shares
 outstanding............  13,727,203  12,153,592  11,577,191  8,551,785  6,984,541  13,769,998  13,589,433
                          ==========  ==========  ==========  =========  =========  ==========  ==========
BALANCE SHEET DATA (END
 OF PERIOD) (1):
Working capital.........  $   16,246  $   39,911  $   25,525  $  63,561  $  29,478  $   26,279  $   28,364
Investments in and
 advances to affiliates.      57,245      56,919      61,909     55,892     52,020      58,667      60,540
Net property and
 equipment..............     118,099     105,289      79,918     53,460     44,210     122,231     109,414
Total assets............     331,837     325,668     282,638    269,524    208,364     351,755     327,780
Long-term debt..........     245,845     246,357     243,913    259,676    189,430     269,827     249,780
Total liabilities.......     268,855     267,012     266,731    278,946    204,124     295,840     270,442
Shareholders' equity
 (deficit) (2)..........      62,982      58,656      15,906     (9,422)     4,240      55,915      57,338

               See Notes to Selected Consolidated Financial Data

NOTES TO SELECTED CONSOLIDATED FINANCIAL DATA

(1) Markets in which the Company holds a greater than 50% net interest are reflected on a consolidated basis in the Company's consolidated financial statements. Markets in which the Company holds a net interest which is 50% or less but 20% or greater are accounted for under the equity method. Markets in which the Company holds a less than 20% interest are accounted for under the cost method. The following table sets forth the number of markets and relevant accounting methods at the end of each of the last five fiscal years.

                                                   SEPTEMBER 30,       MARCH 31,
                                              ------------------------ ---------
                                              1996 1995 1994 1993 1992 1997 1996
                                              ---- ---- ---- ---- ---- ---- ----
   Consolidated..............................  46   45   42   36   28   46   44
   Equity....................................  18   20   35   38   37   18   20
   Cost......................................  18   18   18    6   18   18   18
                                              ---  ---  ---  ---  ---  ---  ---
   Total.....................................  82   83   95   80   83   82   82
                                              ===  ===  ===  ===  ===  ===  ===

(2) No cash dividends were declared or paid during any period presented.

        SELECTED PRO FORMA CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED)

  The following selected pro forma consolidated financial statements have been derived by the application of pro forma adjustments to the Company's historical consolidated financial statements incorporated by reference herein. The pro forma consolidated statements of operations for the fiscal year ended September 30, 1996 and the six months ended March 31, 1997 give effect to the Merger and related transactions as if such transactions had been consummated as of October 1, 1995. The pro forma consolidated balance sheet gives effect to the Merger and related transactions as if such transactions had occurred as of March 31, 1997. The adjustments are described in the accompanying notes. The selected pro forma consolidated financial statements should not be considered indicative of actual results that would have been achieved had the Merger and related transactions been consummated on the date or for the periods indicated and do not purport to indicate balance sheet data or results of operations as of any future date or for any future period. The selected pro forma consolidated financial statements should be read in conjunction with the Company's historical financial statements and the notes thereto incorporated herein by reference. See "AVAILABLE INFORMATION" and "INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE."

  At the Effective Time, Newco will be merged with and into CommNet and CommNet will continue as the surviving corporation in the Merger. Newco, a Delaware corporation, was organized in connection with the Merger and has not carried on any activities to date other than those incident to its formation and the transactions contemplated by the Merger Agreement.

  The pro forma adjustments were applied to the respective historical consolidated financial statements to reflect and account for the Merger as a recapitalization. Accordingly, the historical basis of the Company's assets and liabilities has not been impacted by the transaction.

                      PRO FORMA CONSOLIDATED BALANCE SHEET
                                  (UNAUDITED)

                                             MARCH 31, 1997
                                  -------------------------------------
                                                 PRO FORMA
ASSETS                            HISTORICAL  ADJUSTMENTS (A) PRO FORMA
------                            ----------  --------------- ---------
                                         (AMOUNTS IN THOUSANDS)
Current assets:
  Cash and cash equivalents...... $  23,281      $  (8,997)   $  14,284
  Accounts receivable, net.......    19,281                      19,281
  Inventory and other............     4,140                       4,140
                                  ---------      ---------    ---------
    Total current assets.........    46,702         (8,997)      37,705
Investment in and advances to
 affiliates......................    58,667                      58,667
Investment in cellular system
 equipment.......................    18,308                      18,308
Property and equipment, net......   122,231                     122,231
FCC licenses and filing rights,
 net.............................   100,029                     100,029
Deferred loan costs and other,
 net.............................     5,818         19,881       25,699
                                  ---------      ---------    ---------
                                  $ 351,755      $  10,884      362,639
                                  =========      =========    =========
LIABILITIES AND SHAREHOLDERS' EQUITY
(DEFICIT)
------------------------------------
Current liabilities:
  Accounts payable............... $   9,782                   $   9,782
  Accrued liabilities............     7,862                       7,862
  Accrued interest...............     2,460      $  (2,460)         --
  Current portion of secured bank
   financing.....................       319           (319)         --
                                  ---------      ---------    ---------
    Total current liabilities....    20,423         (2,779)      17,644
Long-term debt:
  Secured bank financing.........    36,608        (36,608)         --
  New bank financing.............       --         683,200      683,200
  Note payable and other long-
   term debt.....................     2,916                       2,916
  11 3/4% senior subordinated
   discount notes................   150,303       (150,303)         --
  11 1/4% subordinated notes.....    80,000        (80,000)         --
Minority interests...............     5,590                       5,590
Shareholders' equity (deficit):
  Preferred Stock................       --                          --
  Common Stock...................        14             (9)           5
  Capital in excess of par value.   165,324        129,421      294,745
  Accumulated deficit............  (109,423)      (532,038)    (641,461)
                                  ---------      ---------    ---------
    Total shareholders' equity
     (deficit)...................    55,915       (402,626)    (346,711)
                                  ---------      ---------    ---------
                                  $ 351,755      $  10,884    $ 362,639
                                  =========      =========    =========

               See Notes to Pro Forma Consolidated Balance Sheet

                 NOTES TO PRO FORMA CONSOLIDATED BALANCE SHEET

  The pro forma financial data have been derived by the application of pro forma adjustments to the Company's historical financial statements as of the date noted. The Merger will be accounted for as a recapitalization which will have no impact on the historical basis of the Company's assets and liabilities. The pro forma financial data assume that there are no dissenting shareholders with respect to the Merger.

  (a) Pro forma adjustments to the pro forma consolidated balance sheet are summarized in the following table (amounts in thousands) and are described in the notes that follow.

                             ISSUANCE OF  PAYMENT OF
                             SHARES AND   CASH MERGER                   REPAYMENT OF   TRANSACTION FEES
                             INCURRENCE  CONSIDERATION   SETTLEMENT       EXISTING           AND           NET
                             OF DEBT (1)      (2)      OF OPTIONS (3) INDEBTEDNESS (4)   EXPENSES (5)   ADJUSTMENT
                             ----------- ------------- -------------- ---------------- ---------------- ----------
   Cash and cash
    equivalents............   $825,010     $(474,385)     $(23,432)      $(298,690)        $(37,500)     $ (8,997)
   Deferred loan costs.....                                                 (5,234)          25,115        19,881
   Accrued interest........                                                 (2,460)                        (2,460)
   Current portion of
    secured bank financing.                                                   (319)                          (319)
   Existing secured bank
    financing..............                                                (36,608)                       (36,608)
   New bank financing......    683,200                                                                    683,200
   11 3/4% sr. subordinated
    discount notes.........                                               (150,303)                      (150,303)
   11 1/4% subordinated
    notes..................                                                (80,000)                       (80,000)
   Common stock............          4           (13)                                                          (9)
   Capital in excess of par
    value..................    141,806                                                      (12,385)      129,421
   Accumulated deficit.....                 (474,372)      (23,432)        (34,234)                      (532,038)

  --------
(1) The estimated sources and uses of cash are calculated as follows:

                                                                   (AMOUNTS IN
                                                                   THOUSANDS)
                                                                   -----------
      Sources of cash:
       New bank financing.........................................  $683,200
       Common equity..............................................   141,810
                                                                    --------
         Total....................................................  $825,010
                                                                    ========
      Uses of cash:
       Value of common stock and options..........................  $519,007
       Value of retained common stock.............................   (21,190)
                                                                    --------
       Payment of cash merger consideration and settlement of
        options...................................................   497,817
       Estimated transactions fees and expenses...................    37,500
       Repayment of existing debt and accrued interest............   298,690
       Use of existing cash and cash equivalents..................    (8,997)
                                                                    --------
         Total....................................................  $825,010
                                                                    ========


(2) The adjustment represents the payment of cash merger consideration to existing shareholders.

(3) The adjustment represents the repurchase of all of the outstanding stock options at the difference between $36.00 per share and the exercise price of the options, assuming the Company and the respective option holders each agree to such repurchase.

(4) The adjustment represents the repayment of existing indebtedness and related accrued interest by the Company, including estimated debt retirement premium, and assumes all of the holders of the Notes tender their Notes in the Debt Tender Offers. In addition, unamortized deferred loan costs of $5,234,000 related to existing indebtedness will be written off as an extraordinary charge upon repayment of the existing indebtedness.

(5) The adjustment represents the estimated transaction fees and expenses of $37,500,000. The portion of estimated transaction fees and expenses attributable to the new bank financing totals $25,115,000 which will be recorded as deferred loan costs and will be amortized over the term of the new bank financing. Such estimated deferred loan costs include estimated fees and expenses payable to banks and related advisors. The remaining estimated transaction fees and expenses of $12,385,000, comprised principally of (a) professional and advisory fees and expenses, and (b) miscellaneous fees and expenses such as printing and filing fees, will be recorded as a reduction of capital in excess of par value. See "NEWCO AND THE PARTNERSHIP."

                 PRO FORMA CONSOLIDATED STATEMENT OF OPERATIONS
                                  (UNAUDITED)

                                              YEAR ENDED SEPTEMBER 30, 1996
                                             ----------------------------------
                                                         PRO FORMA       PRO
                                             HISTORICAL ADJUSTMENTS     FORMA
                                             ---------- -----------    --------
                                                 (AMOUNTS IN THOUSANDS,
                                                 EXCEPT PER SHARE DATA)
Revenues:
  Cellular service..........................  $ 82,799                 $ 82,799
  In-roaming................................    29,588                   29,588
  Equipment sales...........................     2,809                    2,809
                                              --------                 --------
                                               115,196                  115,196
Costs and expenses:
  Cellular operations:
    Cost of cellular service................    21,577                   21,577
    Cost of equipment sales.................    10,588                   10,588
    General and administrative..............    23,038                   23,038
    Marketing and selling...................    20,920                   20,920
    Depreciation and amortization...........    18,149                   18,149
  Corporate:
    General and administrative..............     7,346   $    500 (a)     7,846
    Depreciation and amortization...........     3,691     (1,828)(b)     1,863
    Less amounts allocated to
     nonconsolidated affiliates.............    (6,466)                  (6,466)
                                              --------   --------      --------
                                                98,843     (1,328)       97,515
                                              --------   --------      --------
Operating income............................    16,353      1,328        17,681
Equity in net loss of affiliates............    (1,636)                  (1,636)
Minority interest in net income of
 consolidated affiliates....................    (1,123)                  (1,123)
Loss on sales of affiliates and other.......      (250)                    (250)
Interest expense............................   (28,208)    (2,791)(b)   (70,106)
                                                          (39,107)(c)
Interest income.............................    10,468       (351)(d)    10,117
                                              --------   --------      --------
Net loss....................................  $ (4,396)  $(40,921)     $(45,317)
                                              ========   ========      ========
Net loss per common share...................  $  (0.32)                $ (10.01)
                                              ========                 ========
Weighted average shares outstanding.........    13,727                    4,528
                                              ========                 ========

          See Notes to Pro Forma Consolidated Statements of Operations

                 PRO FORMA CONSOLIDATED STATEMENT OF OPERATIONS
                                  (UNAUDITED)

                                             SIX MONTHS ENDED MARCH 31, 1997
                                             ----------------------------------
                                                         PRO FORMA       PRO
                                             HISTORICAL ADJUSTMENTS     FORMA
                                             ---------- -----------    --------
                                                 (AMOUNTS IN THOUSANDS,
                                                 EXCEPT PER SHARE DATA)
Revenues:
  Cellular service .........................  $ 49,838                 $ 49,838
  In-roaming ...............................    14,844                   14,844
  Equipment sales...........................     1,548                    1,548
                                              --------                 --------
                                                66,230                   66,230
Costs and expenses:
  Cellular operations:
    Cost of cellular service ...............    13,262                   13,262
    Cost of equipment sales ................     6,244                    6,244
    General and administrative .............    14,172                   14,172
    Marketing and selling ..................    11,811                   11,811
    Depreciation and amortization...........     9,905                    9,905
  Corporate:
    General and administrative .............     3,153   $    250 (a)     3,403
    Depreciation and amortization ..........     1,090       (367)(b)       723
    Less amounts allocated to
     nonconsolidated affiliates.............    (3,003)                  (3,003)
                                              --------   --------      --------
                                                56,634       (117)       56,517
                                              --------   --------      --------
Operating income............................     9,596        117         9,713
Equity in net loss of affiliates............    (1,932)                  (1,932)
Minority interest in net income of
 consolidated affiliates....................      (861)                    (861)
Interest expense............................   (14,675)    (1,395)(b)   (35,102)
                                                          (19,032)(c)
Interest income.............................     3,583       (225)(d)     3,358
                                              --------   --------      --------
Net loss....................................  $ (4,289)  $(20,535)     $(24,824)
                                              ========   ========      ========
Net loss per common share...................  $  (0.31)                $  (5.48)
                                              ========                 ========
Weighted average shares outstanding.........    13,770                    4,528
                                              ========                 ========

          See Notes to Pro Forma Consolidated Statements of Operations

            NOTES TO PRO FORMA CONSOLIDATED STATEMENTS OF OPERATIONS

  The pro forma financial data have been derived by the application of pro forma adjustments to the Company's historical financial statements for the periods noted. The Merger will be accounted for as a recapitalization which will have no impact on historical basis of the Company's assets and liabilities. The pro forma financial data assumes that there are no dissenting shareholders to the Merger.

  The consolidated pro forma statements of operations do not include pro forma adjustments for (a) compensation expense related to stock options which are assumed to be cancelled in conjunction with the Merger, (b) the write-off of deferred loan costs associated with the existing indebtedness, and (c) the estimated debt retirement premium for the early retirement of existing indebtedness. Such items represent non-recurring expenses which the Company anticipates will be recorded in the consolidated statement of operations for the period including the Merger. Tax benefit has not been recognized for any adjustments to the pro forma statements of operations, consistent with the historical financial statements for the periods presented.

(a) The adjustment represents an annualized monitoring fee payable to BMP.

(b) The pro forma adjustment to amortization expense reflects the following:

                                                                      SIX MONTHS
                                                         YEAR ENDED     ENDED
                                                        SEPTEMBER 30, MARCH 31,
                                                            1996         1997
                                                        ------------- ----------
                                                         (AMOUNTS IN THOUSANDS)
      Amortization of existing deferred loan costs.....    $(1,828)     $ (367)
      Amortization of estimated deferred loan costs....      2,791       1,395
                                                           -------      ------
          Total adjustment.............................    $   963      $1,028
                                                           =======      ======

  Amortization expense on deferred loan costs has been reclassified from corporate depreciation and amortization expense to interest expense for pro forma presentation.

(c) The pro forma adjustment to interest expense reflects the following:

                                                                     SIX MONTHS
                                                        YEAR ENDED     ENDED
                                                       SEPTEMBER 30, MARCH 31,
                                                           1996         1997
                                                       ------------- ----------
                                                        (AMOUNTS IN THOUSANDS)
      Interest expense on existing indebtedness.......   $(27,776)    $(14,435)
      Interest expense on new bank financing (at an
       assumed weighted average rate of 9.70%)........     66,248       33,124
      Fees relating to new bank financing.............        635          343
                                                         --------     --------
          Total adjustment............................   $ 39,107     $ 19,032
                                                         ========     ========

  A 0.125% increase or decrease in the assumed weighted average interest rate applicable to the new bank financing would change the pro forma interest expense and net income by $854,000 for the year ended September 30, 1996 and $427,000 for the six months ended March 31, 1997. Each $1,000,000 increase or decrease in the revolving credit facility under the new bank financing would change the pro forma interest expense by $85,000 for the year ended September 30, 1996 and $42,500 for the six months ended March 31, 1997. All of the Notes are assumed to have been repurchased in the Debt Tender Offers.

(d) The adjustment eliminates interest income on cash and cash equivalents assumed to be used in the Merger and related transactions.

                         PRICE OF COMMNET COMMON STOCK

  The CommNet Common Stock is listed and traded on Nasdaq under the symbol "CELS." The following table shows, for the fiscal periods indicated, the high and low sale prices of a share of CommNet Common Stock on Nasdaq. The Company's first fiscal quarter ends December 31, the second fiscal quarter ends March 31, the third fiscal quarter ends June 30 and the fourth fiscal quarter ends September 30.

                                                                   HIGH   LOW
                                                                  ------ ------
      FISCAL 1995
        First Quarter............................................ $29.25 $22.25
        Second Quarter...........................................  28.50  22.75
        Third Quarter............................................  28.75  24.56
        Fourth Quarter...........................................  30.50  27.25
      FISCAL 1996
        First Quarter............................................ $29.25 $24.75
        Second Quarter...........................................  29.50  25.50
        Third Quarter............................................  35.38  28.75
        Fourth Quarter...........................................  32.00  25.38
      FISCAL 1997
        First Quarter............................................ $31.13 $27.13
        Second Quarter...........................................  29.25  24.63
        Third Quarter............................................  34.75  24.75
        Fourth Quarter (to August 8, 1997).......................  35.25  34.50

  On May 27, 1997, the last trading day before public announcement of the execution of the Merger Agreement, the last sale price of CommNet Common Stock on Nasdaq was $29.56 per share. On August 8, 1997, the most recent practicable date prior to the distribution of this Proxy Statement, the last sale price of CommNet Common Stock on Nasdaq was $35.00 per share. CommNet shareholders should obtain current market prices for CommNet Common Stock.

  The Company has not paid cash dividends on the CommNet Common Stock and does not anticipate that any cash dividends will be paid on the CommNet Common Stock in the foreseeable future. Furthermore, certain financing agreements to which the Company is a party contain, and the agreements related to the Merger Financings are expected to contain, provisions which restrict the payment by the Company of dividends or distributions on the CommNet Common Stock (other than dividends or distributions payable in shares of CommNet Common Stock).

                                 RISK FACTORS

  Holders of CommNet Common Stock should carefully consider the following factors in connection with their consideration of the Merger and their decision whether to retain CommNet Common Stock.

CONTROL BY BLACKSTONE

  Upon completion of the Merger, approximately 87% of the outstanding shares of CommNet Common Stock will be held by the shareholders of Newco. As of the date hereof, the sole shareholder of Newco is the Partnership, of which Blackstone is the sole general partner. Blackstone will be a general partner in the other Partnerships. Accordingly, Blackstone will control the Company and have the power to elect all of its directors, appoint new management and approve or reject any action requiring the approval of the holders of CommNet Common Stock, including adopting amendments to the Company's Articles of Incorporation and approving mergers or sales of all or substantially all of the Company's assets. The directors elected by the Partnerships will have the authority to effect decisions affecting the capital structure of the Company, including the issuance of additional capital stock, the implementation of stock repurchase programs and the declaration of dividends. There can be no assurance that the capital policies of the Company in effect prior to the Merger will continue after the Merger.

  In addition, the existence of a controlling shareholder may have the effect of making it more difficult for a third party to acquire, or of discouraging a third party from seeking to acquire, a majority of the outstanding CommNet Common Stock. A third party would be required to negotiate any such transaction with the Partnerships and the interests of the Partnerships may be different from the interests of other CommNet shareholders.

LOSS OF LIQUIDITY

  Following the consummation of the Merger, there will be a substantial decrease in the number of shares of CommNet Common Stock held by holders other than the Partnerships, which is expected to result in a substantial decrease in the liquidity of CommNet Common Stock. It is also anticipated that the volume of shares of CommNet Common Stock trading following the Merger will be substantially smaller than the trading volume prior to the Merger. Although the Company has agreed not to take any action for at least 90 days after the Effective Time to cause the CommNet Common Stock to be delisted from Nasdaq or to cause the Company to cease to be subject to the reporting requirements of
Section 13 of the Exchange Act, after such 90-day period, the Company intends to delist the CommNet Common Stock from Nasdaq and there can be no assurance that after such 90-day period the Company will continue to be subject to such reporting requirements. See "CERTAIN PROVISIONS OF THE MERGER AGREEMENT-- Listing and Exchange Act Registration." Upon any such delisting, shares of CommNet Common Stock would trade only in the over-the-counter market. Although prices in respect of trades would be published by the National Association of Securities Dealers, Inc. periodically in the "pink sheets," quotes for such shares would not be readily available. If the Company ceases to be subject to the reporting requirements of Section 13 of the Exchange Act, the Company does not intend to provide reports or information to its public shareholders other than pursuant to the right to inspect the books and records of the Company as required by Colorado law.

SUBSTANTIAL LEVERAGE; SHAREHOLDERS' DEFICIT; LIQUIDITY

  In connection with consummating the transactions contemplated by the Merger Agreement, the Company will enter into the Merger Financings to, among other things: (i) fund payment of the cash consideration in the Merger, (ii) repay or repurchase certain indebtedness of the Company, (iii) pay the fees and expenses incurred in connection with the Merger and (iv) provide for working capital requirements and general corporate purposes after the Effective Time. Although the definitive terms of the Merger Financings have not been finalized as of the date of this Proxy Statement, the terms of the Merger Financings will include significant operating and financial restrictions, such as limits on the Company's ability to incur indebtedness, create liens, sell assets, engage in mergers or acquisitions, make investments and pay dividends. See "THE MERGER--Merger Financings."

  As of March 31, 1997, after giving pro forma effect to the Merger and the Merger Financings and the application of the net proceeds therefrom, the Company would have had (i) $686,116,000 of consolidated indebtedness and (ii) $346,711,000 of shareholders' deficit due to the distribution to shareholders and all Merger-related expenses being charged to shareholders' equity. The pro forma level of consolidated indebtedness is substantially greater than the Company's pre-Merger indebtedness. Such high leverage may have important consequences for the Company including: (a) the Company's ability to obtain additional financing for future acquisitions (if any), working capital, capital expenditures or other purposes may be impaired or any such financing may not be on terms favorable to the Company; (b) a substantial portion of the Company's cash flow available from operations after satisfying certain liabilities arising in the ordinary course of business will be dedicated to the payment of principal of and interest on its indebtedness, thereby reducing funds that would otherwise be available to the Company for future business opportunities and other purposes; (c) a substantial decrease in net operating cash flows or an increase in expenses of the Company could make it difficult for the Company to meet its debt service requirements or force it to modify its operations; and (d) high leverage may place the Company at a competitive disadvantage and may make it vulnerable to a downturn in its business or the economy generally. See "THE MERGER--Merger Financings."

  In addition, the substantial leverage will have a negative effect on the Company's net income. Pro forma net loss for the fiscal year ended September 30, 1996 would have been $45,317,000, as compared to $4,396,000 for the same period on a historical basis, and pro forma interest expense for fiscal 1996 would have been $70,106,000, as compared to $28,208,000 for the same period on a historical basis.

  After the Merger is consummated, the Company's principal sources of liquidity are expected to be cash flow from operations and borrowings under the Revolving Facility (as defined under "THE MERGER--Merger Financings"). It is anticipated that the Company's principal uses of liquidity will be to provide working capital, to meet debt service requirements and other liabilities arising in the ordinary course and to finance the Company's strategic plans. The Revolving Facility will be available for the Company's working capital needs and a portion thereof will be available for the issuance of letters of credit. The Term Loan Facilities (as defined under "THE MERGER-- Merger Financings") will be drawn in full upon consummation of the Merger. See "THE MERGER--Merger Financings."

POTENTIAL DILUTION OF COMMNET SHAREHOLDERS

  Following the Merger, the Company may grant or sell, or grant options to purchase, additional shares of CommNet Common Stock to members of the Company's management or otherwise permit management to participate in the equity of the Company. The foregoing could dilute the holdings of CommNet shareholders and the holdings of the Partnerships. See "THE MERGER--Interests of Certain Persons in the Merger."

  Although the Company anticipates that a substantial number of Options will be cancelled prior to the Effective Time (in exchange for a cash amount equal to the difference between $36.00 and the exercise price of the applicable Option), some existing Options may remain outstanding following the Merger, which could also dilute the holdings of CommNet shareholders. See "THE MERGER--Effect on Stock and Employee Benefit Matters."

RISK OF PRORATION

  As described herein, the election of holders of CommNet Common Stock to retain Non-Cash Election Shares or to receive the Cash Price pursuant to the Merger is subject to the proration procedures of the Merger Agreement. Accordingly, if the Merger is consummated, shareholders will not necessarily receive the type of consideration specified in their respective elections. See "THE MERGER--Merger Consideration--CommNet Common Stock."

NON-CASH ELECTION AND PRORATION INTO CASH--POSSIBLE DIVIDEND TREATMENT

  As described herein, a shareholder may make a Non-Cash Election and thereby elect to retain shares of CommNet Common Stock in the Merger. However, if the number of Electing Shares exceeds the Non-Cash Election Number, such electing shareholder may receive cash for a portion of his or her CommNet Common

Stock as a result of the proration procedures described herein under "THE MERGER--Merger Consideration--Non-Cash Election." In such event, a shareholder may receive dividend treatment (rather than the generally more favorable capital gain treatment) for any cash received in the Merger as a result of such proration procedures. See "THE MERGER--Certain Federal Income Tax Consequences" for a more detailed discussion of the tax consequences of receiving cash.

OPERATING LOSSES AND NET LOSSES

  Until fiscal 1995, the Company had experienced operating and net losses from inception. Operating income and net loss in fiscal year 1996 were $16,353,000 and $4,396,000, respectively. Operating income and net income in fiscal year 1995 were $1,993,000 and $62,000, respectively. However, net income in fiscal 1995 included gains on sales of affiliates of $19,471,000. Operating losses in fiscal years 1993 and 1994 were $15,431,000 and $5,669,000, respectively (including depreciation, amortization and write-downs of switch assets related to an upgrade program of $19,950,000 and $15,767,000, respectively), and net losses for the same periods were $22,666,000 and $16,751,000, respectively. There is no assurance that future operations will be profitable, generate positive cash flow or provide funds sufficient to meet the debt service requirements of the Merger Financings.

HOLDING COMPANY STRUCTURE; CREDIT AGREEMENT RESTRICTIONS

  A substantial portion of the Company's assets and operations represents investments in its subsidiaries and affiliates and, to that extent, the Company is effectively a holding company. The Company must rely on distributions, dividends, loan repayments and other intercompany cash flows from its subsidiaries and affiliates to generate the funds necessary to meet the Company's debt service obligations.

  Presently, the CoBank Credit Agreement contains restrictions on the ability of CIFC and any subsidiary or affiliate of the Company which has borrowed from CIFC to make distributions to the Company. The Company has guaranteed the obligations of CIFC to CoBank and has granted a first security interest in all of the assets of the Company as security for such guaranty. The assets of affiliates which borrow funds from CIFC are pledged to CIFC, which in turn assigns such pledges to CoBank.

  The New Credit Agreement (as defined under "THE MERGER--Merger Financings") will include similar limitations on dividends and distributions on capital stock, and a grant of a first priority security interest in substantially all the capital stock and equity interests held by the Company and any of its wholly-owned subsidiaries.

  Claims of other creditors of the Company's subsidiaries and affiliates, including CoBank and lenders for the Merger Financings, tax authorities, trade creditors and creditors of those affiliates which have financing sources in addition to the Company, generally will have priority as to the assets of such subsidiaries and affiliates over the claims of the Company.

NATURE OF COMPANY'S OWNERSHIP OF LICENSES

  Many of the Company's interests in cellular systems are owned through affiliates that are partners in limited partnerships which are the licensees for their respective systems. In those partnerships in which the Company's affiliate is a limited partner or is one of several general partners, certain decisions, such as the timing and amount of cash distributions and sale or liquidation of the partnership, may not be subject to a vote of the limited partners or may require a greater percentage vote than that owned by the Company's affiliate. In those partnerships that are not managed by the Company, the Company is dependent on the managing partner to meet the licensee's obligations under the FCC's rules and regulations. There can be no assurance that any partnership in which the Company holds an interest will make decisions on such matters which will be in the Company's best interest or that other partners' conduct and character will not adversely affect the continuing qualification of licensees in which the Company holds an interest.

DEPENDENCE ON MANAGEMENT AGREEMENTS

  The Company manages the operations of 56 cellular telephone systems, 21 of which are not controlled by the Company. In the markets managed but not controlled by the Company, there can be no assurance that the management agreements for such markets will not be terminated or that such agreements will be renewed and, if renewed, that such agreements can be renewed on terms favorable to the Company. The termination, non-renewal or unfavorable renewal of any of the Company's management agreements could have an adverse effect on the Company's cash flows and earnings. A decrease in the number of pops managed by the Company could require a reduction in overhead or might affect the ability of the Company to offer services cost effectively in the remaining managed markets.

COMPETITION; NEW TECHNOLOGIES; OBSOLESCENCE

  The FCC licenses two cellular carriers in each market and the Company expects there will continue to be competition from the other licensee authorized to serve each cellular market in which the Company operates. Competition for subscribers between cellular licensees in a given license area is based principally upon the services and enhancements offered, the technical quality of the cellular system, customer service, system coverage and capacity and price. The Company's competitors may have financial resources which are substantially greater than those of the Company and its partners. In addition, FCC policy requires cellular licensees to provide, on a nondiscriminatory basis, cellular service to resellers that purchase blocks of mobile telephone numbers and then resell them to the public. This may create added competition at the retail level.

  As a result of recent regulatory and legislative initiatives, the Company's cellular operations are subject to increased competition from entities using or proposing to use other comparable communications technologies. The broadband Personal Communications Service ("PCS"), licensed by the FCC to operate in the 1850 to 1990 MHz band, provides digital wireless two-way telecommunications services for voice, data and other transmissions. When a PCS system employs microcell technology, as is common, it uses a network of small, low-powered transceivers placed throughout a neighborhood, business complex, community or metropolitan area to provide customers with mobile and portable voice and data communications. PCS customers have dedicated personal telephone numbers and communicate using small digital radio handsets that could be carried in a pocket or purse. Many PCS licensees who will compete with the Company have access to substantial capital resources. In addition, many of these companies, or their predecessors and affiliates, already operate large cellular telephone systems and thus bring significant wireless experience to this new marketplace.

  Enhanced Specialized Mobile Radio ("ESMR") is a two-way wireless communications service that incorporates characteristics of cellular technology, including multiple low power transmitters and interconnection with the landline telephone network. ESMR service may compete with cellular service by possibly providing currently higher quality digital communication technology, lower rates, enhanced privacy and additional features such as electronic mail and built-in paging.

  The Company may also face competition from satellite-based services. Satellite-based services are distance-insensitive and are therefore not subject to the geographic constraints facing the Company and its terrestrially-based competitors. Iridium, Inc., an affiliate of Motorola, Inc., has launched the first satellite in its multi-satellite system of "low-earth-orbit" satellites, which will also be able to provide voice and data services to end users in the Company's service areas. In addition, other companies with financially capable investors have been licensed or are seeking licenses to provide services by satellite that could also provide competition to the Company.

  The Company is unable to predict whether such competing technologies will be successful and, if successful, whether any will provide significant competition for the Company. However, the Company believes the likelihood of near-term competition from such services is limited because the areas in which it operates are not densely populated and because satellite services may have a higher cost structure than the Company's systems. There can be no assurance, however, that one or more of the technologies currently used by the Company in its business will not become inferior or obsolete at some time in the future.

VALUE OF CELLULAR LICENSES DEPENDENT UPON SUCCESS OF OPERATIONS AND INDUSTRY; EXPANSION OF SPECTRUM

  A substantial portion of the Company's assets consists of interests in cellular licenses and in entities holding cellular licenses. The value of cellular licenses will depend significantly upon the success of the operations of such licensees and the growth of the industry generally. In addition, with the emergence of new technologies and the resulting expansion of the spectrum available for communications services, the FCC has auctioned licenses to an increasing number of service providers, thereby possibly diminishing the value of the licenses currently held by the Company. Although a market for interests in cellular licenses currently exists and the Company believes that such a market will continue, there can be no assurance that this will be the case. Even if a market does continue in the future, the values obtainable for interests in cellular licenses in such a market may be significantly lower than current values.

REGULATORY CONSIDERATIONS

  The licensing, construction, operation, sale and acquisition of cellular systems are regulated by the FCC. In addition, certain aspects of cellular operations, including but not limited to rates and resale of cellular services, may be subject to public utility regulation in the state in which the service is provided. The ongoing operations of the Company may require permits, licenses and other authorization from regulatory authorities (including but not limited to the FCC) not now held by the Company. While the Company expects that it will receive requisite authorizations and approvals in the ordinary course of business, no assurance can be given that the applicable regulatory authority will grant such authorizations and approvals in a timely manner, if at all. Moreover, changes in regulation, such as increased price regulation or deregulation of interconnection arrangements, could adversely affect the Company's financial condition and operating results. Under the FCC rules, licenses for cellular systems are generally issued for ten-year terms. Although a licensee may apply for renewal and, under certain circumstances, may be entitled to a renewal expectancy, renewal is not automatic. The Company's renewal applications may be subject to petitions to deny or competing applications. Therefore, no assurance can be given that any license will be renewed.

  Many aspects of the regulations affecting the Company have recently been impacted by the enactment of the Telecommunications Act of 1996 and are currently the subject of administrative rulemakings that are significant to the Company. Neither the outcome of these rulemakings nor their impact upon the cellular telephone industry or the Company can be predicted at this time. However, certain provisions of the new statute relating to interconnection, telephone number portability, equal access and resale could subject the Company to additional costs and increased competition.

  From time to time, legislation that potentially could affect the Company, either beneficially or adversely, is proposed by federal or state legislators. There can be no assurance that legislation will not be enacted by the federal or state governments, or that regulations will not be adopted or actions taken by the FCC or state regulatory authorities that might adversely affect the business of the Company. Changes such as the allocation by the FCC of radio spectrum for services that compete with the Company's business could adversely affect the Company's operating results.

RISKS OF NEW PAGING VENTURE

  The Company entered into an agreement with AirTouch Paging ("Airtouch") on January 28, 1997 for the provision of paging services throughout CommNet's nine-state mountain and plains region. Under the terms of this agreement, the Company will be able to offer local, statewide and nationwide paging services, along with its existing cellular telephone service. See "THE COMPANY--Recent Developments." The Company's paging operations may be susceptible to risks associated with the introduction of new services, such as quality control problems and the need to gain customer acceptance. In addition, the introduction of paging services may require the Company to divert resources and management time of the Company from its existing operations and will require integration with the Company's existing networks and services. Further, there can be no assurance that the Company will be able to successfully bundle paging and cellular services.

RADIOFREQUENCY EMISSION CONCERNS

  Media reports have suggested that certain radiofrequency ("RF") emissions from portable cellular telephones may be linked to cancer and may interfere with pacemakers and other medical devices. Concerns over

RF emissions may have the effect of discouraging the use of cellular telephones, which could have a material adverse effect on the Company's business. On August 1, 1996, the FCC released a report and order that updates the guidelines and methods it uses for evaluating RF emissions from radio equipment, including cellular telephones. While the FCC's new rules impose more restrictive standards on RF emissions from low power devices such as portable cellular telephones, the Company believes that all cellular telephones currently provided by the Company to its customers comply with the proposed new standards.

INVESTMENT IN TVX, INC.

  The Company owns a substantial interest in and has made loans to TVX, Inc., a company that develops and markets products for the management of digital video and images, including visual observation and verification products for the security industry. The recent withdrawal of the initial public offering of the common stock of TVX, Inc. indicates that all or part of the $5,400,000 of the Company's investment in TVX, Inc. may not be realizable. TVX, Inc. operations do not currently generate enough cash flow to meet its obligations as they become due, and although TVX, Inc. and the Company are involved in discussions to arrange financing for or the sale of TVX, Inc., there can be no assurance that such a financing or proceeds from a sale will be sufficient to recover the Company's investment in TVX, Inc. The Company may advance additional funds to TVX, Inc. while it engages in discussions to arrange financing for or the sale of TVX, Inc.; however, such advances are not expected to be material.

DEPENDENCE ON KEY PERSONNEL

  The Company's affairs are managed by a small number of key personnel, the loss of all of which could have a material adverse impact on the Company.

                                  THE COMPANY

GENERAL

  The Company operates, manages and finances cellular telephone systems, primarily in rural markets in the mountain and plains regions of the United States. The Company's cellular interests currently represent approximately 3,570,000 net Company pops in 82 markets located in 14 states. These markets consist of 72 RSA markets having a total of 5,246,000 pops and 10 MSA markets having a total of 1,315,000 pops, of which the Company's interests represent 2,885,000 net Company pops and 685,000 net Company pops, respectively. Systems in which the Company holds an interest constitute one of the largest geographic collections of contiguous cellular markets in the United States.

  As used in this Proxy Statement, "pops" means the estimated total 1995 population of a Metropolitan Statistical Area ("MSA") or Rural Service Area ("RSA") as initially licensed by the Federal Communications Commission ("FCC"), based upon Demographics On-Call's population estimates. "Net Company pops" means an MSA's or RSA's pops multiplied by the Company's net ownership interest in the entity licensed by the FCC to operate a cellular telephone system in that MSA or RSA. An MSA or RSA is referred to herein as a "market," and a market served by a cellular telephone system that is managed, directly or indirectly, by the Company is referred to herein as a "managed market." The radio signal from the Company's managed systems covers virtually all of the pops within the managed markets. The number of pops does not represent the current number of users of cellular services and is not necessarily indicative of the number of users of cellular services in the future.

  The Company was formed to acquire cellular interests through participation in the licensing process conducted by the FCC. In order to participate in that process, the Company formed affiliates which originally were owned at least 51% by one or more independent telephone companies ("telcos") and no more than 49% by the Company. In exchange for the Company's 49% interest, the Company offered to sell shares of CommNet Common Stock to the telcos and agreed to provide financing to the affiliates. The Company subsequently purchased additional interests in many of such affiliates, as well as in additional cellular properties. The Company currently manages 56 of the 82 markets in which it holds an interest and owns a greater than 50% interest in 46 of its 56 managed markets. The Company provides capital and financing to entities holding interests representing approximately 4,250,000 pops, of which 3,570,000 are included in net Company pops and 680,000 are attributable to parties other than the Company.

  Since completion of the licensing process, the Company has concentrated on creating an integrated network of contiguous cellular systems comprised of markets which are managed by the Company. The network currently consists of 56 markets (49 RSA and 7 MSA markets) spanning nine states and represents approximately 4,228,000 pops and 3,246,000 net Company pops. As of September 30, 1996, the RSA and MSA managed markets had 180,999 and 63,454 subscribers, respectively. The Company significantly expanded radio signal coverage with construction of 27 new cell sites during the six months ended March 31, 1997.

  The Company believes that certain demographic characteristics of the rural marketplace should further facilitate commercial exploitation of the network. As compared to urban residents, rural residents travel greater distances by personal vehicle and have access to fewer public telephones along drive routes. The Company believes that these factors will sustain demand for mobile telecommunication service in the rural marketplace. These same factors produce "roaming" revenues that are higher as a percentage of total revenues than would likely be the case in more densely populated urban areas. In-roaming revenues tend to produce higher margins because roaming calls on average are priced at higher rates than local calls and because there are no associated sales commission costs.

RECENT DEVELOPMENTS

  CommNet entered into an agreement with AirTouch Paging on January 28, 1997 for the provision of paging services throughout CommNet's nine-state mountain and plains region. CommNet intends to provide services directly in five of these states and through partnerships to be formed with its affiliated local independent telephone companies in the other four states.

  Utilizing a large part of its existing cellular infrastructure, CommNet is building a one-way, FLEX paging network. Under the terms of the agreement, CommNet will be able to sell the paging services provided over its paging network on AirTouch's nationwide paging frequency. This agreement will also allow CommNet to bundle local, statewide and nationwide paging services along with its existing cellular telephone service in its rural marketplace, where currently only limited wide area paging services are available.

                              THE SPECIAL MEETING

MATTERS TO BE CONSIDERED

  At the Special Meeting, the shareholders of CommNet will be asked to consider and vote upon a proposal to approve and adopt the Merger Agreement and the transactions contemplated thereby, including the Merger. If the Merger Agreement is approved by the shareholders of CommNet, Newco will merge with and into CommNet and approximately 13.2 million shares of CommNet Common Stock currently held by CommNet shareholders (representing approximately 96% of the presently issued and outstanding shares of CommNet Common Stock) will be converted into cash. The remaining 588,611 of presently issued and outstanding shares of CommNet Common Stock will be retained by existing shareholders of CommNet. The shares which are to be retained represent approximately 4% of the CommNet Common Stock issued and outstanding prior to the Merger and will represent approximately 13% of the CommNet Common Stock to be issued and outstanding immediately after the Merger. If the Merger is consummated, the common stock of Newco will be converted into approximately 3.9 million shares of CommNet Common Stock, which will represent approximately 87% of the CommNet Common Stock to be issued and outstanding after the Merger. Immediately after the Effective Time, there will be approximately 4.5 million shares of CommNet Common Stock issued and outstanding.

  The Merger Agreement is attached to this Proxy Statement as Annex I. See "THE MERGER" and "CERTAIN PROVISIONS OF THE MERGER AGREEMENT." The Board of Directors, based upon the determination of the Special Committee that the Merger is fair to and in the best interest of CommNet and its shareholders, has unanimously adopted and approved the Merger Agreement and recommends a vote FOR approval and adoption of the Merger Agreement and the Merger.

REQUIRED VOTE

  Approval of the Proposal will require the affirmative vote of a majority of the outstanding shares of CommNet Common Stock held by shareholders entitled to vote on the Record Date.

  As of the Record Date, directors and executive officers of the Company were beneficial owners of an aggregate of 835,168 shares of CommNet Common Stock (approximately 5.8% of the outstanding shares), 698,938 shares of which were represented by immediately exercisable Options which are not entitled to vote. The directors and executive officers of the Company have indicated that they intend to vote their shares of CommNet Common Stock in favor of the Proposal. See "SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT."

VOTING AND REVOCATION OF PROXIES

  Shares of CommNet Common Stock that are entitled to vote and are represented by a Proxy properly signed and received at or prior to the Special Meeting, unless subsequently properly revoked, will be voted in accordance with the instructions indicated thereon. If a Proxy is signed and returned without indicating any voting instructions, shares represented by such Proxy will be voted FOR the Merger Proposal. The Board of Directors is not currently aware of any business to be acted upon at the Special Meeting other than as described herein. If other matters are properly brought before the Special Meeting or any adjournments or postponements thereof, the persons appointed as proxies will have the discretion to vote or act thereon in accordance with their best judgment, unless authority to do so is withheld in the Proxy. Shares held for the account of a participant in CommNet's Employee Stock Ownership Plan and Trust ("ESOP") will be voted by the trustee of the ESOP which will solicit voting instructions from participants in the ESOP.

  Any Proxy given pursuant to this solicitation may be revoked by the person giving it at any time before the shares represented by such Proxy are voted at the Special Meeting by (i) attending and voting in person at the Special Meeting, (ii) giving notice of revocation of the Proxy at the Special Meeting, or (iii) delivering to the Secretary of CommNet (a) a written notice of revocation or (b) a duly executed Proxy relating to the same shares and matters to be considered at the Special Meeting, bearing a date later than the Proxy previously executed. Attendance at the Special Meeting will not in and of itself constitute a revocation of a Proxy. All written notices of revocation and other communications with respect to revocation of Proxies should be addressed as follows:

CommNet Cellular Inc., 8350 East Crescent Parkway, Suite 400, Englewood, Colorado 80111, Attention: Secretary, and must be received before the taking of the vote at the Special Meeting.

RECORD DATE; STOCK ENTITLED TO VOTE; QUORUM

  Only holders of CommNet Common Stock at the close of business on August 11, 1997 will be entitled to receive notice of and to vote at the Special Meeting. At the close of business on August 11, 1997, the Company had outstanding and entitled to vote 13,766,340 shares of CommNet Common Stock. Shares of CommNet Common Stock represented by Proxies which are marked "abstain" or which are not marked as to any particular matter or matters will be counted as shares present for purposes of determining the presence of a quorum on all matters. Proxies relating to "street name" shares that are voted by brokers will be counted as shares present for purposes of determining the presence of a quorum on all matters, but will not be treated as shares having voted at the Special Meeting as to any proposal as to which authority to vote is withheld by the broker.

  The presence, in person or by proxy, at the Special Meeting of the holders of at least a majority of the votes entitled to vote at the Special Meeting is necessary to constitute a quorum for the transaction of business. Abstentions will be counted as present for the purposes of determining whether a quorum is present but will not be counted as votes cast in favor of the Proposal. Because the vote on the Proposal requires the approval of a majority of the outstanding shares of CommNet Common Stock, abstentions will have the same effect as a negative vote on the Proposal.

DISSENTERS' RIGHTS

  Each holder of CommNet Common Stock has a right to dissent from the Merger and, if the Merger is consummated, to receive fair value for his or her shares in cash by complying with the provisions of Colorado law, including Sections 7-113-101 through 7-113-302 of the CBCA. To exercise such rights, a CommNet shareholder must: (i) deliver to the Company before the vote at the Special Meeting a written notice of his or her intent to demand payment for his or her shares; (ii) either vote against the Proposal or abstain from voting with respect to the Proposal; and (iii) comply with the provisions set forth in the CBCA following the Special Meeting. A vote against the Proposal will not in and of itself constitute a written demand for dissenters' rights satisfying the requirements of the CBCA. The full text of Sections 7-113-101 through 7-113-302 of the CBCA is attached as Annex III hereto. See "DISSENTING SHAREHOLDERS' RIGHTS" for a further discussion of such rights.

SOLICITATION OF PROXIES

  The Company will bear the cost of the solicitation of Proxies and the cost of printing and mailing this Proxy Statement. In addition to solicitation by mail, the directors, officers and employees of the Company may solicit Proxies from shareholders of the Company by telephone, telegram or by personal interview. Such directors, officers and employees will not be additionally compensated for any such solicitation but may be reimbursed for reasonable out-of-pocket expenses in connection therewith. Arrangements will also be made with brokerage houses and other custodians, nominees and fiduciaries for the forwarding of solicitation material to the beneficial owners of shares held of record by such persons and the Company will reimburse such custodians, nominees and fiduciaries for their reasonable out-of-pocket expenses in connection therewith. Beacon Hill will assist in the solicitation of Proxies by the Company for an estimated fee of $4,500 plus reasonable out-of-pocket expenses.

  If you have any questions or require additional material, please call Beacon Hill at 1-800-253-3814 (toll free) or (212) 843-8500 (collect).

  SHAREHOLDERS SHOULD NOT SEND STOCK CERTIFICATES WITH THEIR PROXY CARDS. SEE "THE MERGER--NON-CASH ELECTION" AND "--NON-CASH ELECTION PROCEDURE." HOLDERS OF COMMNET COMMON STOCK WHO WISH TO MAKE A NON-CASH ELECTION ARE REQUIRED TO SEND STOCK CERTIFICATES WITH THEIR FORM OF ELECTION (AS DEFINED BELOW).

                                  THE MERGER

BACKGROUND OF THE MERGER

  As a part of its ongoing efforts to maximize shareholder value, the Board of Directors from time to time evaluates alternative means of increasing the value of CommNet Common Stock, including strategic acquisitions and alliances and the undertaking of operating, administrative and financial measures. In this context, the Board in August 1996 authorized a program to repurchase up to $20,000,000 of CommNet Common Stock, pursuant to which approximately 150,000 shares of CommNet Common Stock were repurchased prior to December 1996.

  In December 1996, members of the Company's management held discussions with representatives of certain significant shareholders concerning the CommNet Common Stock and its potential future performance. One of the Company's largest shareholders expressed concern that, notwithstanding the Company's solid operating performance in 1996 and positive market conditions prevailing for equity securities generally, the Company's stock had been trading in a narrow price range. Accordingly, management was asked to determine if there were any strategic measures available to increase shareholder value.

  In response to these discussions, and as part of its ongoing efforts to maximize shareholder value, the Company contacted Merrill Lynch, the Company's investment banker, and asked Merrill Lynch to assist the Company in evaluating various strategies to enhance shareholder value, including possible business combinations.

  At a special meeting of the Board held via teleconference on January 7, 1997, Merrill Lynch and the Board assessed the Company's current market valuation and stock price and discussed alternatives for enhancing shareholder value, including acquisitions and possible business combinations. Merrill Lynch outlined to the Board possible acquisition strategies and the equity and debt financing which would be required to effect such transactions. Merrill Lynch also presented an approach for soliciting offers from potential buyers designed to elicit the most attractive price in the event the Board elected to explore a business combination involving the Company. After discussing the courses of action presented by Merrill Lynch, the Board authorized the formal retention of Merrill Lynch as financial advisor to the Company and the solicitation of interest of potential buyers for the Company.

  Pursuant to the Board's directives, the Company retained Merrill Lynch on January 30, 1997. Merrill Lynch and the Company, based upon their collective experience and knowledge of the telecommunications industry, compiled a list of prospective strategic and financial purchasers to be contacted directly regarding their potential interest in a possible transaction. Merrill Lynch also assisted the Company in preparing a confidential memorandum describing the Company for use in discussions with prospective buyers (the "Descriptive Memorandum"). The Board discussed the status of Merrill Lynch's activities and the process of soliciting interest from potential buyers at a regularly scheduled meeting held on February 26, 1997.

  The Company and Merrill Lynch began to contact the identified potential buyers in early March 1997. Initial contacts made with potential buyers consisted of a brief discussion of the Company's possible interest in engaging in a business combination and an inquiry as to whether the potential buyer would be interested in receiving further information. Merrill Lynch then sent a package of publicly available information on the Company to each potential buyer that indicated an interest in pursuing a possible transaction, and negotiated confidentiality agreements with each of the 13 potential buyers, including strategic and financial buyers, that requested the Descriptive Memorandum.

  On March 13, 1997, management of the Company met with representatives of four potential financial buyers to discuss the Company and the cellular industry generally.

  On March 14, 1997, Merrill Lynch sent letters to 11 of the 13 potential buyers, including both strategic buyers and financial buyers, seeking preliminary indications of interest from such buyers by April 9, 1997. Two of the 13 potential buyers had subsequently declined to further pursue their interest in the Company.

  On March 21, 1997, the Board met via teleconference to discuss the status of the efforts regarding a possible business combination. At the meeting, the Board authorized the continuation of the process of soliciting indications of interest from potential buyers.

  During the period from March 24 through April 9, 1997, representatives of Blackstone, one of the potential buyers, conducted a review of various legal, financial and accounting matters with respect to the Company. In addition, at various times from March 14 through April 9, 1997, representatives of other potential purchasers conducted due diligence.

  On April 9, 1997, the Company received three written indications of interest from potential buyers, one of which proposed the contribution of certain of its cellular operations to the Company in exchange for a substantial equity interest in the Company. Of the two potential buyers which were interested in purchasing the entire Company, one indicated a possible purchase price range of $28-34 per share and the other indicated a possible purchase price of $32 per share.

  Subsequent to the receipt of these indications of interest, Merrill Lynch contacted three additional potential strategic buyers which, consistent with the prior determination of the Board and Merrill Lynch as to the process to be followed in soliciting the interest of these potential buyers, had not been approached previously. Through mid-May, the Company and Merrill Lynch continued discussions with each of the six potential buyers.

  On May 14, 1997, Merrill Lynch sent a letter to each of the four potential buyers which continued to express an interest in acquiring the Company, requesting that they submit a "firm and final" offer, including the price per share and the key terms and conditions of their bid, by May 28, 1997. The letter also stated that such offers should not be conditioned on financing or further due diligence. On May 15, 1997, counsel for the Company delivered a draft form of a merger agreement to the potential buyers which had received the May 14 Merrill Lynch letter, and the potential buyers were instructed to submit comments thereon with their final offers.

  On May 16, 1997, a conference call was arranged in which all of the directors of the Company participated. Representatives of Merrill Lynch briefly summarized the status of contacts with the parties which remained interested in a possible acquisition of the Company and advised the Board that representatives of Blackstone had told Merrill Lynch that Blackstone intended to provide that day a written offer to acquire the CommNet Common Stock, which offer would anticipate participation by management in the ongoing entity. Counsel to the Company discussed with the Board the potential conflicts of interest raised by the possible participation of Mr. Pohs, Chairman, President and Chief Executive Officer of the Company, and Mr. Dwyer, Executive Vice President, Treasurer and Chief Financial Officer of the Company, in the equity and management of the Company if it were to be acquired by Blackstone or any other financial buyer, and the desirability of the Board deliberating independent of these two directors as it proceeded to evaluate the proposals of potential buyers. All of the members of the Board agreed that an independent process was desirable and Messrs. Hayes, Paden and Simmons--the three independent directors--agreed to continue the process of evaluating a possible business combination as an independent committee of the Board.

  On the afternoon of May 16, Blackstone provided to Merrill Lynch its formal written proposal (the "Blackstone Proposal") to enter into a recapitalization transaction pursuant to which affiliates of Blackstone would acquire approximately 96% of the outstanding CommNet Common Stock at $35.00 per share in cash, its comments on the Company's proposed form of merger agreement (the "Proposed Merger Agreement") and an underwritten commitment from The Chase Manhattan Corporation to provide and arrange all of the debt financing for the Merger. The Blackstone Proposal stated that it would expire on May 21, and that continued negotiations with the Company after May 21 would be conditioned upon the Company agreeing to proceed with Blackstone on an exclusive basis. The Blackstone Proposal also reflected Blackstone's intention to provide the Company's management the opportunity to invest in the transaction and participate in an incentive equity program. Merrill Lynch and counsel to the Company reviewed the materials submitted by Blackstone on May

17, 18 and 19, and representatives of Merrill Lynch and Blackstone had additional conversations concerning the terms of the Blackstone Proposal during that period.

  On May 19, 1997, by unanimous written consent, the Board formally established the Special Committee, comprised of Messrs. Hayes, Paden and Simmons, for purposes of evaluating the Blackstone Proposal and any other proposals which might be provided to the Company and to negotiate with the proponents of such proposals and, if it deemed appropriate, recommend any of such proposals to the Board of Directors.

  On the afternoon of May 19, the Special Committee convened by teleconference along with representatives of Merrill Lynch and counsel to the Company. Representatives of Merrill Lynch reviewed the status of each of the parties which expressed an interest in a possible acquisition of the Company and advised the Special Committee that a new potential strategic buyer had proposed contributing all of its cellular assets to the Company in exchange for an equity interest in the Company. Merrill Lynch noted to the Special Committee that it had advised the strategic purchaser, based on its prior discussions with the Board and the terms of the proposal, that the Company did not believe that such a transaction would be in the best interests of its shareholders. Merrill Lynch further advised the Special Committee that another financial buyer (the "Other Financial Buyer") was continuing to conduct due diligence, and that the Other Financial Buyer had been advised that if it desired to submit a proposal, it should do so as promptly as possible and that such a proposal should reflect its best and final offer, which offer would need to be at or above the top of the price range set forth in its earlier written indication of interest to be competitive. Counsel to the Company proceeded to review the responsibilities of the Special Committee in considering a transaction which would involve a change in control of the Company. Representatives of Merrill Lynch and counsel to the Company then provided the Special Committee with a detailed review of the principal economic and legal terms of the Blackstone Proposal, including the fact that the Blackstone Proposal assumed that the transaction would be treated as a recapitalization for accounting purposes. Merrill Lynch also reiterated Blackstone's desire to negotiate with the Company on an exclusive basis after May 21. The Special Committee responded that it was not then prepared to commit to such exclusive negotiations. Members of the Special Committee asked questions of both Merrill Lynch and counsel, and directed Merrill Lynch and counsel to speak with Blackstone about resolving the issues and concerns raised by the members of the Special Committee regarding the Blackstone Proposal.

  On May 20, representatives of Merrill Lynch and Blackstone negotiated as to the economic and certain principal legal terms of the Blackstone Proposal. Following those negotiations, Blackstone contacted Merrill Lynch and advised that it was prepared to increase its offer to $36.00 per share, and suggested that counsel to Blackstone and the Company discuss the Proposed Merger Agreement and other legal issues to determine if a resolution of the parties' interests could be reached. Representatives of Merrill Lynch then advised counsel to the Company of the desire to establish such a discussion and contacted each member of the Special Committee to update them as to the status of the negotiations with Blackstone. From May 20 through May 22, counsel to Blackstone and the Company negotiated the terms of the Proposed Merger Agreement.

  Throughout the day on May 20, representatives of the Other Financial Buyer continued their due diligence. On May 22, counsel to the Other Financial Buyer initiated a teleconference with counsel to the Company to provide the principal legal terms of the proposal that it intended to make to acquire the Company. On the morning of May 23, the Other Financial Buyer submitted its proposal to acquire all of the equity interests in the Company at a price of $34.25 per share, as well as financing commitments for the proposed transaction.

  At its previously scheduled meeting on the morning of May 23, the Special Committee met with representatives of Merrill Lynch and counsel to the Company. Merrill Lynch began the meeting by updating the Special Committee as to the efforts which had been undertaken since the prior Special Committee meeting on May 19. Counsel to the Company then briefly reiterated the duties of the Special Committee in evaluating the proposals it had received. Merrill Lynch then explained in detail the status of the two remaining parties interested in acquiring the Company, Blackstone and the Other Financial Buyer, compared the principal terms of their respective offers and reiterated that the Other Financial Buyer had been instructed to submit its best and final offer. Based on this presentation, the Special Committee concluded that the Blackstone Proposal was superior to that of the Other Financial Buyer. Merrill Lynch then reviewed in detail the process by which it had sought and contacted potential buyers for the Company and confirmed its prior advice that no parties other than the Other Financial Buyer and Blackstone remained interested in a possible purchase of the Company. Merrill Lynch then proceeded to make a detailed presentation to the Special Committee regarding the principal economic terms of the Blackstone Proposal. Members of the Special Committee asked a number of questions regarding the structure and terms of the proposed transaction. Following this discussion, representatives of Merrill Lynch made a presentation to the Board concerning its analysis of the fairness of the terms of the offer made by Blackstone, and engaged in a lengthy and thorough discussion with the Board regarding its findings which are summarized below under "--Opinion of Merrill Lynch." Merrill Lynch concluded its presentation by advising the Special Committee that it was prepared to deliver its opinion to the effect that the proposed consideration to be received by the holders of the CommNet Common Stock (other than by the Partnerships, Newco, any wholly-owned subsidiary of the Company or any wholly-owned subsidiary of Newco and other than Dissenting Shares) in the Merger would be fair from a financial point of view to such holders.

  Following the presentation by Merrill Lynch, the Special Committee met without advisors. Subsequent to those discussions, the Special Committee reconvened with advisors present and expressed the views of the Special Committee that in light of, among other things, the lack of interest in the Company by strategic buyers, it did not appear to be an appropriate time to sell the Company. The Special Committee then invited Messrs. Pohs and Dwyer to join the meeting, advised them of the Special Committee's conclusions and ended the meeting.

  On the evening of May 23, Mr. Pohs contacted Mr. Hayes and asked for the opportunity to present his views to the Special Committee on the concerns the Special Committee had raised at its May 23 meeting, including the appropriateness of a sale of the Company at that time. Mr. Hayes, after consulting with counsel to the Company, spoke with Mr. Pohs regarding these issues. Mr. Pohs also spoke with Mr. Paden on May 24 and, at Mr. Paden's request, furnished certain written materials regarding the Company. These materials were distributed to each of the members of the Special Committee and to Merrill Lynch.

  On May 27, Messrs. Simmons, Hayes and Paden agreed to convene a Special Committee meeting for the purpose of conducting a further evaluation of the concerns raised at the May 23 meeting, including the appropriateness of a sale of the Company at that time. In connection with that meeting, members of the Special Committee were provided copies of the final draft of the Proposed Merger Agreement which had been negotiated with counsel to Blackstone, as well as a summary of the principal terms of the Proposed Merger Agreement.

  A meeting of the Special Committee was convened by teleconference on the afternoon of May 27, which was also attended by representatives of Merrill Lynch and counsel to the Company. Messrs. Pohs and Dwyer made a brief presentation to the Special Committee setting forth their views as to the appropriateness of selling the Company at that point in time, including the belief of Messrs. Pohs and Dwyer that the Blackstone Proposal represented the best means of increasing shareholder value for the foreseeable future. Messrs. Pohs and Dwyer then left the teleconference. Merrill Lynch then expressed its views as to the written materials which Mr. Pohs had furnished the Special Committee regarding the Company. Those materials included analyses of the Blackstone Proposal as a multiple of 1997 cash flows, on a per pop basis and as a premium to historic trading prices. The Blackstone Proposal was also evaluated in those materials in light of (i) analysts' expectations for the CommNet Common Stock, (ii) recent comparable transactions, (iii) a discounted cash flow analysis, and (iv) the discount which might be applied to the value of the Company's minority investments in certain cellular markets. Merrill Lynch confirmed that the management materials and those which had been provided to the Special Committee by Merrill Lynch in its presentation were consistent, other than differing discounted cash flow analyses of the Company (which differences, Merrill Lynch stated, did not impact its views as to the fairness of the Blackstone Proposal). The Special Committee proceeded to review its concerns regarding the appropriateness of a sale of the Company at that point in time from the perspective of, and with emphasis upon, the alternatives available to the Company for increasing shareholder value to or above the value of the Blackstone Proposal and the Company's current stock price. The Special Committee discussed whether the Company could increase shareholder value above the Blackstone Proposal through alternative means such as acquisitions, the likelihood of strategic buyers subsequently having a higher level of interest in the Company, the premium (35.3%, 32.8% and 28.9% on the three, six and nine month averages of the daily closing prices of the CommNet Common Stock, respectively) represented by the Blackstone Proposal to the Company's stock price, and the likelihood that $2-3 per share of "takeover speculation" was recently reflected in the price of the CommNet Common Stock (as well as the possible adverse impact upon the Company's stock price were a business combination not effected), the protections for liquidity in the final draft of the Merger Agreement which had been negotiated for the public shareholders of the Company remaining after the Merger and that management's equity participation and employment terms at the ongoing entity would be on customary terms.

  Counsel to the Company then reviewed the material provisions of the Proposed Merger Agreement and the process by which the Special Committee could move forward with the Blackstone Proposal, if it so chose. Merrill Lynch delivered its opinion to the effect that, as of such date, and based upon the assumptions made, matters considered and limits of review set forth in such opinion, the consideration to be received by the holders of CommNet Common Stock (other than by the Partnerships, Newco, any wholly-owned subsidiary of the Company or any wholly-owned subsidiary of Newco and other than Dissenting Shares) in the Merger was fair from a financial point of view to such holders. See "--Opinion of Merrill Lynch." After further deliberations, resolutions were adopted by the Special Committee unanimously determining that the Merger Agreement and the transactions contemplated thereby, including the Merger, are fair to and in the best interests of the shareholders of the Company and unanimously recommending that the entire Board (i) approve the execution and delivery of the Merger Agreement and performance by the Company of its obligations thereunder and the execution and delivery of all other agreements ancillary thereto and (ii) recommend to the shareholders of the Company the approval of the Merger Agreement and the consummation of the transactions contemplated thereby. The Special Committee then adjourned its meeting.

  Immediately thereafter, a meeting of the entire Board was convened by teleconference, at which the recommendations of the Special Committee were presented. Based upon the recommendation of the Special Committee, resolutions were unanimously adopted by the Board (i) accepting and approving the Special Committee's determination that the Merger Agreement and the transactions contemplated thereby, including the Merger, are fair to and in the best interests of the shareholders of the Company, (ii) authorizing the execution and delivery of the Merger Agreement and performance by the Company of its obligations thereunder and the execution and delivery of all other agreements ancillary thereto and (iii) recommending that the shareholders of the Company approve the Merger Agreement and the consummation of the transactions contemplated thereby. The meeting was then adjourned.

  On the evening of May 27, the Merger Agreement was executed and delivered by the Company and Newco and on the morning of May 28, the Company and Blackstone issued a joint press release announcing the proposed Merger.

RECOMMENDATION OF THE SPECIAL COMMITTEE AND THE BOARD OF DIRECTORS; REASONS FOR THE MERGER

  The Special Committee and the Board of Directors have unanimously adopted and approved the Merger Agreement and have determined that the Merger is fair to and in the best interests of the Company and its shareholders and recommend that holders of CommNet Common Stock vote FOR approval and adoption of the Merger Agreement. In the course of reaching its decision to adopt and approve the Merger Agreement and the Merger and to recommend approval to the Board of Directors, the Special Committee consulted with the Company's legal and financial advisors and considered a number of factors, including, among others, the following principal factors which were material to the Special Committee's decision:

    (1) The opinion of Merrill Lynch delivered at the May 27, 1997 meeting of the Special Committee to the effect that, as of such date, and based upon the assumptions made, matters considered and limits of review set forth in such opinion, the proposed consideration to be received by the holders of CommNet Common Stock (other than by the Partnerships, Newco, any wholly-owned subsidiary of the Company or any wholly-owned subsidiary of Newco and other than Dissenting Shares) in the Merger was fair from a financial point of view to such holders, and the presentation of Merrill Lynch at the May 23, 1997 Special Committee meeting in connection with its opinion. See "THE MERGER--Opinion of Merrill Lynch."

    (2) The fact that Merrill Lynch conducted a broad-based search for potential acquirors at the request of the Board and such process did not yield any proposals more attractive to the Company's shareholders from a financial point of view than the Blackstone Proposal.

    (3) The sale of the Company was, in the judgment of the Special Committee, the best available means of maximizing shareholder value in the foreseeable future.

    (4) The premium represented by the $36 per share price to be received by shareholders of the Company who receive cash for their shares of CommNet Common Stock.

    (5) The experience and high rate of success of Blackstone in structuring and closing transactions similar to the Merger, and the strength and favorable terms of the financing commitments for the Merger arranged by Blackstone, including a fully underwritten commitment from The Chase Manhattan Corporation to provide up to $760 million of senior secured credit facilities, both of which should benefit the Company's shareholders who retain shares of CommNet Common Stock after the Merger.

    (6) The fact that the shareholders of the Company will have the right to elect to receive cash or to retain an aggregate of 588,611 shares of CommNet Common Stock, which right the Special Committee believed would provide some flexibility to any of the Company's shareholders who might desire to retain more CommNet Common Stock after the Merger than would automatically be retained under a non-election based formula (subject to proration if the Company's shareholders elected to retain more than 588,611 shares). This election would also provide the possibility that the Company's shareholders who desire to receive more cash for their shares than would be provided under a non-election based formula would receive such additional cash if other shareholders ultimately elect to retain shares of CommNet Common Stock.

    (7) The other terms and conditions of the Merger Agreement, including (i) those relating to the fee and expense reimbursement by the Company not to exceed a total of $14 million to Blackstone Management Partners L.P. upon termination of the Merger Agreement in certain circumstances, the aggregate amount of which would not, in the judgment of the Special Committee, preclude a third party from making an offer that was materially more favorable to the Company's shareholders; (ii) those relating to the ability of the Board to consider unsolicited offers from third parties prior to the effectiveness of the Merger; and (iii) those relating to Blackstone's undertaking not to take any action for at least 90 days after the Effective Time of the Merger to (a) cause the CommNet Common Stock to be de-listed from Nasdaq or (b) seek to suspend the obligation of the Company to comply with the requirements of Section 12 of the Exchange Act, including the filing of periodic and other reports under Section 13(a) of the Exchange Act.

  In its deliberations regarding the adoption and approval of the Merger Agreement and the Merger, the Special Committee also considered the possible consequences of Blackstone's control of the Company upon completion of the Merger; the expected substantial decrease in the liquidity of CommNet Common Stock as well as the effects of delisting the CommNet Common Stock from Nasdaq and the possible cessation of the Company's reporting requirements under Section 13 of the Exchange Act; the substantial leverage to be incurred by the Company in connection with the Merger Financings; the potential post-closing dilution of the holdings of CommNet shareholders; and the risk that proration might interfere with the elections made by CommNet shareholders and the tax consequences of such procedure. See "RISK FACTORS" for a more detailed discussion of the above-mentioned factors considered by the Special Committee.

  The foregoing discussion of the information and factors considered by the Special Committee is not intended to be exhaustive but is believed to include all material factors considered by the Special Committee. In view of the variety of factors considered in connection with its evaluation of the Merger, the Special Committee did not find it practicable to, and did not, quantify or otherwise attempt to assign relative weight to the specific factors considered in reaching its determination. In addition, individual members of the Special Committee may have given different weights to different factors. In the course of its deliberations, the Special Committee did not establish a range of values for the Company; however, based on the factors outlined above and on the presentation and opinion of Merrill Lynch, the Special Committee determined that the Merger Agreement and the Merger are fair to, and in the best interests of, the Company and its shareholders and recommended approval to the Board of Directors.

OPINION OF MERRILL LYNCH

  On May 27, 1997, Merrill Lynch delivered the Merrill Lynch Opinion to the Special Committee to the effect that, as of such date, and based upon the assumptions made, matters considered and limits of review set forth in such opinion, the consideration to be received by the holders of CommNet Common Stock (other than by the Partnerships, Newco, any wholly-owned subsidiary of the Company or any wholly-owned subsidiary of Newco and other than Dissenting Shares) in the Merger was fair from a financial point of view to such holders.

  A COPY OF THE MERRILL LYNCH OPINION, WHICH SETS FORTH THE ASSUMPTIONS MADE, MATTERS CONSIDERED AND CERTAIN LIMITATIONS ON THE SCOPE OF REVIEW UNDERTAKEN BY MERRILL LYNCH, IS ATTACHED AS ANNEX II TO THIS PROXY STATEMENT. COMMNET SHAREHOLDERS ARE URGED TO READ SUCH OPINION IN ITS ENTIRETY. THE MERRILL LYNCH OPINION WAS AT THE REQUEST OF AND FOR THE USE AND BENEFIT OF THE SPECIAL COMMITTEE, WAS DIRECTED ONLY TO THE FAIRNESS OF THE PROPOSED CONSIDERATION TO BE RECEIVED BY THE HOLDERS OF SHARES OF THE COMPANY (OTHER THAN BY THE PARTNERSHIPS, NEWCO, ANY WHOLLY-OWNED SUBSIDIARY OF THE COMPANY OR ANY WHOLLY-OWNED SUBSIDIARY OF NEWCO AND DISSENTING SHARES) FROM A FINANCIAL POINT OF VIEW, AND DOES NOT CONSTITUTE A RECOMMENDATION TO ANY SHAREHOLDER AS TO HOW SUCH SHAREHOLDER SHOULD VOTE WITH RESPECT TO THE MERGER OR ANY TRANSACTION RELATED THERETO OR AS TO WHETHER ANY SHAREHOLDER SHOULD ELECT TO RECEIVE CASH OR TO RETAIN THE NON-CASH ELECTION SHARES. THE SUMMARY OF THE MERRILL LYNCH OPINION SET FORTH IN THIS PROXY STATEMENT IS QUALIFIED IN ITS ENTIRETY BY REFERENCE TO THE FULL TEXT OF SUCH OPINION.

  In arriving at the Merrill Lynch Opinion, Merrill Lynch, among other things,
(i) reviewed certain publicly available business and financial information relating to the Company; (ii) reviewed certain information, including financial forecasts, relating to the business, earnings, cash flow, assets, liabilities and prospects of the Company furnished to Merrill Lynch by the Company; (iii) conducted discussions with members of senior management of the Company concerning such matters and the Company's businesses and prospects before and after giving effect to the Merger; (iv) reviewed the historical market prices and valuation multiples for CommNet Common Stock and compared them with that of certain publicly traded companies which Merrill Lynch deemed to be reasonably similar to the Company; (v) reviewed the results of operations of the Company; (vi) compared the proposed financial terms of the transactions contemplated by the Merger Agreement with the financial terms of certain other mergers and acquisitions which Merrill Lynch deemed to be relevant; (vii) participated in certain discussions and negotiations among representatives of the Company and Blackstone and their financial and legal advisors as well as the other proponents of proposals to acquire equity interests in the Company; (viii) reviewed the potential pro forma impact of the Merger; (ix) reviewed the Merger Agreement; and (x) reviewed such other financial studies and analyses and performed such other investigations and took into account such other matters as Merrill Lynch deemed necessary, including Merrill Lynch's assessment of general economic, market and monetary conditions.

  In preparing the Merrill Lynch Opinion, Merrill Lynch relied on the accuracy and completeness of all information supplied or otherwise made available to Merrill Lynch by the Company, and Merrill Lynch did not independently verify such information or undertake an independent evaluation or appraisal of any of the assets or liabilities of the Company. With respect to the financial forecasts furnished by the Company and information regarding certain pro forma effects on the Company's capital structure after giving effect to the Merger, Merrill Lynch assumed that they had been reasonably prepared and reflected the best currently available estimates and judgment of the Company's management as to the expected future financial performance of the Company and of Blackstone, and as to such pro forma effects on the Company's capital structure, respectively. The Merrill Lynch Opinion was necessarily based upon market, economic and other conditions as they existed on, and could be evaluated as of, the date of the Merrill Lynch Opinion. The Merrill Lynch Opinion did not address the merits of the underlying decision by the Company to engage in the Merger. In addition, Merrill Lynch expressed no opinion as to what the trading price of the Non-Cash Election Shares would be upon consummation of the Merger.

  The following is a summary of the material financial and comparative analyses performed by Merrill Lynch in arriving at the Merrill Lynch Opinion delivered to the Special Committee on May 27, 1997.

  Stock Price Study. Merrill Lynch reviewed the per share daily closing market price movement of CommNet Common Stock for the period beginning January 4, 1993 and ending May 16, 1997. Merrill Lynch compared the daily closing market price performance of CommNet Common Stock for the period beginning January 4, 1993 and ending May 16, 1997 to an index composed of the following metropolitan cellular companies: AirTouch Communications, Inc., CoreComm Incorporated, Palmer Wireless, Inc., 360(degrees) Communications Company and Vanguard Cellular Systems, Inc. (collectively, the "MSA Index"). This analysis showed that the CommNet Common Stock outperformed the MSA Index, particularly in the period after February 1996. Merrill Lynch also compared the daily closing market price performance of CommNet Common Stock for the period beginning January 4, 1993 and ending May 16, 1997 to an index composed of the following rural cellular companies: Centennial Cellular Corp., Western Wireless Corporation and United States Cellular Corporation (collectively, the "RSA Index"). This analysis showed that CommNet Common Stock outperformed the RSA Index, particularly in the period after February 1996. The companies included in the MSA Index and RSA Index were selected because they are cellular companies in lines of business similar to those of the Company.

  Merrill Lynch noted that the 52 week trading range for the CommNet Common Stock ranged from approximately $25 to $35 per share. Merrill Lynch discussed the relationship of the implied offer price to various historical daily and weekly closing price averages for the CommNet Common Stock, as well as historical shareholder returns for various time frames.

  Comparable Company Trading Multiples Analysis. Using estimates of earnings before interest, taxes, depreciation and amortization ("EBITDA") for 1997, Merrill Lynch reviewed the ratios of (i) the quotients obtained by dividing the estimated firm value of the cellular assets (the "cellular firm value," defined as the equity value plus the liquidation value of preferred stock, the principal amount of debt and minority interest less cash, marketable securities and the estimated value of non-domestic cellular assets) of each of the companies contained in the MSA Index, the RSA Index, as well as PriCellular Corporation (a cellular company serving principally MSAs), by the 1997 EBITDA for such companies estimated by Merrill Lynch research analysts, to (ii) the four-year EBITDA growth rates for such companies estimated by Merrill Lynch research analysts, and compared such data to the corresponding data for the Company. Merrill Lynch also reviewed the ratio of cellular firm value per net pop to cellular penetration percentages for each such company and compared such data to data for the Company.

  Utilizing this methodology, Merrill Lynch derived an estimated public market range of $21 to $24 per share of CommNet Common Stock.

  Comparable Acquisitions Transactions Analysis. Using publicly available information, Merrill Lynch reviewed six transactions announced since April 6, 1996 that have closed or are still pending involving the acquisition of cellular companies (the "Comparable Acquisitions"), in each case to derive estimates of per share valuations for the CommNet Common Stock. The Comparable Acquisitions (and announcement date for each such transaction) were AirTouch Communications, Inc./Cellular Communications, Inc. (April 1996), 360(degrees) Communications Company/Independent Cellular Network, Inc. (April 1996), Rural Cellular Corporation/ InterCel, Inc.'s Maine properties (Unicel) (December 1996), Century Telephone Enterprises, Inc./Pacific Telecom, Inc. (April 1997), AirTouch Communications, Inc./US WEST, Inc. (April 1997) and Western Wireless Company/Triad Cellular Corporation (April 1997).

  With respect to each of the Comparable Acquisitions, Merrill Lynch compared the transaction value (defined as the equity value plus the liquidation value of preferred stock, the principal amount of debt and minority interest less cash, marketable securities and proceeds from the exercise of options) as a multiple of the then estimated EBITDA of each acquired company. For the Comparable Acquisitions, the maximum, mean, and minimum multiple ranges for the EBITDA multiple were 13.6x, 11.6x and 9.3x.

  Merrill Lynch then compared the implied transaction value per pop in the Merger to the penetration rate for the Company to similar information for each of the Comparable Acquisitions as well as the Sygnet Wireless, Inc./Horizon Cellular Telephone Companies (October 1996) and Dobson Communications Corporation/Horizon Cellular Telephone Companies (February 1997) transactions. Merrill Lynch noted that the EBITDA multiple and per pop valuations implied by the recently announced Price Communications Corporation/Palmer Wireless, Inc. (May 1997) transaction were consistent. Utilizing this methodology, Merrill Lynch derived estimated per share valuations for the CommNet Common Stock ranging from approximately $30 to $35 per share based on implied acquisition multiples relative to penetration, growth characteristics and nature of markets.

  Discounted Cash Flow Analysis. Merrill Lynch performed a discounted cash flow ("DCF") analysis for the Company using management projections for the years 1997 through 2005 (the "Management Case"). The DCF was calculated assuming discount rates ranging from 12% to 13% for the Company's cellular segment and from 14% to 15% for the Company's paging segment, and was comprised of the sum of the net present value of (i) the projected unlevered free cash flow for the years 1997 through 2005 and (ii) the year 2005 terminal value, based upon a range of multiples of 8x to 10x projected EBITDA for the Company's cellular segment and 6x to 8x projected EBITDA for the Company's paging business plan.

  Utilizing this methodology, Merrill Lynch derived estimated per share valuations for the CommNet Common Stock ranging from approximately $31 to $42 per share. Merrill Lynch noted that successful implementation of the Company's paging business plan might increase such values by $5 per share.

  Leveraged Buyout Analysis. Merrill Lynch performed a leveraged buyout analysis for the Company after giving effect to the Merger, using the Management Case projections, Blackstone's assumed capitalization structure for the Company, an assumed blended interest rate of 8.68%, an assumed transaction consummation date of September 30, 1997, an assumed internal rate of return on new equity of 30% to 35%, and the assumption that the public shareholders of the Company would own approximately 13% of CommNet Common Stock immediately following the Merger. This analysis resulted in an estimated valuation of the CommNet Common Stock on a leveraged buyout basis of $30 to $36 per share.

  The ranges of valuation perspectives implied by trading history, comparable company trading multiples, analysts, target prices, comparable acquisitions, discounted cash flow analysis and leveraged buyout analysis were then compared as multiples of 1997 and 1998 estimated EBITDA for the Company and per net pop of the Company.

  Reviewing selected research analyst reports, Merrill Lynch also noted the minimum, mean and maximum target prices of CommNet Common Stock for year-end 1997 of $32, $35 and $38, respectively. Merrill Lynch also performed an analysis of the pro forma capital structure and cash flows of the Company giving effect to the proposed Merger. Merrill Lynch compared the ratio of net debt to estimated 1997 EBITDA for the Company (prior to and giving effect to the Merger) with such ratio for each of Sygnet Wireless, Inc., Centennial Cellular Corp., Dobson Communications Corporation, Rural Cellular Corporation, PriCellular Corporation and Vanguard Cellular Systems, Inc. and the ratio of total debt to net pops for the Company (prior to and giving effect to the Merger) with such ratio for such selected companies.

  The summary set forth above does not purport to be a complete description of the analyses performed by Merrill Lynch, although it is a summary of the material financial and comparative analyses performed by Merrill Lynch in arriving at the Merrill Lynch Opinion. Arriving at a fairness opinion is a complex process not necessarily susceptible to partial analysis or summary description. Merrill Lynch believes that its analyses must be considered as a whole and that selecting portions of its analyses and of the factors considered by it, without considering all such factors and analyses, could create a misleading view of the processes underlying its opinion. Merrill Lynch did not assign relative weights to any of its analyses in preparing its opinion. The matters considered by Merrill Lynch in its analyses were based on numerous macroeconomic, operating and financial assumptions with respect to industry performance, general business and economic conditions and other matters, many of which are beyond the Company's control and involve the application of complex methodologies and educated judgment. Any estimates incorporated in the analyses performed by Merrill Lynch are not necessarily indicative of actual past or future results or values, which may be significantly more or less favorable than such estimates. Estimated values do not purport to be appraisals and do not necessarily reflect the prices at which businesses or companies may be sold in the future, and such estimates are inherently subject to uncertainty. No public company utilized as a comparison is identical to the Company, and none of the Comparable Acquisitions or other business combinations utilized as a comparison is identical to the proposed Merger. Accordingly, an analysis of publicly traded comparable companies and comparable business combinations is not mathematical; rather it involves complex considerations and judgments concerning differences in financial and operating characteristics of the comparable companies and other factors that could affect the public trading value of the comparable companies or company to which they are being compared.

  Pursuant to a letter agreement dated January 30, 1997, the Company has agreed to pay to Merrill Lynch (i) a retainer fee of $100,000, which has been paid, (ii) an additional fee of $350,000 which was paid following the execution of the Merger Agreement and (iii) an additional fee of $4.5 million payable upon the closing of the Merger, against which the fees described in clauses (i) and (ii) above will be credited. In addition, the Company has agreed to reimburse Merrill Lynch for its reasonable expenses (including the reasonable fees and disbursements of its legal counsel) and to indemnify Merrill Lynch and certain related parties from and against certain liabilities, including liabilities under the federal securities laws, arising out of its engagement.

  Merrill Lynch has provided financial advisory and financing services to the Company in the past and has received fees for rendering such services. Merrill Lynch has also provided financial advisory and financing services to Blackstone and certain of its affiliates and portfolio companies in the past and has received fees for rendering such services.

MERGER CONSIDERATION

 CommNet Common Stock

  Subject to the effects of proration as described herein, (i) each issued and outstanding share of CommNet Common Stock (other than the Excluded Shares) will be converted into the right to receive the Cash Price and (ii) each Electing Share will be converted into the right to retain a Non-Cash Election Share (including the associated Right); provided, that the aggregate number of shares of CommNet Common Stock to be converted into the right to retain CommNet Common Stock at the Effective Time shall be equal to the Non-Cash Election Number. The Rights associated with the shares of CommNet Common Stock that are converted into the right to receive the Cash Price will be extinguished in the Merger for no additional consideration. For a description of certain risks related to the retention of CommNet Common Stock, see "RISK FACTORS."

  The Merger contemplates that approximately 96% of the presently issued and outstanding shares of CommNet Common Stock will be converted into cash and that approximately 4% of such shares will be retained by existing shareholders. Because 13% (or 588,611) of the shares outstanding after the Merger must be retained by shareholders, shareholders who do not elect to retain any shares of CommNet Common Stock may, due to proration, be required to retain shares of CommNet Common Stock, and shareholders who do elect to retain such shares may, due to proration, receive some portion of cash, in each case as set forth in the Merger Agreement and as described herein. See "RISK FACTORS--Risk of Proration."

  As set forth in greater detail below, shareholders who elect to retain shares of CommNet Common Stock or to convert such shares into the right to receive the Cash Price may experience a range of actual outcomes based upon the actions taken by other shareholders. For example, a shareholder holding 1,000 shares and electing to retain all of them will receive, in most circumstances, from 40 to 1,000 shares, depending upon the actions of other shareholders. A shareholder holding 1,000 shares and electing to convert all of them into the right to receive the Cash Price with respect thereto will receive the Cash Price for from 960 to 1,000 of such shares and will receive from 0 to 40 shares, depending on the actions of other shareholders. The following examples, which assume there are no Dissenting Shares, further illustrate the potential effects of proration. All fractional shares will be paid in cash, net of applicable transaction costs, in lieu of the issuance of fractional shares, and the impact of fractional shares has been excluded to simplify the examples set forth below. If there are a substantial number of Dissenting Shares, and the number of Electing Shares is less than the Non-Cash Election Number, the proration factor would result in more than 4% of each holders' shares of CommNet Common Stock being prorated into Non-Cash Election Shares.

  A. HOLDER A OWNS 1,000 SHARES AND DOES NOT ELECT TO RETAIN ANY SHARES.

    1. If other shareholders elect to retain 588,611 or more shares in the aggregate, then Holder A will receive $36,000 in cash (1,000 shares at $36.00 per share), as other shareholders have satisfied the Non-Cash Election Requirement.

    2. If shareholders elect to retain fewer than 588,611 shares in the aggregate, then Holder A will not receive all cash for its 1,000 shares and will be required to retain some shares, as the Non-Cash Election Requirement has not been met. Each shareholder will retain a small number of shares in order to increase the number of retained shares to 588,611 and meet the Non-Cash Election Requirement. However, even in the case of maximum proration (i.e., no shareholder elects to retain shares), Holder A will be assured of receiving at least $34,560 in cash (960 shares at $36.00 per share) and will retain 40 shares of CommNet Common Stock.

  B. HOLDER B OWNS 1,000 SHARES AND ELECTS TO RETAIN ALL ITS SHARES.

    1. If shareholders (including Holder B) elect to retain more than 588,611 shares, then Holder B will not retain all its shares and will be required to receive some cash, as the number of Electing Shares has exceeded 588,611 and the number of shares which may be retained must be reduced in order to meet the Non-Cash Election Requirement. For example, if shareholders elected to retain 700,000 shares in the aggregate, then each electing holder, including Holder B, would be able to retain only 84% of its shares in order to reduce the number of retained shares to 588,611 and meet the Non-Cash Election Requirement. Therefore, Holder B would be able to retain only 840 shares (or 84% of its 1,000 shares) and would receive $5,760 in cash (160 shares at $36.00 per share). In the case of maximum proration (i.e., all shareholders elect to retain their shares), Holder B would be able to retain only 40 shares (or 4%) and would receive $34,560 in cash (or 96%).

    2. If shareholders (including Holder B) elect to retain 588,611 or fewer shares in the aggregate, then Holder B will retain all of its 1,000 shares. In this situation all shares elected to be retained will be retained in order to meet the Non-Cash Election Requirement. As described in example
  A.2. above, if fewer than 588,611 shares are elected to be retained, non-electing shareholders will be prorated into shares in order to meet the Non-Cash Election Requirement.

  C. HOLDER C OWNS 1,000 SHARES AND ELECTS TO RETAIN SOME BUT NOT ALL OF ITS SHARES. (THIS EXAMPLE ASSUMES AN ELECTION TO RETAIN 500 SHARES AND CONVERT 500 SHARES TO CASH.)

    1. If shareholders (including Holder C) elect to retain exactly 588,611 shares in the aggregate, then Holder C will retain its 500 Electing Shares and will receive $18,000 in cash (500 shares at $36.00 per share), as the Non-Cash Election Requirement will have been met exactly.

    2. If shareholders (including Holder C) elect to retain more than 588,611 shares in the aggregate, then Holder C will not retain all of its 500 Electing Shares, as the number of shares which may be retained must be reduced in order to meet the Non-Cash Election Requirement. For example, if shareholders elected to retain 700,000 shares in the aggregate, then each holder, including Holder C, would be able to retain only 84% of its Electing Shares in order to reduce the number of retained shares to 588,611 and meet the Non-Cash Election Requirement. Therefore, Holder C would be able to retain only 420 shares (or 84% of its 500 Electing Shares) and would receive $20,880 in cash (580 shares at $36.00 per share). If shareholders elected to retain more than 700,000 shares in the aggregate, Holder C would retain fewer shares than in the example above, but would receive a commensurately greater amount of cash.

    3. If shareholders (including Holder C) elect to retain fewer than 588,611 shares in the aggregate, then Holder C would be required to retain more than 500 shares, as the Non-Cash Election Requirement will not have been met and each shareholder will retain a small number of shares (in the case of Holder C, a small number of additional shares) in order to increase the aggregate number of retained shares to 588,611. For example, if shareholders elected to retain 500,000 shares in the aggregate, then all shareholders must collectively retain an additional 88,611 shares in order to meet the Non-Cash Election Requirement. In this example, Holder C would be required to retain an additional three shares (for a total of 503 shares) and would receive $17,892 in cash (497 shares at $36.00 per share). The additional three shares is calculated by multiplying the 500 shares Holder C wants to convert to cash by a fraction the numerator of which is 88,611 and the denominator of which is 13,266,340, the total number of outstanding shares less the 500,000 Electing Shares. If shareholders elected to retain fewer than 500,000 shares in the aggregate, Holder C would receive more shares than in the example above, but would receive commensurately less cash.

  Fractional shares of CommNet Common Stock will not be issued in the Merger. Holders of CommNet Common Stock otherwise entitled to a fractional share of CommNet Common Stock following the Merger will be paid cash in lieu of such fractional share as described under "--Fractional Shares."

  Any shares of CommNet Common Stock owned by the Partnerships, Newco, any wholly-owned subsidiary of CommNet or any wholly-owned subsidiary of Newco will automatically be cancelled at the Effective Time. As of the date of this Proxy Statement, none of the Company, the Partnerships, Newco, or any wholly-owned subsidiary of Newco own any shares of CommNet Common Stock.

 Newco Common Stock

  In the Merger, each share of stock of Newco issued and outstanding immediately prior to the Effective Time will be converted into a number of shares of CommNet Common Stock equal to the quotient of (A) 3,939,167 divided by (B) the number of shares of common stock of Newco outstanding immediately prior to the Effective Time. As a result of the Merger, the shareholders of Newco will hold 3,939,167 shares, or approximately 87% of the shares, of CommNet Common Stock to be outstanding immediately after the Effective Time.

 Non-Cash Election

  Holders of CommNet Common Stock will be entitled to make an unconditional election (a "Non-Cash Election") on or prior to the Election Date (as defined below) to retain Non-Cash Election Shares. If the number of Electing Shares exceeds the Non-Cash Election Number, then (i) the number of Electing Shares covered by a holder's Non-Cash Election to be converted into Non-Cash Election Shares will be determined by multiplying the total number of Electing Shares covered by such Non-Cash Election by a proration factor determined by dividing the Non-Cash Election Number by the total number of Electing Shares and (ii) such number of Electing Shares will be so converted. All Electing Shares, other than those shares converted into the right to retain Non-Cash Election Shares as described in the immediately preceding sentence, will be converted into cash (on a consistent basis among shareholders who made a Non-Cash Election, pro rata to the number of shares as to which they made such election) as if such shares were not Electing Shares.

  If a shareholder makes a Non-Cash Election and receives cash as a result of the proration procedures described above, such shareholder may receive dividend treatment (rather than capital gain treatment) for any

4 cash received in the Merger as a result of such proration procedures. See "RISK FACTORS--Non-Cash Election and Proration into Cash--Possible Dividend Treatment" and "THE MERGER--Certain Federal Income Tax Consequences."

  If the number of Electing Shares is less than the Non-Cash Election Number, then (i) all Electing Shares will be converted into the right to retain Non-Cash Election Shares, (ii) (A) additional shares of CommNet Common Stock, other than Excluded Shares, will be converted into the right to retain Non-Cash Election Shares, which number of additional shares shall be determined by multiplying the total number of shares of CommNet Common Stock outstanding at the Effective Time, other than Electing Shares and Dissenting Shares, by a proration factor determined by dividing (x) the difference between the Non-Cash Election Number and the number of Electing Shares by (y) the total number of shares of CommNet Common Stock outstanding at the Effective Time, other than Electing Shares and Dissenting Shares and (B) such additional shares of CommNet Common Stock, other than Excluded Shares, will be converted into the right to retain Non-Cash Election Shares on a consistent basis among shareholders who held shares of CommNet Common Stock as to which they did not make the Non-Cash Election, pro rata to the number of shares as to which they did not make such election.

  With respect to certain risks related to the retention of CommNet Common Stock, see "RISK FACTORS."

 Non-Cash Election Procedure

  The Form of Election is being mailed to holders of record of CommNet Common Stock together with this Proxy Statement. FOR A FORM OF ELECTION TO BE EFFECTIVE, A HOLDER OF COMMNET COMMON STOCK MUST PROPERLY COMPLETE SUCH FORM OF ELECTION, AND SUCH FORM OF ELECTION, TOGETHER WITH ALL CERTIFICATES FOR SHARES OF COMMNET COMMON STOCK HELD BY SUCH HOLDER, DULY ENDORSED IN BLANK OR OTHERWISE IN FORM ACCEPTABLE FOR TRANSFER ON THE BOOKS OF THE COMPANY (OR BY APPROPRIATE GUARANTEE OF DELIVERY AS SET FORTH IN SUCH FORM OF ELECTION), MUST BE RECEIVED BY STATE STREET BANK AND TRUST COMPANY (THE "EXCHANGE AGENT") AT ONE OF THE ADDRESSES LISTED ON THE FORM OF ELECTION AND NOT WITHDRAWN, BY 5:00 P.M., NEW YORK CITY TIME, ON SEPTEMBER 24, 1997, THE BUSINESS DAY NEXT PRECEDING THE DATE OF THE SPECIAL MEETING (THE "ELECTION DATE").

  A NON-CASH ELECTION MAY BE REVOKED AND CERTIFICATES FOR NON-CASH ELECTION SHARES WITHDRAWN BY WRITTEN NOTICE DULY EXECUTED AND RECEIVED BY THE EXCHANGE AGENT PRIOR TO THE ELECTION DATE. IF AN ELECTION IS REVOKED, AND THE CERTIFICATES FOR SHARES WITHDRAWN, THE COMMNET COMMON STOCK CERTIFICATES SUBMITTED THEREWITH WILL BE PROMPTLY RETURNED BY THE EXCHANGE AGENT TO THE PERSON WHO SUBMITTED SUCH CERTIFICATES. AFTER THE ELECTION DATE, SHARES FOR WHICH A NON-CASH ELECTION HAS BEEN MADE MAY NOT BE WITHDRAWN. DUE TO THE REQUIREMENT TO OBTAIN REGULATORY APPROVAL OF THE MERGER, A PERIOD OF TIME COULD ELAPSE BETWEEN THE ELECTION DATE AND THE EFFECTIVE TIME.

  Holders of CommNet Common Stock who make a Non-Cash Election for less than all of their shares will receive a new share certificate from the Exchange Agent for the remainder of the shares represented by the old certificate.

  The determinations of the Exchange Agent as to whether or not Non-Cash Elections have been properly made or revoked, and when such election or revocations were received, will be binding.

EFFECTIVE TIME OF THE MERGER

  The Merger will become effective at the latest of (i) such time as articles of merger (the "Colorado Articles of Merger") are duly filed with the Colorado Secretary of State, (ii) such time as a certificate of merger (the "Newco Certificate of Merger") is duly filed with the Delaware Secretary of State, or
(iii) such later time as Newco and the Company specify in the Colorado
Articles of Merger and the Newco Certificate of Merger (the date and time the Merger becomes effective being the "Effective Time"). Such filings will be made as soon as practicable after the closing under the Merger Agreement, which, unless the parties to the Merger Agreement otherwise agree, is to occur on the fifth business day after satisfaction or waiver of the conditions set forth in the Merger Agreement. Subject to certain limitations, the Merger Agreement may be terminated by either Newco or the Company if, among other reasons, the Merger has not been consummated on or before November 27, 1997; provided, however, that such date will be extended to February 27, 1998 if the completion of the Merger is delayed only because certain governmental approvals have not been received. See "CERTAIN PROVISIONS OF THE MERGER AGREEMENT--Conditions to the Consummation of the Merger" and "--Termination."

CONVERSION/RETENTION OF SHARES; PROCEDURES FOR EXCHANGE OF CERTIFICATES

 CommNet Common Stock

  The conversion of shares of CommNet Common Stock (other than shares of CommNet Common Stock held by the Partnerships, Newco, any wholly-owned subsidiary of CommNet or any wholly-owned subsidiary of Newco, fractional shares and Dissenting Shares) into the right to receive cash or the right to retain shares of CommNet Common Stock following the Merger will occur at the Effective Time.

  As soon as practicable as of or after the Effective Time, the Exchange Agent will send a letter of transmittal to each holder of CommNet Common Stock (other than holders of CommNet Common Stock making a Non-Cash Election with respect to all of such holders' shares who have properly submitted Forms of Election and share certificates to the Exchange Agent). The letter of transmittal will contain instructions with respect to the surrender of certificates representing shares of CommNet Common Stock in exchange for cash and, under certain circumstances, certificates representing shares of CommNet Common Stock to be retained in the Merger, or the amount of cash in lieu of any fractional interest in a share of CommNet Common Stock for which the shares represented by the certificates so surrendered are exchangeable pursuant to the Merger Agreement.

  EXCEPT FOR COMMNET COMMON STOCK CERTIFICATES SURRENDERED WITH A FORM OF ELECTION AS DESCRIBED ABOVE UNDER "--NON-CASH ELECTION PROCEDURE," SHAREHOLDERS OF THE COMPANY SHOULD NOT FORWARD STOCK CERTIFICATES TO THE EXCHANGE AGENT UNTIL THEY HAVE RECEIVED THE LETTER OF TRANSMITTAL.

  As soon as practicable after the Effective Time, each holder of an outstanding certificate or certificates which prior thereto represented shares of CommNet Common Stock shall, upon surrender to the Exchange Agent of such certificate or certificates and acceptance thereof by the Exchange Agent, be entitled to the amount of cash, if any, into which the number of shares of CommNet Common Stock previously represented by such surrendered certificate or certificates shall have been converted pursuant to the Merger Agreement and a certificate or certificates representing the number of full shares of CommNet Common Stock, if any, to be retained by the holder thereof pursuant to the Merger Agreement. The Exchange Agent will accept such certificates upon compliance with such reasonable terms and conditions as the Exchange Agent may impose to effect an orderly exchange thereof in accordance with normal exchange practices. After the Effective Time, there will be no further transfer on the records of the Company or its transfer agent of certificates representing shares of CommNet Common Stock which have been converted, in whole or in part, pursuant to the Merger Agreement into the right to receive cash, and if such certificates are presented to the Company for transfer, they will be cancelled against delivery of cash and, if appropriate, certificates for retained CommNet Common Stock. Until surrendered as contemplated by the Merger Agreement, each certificate for shares of CommNet Common Stock will be deemed at any time after the Effective Time to represent only the right to receive upon such surrender the consideration contemplated by the Merger Agreement. No interest will be paid or will accrue on any cash payable as consideration in the Merger or in lieu of any fractional shares of CommNet Common Stock.

  After the Effective Time, no dividends or other distributions will be paid to the holder of any unsurrendered certificate for shares of CommNet Common Stock with respect to the shares of retained CommNet Common Stock represented thereby and no cash payment in lieu of fractional shares shall be paid to any such holder pursuant to the Merger Agreement until the surrender of such certificate in accordance with the Merger Agreement. Subject to the effect of applicable laws, there shall be paid to the holder of a certificate representing whole shares of retained CommNet Common Stock issued in connection therewith, without interest, (i) at the time of such surrender or as promptly after the sale of the Excess Shares (as defined below) as practicable, the amount of any cash payable in lieu of a fractional share of retained CommNet Common Stock to which such holder is entitled pursuant to the Merger Agreement and the proportionate amount of dividends or other distributions, if any, with a record date after the Effective Time theretofore paid with respect to such whole shares of retained CommNet Common Stock, and (ii) following surrender, the proportionate amount of dividends or other distributions, if any, with a record date after the Effective Time but prior to such surrender and a payment date subsequent to such surrender payable with respect to such whole shares of retained CommNet Common Stock.

FRACTIONAL SHARES

  No certificates or scrip representing fractional shares of CommNet Common Stock will be issued in connection with the Merger, and such fractional share interests will not entitle the owner thereof to vote or to any rights of a shareholder of the Company after the Merger. Each holder of shares of CommNet Common Stock exchanged pursuant to the Merger who would otherwise have been entitled to receive a fraction of a share of retained CommNet Common Stock (after taking into account all shares of CommNet Common Stock delivered by such holder) will receive, in lieu thereof, a cash payment (without interest) representing such holder's proportionate interest in the net proceeds from the sale by the Exchange Agent (following the deduction of applicable transaction costs), on behalf of all such holders, of the shares (the "Excess Shares") of retained CommNet Common Stock representing such fractions. Such sale shall be made as soon as practicable after the Effective Time.

CONDUCT OF BUSINESS PENDING THE MERGER

  Pursuant to the Merger Agreement, the Company has agreed that prior to the Effective Time its business and that of its consolidated subsidiaries and certain affiliates will be conducted only in the ordinary course of business. See "CERTAIN PROVISIONS OF THE MERGER AGREEMENT--Certain Pre-Closing Covenants."

CONDITIONS TO CONSUMMATION OF THE MERGER

  The obligations of CommNet and Newco to consummate the Merger are subject to various conditions, including, without limitation, obtaining the requisite approval of CommNet's shareholders, obtaining the requisite approval of relevant government authorities, including the FCC and the absence of any injunction or other legal restraint or prohibition preventing the consummation of the Merger. See "REGULATORY APPROVALS."

  Newco's obligations to effect the Merger are further subject, among other things, to (i) the Company amending the terms of the Notes and consummating the Debt Tender Offers, (ii) CIFC repaying all amounts outstanding under the CoBank Credit Agreement, (iii) the Company or CIFC receiving financing proceeds on terms and conditions set forth in the Commitment Letter or upon terms and conditions which are substantially equivalent thereto and, to the extent that any of the terms and conditions are not contemplated by the Commitment Letter, on terms and conditions reasonably satisfactory to Newco, (iv) the absence of certain litigation, (v) since May 27, 1997, no material adverse change relating to the Company having occurred and being continuing, (vi) all regulatory approvals, as described in the Merger Agreement, having been obtained, having been declared or filed or having occurred, as the case may be, and all such required regulatory approvals being in full force and effect and (vii) Newco having been reasonably satisfied that the Merger will be recorded as a recapitalization for financial reporting purposes.

  As of March 31, 1997, $36,927,000 was outstanding under the CoBank Credit Agreement, $150,303,000 in accreted carrying value of the 11 3/4% Senior Subordinated Discount Notes due 2003 was outstanding and $80,000,000 in aggregate principal amount of the 11 1/4% Subordinated Notes due 2005 was outstanding. An aggregate of approximately $298,690,000 will be required to refinance the CoBank Credit Agreement and the

Notes. It is expected that financing proceeds and equity contributions aggregating approximately $825 million will be required to refinance the CoBank Credit Agreement and the Notes, to pay for cash consideration to CommNet shareholders in connection with the Merger, to settle outstanding Options and to pay for fees and expenses in connection with the Merger. The equity contribution to be made by the Partnerships is expected to constitute approximately $142 million of such amount. It is also a condition to the Merger that Newco is reasonably satisfied that the Merger will be recorded as a recapitalization for financial reporting purposes. See "CERTAIN PROVISIONS OF THE MERGER AGREEMENT--Conditions to the Consummation of the Merger."

CERTAIN EFFECTS OF RECAPITALIZATION

  Upon consummation of the Merger, shares of CommNet Common Stock which are retained by shareholders in the Merger will represent approximately 13% of the outstanding CommNet Common Stock. Because the Merger will be accounted for as a recapitalization, it will have no impact on the historical basis of the Company's assets and liabilities, one result of which will be a reduction in shareholders' equity of the Company to a deficit of approximately $347 million. See "RISK FACTORS--Substantial Leverage; Shareholders' Deficit; Liquidity."

CERTAIN FEDERAL INCOME TAX CONSEQUENCES

  The following summary sets forth the opinion of Latham & Watkins with respect to certain of the expected United States federal income tax consequences generally applicable to shareholders of the Company who retain CommNet Common Stock and/or receive cash in the Merger. The summary is based upon current provisions of the Internal Revenue Code of 1986, as amended (the "Code"), currently applicable Treasury regulations, and judicial and administrative decisions and rulings. There can be no assurance that the Internal Revenue Service ("IRS") will not take a contrary view, and no ruling from the IRS has been or will be sought. Legislative, judicial or administrative changes or interpretations may be forthcoming that could alter or modify the statements and conclusions set forth herein. Any such changes or interpretations could be retroactive and could affect the tax consequences to the shareholders.

  EACH SHAREHOLDER IS URGED TO CONSULT HIS OR HER OWN TAX ADVISOR AS TO THE PARTICULAR TAX CONSEQUENCES TO HIM OR HER OF SUCH PENDING LEGISLATION.

  The summary does not purport to deal with all aspects of United States federal income taxation that may affect particular shareholders in light of their individual circumstances, and is not intended for shareholders subject to special treatment under the United States federal income tax law (e.g., insurance companies, tax-exempt organizations, financial institutions, broker-dealers, shareholders who hold their CommNet Common Stock as part of a hedge, straddle or conversion transaction, shareholders who do not hold their CommNet Common Stock as capital assets and shareholders who have acquired their CommNet Common Stock upon the exercise of options or otherwise as compensation). In addition, this discussion does not consider the effect of any applicable foreign, state, local or other tax laws. Foreign Shareholders (as defined below) may be subject to special rules not discussed herein.

  SHAREHOLDERS SHOULD CONSULT THEIR OWN TAX ADVISORS AS TO THE PARTICULAR TAX CONSEQUENCES TO THEM OF THE MERGER, INCLUDING THE APPLICABILITY AND EFFECT OF ANY FOREIGN, STATE, LOCAL OR OTHER TAX LAWS.

  Characterization of the Merger for United States Federal Income Tax Purposes. For United States federal income tax purposes, both Newco and the Merger will be disregarded as a transitory, with the result that tendering shareholders will be treated as transferring a portion of their CommNet Common Stock to Blackstone (in a sale transaction) and a portion of their stock to the Company (in a redemption transaction). The Company intends to take the position that, for each tendering shareholder, the portion of the CommNet Common Stock disposed of in the Merger that is allocable to the sale to Blackstone is the percentage equivalent of a fraction the numerator of which is (i) the amount of equity contributed to Newco by Blackstone in exchange for Newco stock, and the denominator of which is (ii) the aggregate amount of cash paid to shareholders pursuant to the Merger. The remainder of the shareholder's CommNet Common Stock disposed of in the Merger will be treated as redeemed by the Company. The IRS could, however, adopt a different allocation approach. See "--Shareholders Receiving Cash" below for a discussion of the consequences of cash being deemed paid in redemption of CommNet Common Stock.

  Tax Consequences to Shareholders on Receipt of Consideration. The following discussion assumes that CommNet Common Stock held by a tendering shareholder is held as a capital asset. A holding period of more than one year is required for long-term capital gain or loss treatment. Pursuant to the recently enacted Taxpayer Relief Act of 1997, the long-term capital gains rate applicable to shareholders meeting certain holding period requirements may be reduced.

  As described more fully below, the United States federal income tax consequences of the Merger with respect to a particular shareholder will depend upon, among other things, (i) whether the shareholder received any cash proceeds pursuant to the Merger, (ii) the extent to which a shareholder will be treated as transferring CommNet Common Stock to Blackstone (in a sale transaction) and to the Company (in a redemption transaction) and (iii) whether the redemption of a holder's CommNet Common Stock by the Company will qualify as a sale or exchange under Section 302 of the Code.

  Shareholders Receiving Cash. To the extent that a shareholder is considered to have transferred Stock to Blackstone, such shareholder will recognize capital gain or loss equal to the difference between the amount realized on such deemed sale (i.e., the cash proceeds properly allocated thereto) and the shareholder's adjusted tax basis in such CommNet Common Stock.

  To the extent that a shareholder is considered to have transferred CommNet Common Stock to the Company in a redemption transaction, such shareholder also will recognize capital gain or loss equal to the difference between the cash proceeds allocable to such deemed redemption and the shareholder's adjusted tax basis in such CommNet Common Stock, provided that such redemption is treated as a sale or exchange under Section 302 of the Code with respect to such shareholder.

  Under Section 302 of the Code, a redemption of CommNet Common Stock pursuant to the Merger will generally be treated as a sale or exchange if such redemption (a) is "substantially disproportionate" with respect to the shareholder, (b) results in a "complete redemption" of the shareholder's interest in the Company or (c) is "not essentially equivalent to a dividend" with respect to the shareholder. In determining whether any of these Section 302 tests is satisfied, shareholders must take into account both CommNet Common Stock that they actually own and CommNet Common Stock that they are deemed to own under the constructive ownership rules set forth in Section 318 of the Code. Under such rules, a shareholder is treated as owning CommNet Common Stock that is owned by certain related individuals or entities and CommNet Common Stock that the shareholder has the right to acquire by exercise of an option or by conversion or exchange of a security.

  The deemed redemption of a shareholder's CommNet Common Stock in the Merger will be "substantially disproportionate" with respect to such shareholder if, among other things, the percentage of CommNet Common Stock actually and constructively owned by such shareholder immediately following the Merger is less than 80% of the percentage of CommNet Common Stock actually and constructively owned by such shareholder immediately prior to the Merger. Additionally, the redemption of a shareholder's Stock will not be "substantially disproportionate" with respect to such shareholder unless, after the Merger, such stockholder owns less than 50% of the total combined voting power of all classes of stock entitled to vote in the Company. Shareholders should consult their own tax advisors with respect to the application of the "substantially disproportionate" test to their particular facts and circumstances.

  The redemption of a shareholder's CommNet Common Stock will result in a "complete redemption" of a shareholder's interest in the Company if either (a) all the CommNet Common Stock actually and constructively owned by the shareholder is redeemed (or deemed sold) pursuant to the Merger or (b) all the CommNet Common Stock actually owned by the shareholder is redeemed (or deemed sold) pursuant to the Merger and the shareholder is eligible to waive, and does effectively waive in accordance with Section 302(c) of the Code, attribution of all CommNet Common Stock which otherwise would be considered to be constructively owned by such shareholder.

  Even if the redemption of a shareholder's CommNet Common Stock fails to satisfy the "substantially disproportionate" test and the "complete redemption" test described above, the redemption of a shareholder's CommNet Common Stock may nevertheless satisfy the "not essentially equivalent to a dividend" test if the Merger results in a "meaningful reduction" in such shareholder's proportionate equity interest in the Company. Whether the receipt of cash by a shareholder will be considered "not essentially equivalent to a dividend" will depend upon such shareholder's facts and circumstances. In certain circumstances, even a small reduction in a shareholder's proportionate equity interest may satisfy this test. For example, the IRS has indicated in a published ruling that a 3.3% reduction in the proportionate equity interest of a small (substantially less than 1%) shareholder in a publicly held corporation who exercises no control over corporate affairs constitutes such a "meaningful reduction." Shareholders should consult with their own tax advisors as to the application of this test.

  A tendering shareholder may not be able to satisfy one of the above tests because of the retention (by election or proration) or the contemporaneous acquisition of CommNet Common Stock by such shareholder or a related party whose CommNet Common Stock would be attributed to such shareholder under
Section 318 of the Code. Shareholders should consult their own tax advisors regarding the tax consequences of such retention or acquisitions in their particular circumstances.

  If a shareholder cannot satisfy any of the three tests described above, then to the extent the Company has sufficient current and/or accumulated earnings and profits, such shareholder will be treated as having received a dividend which will be includible in gross income (and treated as ordinary income) in an amount equal to the cash received (without regard to gain or loss, if any). In such case, in general, the basis of the CommNet Common Stock tendered by such shareholder will be allocated to the adjusted basis of the CommNet Common Stock retained by such shareholder.

  In the case of a corporate shareholder, if the cash paid is treated as a dividend, such dividend income may be eligible for the 70% dividends-received deduction. The dividends-received deduction is subject to certain limitations, and may not be available if the corporate shareholder does not satisfy certain holding period requirements with respect to the CommNet Common Stock or if the CommNet Common Stock is treated as "debt financed portfolio stock" within the meaning of Section 246A(c) of the Code. Additionally, if a dividends-received deduction is available, the dividend may be treated as an "extraordinary dividend" under Section 1059(a) of the Code, in which case a corporate shareholder's adjusted tax basis in CommNet Common Stock retained by such shareholder would be reduced, but not below zero, by the amount of the nontaxed portion of such dividend. Under the recently enacted Taxpayer Relief Act of 1997, if the nontaxed portion of such dividend exceeds such basis, such excess will be treated as gain from the sale or exchange of the CommNet Common Stock for the taxable year in which the extraordinary dividend is received. Corporate shareholders are urged to consult their own tax advisors as to the effect of
Section 1059 of the Code on the adjusted tax basis of their CommNet Common
Stock.

  CommNet Common Shareholders Retaining CommNet Common Stock and Receiving No Cash. The Merger will have no United States federal income tax consequences for shareholders who retain their CommNet Common Stock and receive no cash. Accordingly, a shareholder will not recognize any gain or loss on CommNet Common Stock retained by such shareholder.

  CommNet Common Shareholders Retaining a Portion of Their CommNet Common Stock and Receiving Cash. To the extent that a shareholder chooses to exchange a portion of its CommNet Common Stock for cash, or to the extent a shareholder is prorated into receiving cash in exchange for a portion of its CommNet Common Stock, the tax treatment of such shareholder's receipt of cash will be the same as set forth above under "--Shareholders Receiving Cash."

  As described above under "--CommNet Common Shareholders Retaining CommNet Common Stock and Receiving No Cash," the Merger will have no tax consequences to a shareholder (and, thus, a shareholder will not recognize any gain or loss as a result of the Merger), to the extent such shareholder elects to retain, or is prorated into retaining, CommNet Common Stock. However, as described more fully above under "--Shareholders Receiving Cash," a shareholder's retention of CommNet Common Stock may, under certain circumstances, cause the redemption portion of the cash received by such shareholder to be treated as a dividend for United States federal income tax purposes.

  Foreign CommNet Common Shareholders--Withholding. The following is a general discussion of certain United States federal income tax consequences of the Merger to Foreign Shareholders. For this purpose, a Foreign Shareholder is any shareholder who is, for United States federal income tax purposes, a foreign corporation, a non-resident alien individual, a foreign partnership, a foreign estate or a foreign trust, as such terms are defined in the Code (a "Foreign Person").

  In the case of any Foreign Shareholder, the Exchange Agent will withhold 30% of the amount paid to redeem the CommNet Common Stock of such shareholder in order to satisfy certain United States withholding requirements, unless such foreign shareholder proves in a manner satisfactory to the Company and the Exchange Agent that either (i) the redemption of its CommNet Common Stock pursuant to the Merger will qualify as a sale or exchange under Section 302 of the Code, rather than as a dividend for United States federal income tax purposes, in which case no withholding will be required, (ii) the Foreign Shareholder is eligible for a reduced tax treaty rate with respect to dividend income, in which case the Exchange Agent will withhold at the reduced treaty rate or (iii) no United States withholding is otherwise required.

  FOREIGN SHAREHOLDERS SHOULD CONSULT THEIR OWN TAX ADVISORS REGARDING THE APPLICATION TO THEM OF THESE WITHHOLDING RULES. FURTHER, SINCE THE FOREGOING DISCUSSION DOES NOT ADDRESS ANY OF THE OTHER POTENTIAL UNITED STATES FEDERAL INCOME AND ESTATE TAX CONSEQUENCES OF THE MERGER TO FOREIGN SHAREHOLDERS, SUCH SHAREHOLDERS ARE URGED TO CONSULT THEIR OWN TAX ADVISORS WITH RESPECT TO SUCH POTENTIAL TAX CONSEQUENCES.

  Information Reporting and Backup Withholding. The Company must report annually to the IRS and to each shareholder the amount of dividends paid to such shareholder and any amount withheld under the backup withholding rules with respect to such dividends. Copies of these reports also may be made available to the tax authorities in the country in which a Foreign Shareholder resides under applicable income tax treaties.

  Backup withholding (which generally is imposed at the rate of 31% on certain payments to persons who fail to furnish certain information under the United States information reporting requirements) generally will not apply to dividends paid to a Foreign Shareholder at an address outside the United States unless the payor has knowledge that the payee is not a Foreign Person (i.e., is a "United States Person").

  Payment of the proceeds of a sale of CommNet Common Stock by or through a United States office of a broker is subject to both backup withholding and information reporting unless the beneficial owner certifies under penalties of perjury, among other things, that it is a Foreign Shareholder and the payor does not have actual knowledge that such owner is a United States Person, or otherwise establishes an exemption. Payments of sale proceeds from CommNet Common Stock to or through a foreign office of a broker that is, for United States federal income tax purposes, a United States Person, a controlled foreign corporation, or a Foreign Person that derives 50% or more of its gross income for certain periods from the conduct of a trade or business in the United States will not be subject to backup withholding, but will be subject to information reporting unless (1) such broker has documentary evidence in its records that the beneficial owner is a Foreign Shareholder and certain other conditions are met, or (2) the beneficial owner otherwise establishes an exemption.

  Any amounts withheld under the backup withholding rules may be allowed as a refund or a credit against the shareholder's United States federal income tax liability provided the required information is furnished to the IRS.

  The backup withholding and information reporting rules are currently under review by the Treasury Department and their application to the CommNet Common Stock could be changed by future regulations.

  THE FOREGOING DESCRIPTION OF POTENTIAL UNITED STATES FEDERAL INCOME TAX CONSIDERATIONS GENERALLY APPLICABLE TO SHAREHOLDERS IN THE MERGER DOES NOT ADDRESS EVERY FEDERAL INCOME TAX CONCERN WHICH MAY BE APPLICABLE TO A

PARTICULAR SHAREHOLDER. EACH SHAREHOLDER IS URGED TO CONSULT SUCH SHAREHOLDER'S OWN TAX ADVISOR TO DETERMINE THE TAX CONSEQUENCES TO SUCH SHAREHOLDER, IN THE LIGHT OF SUCH SHAREHOLDER'S PARTICULAR CIRCUMSTANCES, OF THE DISPOSITION OF COMMNET COMMON STOCK PURSUANT TO THE MERGER.

ACCOUNTING TREATMENT

  The Merger will be accounted for as a recapitalization. Accordingly, the historical basis of the Company's assets and liabilities will not be impacted by the transaction.

EFFECT ON OPTIONS AND EMPLOYEE BENEFIT MATTERS

  It is anticipated that, unless exercised or cancelled (pursuant to its terms or in exchange for a cash amount equal to the difference between $36.00 and the exercise price of the Option) prior to the Effective Time, each option to purchase shares of CommNet Common Stock (an "Option") granted under the CommNet Omnibus Stock and Incentive Plan, the CommNet Key Agent Stock Option Plan and the Stock Option Agreement dated September 19, 1995 between CommNet and Doron Lurie (the "Stock Option Plans") will remain outstanding immediately following the Effective Time and that such Options will be subject to adjustment pursuant to the terms of the Stock Option Plans. The Company anticipates that a substantial number of Options will be so cancelled prior to the Effective Time (in exchange for a cash amount equal to the difference between $36.00 and the exercise price of the applicable Option); however, some existing Options may remain outstanding following the Merger. It is anticipated that the Stock Option Plans will otherwise terminate as of the Effective Time. In addition, following the Merger, the Company may grant or sell, or grant options to purchase, additional shares of CommNet Common Stock to members of the Company's management or otherwise permit management to participate in the equity of the Company. The foregoing could dilute the holdings of CommNet shareholders and the holdings of the Partnerships. See "RISK FACTORS--Potential Dilution of CommNet Shareholders."

  Newco has agreed in the Merger Agreement that the Company will keep in full force and effect, until the first anniversary of the Effective Time, certain employee welfare and retirement plans.

  It is anticipated that the ESOP will be amended to provide that a fiduciary independent of the Company will decide whether to make a Non-Cash Election with respect to the shares of CommNet Common Stock held by the ESOP or to receive cash with respect to the shares of CommNet Common Stock held by the ESOP. It is also anticipated that the ESOP will terminate as soon as practicable following the Effective Time and that upon termination the ESOP's assets will either be transferred to another qualified plan in which the ESOP's participants are eligible for participation or completely distributed to the ESOP's participants.

INTERESTS OF CERTAIN PERSONS IN THE MERGER

  Certain directors and executive officers of the Company may have interests, described herein, that present them with potential conflicts of interest in connection with the Merger. The Special Committee is aware of the potential conflicts described below and considered them in addition to the other matters described under "THE MERGER--Recommendation of the Special Committee and the Board of Directors; Reasons for the Merger."

  Shares of CommNet Common Stock held by officers and directors of CommNet will be converted into the right to receive the same consideration as shares of CommNet Common Stock held by other shareholders.

  Pursuant to the Merger Agreement, the Company has agreed for six years after the Effective Time to indemnify all present directors and officers of the Company and will, subject to certain limitations, maintain for six years directors' and officers' liability insurance and fiduciary liability insurance policies containing terms and conditions which are not less advantageous than any such policies which may be in effect prior to the Effective Time. See "CERTAIN PROVISIONS OF THE MERGER AGREEMENT--Indemnification and Insurance."

  In July 1993, the Board of Directors approved change in control agreements with Messrs, Pohs and Dwyer. In October 1994, the Board authorized a comparable agreement with Mr. Hoe, the Company's Chief Information Officer. In November 1995, the Board authorized comparable agreements with Messrs. Gardner, Lynn and Morrisey, the Company's Senior Vice President and Controller, Senior Vice President--Network Operations, and Executive Vice President--Sales Operations, respectively, and Ms. Shapiro, the Company's Senior Vice President and General Counsel. The purpose of these agreements is to reinforce and encourage the officers to maintain objectivity and a high level of attention to their duties without distraction from the possibility of a change in control of the Company. These agreements provide that in the event of a change in control of the Company, as that term is defined in these agreements, each officer is entitled to receive certain severance benefits upon the subsequent termination or constructive termination of employment, unless such termination is due to death, disability or voluntary retirement; unless the termination is by the Company for cause (as defined in these agreements) or is by the officer for other than good reason (as defined in these agreements).

  The severance benefits include the payment of the officer's full base salary through the date of termination. The severance benefits also include a lump sum payment equal to 2.99 times the sum of (a) the officer's annual base salary in effect immediately prior to the circumstances giving rise to termination, and
(b) the actual bonus earned by the officer in the year prior to the year in which termination occurs. In addition, each officer will be provided with life and health benefits and a continuation of all other employee benefits for 12 months following the date of termination. In addition, the officers will be fully vested in all benefit plans to the extent not otherwise entitled to 100% of all contributions made by the Company on their behalf.

  On March 30, 1997, CommNet and Mr. Pohs entered into a Retirement and Consulting Agreement (the "Consulting Agreement") pursuant to which Mr. Pohs will receive the following upon his retirement from the Company: (i) a payment equal in amount to the additional employment contributions and matching contributions under the CommNet Cellular Inc. Retirement Savings Plan and the ESOP to which Mr. Pohs would have been entitled had such contributions been determined without regard to the statutory limits applicable to such contributions under the Code for the five year period ending on Mr. Pohs' retirement date; (ii) a payment equal to the present value of five times the annual premium cost with respect to Mr. Pohs' coverage level and plan option of the Company's health plan and the Exec-U-Care Medical Reimbursement Insurance; and (iii) a grant of 50,000 shares of restricted stock under the CommNet Cellular Inc. Omnibus Stock and Incentive Plan (which shares will vest upon death, disability, the end of the consulting period described below or a change of control). The Consulting Agreement also provides that the Company will retain Mr. Pohs as a consultant for a period of six years following his retirement in exchange for a consulting fee equal to 50% of Mr. Pohs' final annualized base salary plus his final year's annualized bonus per year. In the event of a change in control of the Company, as defined in the Consulting Agreement, (i) if Mr. Pohs has not yet retired, he may elect to receive the benefits set forth in his change of control agreement, as described in the two preceding paragraphs, or to receive the benefits provided for in the Consulting Agreement, and (ii) if Mr. Pohs has retired, he will be entitled to receive a lump-sum payment of all consulting fees due for the remaining portion of the consulting arrangement, and all restrictions on the shares granted pursuant to the Consulting Agreement will lapse.

  The occurrence of the Merger will constitute a change in control of the Company under these agreements. In the event any payment or benefit to be received by an officer pursuant to these agreements would be subject to the federal excise tax, the amount of the benefits payable under these agreements will be increased such that the net amount retained by the officer after deduction of any excise tax on such payment and any federal, state and local tax and excise tax upon such additional payment shall be equal to the full severance benefits contemplated by the agreement.

RESALE OF COMMNET COMMON STOCK FOLLOWING THE MERGER

  The CommNet Common Stock to be retained in connection with the Merger will be freely transferable, except that shares retained by any shareholder who may be deemed to be an "affiliate" (as defined under the Securities Act and generally including, without limitation, directors, certain executive officers and beneficial owners of 10% or more of a class of capital stock) of the Company for purposes of Rule 145 under the Securities Act will not be transferable except in compliance with the Securities Act. This Proxy Statement does not cover sales of CommNet Common Stock retained by any person who may be deemed to be an affiliate of the Company. It is the Company's intention that CommNet Common Stock to be retained in connection with the Merger will remain listed on Nasdaq for at least 90 days after the Effective Time. After such 90-day period, the Company intends to delist the CommNet Common Stock from Nasdaq. See "CERTAIN PROVISIONS OF THE MERGER AGREEMENT--Listing and Exchange Act Registration."

MERGER FINANCINGS

General; Commitments

  The Company expects to incur approximately $683.2 million of funded long-term debt and the Partnerships expect to make an equity contribution to Newco of approximately $141.8 million, which amounts will be used to (i) fund payment of the cash consideration in the Merger, (ii) repay or repurchase certain indebtedness of the

Company and (iii) pay the fees and expenses incurred in connection with the Merger and any other transactions contemplated by the Merger Agreement. The Chase Manhattan Bank ("Chase") has delivered a commitment letter providing for the establishment of new senior secured credit facilities to be provided to CIFC by a syndicate of financial institutions (the "Lenders") pursuant to the terms of a new credit agreement to be entered into prior to the consummation of the Merger (the "New Credit Agreement"). Chase Securities Inc. will act as arranging agent and syndication agent and Chase will act as administrative, collateral and documentation agent (in such capacity, the "Agent"). It is currently contemplated that the New Credit Agreement will include the following facilities: (i) senior secured term loan facilities in an aggregate principal amount of $680 million divided into a $200 million tranche ("Tranche A"), a $100 million tranche ("Tranche B"), a $100 million tranche ("Tranche C"), and a $280 million tranche ("Tranche D" and, together with Tranche A, Tranche B and Tranche C, the "Term Loan Facilities") and (ii) a senior secured revolving credit facility (the "Revolving Facility" and, together with the Term Loan Facilities, the "Merger Financings") in an aggregate principal amount of $80 million.

Maturities; Amortization

  Tranche A will mature approximately eight years after the Effective Time; Tranche B will mature approximately nine years after the Effective Time; Tranche C will mature approximately nine and one-half years after the Effective Time; Tranche D will mature approximately ten years after the Effective Time; and the Revolving Facility will mature approximately eight years after the Effective Time. Tranche A, Tranche B and Tranche C will be subject to amortization in quarterly installments. Tranche D and the Revolving Facility will be payable in full at maturity, with no prior amortization.

Interest

  Borrowings (i) under Tranche A and the Revolving Facility will bear interest at a rate per annum equal to, at the option of CIFC (subject to certain conditions), either (A) the higher of (x) the Agent's customary prime rate or
(y) the Federal Funds Effective Rate plus 0.5% (the "Base Rate") plus 1.25% or
(B) a reserve-adjusted eurocurrency rate (the "Adjusted Eurocurrency Rate") plus 2.25%, (ii) under Tranche B will bear interest at a rate per annum equal to, at the option of CIFC (subject to certain conditions), either (A) the Base Rate plus 1.75% or (B) the Adjusted Eurocurrency Rate plus 2.75%, (iii) under Tranche C will bear interest at a rate per annum equal to, at the option of CIFC (subject to certain conditions) either (A) the Base Rate plus 2.00% or
(B) the Adjusted Eurocurrency Rate plus 3.00% and (iv) under Tranche D will bear interest at a rate per annum equal to, at the option of CIFC (subject to certain conditions) either (A) the Base Rate plus 2.50% and (B) the Adjusted Eurocurrency Rate plus 3.50%; provided, with respect to Tranche A and the Revolving Facility, that the applicable margin over the Base Rate or Adjusted Eurocurrency Rate, as the case may be, will be subject to a decrease based on certain performance criteria. Overdue principal and interest will bear interest at the applicable interest rate (or, in the case of overdue interest, the Base Rate) plus the applicable margin plus 2.00% per annum.

Fees

  The Lenders will be paid commitment fees at a rate of 0.25% per annum on the Merger Financings until the Effective Time. Following the Effective Time, the Lenders will be paid (i) commitment fees at a rate of 0.50% per annum on unused Revolving Facility commitments and (ii) letter of credit commissions on outstanding letters of credit at a rate per annum of 2.25%, in each case, subject to reduction based on certain performance criteria. In addition, the Agent and the Lenders will receive such other fees as shall be agreed upon separately.

Mandatory Prepayments

  CIFC will be required to prepay the loans under the Term Loan Facilities and the Revolving Facility, as set forth in the New Credit Agreement, (i) in respect of 100% of the net proceeds of certain non-ordinary course asset sales (except, it is anticipated, in the case of such asset sales for which the proceeds are reinvested in the Company's business within 12 months) and certain issuances of indebtedness and (ii) in an amount equal to 75%, subject to reduction to 50% based on certain performance criteria, of the generation of excess cash flow (to be defined in the New Credit Agreement).

Guarantees

  All obligations under the New Credit Agreement and any interest rate hedging agreements entered into with the Lenders or their affiliates in connection therewith will be unconditionally and irrevocably guaranteed (the
"Guarantees") by the Company and each of the Company's wholly-owned domestic subsidiaries (the "Guarantors").

Security

  All obligations of CIFC and the Guarantors under the New Credit Agreement and the Guarantees will be secured by first priority security interests in substantially all tangible and intangible assets, real property, trademarks, tradenames and equipment of CIFC and the Guarantors. In addition, the New Credit Agreement will be secured by a first priority security interest in substantially all the capital stock and equity interests held by the Company and any of its wholly-owned subsidiaries.

Covenants

  The New Credit Agreement will contain a number of affirmative covenants and negative covenants that, among other things, will restrict the ability of CIFC and the Company to dispose of assets, incur additional indebtedness, prepay other indebtedness, pay dividends and distributions on capital stock, redeem or repurchase capital stock or debt, create liens, make investments, engage in mergers or acquisitions, enter into leases or transactions with affiliates, and otherwise will restrict corporate activities. In addition, the Company will be required to maintain (i) a minimum EBITDA to interest ratio, which minimum is anticipated to initially equal 1.0 to 1.0 and to increase over time to 3.0 to 1.0, (ii) a minimum fixed charges ratio, which is anticipated to equal 1.0 to 1.0, and (iii) a maximum debt to EBITDA ratio, which maximum is anticipated to initially equal 10.9 to 1.0 and to decrease over time to 4.0 to 1.0.

Events of Default

  Events of default under the New Credit Agreement will include, among other things: (i) failure to make payments when due; (ii) inaccuracy of representations and warranties; (iii) default in the performance of covenants;
(iv) default under certain other agreements governing indebtedness of the Company or any consolidated subsidiary; (v) certain events of bankruptcy; (vi) certain judgment defaults; (vii) failure to satisfy certain material ERISA requirements; (viii) certain actual or asserted invalidities of loan documents or of security interests in collateral or of material agreements; (ix) the occurrence of a Change in Control (as defined therein) of the Company; and (x) payment defaults on advances owing to CIFC under certain circumstances and in certain specified amounts.

CONVERSION OF NEWCO STOCK

  In the Merger, each share of stock of Newco issued and outstanding immediately prior to the Effective Time will be converted into a number of shares of CommNet Common Stock equal to the quotient of (A) 3,939,167 divided by (B) the number of shares of common stock of Newco outstanding immediately prior to the Effective Time. As a result of the Merger, the shareholders of Newco will hold 3,939,167 shares, or approximately 87% of the shares, of CommNet Common Stock to be outstanding immediately after the Merger.

PRO FORMA CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED)

  The following pro forma consolidated financial statements have been derived by the application of pro forma adjustments to the Company's historical consolidated financial statements incorporated by reference herein. The pro forma consolidated statements of operations for the fiscal year ended September 30, 1996 and the six months ended March 31, 1997 give effect to the Merger and related transactions as if such transactions had been consummated as of October 1, 1995. The pro forma consolidated balance sheet gives effect to the Merger and related transactions as if such transactions had occurred as of March 31, 1997. The adjustments are described in the accompanying notes. The pro forma consolidated financial statements should not be considered indicative of actual results that would have been achieved had the Merger and related transactions been consummated on the date or for the periods indicated and do not purport to indicate balance sheet data or results of operations as of any future date or for any future period. The pro forma consolidated financial statements should be read in conjunction with the Company's historical financial statements and the notes thereto incorporated herein by reference. See "AVAILABLE INFORMATION" and "INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE."

  At the Effective Time, Newco will be merged with and into CommNet and CommNet will continue as the surviving corporation in the Merger. Newco, a Delaware corporation, was organized in connection with the Merger and has not carried on any activities to date other than those incident to its formation and the transactions contemplated by the Merger Agreement.

  The pro forma adjustments were applied to the respective historical consolidated financial statements to reflect and account for the Merger as a recapitalization. Accordingly, the historical basis of the Company's assets and liabilities has not been impacted by the transaction.

                      PRO FORMA CONSOLIDATED BALANCE SHEET
                                   (UNAUDITED)

                                                     MARCH 31, 1997
                                           -------------------------------------
                                                          PRO FORMA
                                           HISTORICAL  ADJUSTMENTS (A) PRO FORMA
                                           ----------  --------------  ---------
                                                 (AMOUNTS IN THOUSANDS)
ASSETS
------
Current assets:
  Cash and cash equivalents..............  $  23,281     $  (8,997)    $  14,284
  Accounts receivable, net...............     19,281                      19,281
  Inventory and other....................      4,140                       4,140
                                           ---------     ---------     ---------
    Total current assets.................     46,702        (8,997)       37,705
Investment in and advances to affiliates.     58,667                      58,667
Investment in cellular system equipment..     18,308                      18,308
Property and equipment, net..............    122,231                     122,231
FCC licenses and filing rights, net......    100,029                     100,029
Deferred loan costs and other, net.......      5,818        19,881        25,699
                                           ---------     ---------     ---------
                                           $ 351,755     $  10,884     $ 362,639
                                           =========     =========     =========
LIABILITIES AND SHAREHOLDERS' EQUITY
(DEFICIT)
------------------------------------
Current liabilities:
  Accounts payable.......................  $   9,782                   $   9,782
  Accrued liabilities....................      7,862                       7,862
  Accrued interest.......................      2,460     $  (2,460)          --
  Current portion of secured bank
   financing.............................        319          (319)          --
                                           ---------     ---------     ---------
  Total current liabilities..............     20,423        (2,779)       17,644
Long-term debt:
  Secured bank financing.................     36,608       (36,608)          --
  New bank financing.....................        --        683,200       683,200
  Note payable and other long-term debt..      2,916                       2,916
  11 3/4% senior subordinated discount
   notes ................................    150,303      (150,303)          --
  11 1/4% subordinated notes.............     80,000       (80,000)          --
Minority interests.......................      5,590                       5,590
Shareholders' equity (deficit):
  Preferred Stock .......................        --                          --
  Common Stock ..........................         14            (9)            5
  Capital in excess of par value ........    165,324       129,421       294,745
  Accumulated deficit....................   (109,423)     (532,038)     (641,461)
                                           ---------     ---------     ---------
    Total shareholders' equity (deficit).  $  55,915      (402,626)     (346,711)
                                           ---------     ---------     ---------
                                           $ 351,755     $  10,884     $ 362,639
                                           =========     =========     =========

               See Notes to Pro Forma Consolidated Balance Sheet

                 NOTES TO PRO FORMA CONSOLIDATED BALANCE SHEET

The pro forma financial data have been derived by the application of pro forma adjustments to the Company's historical financial statements as of the date noted. The Merger will be accounted for as a recapitalization which will have no impact on the historical basis of the Company's assets and liabilities. The pro forma financial data assume that there are no dissenting shareholders with respect to the Merger.

(a) Pro forma adjustments to the pro forma consolidated balance sheet are summarized in the following table (amounts in thousands) and are described in the notes that follow.

                             ISSUANCE OF
                             SHARES AND     PAYMENT OF                      REPAYMENT OF   TRANSACTION
                             INCURRENCE     CASH MERGER      SETTLEMENT       EXISTING       FEES AND      NET
                             OF DEBT (1) CONSIDERATION (2) OF OPTIONS (3) INDEBTEDNESS (4) EXPENSES (5) ADJUSTMENT
                             ----------- ----------------- -------------- ---------------- ------------ ----------
   Cash and cash
    equivalents............   $825,010       $(474,385)       $(23,432)      $(298,690)      $(37,500)   $ (8,997)
   Deferred loan costs.....                                                     (5,234)        25,115      19,881
   Accrued interest........                                                     (2,460)                    (2,460)
   Current portion of
    secured bank
    financing..............                                                       (319)                      (319)
   Existing secured bank
    financing..............                                                    (36,608)                   (36,608)
   New bank financing......    683,200                                                                    683,200
   11 3/4% sr. subordinated
    discount notes.........                                                   (150,303)                  (150,303)
   11 1/4% subordinated
    notes..................                                                    (80,000)                   (80,000)
   Common stock............          4             (13)                                                        (9)
   Capital in excess of par
    value..................    141,806                                                        (12,385)    129,421
   Accumulated deficit.....                   (474,372)        (23,432)        (34,234)                  (532,038)

--------
  (1) The estimated sources and uses of cash are calculated as follows:

                                                                    (AMOUNTS IN
                                                                     THOUSANDS)
                                                                    -----------
      Sources of cash:
        New bank financing.........................................  $683,200
        Common equity..............................................   141,810
                                                                     --------
          Total....................................................  $825,010
                                                                     ========
      Uses of cash:
        Value of common stock and options..........................  $519,007
        Value of retained common stock.............................   (21,190)
                                                                     --------
        Payment of cash merger consideration and settlement of
         options...................................................   497,817
        Estimated transactions fees and expenses...................    37,500
        Repayment of existing debt and accrued interest............   298,690
        Use of existing cash and cash equivalents..................    (8,997)
                                                                     --------
          Total....................................................  $825,010
                                                                     ========

  (2) The adjustment represents the payment of cash merger consideration to existing shareholders.

  (3) The adjustment represents the repurchase of all of the outstanding stock options at the difference between $36.00 per share and the exercise price of the options, assuming the Company and the respective option holders each agree to such repurchase.

  (4) The adjustment represents the repayment of existing indebtedness and related accrued interest by the Company, including estimated debt retirement premium, and assumes all of the holders of the Notes tender their Notes in the Debt Tender Offers. In addition, unamortized deferred loan costs of $5,234,000 related to existing indebtedness will be written off as an extraordinary charge upon repayment of the existing indebtedness.

  (5) The adjustment represents the estimated transaction fees and expenses of $37,500,000. The portion of estimated transaction fees and expenses attributable to the new bank financing totals $25,115,000 which will be recorded as deferred loan costs and will be amortized over the term of the new bank financing. Such estimated deferred loan costs include estimated fees and expenses payable to banks and related advisors. The remaining estimated transaction fees and expenses of $12,385,000, comprised principally of (a) professional and advisory fees and expenses, and (b) miscellaneous fees and expenses such as printing and filing fees, will be recorded as a reduction of capital in excess of par value. See "NEWCO AND THE PARTNERSHIP."

                 PRO FORMA CONSOLIDATED STATEMENT OF OPERATIONS
                                  (UNAUDITED)

                                              YEAR ENDED SEPTEMBER 30, 1996
                                             ----------------------------------
                                                         PRO FORMA       PRO
                                             HISTORICAL ADJUSTMENTS     FORMA
                                             ---------- -----------    --------
                                                 (AMOUNTS IN THOUSANDS,
                                                 EXCEPT PER SHARE DATA)
Revenues:
  Cellular service..........................  $ 82,799                 $ 82,799
  In-roaming................................    29,588                   29,588
  Equipment sales...........................     2,809                    2,809
                                              --------                 --------
                                               115,196                  115,196
Costs and expenses:
  Cellular operations:
    Cost of cellular service................    21,577                   21,577
    Cost of equipment sales.................    10,588                   10,588
    General and administrative..............    23,038                   23,038
    Marketing and selling...................    20,920                   20,920
    Depreciation and amortization...........    18,149                   18,149
  Corporate:
    General and administrative..............     7,346   $    500 (a)     7,846
    Depreciation and amortization...........     3,691     (1,828)(b)     1,863
    Less amounts allocated to
     nonconsolidated affiliates.............    (6,466)                  (6,466)
                                              --------   --------      --------
                                                98,843     (1,328)       97,515
                                              --------   --------      --------
Operating income............................    16,353      1,328        17,681
Equity in net loss of affiliates............    (1,636)                  (1,636)
Minority interest in net income of
 consolidated affiliates....................    (1,123)                  (1,123)
Loss on sales of affiliates and other.......      (250)                    (250)
Interest expense............................   (28,208)    (2,791)(b)   (70,106)
                                                          (39,107)(c)
Interest income.............................    10,468       (351)(d)    10,117
                                              --------   --------      --------
Net loss....................................  $ (4,396)  $(40,921)     $(45,317)
                                              ========   ========      ========
Net loss per common share...................  $  (0.32)                $ (10.01)
                                              ========                 ========
Weighted average shares outstanding.........    13,727                    4,528
                                              ========                 ========

          See Notes to Pro Forma Consolidated Statements of Operations

                 PRO FORMA CONSOLIDATED STATEMENT OF OPERATIONS
                                  (UNAUDITED)

                                             SIX MONTHS ENDED MARCH 31, 1997
                                             ----------------------------------
                                                         PRO FORMA       PRO
                                             HISTORICAL ADJUSTMENTS     FORMA
                                             ---------- -----------    --------
                                                 (AMOUNTS IN THOUSANDS,
                                                 EXCEPT PER SHARE DATA)
Revenues:
  Cellular service..........................  $49,838                  $ 49,838
  In-roaming................................   14,844                    14,844
  Equipment sales...........................    1,548                     1,548
                                              -------                  --------
                                               66,230                    66,230
Costs and expenses:
  Cellular operations:
    Cost of cellular service................   13,262                    13,262
    Cost of equipment sales.................    6,244                     6,244
    General and administrative..............   14,172                    14,172
    Marketing and selling...................   11,811                    11,811
    Depreciation and amortization...........    9,905                     9,905
  Corporate:
    General and administrative..............    3,153    $    250 (a)     3,403
    Depreciation and amortization...........    1,090        (367)(b)       723
    Less amounts allocated to
     nonconsolidated affiliates.............   (3,003)                   (3,003)
                                              -------    --------      --------
                                               56,634        (117)       56,517
                                              -------    --------      --------
Operating income............................    9,596         117         9,713
Equity in net loss of affiliates............   (1,932)                   (1,932)
Minority interest in net income of
 consolidated affiliates....................     (861)                     (861)
Interest expense............................  (14,675)     (1,395)(b)   (35,102)
                                                          (19,032)(c)
Interest income.............................    3,583        (225)(d)     3,358
                                              -------    --------      --------
Net loss....................................  $(4,289)   $(20,535)     $(24,824)
                                              =======    ========      ========
Net loss per common share...................  $ (0.31)                 $  (5.48)
                                              =======                  ========
Weighted average shares outstanding.........   13,770                     4,528
                                              =======                  ========


          See Notes to Pro Forma Consolidated Statements of Operations

           NOTES TO PRO FORMA CONSOLIDATED STATEMENTS OF OPERATIONS

  The pro forma financial data have been derived by the application of pro forma adjustments to the Company's historical financial statements for the periods noted. The Merger will be accounted for as a recapitalization which will have no impact on historical basis of the Company's assets and liabilities. The pro forma financial data assumes that there are no dissenting shareholders to the Merger.

  The consolidated pro forma statements of operations do not include pro forma adjustments for (a) compensation expense related to stock options which are assumed to be cancelled in conjunction with the Merger, (b) the write-off of deferred loan costs associated with the existing indebtedness, and (c) the estimated debt retirement premium for the early retirement of existing indebtedness. Such items represent non-recurring expenses which the Company anticipates will be recorded in the consolidated statement of operations for the period including the Merger. Tax benefit has not been recognized for any adjustments to the pro forma statements of operations, consistent with the historical financial statements for the periods presented.

(a) The adjustment represents an annualized monitoring fee payable to BMP.

(b) The pro forma adjustment to amortization expense reflects the following:

                                                YEAR ENDED     SIX MONTHS ENDED
                                            SEPTEMBER 30, 1996  MARCH 31, 1997
                                            ------------------ ----------------
                                                  (AMOUNTS IN THOUSANDS)
      Amortization of existing deferred
       loan costs..........................      $(1,828)           $ (367)
      Amortization of estimated deferred
       loan costs..........................        2,791             1,395
                                                 -------            ------
          Total adjustment.................      $   963            $1,028
                                                 =======            ======

  Amortization expense on deferred loan costs has been reclassified from corporate depreciation and amortization expense to interest expense for pro forma presentation.

(c) The pro forma adjustment to interest expense reflects the following:

                                                                        SIX
                                                                       MONTHS
                                                         YEAR ENDED    ENDED
                                                        SEPTEMBER 30,  MARCH
                                                            1996      31, 1997
                                                        ------------- --------
                                                        (AMOUNTS IN THOUSANDS)
      Interest expense on existing indebtedness........   $(27,776)   $(14,435)
      Interest expense on new bank financing (at an
       assumed weighted average rate of 9.70%).........     66,248      33,124
      Fees relating to new bank financings.............        635         343
                                                          --------    --------
          Total adjustment.............................   $ 39,107    $ 19,032
                                                          ========    ========

  A 0.125% increase or decrease in the assumed weighted average interest rate applicable to the new bank financing would change the pro forma interest expense and net income by $854,000 for the year ended September 30, 1996 and $427,000 for the six months ended March 31, 1997. Each $1,000,000 increase or decrease in the revolving credit facility under the new bank financing would change the pro forma interest expense by $85,000 for the year ended September 30, 1996 and $42,500 for the six months ended March 31, 1997. All of the Notes are assumed to have been repurchased in the Debt Tender Offers.

(d) The adjustment eliminates interest income on cash and cash equivalents assumed to be used in the Merger and related transactions.

                     DESCRIPTION OF COMMNET CAPITAL STOCK

COMMON STOCK

  The Company has 40,000,000 shares of CommNet Common Stock, par value $.001 per share, authorized for issuance. Each share of CommNet Common Stock is entitled to share pro rata in dividends and distributions with respect to the CommNet Common Stock when, as and if declared by the Board from funds legally available therefor. No holder of CommNet Common Stock has any preemptive right to subscribe for any of the Company's securities. Subject to the rights of creditors and holders of any Preferred Stock (as defined below) which may be issued in the future, upon dissolution, liquidation or winding up of the Company, the assets will be divided on a share-for-share basis among holders of the shares of CommNet Common Stock. All shares of CommNet Common Stock outstanding are fully paid and nonassessable.

NONCUMULATIVE VOTING

  Each holder of CommNet Common Stock is entitled to one vote per share with respect to all matters that are required by law to be submitted to shareholders. The shareholders are not entitled to cumulative voting in the election of directors. Accordingly, the holders of more than 50% of the shares voting for the election of directors can elect 100% of the directors if they choose to do so, subject to the rights, if any, of the holders of Preferred Stock, if any, to elect directors. Accordingly, the holders of the remaining less than 50% of the shares voting for the election of the directors could be unable to elect any person or persons to the Board of Directors.

DIVIDEND POLICY

  The Company has not paid dividends on the CommNet Common Stock, does not anticipate the payment of any cash dividends in the foreseeable future and intends to retain earnings to finance the expansion of its operations.

PREFERRED STOCK

  The Company has 1,000,000 shares of Preferred Stock, par value $.01 per share (the "Preferred Stock"), authorized for issuance. There is no Preferred Stock outstanding. The Board may provide for the issuance from time to time of authorized and unissued shares of Preferred Stock in series and will establish as to each series the designation and number of shares to be issued and the relative rights and preferences of each series, including provisions regarding voting powers, redemption, dividend rights, rights upon liquidation and conversion rights. Pursuant to a Certificate of Designation of Series and Determination of Rights and Preferences of Series A Preferred Stock, filed on December 12, 1990, the Company designated 150,000 shares of Preferred Stock as Series A Preferred Stock. See "--Shareholder Rights Plan" below. The Company has no present plan to issue any shares of Preferred Stock.

SHAREHOLDER RIGHTS PLAN

  On December 10, 1990, the Board of Directors of the Company declared a dividend distribution of one Right for each outstanding share of CommNet Common Stock (each, a "Right") to shareholders of record at the close of business on December 24, 1990. Each Right entitles the registered holder to purchase from the Company one one-hundredth of a share of Series A Preferred Stock, at a price of $45 per one one-hundredth of a share (the "Purchase Price"), subject to adjustment. The description and terms of the Rights are set forth in the Rights Agreement dated as of December 10, 1990, as amended (the "Rights Agreement") between the Company and State Street Bank and Trust Company, as successor to Bank of New York, as rights agent.

  The Rights are attached to all CommNet Common Stock certificates and no separate rights certificates evidencing such Rights (the "Rights Certificates") have been distributed. The Rights are evidenced by the CommNet Common Stock certificates and may be transferred with and only with such CommNet Common Stock certificates. CommNet Common Stock certificates issued after December 24, 1990 contain a notation incorporating the Rights Agreement by reference, and the surrender for transfer of any certificate for CommNet

Common Stock outstanding will also constitute the transfer of the Rights associated with the CommNet Common Stock represented by such certificate.

  The Rights will separate from the CommNet Common Stock and a Distribution Date (as defined in the Rights Agreement) will occur upon the earliest of (i) ten days following a public announcement that a person or group of affiliated or associated persons (an "Acquiring Person") has acquired, or obtained the right to acquire, beneficial ownership of 25% or more of the outstanding shares of CommNet Common Stock (the "Stock Acquisition Date"), (ii) ten business days (or such later date as may be determined by action of a majority of the Board of Directors) following the commencement of a tender offer or exchange offer that would result in a person or group beneficially owning 30% or more of such outstanding shares of CommNet Common Stock, or (iii) ten business days after the Board of Directors of the Company declares any person to be an Adverse Person (as defined in the Rights Agreement).

  The Board of Directors may declare a person to be an Adverse Person upon a determination that such person, alone or together with its affiliates and associates, has become the beneficial owner of an amount of CommNet Common Stock which the Board of Directors determines, by at least a majority of the Board of Directors who are not officers of the Company, to be substantial (which amount shall in no event be less than 15% of the shares of CommNet Common Stock then outstanding) and after reasonable inquiry and investigation, including consultation with such persons as such directors shall deem appropriate, that (a) such beneficial ownership by such person is intended to cause the Company to repurchase the CommNet Common Stock beneficially owned by such person or to cause pressure on the Company to take action or enter into transactions intended to provide such person with short-term financial gain under circumstances where the Board of Directors determines the best long-term interests of the Company and its shareholders would not be served by taking such action or entering into such transactions at that time or (b) such beneficial ownership is causing or reasonably likely to cause a material adverse impact (including, but not limited to, impairment of relationships with customers or impairment of the Company's ability to maintain its licenses) on the business or prospects of the Company.

  The Rights are not exercisable until the Distribution Date and will expire at the close of business on December 24, 2000, unless earlier redeemed by the Company as described below. As soon as practicable after the Distribution Date, Rights Certificates will be mailed to holders of record of the CommNet Common Stock and, thereafter, the separate Rights Certificates will represent the Rights.

  In the event (a "Section 11(a)(ii) Event") that (i) the Board of Directors declares a person to be an Adverse Person or, (ii) at any time following the Distribution Date, a person becomes the beneficial owner of more than 20% of the then outstanding shares of CommNet Common Stock (except pursuant to an offer for all outstanding shares of CommNet Common Stock which the independent directors determine to be fair to and otherwise in the best interests of the Company and its shareholders), proper provision shall be made so that each holder of a Right will thereafter have the right to receive, upon exercise, CommNet Common Stock (or, in certain circumstances, cash, property, or other securities of the Company) having a value equal to two times the Purchase Price.

  In the event (a "Section 13 Event") that, at any time following the Stock Acquisition Date (as defined in the Rights Agreement), (i) the Company is acquired in a merger or other business combination transaction in which the Company is not the surviving corporation (other than a merger which follows an offer described in the preceding paragraph), or (ii) 50% or more of the Company's assets, cash flow or earning power is sold or transferred, proper provision shall be made so that each holder of a Right shall thereafter have the right to receive, upon exercise, common stock of the acquiring company having a value equal to two times the Purchase Price.

  Notwithstanding the foregoing, following the occurrence of a Section 11(a)(ii) Event or a Section 13 Event, any Rights that are, or (under certain circumstances specified in the Rights Agreement) were, beneficially owned by any Acquiring Person or Adverse Person will be null and void.

  The Purchase Price payable, and the number of shares of Series A Preferred Stock or other securities or property issuable, upon exercise of the Rights are subject to adjustment from time to time to prevent dilution.

With certain exceptions, no adjustment of the Purchase Price will be required until cumulative adjustments require an adjustment of at least 1% of the Purchase Price. No fractional shares of Series A Preferred Stock (other than fractions in multiples of one one-hundredth of a share) will be issued and, in lieu thereof, an adjustment in cash will be made based on the market price of the Series A Preferred Stock on the last trading date prior to the date of exercise.

  In general, the Company may redeem the Rights in whole, but not in part, at a price of $.01 per Right, at any time until ten days following the Stock Acquisition Date. The Company may not redeem the Rights if the Board of Directors has previously declared a person to be an Adverse Person. After the redemption period has expired, the Company's right of redemption may be reinstated if an Acquiring Person reduces his or her beneficial ownership to 10% or less of the outstanding shares of CommNet Common Stock in a transaction not involving the Company. Immediately upon the action of the Board of Directors ordering redemption of the Rights, the Rights will terminate and the only right of the holders of Rights will be to receive the $.01 redemption price per Right.

  Until the Right is exercised, the holder thereof, as such, will have no rights as a shareholder of the Company, including the right to vote or to receive dividends. While the distribution of the Rights will not be taxable to shareholders or to the Company, shareholders may, depending upon the circumstances, recognize taxable income in the event that the Rights become exercisable for CommNet Common Stock (or other consideration) of the Company or for common stock of the acquiring company as set forth above.

  Other than those provisions relating to the principal economic terms of the Rights, any of the provisions of the Rights Agreement may be amended by the Board of Directors of the Company prior to the Distribution Date. After the Distribution Date, the provisions of the Rights Agreement may be amended by the Board in order to cure any ambiguity, to make changes which do not adversely affect the interests of holders of Rights (excluding the interests of any Acquiring Person, Adverse Person, or an affiliate or associate of any such person), or to shorten or lengthen any time period under the Rights Agreement; provided, however, that no amendment to adjust the time period governing redemption shall be made at such time as the Rights are not redeemable.

  The Rights Agreement was amended as of May 27, 1997, in accordance with the terms of the Merger Agreement, to provide that (i) neither Blackstone nor its affiliates will be deemed an Acquiring Person by virtue of the transactions contemplating by the Merger Agreement, (ii) the transactions contemplated by the Merger Agreement will not trigger a Distribution Date and (iii) the transactions contemplated by the Merger Agreement will not give rise to a
Section 11(a)(ii) Event or a Section 13 Event. The Rights Agreement was amended to insure that none of the approval, execution or delivery or the Merger Agreement or the consummation of the Merger or the other transactions contemplated by the Merger Agreement would cause the Rights to separate from the CommNet Common Stock or become exercisable.

  Pursuant to the provisions of the Merger Agreement, the Rights associated with shares of CommNet Common Stock that are converted into the right to receive cash will be extinguished along with the associated shares. Shares of CommNet Common Stock that remain outstanding after the Effective Time will continue to represent the Rights associated therewith.

CHARTER DOCUMENTS OF COMMNET FOLLOWING THE MERGER

  The By-Laws of Newco in effect at the Effective Time will be the By-Laws of the Company following the Merger until thereafter changed or amended as provided therein or by applicable law. The Articles of Incorporation of the Company, as in effect immediately prior to the Effective Time, will be the Articles of Incorporation of the Company following the Merger, until thereafter changed or amended as provided therein or by applicable law. It is not anticipated that there will be any change in the equity capitalization of the Company in connection with the Merger, except as described herein.

                  CERTAIN PROVISIONS OF THE MERGER AGREEMENT

  The following summarizes the material provisions of the Merger Agreement, which appears as Annex I to this Proxy Statement and is incorporated herein by reference. Such summary is qualified in its entirety by reference to the Merger Agreement.

THE MERGER

  The Merger Agreement provides that, following the approval of the Proposal by a vote of a majority of the outstanding shares of CommNet Common Stock entitled to vote thereon and the satisfaction or waiver of the other conditions to the Merger, Newco will be merged with and into the Company, and the Company will continue as the surviving corporation in the Merger.

  The Merger will become effective at the latest of (i) such time as the Colorado Articles of Merger are duly filed with the Colorado Secretary of State, (ii) such time as the Newco Certificate of Merger is duly filed with the Delaware Secretary of State, or (iii) such later time as Newco and the Company specify in the Colorado Articles of Merger and the Newco Certificate of Merger. Such filings will be made as soon as practicable after the closing under the Merger Agreement (the "Closing"), which, unless the parties to the Merger Agreement otherwise agree, is to occur on the fifth business day (the "Closing Date") after satisfaction or waiver of the conditions (excluding conditions that by their terms cannot be satisfied until the Closing Date) set forth in the Merger Agreement.

  Subject to the effects of proration, (i) each issued and outstanding share of CommNet Common Stock (other than Excluded Shares) will be converted into the right to receive the Cash Price and (ii) each Electing Share will be converted into the right to retain one Non-Cash Election Share, as more fully described under "THE MERGER--Effect of the Merger" and "--Non-Cash Election." With regard to the treatment of fractional share interests, see "--Fractional Shares."

REPRESENTATIONS AND WARRANTIES

  The Merger Agreement contains customary representations and warranties of the Company with respect to the Company and its consolidated subsidiaries as to, among other things, (a) organization, standing and similar corporate matters; (b) the Company's capital structure; (c) the authorization, execution, delivery, performance and enforceability of the Merger Agreement;
(d) documents filed by the Company with the Commission, the accuracy of information contained therein and the absence of undisclosed liabilities; (e) the accuracy of information supplied by the Company in connection with this Proxy Statement and the documents to be executed in connection with the Debt Tender Offers; (f) the absence of certain changes or events since March 31, 1997, including material adverse changes with respect to the Company; (g) pending or threatened material litigation, compliance with applicable laws, and regulatory matters; (h) benefit plans and other matters relating to the Employee Retirement Income Security Act of 1974, as amended ("ERISA"), and labor matters; (i) filing of tax returns and payment of taxes; (j) subsidiaries and affiliates; (k) the vote required to approve the Merger and related transactions under the Merger Agreement; (l) the absence of defaults under material contracts; (m) brokers' and finders' fees and expenses; (n) receipt of an opinion of the Company's financial advisor; (o) recommendation of the Board of Directors of the Company with respect to the Merger Agreement and the Merger, and transactions contemplated thereby; (p) the inapplicability of the rights issued to holders of CommNet Common Stock under the Rights Agreement to the Merger Agreement, the Merger, or transactions contemplated thereby; and (q) the inapplicability of any Colorado state takeover statute or similar Colorado statute or regulation to the Merger Agreement, the Merger, or transactions contemplated thereby.

  The Merger Agreement also contains customary representations and warranties of Newco relating to, among other things, (a) organization, standing and similar corporate matters; (b) the authorization, execution, delivery, performance and enforceability of the Merger Agreement; (c) brokers' fees and expenses; (d) the accuracy of information supplied by Newco in connection with this Proxy Statement and the documents to be executed in connection with the Debt Tender Offers; (e) the approval by Newco shareholders or holders of interests in

Blackstone relating to the Merger Agreement and the transactions contemplated thereby; (f) the absence of ownership of CommNet Common Stock by Newco or the Partnerships or the Partnerships' affiliates; (g) FCC qualification of Newco and Blackstone; (h) the Merger Financings and (i) the absence of business activities and subsidiaries.

CERTAIN PRE-CLOSING COVENANTS

  During the period from the date of the Merger Agreement until the Effective Time (except as expressly contemplated or permitted by the Merger Agreement or to the extent that Newco shall otherwise consent in writing), the Company has agreed that the Company and its consolidated subsidiaries and certain affiliates will carry on their respective businesses in the usual, regular and ordinary course in all material respects, in substantially the same manner as previously conducted, and will use all reasonable efforts to preserve intact their present lines of business, maintain their rights and franchises and preserve their relationships with customers, suppliers and others having business dealings with them to the end that their ongoing businesses will not be impaired in any material respect at the Effective Time.

  The Merger Agreement contains certain other covenants of the Company relating to the declaration and payment of dividends and changes in share capital, the issuance of securities, the amendment of corporate governance documents, the incurrence and satisfaction of indebtedness, executive compensation and employee benefit plans, the taking of actions affecting the representations and warranties of the Company in the Merger Agreement or the conditions to the Merger, accounting methods, income tax elections, and certain agreements that limit or restrict competition.

  The Merger Agreement also contains certain covenants of Newco relating to the amendment of corporate governance documents and the taking of actions affecting the representations and warranties of the Company in the Merger Agreement or the conditions to the Merger.

NO SOLICITATION OF TRANSACTIONS

  The Merger Agreement provides that neither the Company nor any of its officers or directors will, and that the Company will direct and use its best efforts to cause its employees, agents and representatives (including any investment banker, attorney or accountant retained by the Company) not to, directly or indirectly, (i) initiate, solicit, encourage or otherwise facilitate any inquiries, or the making of any Acquisition Proposal (as defined below), or (ii) provide any confidential information or data to any person relating to an Acquisition Proposal or engage in any negotiations concerning an Acquisition Proposal. The Company and Newco have agreed in the Merger Agreement that nothing contained in the Merger Agreement will prevent the Company or its Board of Directors from (A) complying with Rule 14e-2 and Rule 14d-9 promulgated under the Exchange Act with regard to an Acquisition Proposal; (B) engaging in any discussions or negotiations with, or providing any information to, any person in response to a bona fide written Acquisition Proposal by any such person; or (C) recommending such bona fide written Acquisition Proposal to the shareholders of the Company, if and only to the extent that, in any such case as is referred to in clause (B) or (C) of this sentence, (i) the Board of Directors of the Company concludes in good faith (after consultation with its financial advisors) that such Acquisition Proposal is reasonably capable of being completed, taking into account all legal, financial, regulatory and other aspects of the proposal and the person making the proposal, and would, if consummated, result in a transaction more favorable to Company shareholders from a financial point of view than the transaction contemplated by the Merger Agreement (any such more favorable Acquisition Proposal being referred to as a "Superior Proposal") and (ii) the Board of Directors of the Company determines in good faith after consultation with outside legal counsel that such action is necessary for it not to breach its fiduciary obligations to shareholders under applicable law. The Company has agreed that upon the taking of any action described in clauses (A) through
(C) above, the Company will contemporaneously notify Newco that the Company has initiated such actions. The Company also agreed to immediately cease and cause to be terminated any existing activities, discussions or negotiations with any parties conducted prior to entering into the Merger Agreement with respect to any Acquisition Proposal. For a description of the effects that an Acquisition Proposal prior to the Effective Time of the Merger could have under the Merger Agreement, see "--Termination" below.

  As used in this Proxy Statement, the term "Acquisition Proposal" means any proposal, or offer with respect to a merger, reorganization, share exchange, consolidation, business combination, recapitalization, liquidation, dissolution or similar transaction involving, or any purchase of all or any significant portion of the assets or 10% or more of the equity securities of, the Company.

  Under the Merger Agreement, the Company has agreed that neither it nor any of its subsidiaries will waive or fail to enforce any provision of any confidentiality or standstill or similar agreement to which it is a party entered into in connection with a possible sale of the Company, without the prior written consent of Newco (which shall not be unreasonably withheld or delayed).

LISTING AND EXCHANGE ACT REGISTRATION

  The Merger Agreement provides that the Company will not take any action, for at least 90 days after the Effective Time, to cause the CommNet Common Stock to be delisted from Nasdaq, and during such 90-day period will undertake all reasonable efforts to maintain such listing; provided, however, that the foregoing will not require the Company to take any affirmative action to prevent the CommNet Common Stock from being delisted by Nasdaq if the CommNet Common Stock ceases to meet the applicable listing standards. The Merger Agreement also provides that the Company will not take any action, for at least 90 days after the Effective Time, which would cause the CommNet Common Stock to cease being subject to Section 12 of the Exchange Act or, in the event the Company is no longer subject to Section 12 of the Exchange Act, the Company will not file during such 90-day period a Form 15 (or successor or similar form) to cause the Company to no longer be subject to the reporting requirements of Section 12 of the Exchange Act.

  However, following such 90-day period, the Company intends to delist the CommNet Common Stock from Nasdaq and there can be no assurance that the Company will continue to be subject to such reporting requirements. Any such delisting of CommNet Common Stock, together with the substantial decrease in the number of shares of CommNet Common Stock to be held by holders other than the Partnerships, would result in a substantial decrease in the liquidity of CommNet Common Stock, even if the Company continues to be a reporting company under the Exchange Act and continues to file the periodic reports required to be filed thereunder. If the Company ceases to be subject to the obligations under Section 12 of the Exchange Act, including the obligation to file periodic and other reports under Section 13(a) of the Exchange Act, the Company would, among other things, no longer be legally required to make annual or quarterly financial reports available to shareholders or provide an annual proxy statement to shareholders, and the executive officers and directors of the Company and beneficial owners of more than 10% of the shares of CommNet Common Stock would no longer be subject to the "short swing" insider trading reporting requirements and profit recovery provisions of the Exchange Act. If the Company ceases to be subject to such reporting requirements, the Company does not intend to provide reports or information to its public shareholders other than pursuant to the right to inspect the books and records of the Company as required by Colorado law. See "RISK FACTORS-- Loss of Liquidity."

  The Company cannot predict what the impact will be of any such delisting or deregistration, and attendant consequences noted above, upon the trading prices for the CommNet Common Stock.

BOARD OF DIRECTORS AND OFFICERS OF THE COMPANY FOLLOWING THE MERGER

  The Merger Agreement provides that the directors of Newco at the Effective Time will be the directors of the Company following the Merger and that the officers of the Company following the Merger will be those persons designated by Newco prior to the Effective Time, until the earlier of their resignation or removal or otherwise ceasing to be an officer or director or until their respective successors are duly elected and qualified, as the case may be. The present directors of Newco are Mark T. Gallogly, Lawrence H. Guffey and Simon
P. Lonergan. See "NEWCO AND THE PARTNERSHIP." It is expected that Messrs. Pohs and Dwyer and two additional individuals will also be directors of the Company at the Effective Time. After the Effective Time, the Board of Directors will be subject to change from time to time.

  The following table sets forth the name, age and position with the Company of each person who is expected to serve as a director or executive officer of CommNet after the Effective Time. After the Effective Time, the Board of Directors will be subject to change from time to time.

NAME                     AGE                                 POSITION
----                     ---                                 --------
Arnold C. Pohs..........  69 Chairman of the Board, President and Chief Executive Officer; Director
Daniel P. Dwyer.........  38 Executive Vice President, Treasurer and Chief Financial Officer; Director
Homer Hoe...............  48 Executive Vice President and Chief Information Officer
Timothy C. Morrisey.....  44 Executive Vice President--Sales Operations
Andrew J. Gardner.......  42 Senior Vice President and Controller
David S. Lynn...........  40 Senior Vice President--Network Operations
Amy M. Shapiro..........  44 Senior Vice President, Secretary and General Counsel
Mark T. Gallogly........  40 Director
Lawrence H. Guffey......  29 Director
Simon P. Lonergan.......  29 Director

  Arnold C. Pohs has been Chairman of the Board of the Company since February 1991, President and Chief Executive Officer since August 1989 and a director since September 1985. Mr. Pohs served as Executive Vice President of the Company from January 1986 through August 1989. Mr. Pohs was designated Chief Operating Officer of the Company in August 1987, prior to which time he was the Chief Financial Officer of the Company.
Mr. Pohs currently serves as Chairman and a member of the Executive Committee of the Board of Directors of the Cellular Telecommunications Industry Association. He is a director, and former Chairman, of the CTIA Foundation for Wireless Telecommunications and is also a member of the CEO Council. He also serves as Chairman of the Board of TVX, Inc.

  Daniel P. Dwyer has been Executive Vice President of the Company since November 1992, a director of the Company since March 1990, and Chief Financial Officer since August 1988 and Treasurer since August 1987. He was Vice President--Finance of the Company from November 1989 until November 1992, Secretary from August 1987 until March 1990, Assistant Secretary from January 1987 until August 1987, Controller from May 1986 until November 1988 and accounting manager for the Company from March 1986 until May 1986. He is a Certified Public Accountant and a member of the American Institute of Certified Public Accountants and the Colorado Society of Certified Public Accountants. Mr. Dwyer currently serves as a director of TVX, Inc.

  Homer Hoe was elected Executive Vice President and Chief Information Officer of the Company in October 1994. From August 1992 until joining the Company in October 1994, he was a self-employed consultant to the Information Services industry, and was contracted by the Company as interim CIO from April to October 1994. From August 1991 to August 1992, Mr. Hoe was Director of Information Services for Tenneco Minerals, a subsidiary of Tenneco, Inc. From May 1986 to August 1991, he was employed by Digital Equipment Corporation, most recently as Senior Consultant, specializing in multi-vendor computer system integration.

  Timothy C. Morrisey was named Executive Vice President--Sales Operations of the Company in November 1996. He was Senior Vice President-Sales Operations from February 1995 until November 1996 and General Sales Manager of the Company's Midwest Region from July 1993 until February 1995. From February 1990 until joining the Company in July 1993, Mr. Morrisey was President and General Manager of the Washington D.C. and Baltimore cellular operations for Southwestern Bell Mobile Systems.

  Andrew J. Gardner was named Senior Vice President of the Company in July 1994. He was Vice President and Controller from November 1992 to July 1994 and Assistant Vice President--Accounting and Tax from July 1990 to October 1992.

  David S. Lynn was named Senior Vice President-Network Operations of the Company in July 1994. He was Vice President-Network Operations from March 1993 until July 1994, Vice President-Network Development from February 1992 until March 1993, Assistant Vice President-Finance from June 1990 until February 1992, Controller from November 1988 until June 1990 and Manager, Financial Reporting from August 1988 until November 1988.

  Amy M. Shapiro was named Senior Vice President of the Company in November 1995. She was Vice President of the Company from November 1992 to November 1995 and has been Secretary of the Company since March 1990 and General Counsel since October 1989.

  Mark T. Gallogly is a Senior Managing Director of The Blackstone Group L.P., with which he has been associated since 1989. Mr. Gallogly is a member of the board of directors of TW Fanch-One Co. and Great Lakes Dredge & Dock Corporation.

  Lawrence H. Guffey is a Vice President of The Blackstone Group L.P., with which he has been associated since 1991. Mr. Guffey is a member of the board of directors of TW Fanch-One Co.

  Simon P. Lonergan is an Associate of The Blackstone Group L.P., with which he has been associated since 1996. Prior thereto, Mr. Lonergan was an Associate at Bain Capital, Inc. and a Consultant at Bain and Co.

STOCK AND EMPLOYEE BENEFIT PLANS

  The treatment in the Merger of outstanding Options and of the Company's employee benefit plans is described in "THE MERGER--Effect on Stock and Employee Benefit Matters."

ACCESS TO INFORMATION

  Subject to applicable provisions regarding confidentiality and certain other qualifications, the Company has agreed in the Merger Agreement to, and to cause its consolidated subsidiaries and certain affiliates to, afford the Partnerships and their representatives reasonable access during normal business hours, during the period prior to the Effective Time, to all its properties, books, contracts, commitments and records, and to furnish the Partnerships with information concerning the Company's business, properties and personnel as the Partnerships may reasonably request.

COOPERATION AND BEST EFFORTS

  Pursuant to the Merger Agreement and subject to certain conditions and limitations described therein, the parties have agreed to cooperate with each other and to use their respective best efforts to take certain specified and other actions so that the transactions contemplated by the Merger Agreement may be consummated as soon as practicable. The Company has agreed to provide, and will cause its consolidated subsidiaries and its and their respective officers, employees and advisors to provide, all necessary and appropriate cooperation in connection with the arrangement of any financing to be consummated contemporaneously with or at or after the Closing in respect of the transactions contemplated by the Merger Agreement.

INDEMNIFICATION AND INSURANCE

  In the Merger Agreement, the Company and Newco have agreed that the surviving corporation in the Merger will cause to be maintained in effect for a period of six years after the Effective Time (i) the current provisions regarding indemnification of officers and directors contained in the Articles Incorporation and By-Laws of the Company and (ii) the current policies of directors' and officers' liability insurance and fiduciary liability insurance maintained by the Company (provided that the surviving corporation in the Merger may substitute therefor policies of at least the same coverage and amounts containing terms and conditions which are, in the aggregate, no less advantageous to the insured) with respect to claims arising from facts or events that occurred on or before the Effective Time.

CONDITIONS TO THE CONSUMMATION OF THE MERGER

  The obligations of the Company and Newco to effect the Merger are subject to the satisfaction or waiver on or prior to the Closing Date of various conditions which include, in addition to certain other customary closing conditions: (a) the Company having obtained all approvals of holders of shares of capital stock of the Company necessary to approve the Merger Agreement and the transactions contemplated thereby, including the Merger;

(b) the FCC having granted its consent to the consummation of the transactions contemplated by the Merger Agreement ("FCC Consents"), and no timely request for stay, motion or petition for reconsideration or rehearing, application or request for review, or notice of appeal or other judicial petition for review of the FCC Consents shall be pending, and the time for filing any such request, motion, petition, application, appeal, or notice, and for the entry of an order staying, reconsidering, or reviewing on the FCC's own motion, shall have expired; (c) no temporary restraining order, preliminary or permanent injunction or other order issued by a court or other governmental entity being in effect and having the effect of making the Merger illegal or otherwise prohibiting consummation of the Merger; provided, however, that the conditions in this clause (c) will not be available to any party whose failure to fulfill certain obligations under the Merger Agreement was the cause of, or resulted in, such order or injunction; and (d) the Form S-4 having become effective under the Securities Act and not having been the subject of any stop order or proceedings seeking a stop order, and any material "blue sky" and other state securities laws applicable to the registration and qualification of the CommNet Common Stock following the Merger having been complied with in all material respects.

  Newco's obligations to effect the Merger are further subject, in addition to certain other customary conditions, to the satisfaction, or waiver by Newco, on or prior to the Closing Date, of the following additional conditions: (a) all required regulatory approvals, as described in the Merger Agreement, having been obtained, having been declared or filed or having occurred, as the case may be, and all such required regulatory approvals being in full force and effect; (b) the Company or CIFC having received the proceeds of financing on terms and conditions set forth in the Commitment Letter or upon terms and conditions which are, in the reasonable judgment of Newco, substantially equivalent thereto, and to the extent that any of the terms and conditions are not set forth in such Commitment Letter, on terms and conditions reasonably satisfactory to Newco; (c) at or before the Effective Time and subject to the Funding (as defined below), (i) Newco having received evidence that the terms of the Notes shall have been amended, to the reasonable satisfaction of Newco, as to certain matters, and (ii) the Company having purchased Notes as contemplated by the Merger Agreement; (d) at or before the Effective Time and subject to the Funding, CIFC having repaid in full all amounts outstanding under the CoBank Credit Agreement, and in connection therewith, CoBank ACB having provided CIFC with a repayment letter acknowledging that (i) the CoBank Credit Agreement has been terminated, (ii) any and all liens held by CoBank related thereto have been released and (iii) CIFC and the Company have been released from any and all liabilities under the CoBank Credit Agreement and the related guaranty; (e) there not being any pending any suit, action, investigation or proceeding by any governmental entity seeking to (i) restrain or prohibit the consummation of the Merger or any of the other transactions contemplated by the Merger Agreement or seeking to obtain damages from the Company or the Partnerships or any of their respective subsidiaries or certain affiliates of the Company, which if determined adversely to the Company, would be reasonably likely to have a material adverse effect on the Company, or (ii) prohibit or limit certain other actions or events described in the Merger Agreement; and (f) Newco having been reasonably satisfied that the Merger will be recorded as a recapitalization for financial reporting purposes; and (g) since May 27, 1997, no material adverse change relating to the Company having occurred and been continuing.

  The obligations of the Company to effect the Merger are further subject, in addition to certain other customary conditions, to the satisfaction, or waiver by the Company, on or prior to the Closing Date, of the following additional conditions: (a) all required regulatory approvals, as described in the Merger Agreement, having been obtained, having been declared or filed or having occurred and all such required regulatory approvals being in full force and effect and (b) Newco having caused, at or immediately prior to the Effective Time, the Company or CIFC to have received the proceeds of not less than $650,000,000 of indebtedness under the Merger Financings and the Company having received not less than $129,000,000 of common equity investment (collectively, the "Funding"). See "REGULATORY APPROVALS."

TERMINATION

  The Merger Agreement may be terminated at any time prior to the Effective Time, by action taken or authorized by the board of directors of the terminating party or parties, whether before or after approval of the matters presented in connection with the Merger by the shareholders of the Company:

    (a) By mutual written consent of Newco and the Company, by action of their respective boards of directors;

    (b) By either the Company or Newco if the Effective Time has not occurred on or before the Termination Date; provided, however, that the right to terminate the Merger Agreement under this clause (b) will not be available to any party whose failure to fulfill any obligation under the Merger Agreement has been the cause of, or resulted in, the failure of the Effective Time to occur on or before the Termination Date; and provided, further, that if on the Termination Date any conditions to the closing relating to the FCC consents or required regulatory approvals have not been fulfilled, but all other conditions to the closing have been fulfilled or are capable of being fulfilled, then the Termination Date will be extended to February 27, 1998.

    (c) By either the Company or Newco if any governmental entity has issued an order, decree or ruling or taken any other action (which order, decree, ruling or other action each of the Company and Newco shall have used their best efforts to resist, resolve or lift, as required pursuant to the Merger Agreement) permanently restraining, enjoining or otherwise prohibiting the transactions contemplated by the Merger Agreement, and such order, decree, ruling or other action has become final and nonappealable;

    (d) By either Newco or the Company if the approval by the shareholders of the Company required for the consummation of the Merger or the other transactions contemplated by the Merger Agreement has not been obtained by reason of the failure to obtain the required vote at a duly held meeting of shareholders or at any adjournment thereof;

    (e) By Newco if the Board of Directors (i) has withdrawn or modified in any manner adverse to Newco its approval or recommendation of the Merger Agreement or the Merger, (ii) failed as promptly as practicable after the Form S-4 is declared effective to mail the Proxy Statement to its shareholders or failed to include in such statement such recommendation,
  (iii) in response to the commencement of any tender offer or exchange offer for more than 20% of the outstanding shares of CommNet Common Stock, does not recommend rejection of such tender offer or exchange offer by the date required for such recommendation under Rule 14e-2 of the Exchange Act, (iv) has approved or recommended any acquisition of the Company or a material portion of its assets or any tender offer for shares of its capital stock, in each case, other than by Newco or an affiliate thereof, or (v) has resolved to take any of the actions specified in clauses (i) or (iv) of this paragraph (e);

    (f) By the Company, if the Board of Directors accepts a Superior Proposal after determining in good faith after consultation with legal counsel as to its fiduciary obligations under applicable law, that the failure to accept such Superior Proposal would constitute a breach of its fiduciary duties;

    (g) By Newco, upon a material breach of any covenant or agreement on the part of the Company set forth in the Merger Agreement, or if (i) any representation or warranty of the Company that is qualified as to materiality has become untrue or (ii) any representation or warranty of the Company that is not so qualified has become untrue in any material respect, in each case such that the conditions set forth in the Merger Agreement relating to the representations and warranties of the Company and the performance by the Company of its obligations under the Merger Agreement would not be satisfied; provided, however, that, if such breach is capable of being cured by the Company through the exercise of its best efforts prior to the 90th day following the Company's obtaining notice of such breach and for so long as the Company continues to exercise such best efforts, Newco may not terminate the Merger Agreement under this paragraph
  (g); or

    (h) By the Company, upon a material breach of any covenant or agreement on the part of Newco set forth in the Merger Agreement, or if (i) any representation or warranty of Newco that is qualified as to materiality has become untrue or (ii) any representation or warranty of Newco that is not so qualified has become untrue in any material respect, in each case such that the conditions set forth in the Merger Agreement relating to the representations and warranties of Newco and the performance by Newco of its obligations under the Merger Agreement would not be satisfied; provided, however, that, if such breach is capable of being cured by Newco through the exercise of its best efforts prior to the 90th day following Newco's obtaining notice of such breach and for so long as Newco continues to exercise such best efforts, the Company may not terminate the Merger Agreement under this paragraph (h).

AMENDMENT AND WAIVER

  The Merger Agreement (including the annexes and schedules thereto) may be amended by the parties thereto, by action taken or authorized by their respective Boards of Directors, at any time before or after approval of the matters presented in connection with the Merger by the shareholders of the Company, but, after any such approval, no amendment may be made which by law or in accordance with the rules of Nasdaq requires further approval by such shareholders without such further approval. The Merger Agreement (including the annexes and schedules thereto) may not be amended except by an instrument in writing signed on behalf of each of the parties thereto.

  At any time prior to the Effective Time, the parties to the Merger Agreement, by action taken or authorized by their respective boards of directors, may, to the extent legally allowed, (i) extend the time for the performance of any of the obligations or other acts of the other parties to the Merger Agreement, (ii) waive any inaccuracies in the representations and warranties contained in the Merger Agreement or in any document delivered pursuant to the Merger Agreement and (iii) waive compliance with any of the agreements or conditions contained in the Merger Agreement. Any agreement on the part of a party to the Merger Agreement to any such extension or waiver will be valid only if set forth in a written instrument signed on behalf of such party. The failure of any party to the Merger Agreement to assert any of its rights under the Merger Agreement or otherwise will not constitute a waiver of those rights.

EXPENSES AND CERTAIN REQUIRED PAYMENTS

  Whether or not the Merger is consummated, all Expenses (as defined below) incurred in connection with the Merger Agreement and the transactions contemplated thereby will be paid by the party incurring such Expenses, except
(a) if the Merger is consummated, the Company will pay, or cause to be paid, any and all property or transfer taxes imposed on the Company or certain of its subsidiaries or affiliates and any real property transfer tax imposed on any holder of shares of capital stock of the Company resulting from the Merger, and (b) as provided in the following paragraph. "Expenses" of a party includes all out-of-pocket expenses (including, without limitation, all fees and expenses of all banks, investment banking firms and other financial institutions, and their respective agents and counsel, accountants, experts and consultants to a party to the Merger Agreement and its affiliates) incurred by a party or on its behalf, whether incurred prior to, on or after the date of the Merger Agreement, in connection with or related to the authorization, preparation, negotiation, execution and performance of the Merger Agreement and the transactions contemplated thereby and the financing thereof, including the preparation, printing, filing and mailing of this Proxy Statement, the Form S-4 and offers to purchase Notes, forms of the related letters of transmittal, summary advertisement, and all other information and exhibits related thereto (the "Offer Documents"), and the solicitation of shareholder approvals and all other matters related to the transactions contemplated by the Merger Agreement.

  In addition to any other amounts which may be payable or become payable pursuant to the Merger Agreement, the Company will reimburse Blackstone Management Partners L.P. for all Expenses of Newco; provided that in no event will the Company be required to pay in excess of an aggregate of $4,000,000 pursuant to this provision. Payment of such Expenses will be made not later than two business days after delivery to the Company of notice of demand for payment and a documented itemization setting forth in reasonable detail all Expenses of Newco (which itemization may be supplemented and updated from time to time by such party until the 60th day after such party delivers such notice of demand for payment).

  Under the Merger Agreement, (i) if the Merger Agreement has been terminated pursuant to the provisions described in clauses (b), (d) or (g) under "-- Termination" above, and either of the following has occurred prior to such termination: (A) any person (including the Company or certain of its subsidiaries or affiliates, but excluding Newco or any of its affiliates) has become the beneficial owner of more than 25% of the outstanding shares of CommNet Common Stock, or (B)(x) on or after the date of the Merger Agreement any person (other than Newco or any of its affiliates) has made, or proposed, communicated or disclosed in a manner which is or otherwise becomes public a bona fide intention to make an Acquisition Proposal which seeks to acquire a controlling interest in the Company (a "Control Proposal") (including by making such Control Proposal), and (y) on or prior to May 27, 1998, the Company either consummates with any person a transaction the proposal of which would otherwise qualify as a Control Proposal or enters into a definitive agreement with any person with respect to a transaction the proposal of which would otherwise qualify as a Control Proposal (whether or not such person is the person referred to in clause (x) above); or (ii) if the Merger Agreement is terminated pursuant to the provisions described in clauses (e) or (f) under "--Termination" above; then the Company will (1) in the case of clauses (i)(A) and (ii) above, promptly, but in no event later than one business day after the termination of the Merger Agreement and (2) in the case of clause (i)(B) above, promptly, but in no event later than one business day after an event specified in subclause (y) thereof shall have occurred, pay Blackstone Management Partners L.P. a fee equal to $14 million less amounts paid pursuant to the immediately preceding paragraph, in cash, which amount shall be payable in same day funds. No termination of the Merger Agreement at a time when a fee is payable pursuant to this paragraph following termination of the Merger Agreement will be effective until such fee is paid. Only one fee will be payable pursuant to this paragraph.

  Notwithstanding the foregoing, no amount will be payable pursuant to the provisions of the two immediately preceding paragraphs if (i) at the time of the termination of the Merger Agreement, Newco is then in material breach of its obligations or representations and warranties under the Merger Agreement,
(ii)(x) the Merger Agreement has been terminated pursuant to the provisions described in clause (b) under "--Termination" above, (y) at the time of such termination the Company is not then in material breach of its obligations or representations and warranties under the Merger Agreement and (z) at the time of such termination any of the conditions relating to the FCC Consents, required regulatory approvals, financing, debt offers, absence of litigation, and recapitalization described under "--Conditions to the Consummation of the Merger" have not been satisfied or waived; provided, however, with respect to unsatisfied or unwaived conditions relating to debt offers, amounts shall be payable pursuant to the provisions of the second immediately preceding paragraph, but not the immediately preceding paragraph, or (iii) the Merger Agreement has been terminated pursuant to (x) the provisions described in clause (c) under "--Termination" above, and at the time of such termination the Company is not then in material breach of its obligations or representations and warranties under the Merger Agreement, or (y) the provisions described in clause (a) under "--Termination" above.

        SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

  The following table sets forth, as of August 8, 1997, certain information concerning ownership of shares of CommNet Common Stock with respect to (i) each director and each executive officer of the Company named below; (ii) all current directors and executive officers of the Company as a group; and (iii) each current beneficial owner of five percent or more of CommNet Common Stock.

                                          AMOUNT AND NATURE OF
NAME AND ADDRESS OF BENEFICIAL OWNER      BENEFICIAL OWNERSHIP PERCENT OF CLASS
------------------------------------      -------------------- ----------------
Arnold C. Pohs...........................        430,551(1)          3.05%
 8350 East Crescent Parkway
 Englewood, Colorado 80111
Daniel P. Dwyer..........................        218,627(2)          1.56%
 8350 East Crescent Parkway
 Englewood, Colorado 80111
John E. Hayes, Jr. ......................          7,500              .05%
 818 Kansas Avenue
 Topeka, Kansas 66612
Main Street Partners, L.P. ..............      2,075,800(3)         15.08%
 3637 Fall Creek Highway
 Granbury, Texas 76049
The Equitable Companies Inc. ............      1,128,200(4)          8.20%
 787 Seventh Avenue
 New York, New York 10019
All executive officers and directors (10         835,168(5)          5.77%
 persons)................................

--------
(1) Includes options to purchase 340,000 shares of CommNet Common Stock.
(2) Includes options to purchase 197,500 shares of CommNet Common Stock.
(3) A Schedule 13D, dated April 4, 1995, was filed on behalf of Main Street Partners, L.P., MS Advisory Partners, L.P., MS Advisory Partners (Overseas), L.P., San Francisco Partners II, L.P., SF Advisory Partners, L.P., SF Advisory Corp., SF Advisory Corp. II, The Phoebe Snow Foundation, John H. Scully, William E. Oberndorf, William J. Patterson and Glenn B. Solomon.
(4) A Schedule 13G, dated as of December 31, 1996, filed on behalf of The Equitable Companies Incorporated; five French mutual insurance companies, AXA Assurance I.A.R.D. Mutuelle, AXA Assurances Vie Mutuelle, Alpha Assurances I.A.R.D. Mutuelle, Alpha Assurances Vie Mutuelle and AXA Courtege Assurance Mutuelle, as a group; AXA; and their subsidiaries, reflects that such group has sole voting power over 1,108,300 shares of CommNet Common Stock. No information is given in respect of voting power over the remaining shares.
(5) Includes options to purchase 698,938 shares of CommNet Common Stock held by directors and executive officers of the Company.

                             REGULATORY APPROVALS

  Prior to the Effective Time, the FCC must approve the transfer of control of CommNet to the Partnership. CommNet and the Partnership completed filing joint applications seeking such approval on June 20, 1997. The transfer of control from CommNet to the Partnership of CommNet's cellular licenses must be approved by the FCC based on its evaluation of whether the transfer will serve the public interest, convenience and necessity. The Merger is not subject to the filing requirements of the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended.

  The obligations of Newco and the Company under the Merger Agreement are also subject to certain required regulatory approvals, as described in the Merger Agreement, having been obtained, having been declared or filed or having occurred and all such required regulatory approvals being in full force and effect. See "CERTAIN PROVISIONS OF THE MERGER AGREEMENT--Conditions to Consummation of the Merger."

                           NEWCO AND THE PARTNERSHIP

  Newco, a Delaware corporation and as of the date hereof a wholly-owned subsidiary of the Partnership, was organized in connection with the Merger and has not carried on any activities to date other than those incident to its formation and the transactions contemplated by the Merger Agreement. The Partnership, whose principal assets consist of the shares of Newco, is a Delaware limited partnership, the general partner of which is Blackstone. Mark
T. Gallogly, Lawrence H. Guffey and Simon P. Lonergan are the current directors of Newco. The current officers of Newco are: Mr. Gallogly, as President, Mr. Guffey, as Vice President, Treasurer and Assistant Secretary, and Mr. Lonergan, as Vice President, Secretary and Assistant Treasurer. It is expected that prior to the Effective Time, the other Partnerships will acquire interests in Newco.

  BMP, an affiliate of Blackstone, will receive a fee of $7.8 million in cash from the Company upon consummation of the Merger and, from time to time in the future, BMP may receive customary fees for advisory services rendered to CommNet. Such fees will be negotiated from time to time with the independent members of the Board of Directors on an arms-length basis and will be based on the services performed and the prevalent fees then charged by third parties for comparable services. In addition, BMP will receive an annual monitoring fee of $500,000.

                        DISSENTING SHAREHOLDERS' RIGHTS

  The following discussion of the provisions of Sections 7-113-101 through 7-113-302, inclusive, of the Colorado Business Corporation Act ("CBCA") is not intended to be a complete statement of such provisions and is qualified in its entirety by reference to the full text of those Sections, a copy of which is attached as Annex III hereto.

  Under Section 7-113-102 of the CBCA, a CommNet shareholder is entitled to dissent from the Merger and obtain payment of the fair value of his or her shares in the event the Merger is consummated. A shareholder who is entitled to dissent and obtain payment for his or her shares under these Sections may not challenge the corporate action creating such entitlement unless the action is unlawful or fraudulent with respect to the shareholder or the corporation.

  Each CommNet shareholder who asserts dissenters' rights and follows the procedures specified in Sections 7-113-202 and 7-113-204 will be entitled to have the CommNet Common Stock held of record by such shareholder exchanged for cash or, if a demand for payment remains unresolved, appraised by a district court in Colorado in a proceeding conducted in accordance with Sections 7-113-301 and 7-113-302 of the CBCA and receive a judgment for (i) the amount, if any, by which the court finds the fair value of the dissenter's shares, plus interest, exceeds the amount paid by the Company in the Merger, or (ii) for the fair value, plus interest, of the dissenter's shares for which the Company elected to withhold payment under Section 7-113-208 of the CBCA, as determined by such court. THE PROCEDURES SET FORTH IN SECTIONS 7-113-202 AND 7-113-204 OF THE CBCA SHOULD BE COMPLIED WITH STRICTLY. FAILURE TO FOLLOW ANY OF SUCH

PROCEDURES MAY RESULT IN THE TERMINATION OR WAIVER OF DISSENTERS' RIGHTS. CommNet shareholders should note that failure to execute and return a proxy or transmittal letter does not perfect dissenters' rights. In addition, neither voting against the Proposal nor abstaining from voting will constitute a demand for payment. HOWEVER, VOTING IN FAVOR OF THE PROPOSAL WILL WAIVE A SHAREHOLDER'S DISSENTERS' RIGHTS. IF A SHAREHOLDER RETURNS A SIGNED PROXY CARD THAT DOES NOT SPECIFY A VOTE, THE PROXY WILL BE VOTED IN FAVOR OF THE PROPOSAL WHICH WILL HAVE THE EFFECT OF WAIVING THE SHAREHOLDER'S DISSENTERS' RIGHTS.

  Under Sections 7-113-202 and 7-113-204 of the CBCA, a CommNet shareholder who desires to exercise dissenters' rights and who does not vote in favor of the Proposal may perfect such rights by delivering to CommNet, for receipt before the taking of the vote on the Proposal, written notice of the shareholder's intention to demand payment for the shareholder's shares if the proposed Merger is consummated. The written demand is separate from and in addition to any proxy or vote against the Proposal. Such written demand for payment should be delivered either in person to the corporate secretary of CommNet before the Special Meeting or at the Special Meeting before the vote on the Proposal, or by mail (certified mail, return receipt requested, being the recommended form of transmittal), for receipt prior to the vote on the Proposal at the Special Meeting, delivered to CommNet at the following address: CommNet Cellular Inc., 8350 East Crescent Parkway, Suite 400, Englewood, Colorado 80111, Attention: Secretary.

  Only a CommNet shareholder of record, or a person duly authorized and explicitly purporting to act on her or his behalf, is entitled to exercise dissenters' rights for CommNet Common Stock.

  A beneficial shareholder of CommNet Common Stock may assert dissenters' rights as to the shares held on his or her behalf only if she or he submits to CommNet the written consent of the shareholder of record to the dissent not later than the time the beneficial shareholder asserts dissenters' rights and he or she does so with respect to all shares beneficially owned by him or her. A person who owns CommNet Common Stock beneficially, but not of record, and who desires to exercise his or her dissenters' rights is, therefore, advised to consult promptly with the person or entity that is the record holder of his or her dissenters' Common Stock in order to receive and submit his or her written consent to the exercise of such rights and to ensure the timely exercise of such rights.

  If the Merger is authorized, CommNet will give a written dissenters' notice to all shareholders who are entitled to demand payment for their shares. The notice will be sent no later than ten days after the Effective Time and will provide information regarding where and when the shareholder must deliver a demand for payment. The notice will also supply a form for demanding payment. CommNet will set a date by which it must receive such demand for payment and that date will not be less than 30 days after the date CommNet sends the written dissenters' notice.

  A CommNet shareholder who receives a dissenters' notice and who wishes to assert dissenters' rights must demand payment in writing for his or her shares of CommNet Common Stock. The CommNet shareholder who demands payment will be required to deposit his or her stock certificates in accordance with the CommNet dissenters' notice. A CommNet shareholder who demands payment and deposits his or her certificates retains all other rights of a shareholder until those rights are canceled or modified by the Merger. The demand for payment and deposit of certificates is irrevocable. A COMMNET SHAREHOLDER WHO DOES NOT DEMAND PAYMENT AND DEPOSIT HIS OR HER CERTIFICATES AS REQUIRED BY THE DATE SPECIFIED IN THE DISSENTERS' NOTICE, IS NOT ENTITLED TO PAYMENT FOR HIS OR HER SHARES OF COMMNET COMMON STOCK.

  Upon the Effective Time or upon receipt of a payment demand, whichever is later, CommNet shall pay each dissenter who complied with Section 7-113-204, at the address stated in the payment demand, or if no such address is stated in the payment demand, at the address shown on CommNet's current record of shareholders for the record shareholder holding the dissenter's shares, the amount the Company estimates to be the fair value of the dissenter's shares, plus accrued interest. The payment will be accompanied by certain financial information,

CommNet's estimate of the fair value of the shares, an explanation of how the interest was calculated, a statement of the dissenter's right to demand payment under Section 7-113-209, and a copy of the CBCA sections governing dissenters' rights.

  A dissenter may notify CommNet in writing of his or her own estimate of the fair value of his or her shares of CommNet Common Stock and the amount of interest due, and demand payment of his or her own estimate, less any payment made under Section 7-113-206 of the CBCA. The dissenter may also elect to reject CommNet's offer and demand payment of the fair value of the shares and interest due, if he or she believes that the amount paid under Section 7-113-206 or offered under Section 7-113-208 is less than the fair value of the shares or that the interest due was incorrectly calculated. If a demand for payment remains unresolved, CommNet may, within 60 days after receiving the payment demand, commence a proceeding and petition the court to determine the fair value of the shares and accrued interest. If CommNet does not commence the proceeding within the sixty-day period, it shall pay to each dissenter whose demand remains unresolved the amount demanded. The proceeding will be commenced in a district court in Colorado, and the court will determine the fair value of the shares of CommNet Common Stock and accrued interest.

  In determining the fair value of the CommNet Common Stock, the court may appoint one or more persons as appraisers to receive evidence and recommend a decision on the question of fair value.

  No representation can be made as to the outcome of an appraisal proceeding. Shareholders also should be aware that the appraisal rights process is subject to uncertainties and to the possibility of lengthy and expensive litigation that could extend for a substantial period of time (without the shareholders having received any money for the CommNet Common Stock during such period). Shareholders also should recognize that an appraisal proceeding could result in a determination of a fair value higher or lower than or equal to the per share consideration which would otherwise be received in the Merger.

  The costs of an appraisal proceeding will be determined by the court and assessed against the Company, except that the court may assess costs against some or all of the dissenters, in amounts the court finds equitable, to the extent the court finds the dissenters acted arbitrarily, vexatiously, or not in good faith in demanding payment under Section 7-113-209. The court may also assess the fees and expenses of counsel and experts for the respective parties in amounts the court finds equitable against the Company or one or more dissenters.

                          CERTAIN PENDING LITIGATION

  On May 29, 1997 (the day after the proposed Merger was publicly announced), the Company and each of its five directors (two of whom are executive officers of the Company) were named as defendants in a complaint filed in the Colorado District Court, County of Arapahoe, by Brickell Partners, an entity claiming to be a shareholder of the Company, individually and purportedly as a class action on behalf of shareholders of the Company. In general, the complaint alleges that the Company's directors have breached their fiduciary duties by, among other things, resolving to approve the Merger at an allegedly inadequate price and by allegedly failing to take all reasonable steps to insure maximization of shareholder value. The complaint seeks injunctive relief prohibiting the Company from, among other things, consummating the Merger. The complaint also seeks unspecified damages, attorneys' fees and other relief.

  The Company believes that the allegations contained in the complaint are without merit and intends to contest the action vigorously, on behalf of itself and its directors, if the plaintiff elects to proceed with its action.

  On July 8, 1997, Dakota Systems, Inc., the minority general partner in the Sioux Falls Cellular Limited Partnership ("Sioux Falls"), and Splitrock Telecom Cooperative, Inc., Union Telephone Company, Sioux Valley Telephone Company and Baltic Cooperative Telephone Company, the limited partners in Sioux Falls (collectively, the minority general partner and the limited partners are referred to herein as "plaintiffs"), filed a lawsuit in the Circuit Court, County of Minnehaha, State of South Dakota, against CINC, the Company, and

Sioux Falls. CINC is the general partner of Sioux Falls and a wholly-owned subsidiary of the Company. The lawsuit alleges, among other things, that the Merger triggers plaintiffs' alleged right of first refusal to purchase CINC's interest in Sioux Falls under the Certificate and Agreement Establishing Sioux Falls Limited Partnership. The lawsuit seeks, among other things, a declaratory judgment concerning the terms of plaintiffs' alleged right of first refusal to purchase CINC's interest in Sioux Falls, a temporary and permanent injunction prohibiting the Merger until plaintiffs' rights are clarified and damages. The lawsuit also seeks to enjoin a proposed sale of a telecommunications switch by Sioux Falls to the Company and to void certain amendments to the switch user agreements. The Company intends to defend the lawsuit vigorously.

                  OTHER INFORMATION AND SHAREHOLDER PROPOSALS

  Management of the Company knows of no other matters that may properly be, or which are likely to be, brought before the Special Meeting. However, if any other matters are properly brought before such Special Meeting, the persons named in the enclosed Proxy or their substitutes intend to vote the Proxies in accordance with their judgment with respect to such matters, unless authority to do so is withheld in the Proxy.

                                    EXPERTS


  The consolidated financial statements of CommNet Cellular Inc. appearing in the Company's Annual Report on Form 10-K for the fiscal year ended September 30, 1996, have been audited by Ernst & Young LLP, independent auditors, as set forth in their report thereon included therein and incorporated herein by reference in reliance upon such report given upon the authority of such firm as experts in accounting and auditing. Representatives of Ernst & Young LLP are expected to be present at the Special Meeting, where they will have the opportunity to make a statement if they desire to do so and will be available to respond to appropriate questions.

                                 LEGAL COUNSEL

  The legality of the shares of CommNet Common Stock being retained in the Merger will be passed upon by Amy M. Shapiro, General Counsel for the Company. An opinion with respect to certain tax consequences of the Merger will be rendered to the Company by Latham & Watkins, Chicago, Illinois.

                INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

  This Proxy Statement incorporates by reference documents which are not presented herein or delivered herewith. Copies of any such documents relating to the Company, other than exhibits to such documents (unless such exhibits specifically are incorporated by reference in such documents), are available without charge, upon written or oral request, from CommNet Cellular Inc., 8350 East Crescent Parkway, Suite 400, Englewood, Colorado 80111, Attention:
Secretary, telephone: (303) 694-3234. In order to ensure timely delivery of the documents requested, any such request should be made by September 18, 1997.

  The following documents previously filed by the Company with the Commission (File Number 000-15056) are incorporated in this Proxy Statement by reference:

  (1) the Company's Annual Report on Form 10-K for the fiscal year ended September 30, 1996 filed with the Commission on December 30, 1996;

  (2) the Company's Quarterly Report on Form 10-Q for the period ended December 31, 1996 filed with the Commission on February 14, 1997;

  (3) the Company's Quarterly Report on Form 10-Q for the period ended March 31, 1997 filed with the Commission on May 15, 1997; and

  (4) the Company's Current Report on Form 8-K filed with the Commission on May 29, 1997.


  All reports and other documents subsequently filed by the Company with the Commission pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act prior to the date of the Special Meeting shall be deemed to be incorporated by reference herein and to be part hereof from the date of the filing of such reports and documents.

  Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Proxy Statement to the extent that a statement contained herein, or in any other subsequently filed document that also is or is deemed to be incorporated by reference herein, modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute part of this Proxy Statement.

                                                                         ANNEX I

                          AGREEMENT AND PLAN OF MERGER

                            DATED AS OF MAY 27, 1997

                                    BETWEEN

                             COMMNET CELLULAR INC.

                                      AND

                              AV ACQUISITION CORP.

                               TABLE OF CONTENTS

ARTICLE I. THE MERGER......................................................   1
  1.1. The Merger..........................................................   1
  1.2. Closing.............................................................   1
  1.3. Effective Time......................................................   1
  1.4. Effects of the Merger...............................................   2
  1.5. Articles of Incorporation...........................................   2
  1.6. By-Laws.............................................................   2
  1.7. Officers and Directors of Surviving Corporation.....................   2
  1.8. Effect on Capital Stock.............................................   2
  1.9. CCI Common Stock Elections..........................................   3
  1.10. Proration..........................................................   4
ARTICLE II. EXCHANGE OF CERTIFICATES.......................................   5
  2.1. Exchange Fund.......................................................   5
  2.2. Exchange Procedures.................................................   5
  2.3. No Further Ownership Rights in CCI Common Stock Exchanged for Cash;
   No Fractional Shares....................................................   6
  2.4. Termination of Exchange Fund........................................   6
  2.5. No Liability........................................................   6
  2.6. Investment of Exchange Fund.........................................   6
  2.7. Lost Certificates...................................................   6
  2.8. Withholding Rights..................................................   7
  2.9. Further Assurances..................................................   7
  2.10. [Intentionally Omitted]............................................   7
  2.11. Shares of Dissenting Shareholders..................................   7
  2.12. The Debt Offers....................................................   7
ARTICLE III. REPRESENTATIONS AND WARRANTIES................................   8
  3.1. Representations and Warranties of CCI...............................   8
  3.2. Representations and Warranties of Merger Sub........................  16
ARTICLE IV. COVENANTS RELATING TO CONDUCT OF BUSINESS......................  18
  4.1. Covenants of CCI....................................................  18
  4.2. Covenants of Merger Sub.............................................  19
  4.3. Regulatory Compliance; Advice of Changes; Government Filings........  20
  4.4. Transition Planning.................................................  20
  4.5. Control of Other Party's Business...................................  20
ARTICLE V. ADDITIONAL AGREEMENTS...........................................  21
  5.1. Preparation of Form S-4; Proxy Statement; CCI Shareholder Meeting...  21
  5.2. Access to Information...............................................  21
  5.3. Approvals and Consents; Cooperation.................................  22
  5.4. Acquisition Proposals...............................................  22
  5.5. Stock Options and Other Stock Plans.................................  24
  5.6. Fees and Expenses...................................................  24
  5.7. Indemnification; Directors' and Officers' Insurance.................  24
  5.8. Rights Agreement....................................................  25
  5.9. Public Announcements................................................  25
  5.10. Affiliates.........................................................  25
  5.11. Certain Agreements.................................................  25
  5.12. Nasdaq Listing and Exchange Act Registration.......................  25

ARTICLE VI. CONDITIONS PRECEDENT............................................  25
  6.1. Conditions to Each Party's Obligation to Effect the Merger...........  25
  6.2. Additional Conditions to Obligations of Merger Sub...................  26
  6.3. Additional Conditions to Obligations of CCI..........................  27
ARTICLE VII. TERMINATION AND AMENDMENT......................................  28
  7.1. Termination..........................................................  28
  7.2. Effect of Termination................................................  29
  7.3. Amendment............................................................  30
  7.4. Extension; Waiver....................................................  30
ARTICLE VIII. GENERAL PROVISIONS............................................  30
  8.1. Non-Survival of Representations, Warranties and Agreements...........  30
  8.2. Notices..............................................................  30
  8.3. Interpretation.......................................................  31
  8.4. Counterparts.........................................................  31
  8.5. Entire Agreement; No Third Party Beneficiaries.......................  31
  8.6. Governing Law........................................................  31
  8.7. Severability.........................................................  31
  8.8. Assignment...........................................................  31
  8.9. Enforcement..........................................................  31
  8.10. Definitions.........................................................  32
  8.11. WAIVER OF JURY TRIAL................................................  32

                      ANNEXES AND CCI DISCLOSURE SCHEDULE

ANNEXES

  A. Employee Benefits Matters
  B. Form of CCI Affiliate Letter

CCI DISCLOSURE SCHEDULE

                           GLOSSARY OF DEFINED TERMS

                                                              LOCATION OF
DEFINITION                                                    DEFINED TERM
----------                                               ----------------------
Acquiring Person........................................         Section 3.1(q)
Acquisition Proposal....................................         Section 5.4(a)
Action..................................................         Section 6.2(g)
Affiliate...............................................           Section 8.10
Agreement...............................................               Preamble
Blackstone..............................................               Recitals
Board of Directors......................................           Section 8.10
Business Day............................................           Section 8.10
Cash Election Price.....................................         Section 1.8(b)
Cash Proration Factor................................... Section 1.10(c)(ii)(1)
CBCA....................................................               Recitals
CCI.....................................................               Preamble
CCI Affiliates..........................................           Section 8.10
CCI Benefit Plans.......................................      Section 3.1(m)(i)
CCI Common Stock........................................               Recitals
CCI Disclosure Schedule.................................            Section 3.1
CCI Material Contracts..................................      Section 3.1(l)(i)
CCI Permits.............................................         Section 3.1(f)
CCI SEC Reports.........................................      Section 3.1(d)(i)
CCI Stock Option Plans..................................      Section 3.1(b)(i)
CCI Shareholders Meeting................................         Section 5.1(c)
CCI Voting Debt.........................................     Section 3.1(b)(iv)
CIFC....................................................     Section 3.1(b)(vi)
CIFC Facilities.........................................     Section 3.1(b)(vi)
Closing.................................................            Section 1.2
Closing Date............................................            Section 1.2
CoBank..................................................     Section 3.1(b)(vi)
CoBank Credit Agreement.................................     Section 3.1(b)(vi)
Code....................................................            Section 2.8
Colorado Articles of Merger.............................            Section 1.3
Commitment Letter.......................................         Section 3.2(h)
Communications Act......................................    Section 3.1(c)(iii)
Consolidated Subsidiaries...............................      Section 3.1(a)(i)
Control Proposal........................................           Section 8.10
Core States Facility....................................     Section 3.1(b)(vi)
Debt Offers.............................................        Section 2.12(a)
DGCL....................................................               Recitals
Dissenting Shares.......................................           Section 2.11
Distribution Date.......................................         Section 3.1(q)
Effective Time..........................................            Section 1.3
Electing Shares.........................................         Section 1.8(b)
Election Date...........................................         Section 1.9(c)
Eligible Institution....................................         Section 1.9(c)
ERISA...................................................      Section 3.1(m)(i)
Excess Shares...........................................         Section 2.3(b)
Exchange Act............................................    Section 3.1(c)(iii)
Exchange Agent..........................................         Section 1.9(b)
Exchange Fund...........................................            Section 2.1

                                                                 LOCATION OF
DEFINITION                                                      DEFINED TERM
----------                                                   -------------------
Expenses....................................................         Section 5.6
Facility....................................................      Section 3.2(h)
FCC......................................................... Section 3.1(c)(iii)
FCC Consents................................................      Section 6.1(c)
FCC Licenses................................................      Section 3.1(f)
Form of Election............................................      Section 1.9(c)
Form S-4.................................................... Section 3.1(c)(iii)
Funding.....................................................      Section 6.3(d)
GAAP........................................................   Section 3.1(a)(i)
General Partner Licensees...................................      Section 3.1(f)
Governmental Entity......................................... Section 3.1(c)(iii)
Guaranty....................................................  Section 3.1(b)(vi)
HSR Act..................................................... Section 3.1(c)(iii)
IRS.........................................................   Section 3.1(m)(i)
Letters of Transmittal......................................     Section 2.12(b)
Liens.......................................................  Section 3.1(b)(ii)
Limited Partner Licensees...................................      Section 3.1(f)
Managed Affiliates..........................................      Section 3.1(f)
Material Adverse Change.....................................        Section 8.10
Material Adverse Effect.....................................        Section 8.10
Merger......................................................            Recitals
Merger Consideration........................................      Section 1.8(b)
Merger Sub..................................................            Preamble
MS Certificate of Merger....................................         Section 1.3
Nasdaq...................................................... Section 3.1(c)(iii)
Non-Cash Election...........................................      Section 1.9(a)
Non-Cash Election Number....................................     Section 1.10(a)
Non-Cash Election Share.....................................      Section 1.8(b)
Non-Cash Proration Factor...................................  Section 1.10(b)(i)
Nonmanaged Affiliates.......................................      Section 3.1(f)
Notes.......................................................  Section 3.1(b)(vi)
Offer Documents.............................................     Section 2.12(b)
Offers to Purchase..........................................     Section 2.12(b)
Option Value................................................      Section 5.5(a)
Options.....................................................              5.5(a)
Organizational Documents....................................        Section 8.10
Parent......................................................            Recitals
Person......................................................        Section 8.10
Proxy Statement............................................. Section 3.1(c)(iii)
Required CCI Votes..........................................      Section 3.1(k)
Required Consents........................................... Section 3.1(c)(iii)
Required Regulatory Approvals...............................      Section 6.2(c)
Rights......................................................   Section 3.1(b)(i)
Rights Agreement............................................   Section 3.1(b)(i)
SEC.........................................................   Section 3.1(d)(i)
Securities Act.............................................. Section 3.1(b)(vii)
Senior Subordinated Notes...................................  Section 3.1(b)(vi)
Senior Subordinated Notes Indenture.........................  Section 3.1(b)(vi)
Share Reference Date........................................   Section 3.1(b)(i)
Special Committee...........................................              3.1(p)

                                                                 LOCATION OF
DEFINITION                                                       DEFINED TERM
----------                                                    ------------------
Stock Acquisition Date.......................................     Section 3.1(q)
Subordinated Notes........................................... Section 3.1(b)(vi)
Subordinated Notes Indenture................................. Section 3.1(b)(vi)
Subsidiary...................................................       Section 8.10
Superior Proposal............................................     Section 5.4(a)
Surviving Corporation........................................        Section 1.1
Tax..........................................................       Section 8.10
Taxes........................................................       Section 8.10
Taxable......................................................       Section 8.10
Tax Return...................................................       Section 8.10
Terminating CCI Breach.......................................     Section 7.1(g)
Terminating Merger Sub Breach................................     Section 7.1(h)
Termination Date.............................................     Section 7.1(b)
the other party..............................................       Section 8.10
Violation.................................................... Section 3.1(c)(ii)
WARN.........................................................     Section 4.1(f)

  AGREEMENT AND PLAN OF MERGER, dated as of May 27, 1997 (this "Agreement"), between COMMNET CELLULAR INC., a Colorado corporation ("CCI"), and AV ACQUISITION CORP., a Delaware corporation ("Merger Sub").

                             W I T N E S S E T H :

  WHEREAS, the respective Boards of Directors of CCI and Merger Sub have each determined that the Merger is in the best interests of their respective shareholders and have approved the Merger upon the terms and subject to the conditions set forth in this Agreement, whereby each issued and outstanding share of common stock, par value $.001 per share, of CCI ("CCI Common Stock") and the Rights (as defined in Section 3.1(b)(i)) associated therewith, other than shares owned by Parent or Merger Sub or any wholly owned Subsidiary of Merger Sub or by any wholly owned Subsidiary of CCI, and Dissenting Shares (as defined in Section 2.11) will be converted into either (A) the right to retain at the election of the holder thereof and subject to the terms hereof, CCI Common Stock or (B) the right to receive cash;

  WHEREAS, in order to effectuate the foregoing, Merger Sub, upon the terms and subject to the conditions of this Agreement and in accordance with the Colorado Business Corporation Act (the "CBCA") and the Delaware General Corporation Law (the "DGCL"), will merge with and into CCI (the "Merger");

  WHEREAS, Merger Sub is owned solely by one or more Persons (collectively, "Parent"), all of which are Affiliates of Blackstone Management Associates II L.L.C. ("Blackstone");

  WHEREAS, it is intended that the Merger be recorded as a recapitalization for financial reporting purposes; and

  WHEREAS, CCI and Merger Sub desire to make certain representations, warranties, covenants and agreements in connection with the Merger and also to prescribe various conditions to the Merger.

  NOW, THEREFORE, in consideration of the foregoing and the respective representations, warranties, covenants and agreements set forth herein, and intending to be legally bound hereby, the parties hereto agree as follows:

                                  ARTICLE I.

                                  THE MERGER

  1.1. THE MERGER. Upon the terms and subject to the conditions set forth in this Agreement, and in accordance with the CBCA and the DGCL, Merger Sub shall be merged with and into CCI at the Effective Time. At the Effective Time, the separate corporate existence of Merger Sub shall cease and CCI shall continue as the surviving corporation (the "Surviving Corporation").

  1.2. CLOSING. The closing of the Merger (the "Closing") will take place on the fifth Business Day after satisfaction or waiver (as permitted by this Agreement and applicable law) of the conditions (excluding conditions that, by their terms, cannot be satisfied until the Closing Date) set forth in Article VI (the "Closing Date"), unless another time or date is agreed to in writing by the parties hereto. The Closing shall be held at the offices of Latham & Watkins, 233 South Wacker Drive, Suite 5800, Chicago, Illinois 60606, unless another place is agreed to in writing by the parties hereto.

  1.3. EFFECTIVE TIME. As soon as practicable following the Closing, the parties shall (i) file articles of merger (the "Colorado Articles of Merger") in such form as is required by and executed in accordance with the CBCA, (ii) file a certificate of merger (the "MS Certificate of Merger") in such form as is required by and executed in accordance with the DGCL and (iii) make all other filings or recordings required under the CBCA and the DGCL. The Merger shall become effective at the latest of (i) such time as the Colorado Articles of Merger are duly filed with the Colorado Secretary of State, (ii) such time as the MS Certificate of Merger is duly filed with the Delaware Secretary of State, or
(iii) such other time as Merger Sub and CCI shall agree in writing should be specified in the Colorado Articles of Merger and the MS Certificate of Merger (the date and time the Merger becomes effective being the "Effective Time").

  1.4. EFFECTS OF THE MERGER. At and after the Effective Time, the Merger will have the effects set forth in the CBCA and the DGCL. Without limiting the generality of the foregoing, and subject thereto, at the Effective Time all the property, rights, privileges, powers and franchises of CCI and Merger Sub shall be vested in the Surviving Corporation, and all debts, liabilities and duties of CCI and Merger Sub shall become the debts, liabilities and duties of the Surviving Corporation.

  1.5. ARTICLES OF INCORPORATION. The articles of incorporation of CCI, as in effect immediately prior to the Effective Time, shall be the articles of incorporation of the Surviving Corporation, until thereafter changed or amended as provided therein or by applicable law.

  1.6. BY-LAWS. The by-laws of Merger Sub as in effect at the Effective Time shall be the by-laws of the Surviving Corporation until thereafter changed or amended as provided therein or by applicable law.

  1.7. OFFICERS AND DIRECTORS OF SURVIVING CORPORATION. The directors of Merger Sub shall be the directors of the Surviving Corporation and the officers of the Surviving Corporation shall be those designated by Merger Sub prior to the Effective Time, until the earlier of their resignation or removal or otherwise ceasing to be an officer or director or until their respective successors are duly elected and qualified, as the case may be.

  1.8. EFFECT ON CAPITAL STOCK. As of the Effective Time, by virtue of the Merger and without any action on the part of CCI, Merger Sub or the holders of any shares of CCI Common Stock or any shares of capital stock of Merger Sub:

    (a) Cancellation of Certain Stock. Each share of CCI Common Stock that is owned by Parent or Merger Sub or any wholly owned Subsidiary of Merger Sub and each share of CCI Common Stock that is owned by any wholly owned Subsidiary of CCI (together, in each case, with the associated Right) shall automatically be cancelled and retired and shall cease to exist and no consideration shall be delivered in exchange therefor.

    (b) Conversion or Retention of CCI Common Stock. Except as otherwise provided herein and subject to Section 1.10, each issued and outstanding share of CCI Common Stock (other than shares to be cancelled in accordance with Section 1.8(a) and Dissenting Shares) together with the associated Right shall be converted into the following (the "Merger Consideration"):

      (i) for each such share of CCI Common Stock with respect to which an election to retain CCI Common Stock has been effectively made and not revoked or forfeited pursuant to Sections 1.9(c), (d) and (e)
    ("Electing Shares"), the right to retain one fully paid and nonassessable share of CCI Common Stock and the associated Right (a "Non-Cash Election Share"); and

      (ii) for each such share of CCI Common Stock (other than Electing Shares), the right to receive in cash from CCI following the Merger an amount equal to $36.00 (the "Cash Election Price").

    (c) Cancellation and Retirement of CCI Common Stock. As of the Effective Time, all shares of CCI Common Stock (and the associated Rights) (other than shares referred to in Section 1.8(b)(i)) issued and outstanding immediately prior to the Effective Time shall no longer be outstanding and shall automatically be cancelled and retired and shall cease to exist, and each holder of a certificate representing any such shares of CCI Common Stock (and the associated Rights) shall cease to have any rights with respect thereto, except (i) the right to receive cash, including cash in lieu of fractional shares of CCI Common Stock (and the associated Rights), to be issued or paid in consideration therefor upon surrender of such certificate in accordance with Article 2, or (ii) in the case of Dissenting Shares, any rights under Article 113 of the CBCA.

    (d) Merger Sub Capital Stock. Each share of capital stock of Merger Sub issued and outstanding immediately prior to the Effective Time shall be converted into a number of shares of the CCI Common Stock following the Merger equal to the quotient of (i) 3,939,167 divided by (ii) the number of shares of common stock of Merger Sub outstanding immediately prior to the Effective Time.

  1.9. CCI COMMON STOCK ELECTIONS.

    (a) Each Person who, on or prior to the Election Date (as defined in Section 1.9(c)), is a record holder of shares of CCI Common Stock (and the associated Rights) will be entitled, with respect to all or any portion of his shares, to make an unconditional election (a "Non-Cash Election") on or prior to such Election Date to retain Non-Cash Election Shares, on the basis hereinafter set forth.

    (b) Prior to the mailing of the Proxy Statement (as defined in Section 3.1(c)(iii), Merger Sub shall appoint a bank or trust company which is reasonably satisfactory to CCI to act as exchange agent (the "Exchange Agent") for the payment of the Merger Consideration.

    (c) CCI shall prepare a form of election, which form shall be subject to the reasonable approval of Merger Sub (the "Form of Election"), to be mailed by CCI with the Proxy Statement to the record holders of CCI Common Stock as of the record date for the CCI Shareholders Meeting and otherwise distributed in accordance with the requirements of the SEC, which Form of Election shall be used by each record holder of shares of CCI Common Stock (and the associated Rights) who wishes to elect, subject to the provisions of Section 1.10, to retain Non-Cash Election Shares for any or all shares of CCI Common Stock (and the associated Rights) as to which it is the record holder. CCI will use its reasonable efforts to make the Form of Election and the Proxy Statement available to all Persons who become holders of CCI Common Stock during the period between such record date and the Election Date referred to below. Any such holder's election to retain Non-Cash Election Shares shall have been properly made only if the Exchange Agent shall have received at its designated office, by 5:00 p.m., local time for the Exchange Agent, on the Business Day next preceding the date of the CCI Shareholders Meeting (the "Election Date"), pursuant to (i) a Form of Election properly completed and signed and accompanied by certificates representing the shares of CCI Common Stock (and the associated Rights) to which such Form of Election relates, duly endorsed in blank or otherwise in form acceptable for transfer on the books of CCI (or by an appropriate guarantee of delivery of such certificates as set forth in such Form of Election from a firm which is an "eligible guarantor institution" (as defined in Rule 17Ad-15 under the Exchange Act) (an "Eligible Institution"), provided such certificates are in fact delivered to the Exchange Agent within three Nasdaq trading days after the date of execution of such guarantee of delivery) or (ii) such other procedures as may be set forth in the Proxy Statement.

    (d) Any Form of Election may be revoked by the holder submitting it to the Exchange Agent only by notice received by the Exchange Agent prior to 5:00 p.m., local time for the Exchange Agent, on the Election Date in accordance with the procedures set forth in the Proxy Statement (unless Merger Sub and CCI determine not less than two Business Days prior to the Election Date that the Closing Date is not likely to occur within five Business Days following the date of the CCI Shareholders Meeting, in which case any Form of Election will remain revocable until a subsequent date which shall be a date prior to the Closing Date determined by Merger Sub and CCI). In addition, all Forms of Election shall automatically be revoked if the Exchange Agent is notified in writing by Merger Sub and CCI that this Agreement has been terminated. If a Form of Election is properly revoked, the certificate or certificates (or guarantees of delivery, as appropriate) for the shares of CCI Common Stock (and the associated Rights) to which such Form of Election relates shall be promptly returned by the Exchange Agent to the shareholder submitting the same, or pursuant to such other procedures as are set forth in the Proxy Statement.

    (e) The determination of the Exchange Agent (or CCI in the event the Exchange Agent declines to make such determination) shall be binding as to whether elections to retain Non-Cash Election Shares have been properly made or revoked pursuant to this Section 1.9 with respect to shares of CCI Common Stock (and the associated Rights) and as to when elections and revocations were received by it. If the Exchange Agent reasonably determines in good faith that any election to retain Non-Cash Election Shares was not properly made with respect to shares of CCI Common Stock (and the associated Rights), such shares shall be treated by the Exchange Agent as shares which were not Electing Shares at the Effective Time, and such shares shall be exchanged in the Merger for cash pursuant to Section 1.8(b)(ii), subject to proration as provided in Section 1.10. The Exchange Agent (or CCI in the event Exchange Agent declines to make such determination) shall also make all computations as to the allocation and the proration contemplated by Section 1.10, and any such computation shall be conclusive and binding on the holders of shares of CCI Common Stock. The Exchange Agent may, with the mutual written agreement of Merger Sub and CCI, establish procedures as are consistent with this Section 1.9 for the implementation of the elections provided for herein as shall be necessary or desirable fully to effect such elections.

  1.10. PRORATION.

    (a) Notwithstanding anything in this Agreement to the contrary, the aggregate number of shares of CCI Common Stock (and the associated Rights) to be converted into the right to retain CCI Common Stock (and the associated Rights) at the Effective Time (the "Non-Cash Election Number") shall be equal to 588,611 (excluding for this purpose any shares of CCI Common Stock (and the associated Rights) to be cancelled pursuant to
  Section 1.8(a)).

    (b) If the number of Electing Shares exceeds the Non-Cash Election Number, then each Electing Share shall be converted into the right to retain Non-Cash Election Shares or receive cash in accordance with the terms of Section 1.8(b) in the following manner:

      (i) A proration factor (the "Non-Cash Proration Factor") shall be determined by dividing the Non-Cash Election Number by the total number of Electing Shares.

      (ii) The number of Electing Shares covered by each Non-Cash Election to be converted into the right to retain Non-Cash Election Shares shall be determined by multiplying the Non-Cash Proration Factor by the total number of Electing Shares covered by such Non-Cash Election.

      (iii) All Electing Shares, other than those shares converted into the right to receive Non-Cash Election Shares in accordance with Section 1.10(b)(ii), shall be converted into cash (on a consistent basis among shareholders who made the election referred to in Section 1.8(b)(i), pro rata to the number of shares as to which they made such election) as if such shares were not Electing Shares in accordance with the terms of Section 1.8(b)(ii).

    (c) If the number of Electing Shares is less than the Non-Cash Election Number, then:

      (i) all Electing Shares shall be converted into the right to retain CCI Common Stock (and the associated Rights) in accordance with the terms of Section 1.8(b)(i);

      (ii) additional shares of CCI Common Stock (other than Electing Shares and Dissenting Shares) shall be converted into the right to retain Non-Cash Election Shares in accordance with the terms of Section 1.8(b) in the following manner:

        (1) a proration factor (the "Cash Proration Factor") shall be determined by dividing (x) the difference between the Non-Cash Election Number and the number of Electing Shares, by (y) the total number of shares of CCI Common Stock outstanding at the Effective Time (other than Electing Shares and Dissenting Shares); and

        (2) the number of shares of CCI Common Stock in addition to Electing Shares to be converted into the right to retain Non-Cash Election Shares shall be determined by multiplying the Cash Proration Factor by the total number of shares of CCI Common Stock outstanding at the Effective Time (other than Electing Shares and Dissenting Shares); and

      (iii) Subject to Section 2.11, shares of CCI Common Stock subject to clause (ii) of this Section 1.10(c) shall be converted into the right to retain Non-Cash Election Shares in accordance with Section 1.8(b)(i) as if such shares had been the subject of a Non-Cash Election (on a consistent basis among shareholders who held shares of CCI Common Stock as to which they did not make the election referred to in Section 1.8(b)(i), pro rata based upon the number of shares as to which they did not make such election).

                                  ARTICLE II.

                           EXCHANGE OF CERTIFICATES

  2.1. EXCHANGE FUND.

  At or as soon as reasonably practicable after the Effective Time, CCI shall deposit with the Exchange Agent for the benefit of the holders of the shares of CCI Common Stock (and the associated Rights), the cash portion of the Merger Consideration for exchange pursuant to this Article II. The Exchange Agent shall deliver cash contemplated to be paid pursuant to Section 1.8 (such cash being hereinafter referred to as the "Exchange Fund") in exchange for outstanding shares of CCI Common Stock (and the associated Rights).

  2.2. EXCHANGE PROCEDURES.

    (a) Exchange. As soon as reasonably practicable after the Effective Time, each holder of an outstanding certificate or certificates which prior thereto represented shares of CCI Common Stock (and the associated Rights) shall, upon surrender to the Exchange Agent of such certificate or certificates and acceptance thereof by the Exchange Agent, be entitled to a certificate or certificates representing the number of full Non-Cash Election Shares, if any, to be retained by the holder thereof pursuant to this Agreement and the amount of cash, if any, into which the number of shares of CCI Common Stock (and the associated Rights) previously represented by such certificate or certificates surrendered shall have been converted pursuant to this Agreement. The Exchange Agent shall accept such certificates upon compliance with such reasonable terms and conditions as the Exchange Agent may impose to effect an orderly exchange thereof in accordance with normal exchange practices. After the Effective Time there shall be no further transfer on the records of CCI or its transfer agent of certificates representing shares of CCI Common Stock (and the associated Rights) which have been converted, in whole or in part, pursuant to this Agreement into the right to receive cash, and if such certificates are presented to CCI for transfer, they shall be cancelled against delivery of cash and, if appropriate, certificates for Non-Cash Election Shares. If any certificate for such Non-Cash Election Shares is to be issued in, or if the Cash Election Price is to be remitted to, a name other than that in which the certificate for CCI Common Stock surrendered for exchange is registered, it shall be a condition of such exchange that the certificate so surrendered shall be properly endorsed, with signature guaranteed by an Eligible Institution, or otherwise in proper form for transfer and that the Person requesting such exchange shall pay to CCI, the Exchange Agent or CCI's transfer agent any transfer or other taxes required by reason of the issuance of certificates for such Non-Cash Election Shares in a name other than that of the registered holder of the certificate surrendered, or establish to the satisfaction of CCI, the Exchange Agent or its transfer agent that such tax has been paid or is not applicable. Until surrendered as contemplated by this Section 2.2, each certificate for shares of CCI Common Stock shall be deemed at any time after the Effective Time to represent only the right to receive upon such surrender the Merger Consideration as contemplated by Section 1.8. No interest will be paid or will accrue on any cash payable as Merger Consideration or in lieu of any fractional shares of Non-Cash Election Shares.

    (b) Distributions with Respect to Unexchanged Shares. No dividends or other distributions with respect to Non-Cash Election Shares with a record date after the Effective Time shall be paid to the holder of any unsurrendered certificate for shares of CCI Common Stock with respect to the Non-Cash Election Shares represented thereby and no cash payment in lieu of fractional shares shall be paid to any such holder pursuant to
  Section 2.3(b) until the surrender of such certificate in accordance with this Article II. Subject to the effect of applicable laws, following surrender of any such certificate, there shall be paid to the holder of the certificate representing whole Non-Cash Election Shares issued in connection therewith, without interest, (i) at the time of such surrender or as promptly after the sale of the Excess Shares as practicable, the amount of any cash payable in lieu of a fractional share of Non-Cash Election Shares to which such holder is entitled pursuant to Section 2.3(b) and the proportionate amount of any dividends or other distributions with a record date after the Effective Time theretofore paid with respect to such whole Non-Cash Election Shares, and (ii) at the appropriate payment date, the proportionate amount of any dividends or other distributions with a record date after the Effective Time but prior to such surrender and a payment date subsequent to such surrender payable with respect to such whole Non-Cash Election Shares.

  2.3. NO FURTHER OWNERSHIP RIGHTS IN CCI COMMON STOCK EXCHANGED FOR CASH; NO FRACTIONAL SHARES.

    (a) All cash paid upon the surrender for conversion of certificates representing shares of CCI Common Stock (and the associated Rights) in accordance with the terms of Article I and this Article II shall be deemed to have been issued (and paid) in full satisfaction of all rights pertaining to the shares of CCI Common Stock (and the associated Rights) surrendered for conversion for cash theretofore represented by such certificates.

    (b) Notwithstanding any other term of this Agreement, (i) no certificates or scrip representing fractional shares of Non-Cash Election Shares shall be issued in connection with the Merger, and such fractional share interests will not entitle the owner thereof to vote or to any rights of a shareholder of CCI after the Merger; and (ii) each holder of shares of CCI Common Stock (and the associated Rights) exchanged pursuant to the Merger who would otherwise have been entitled to receive a fraction of a Non-Cash Election Share (after taking into account all shares of CCI Common Stock delivered by such holder) shall receive, in lieu thereof, a cash payment (without interest) representing such holder's proportionate interest in the net proceeds from the sale by the Exchange Agent (following the deduction of applicable transaction costs) on behalf of all such holders of the Non-Cash Election Shares (the "Excess Shares") representing such fractions. Such sale shall be made as soon as practicable after the Effective Date.

  2.4. TERMINATION OF EXCHANGE FUND. Any portion of the Exchange Fund which remains undistributed to the holders of certificates representing shares of CCI Common Stock (and the associated Rights) for eighteen months after the Effective Time shall be delivered to the Surviving Corporation or otherwise on the instruction of the Surviving Corporation, and any holders of such certificates who have not theretofore complied with this Article II shall thereafter look only to the Surviving Corporation for the Merger Consideration with respect to the shares of CCI Common Stock (and the associated Rights) formerly represented thereby to which such holders are entitled pursuant to
Section 2.2 and only as general creditors thereof for payment of their claim for the Cash Election Price, if any, Non-Cash Election Shares, if any, any cash in lieu of fractional shares of Non-Cash Election Shares and any dividends or distributions with respect to Non-Cash Election Shares which such holders may be entitled.

  2.5. NO LIABILITY. None of Merger Sub, CCI, the Surviving Corporation or the Exchange Agent shall be liable to any Person in respect of Non-Cash Election Shares (or dividends or distributions with respect thereto) or any cash from the Exchange Fund delivered to a public official pursuant to any applicable abandoned property, escheat or similar law. If any certificates representing shares of CCI Common Stock (and the associated Rights) shall not have been surrendered prior to eighteen months after the Effective Time (or immediately prior to such earlier date on which any cash, if any, any cash in lieu of fractional shares of Non-Cash Election Shares or any dividends or distributions with respect to Non-Cash Election Shares in respect of such certificate would otherwise escheat to or become the property of any Governmental Entity (as defined in Section 3.1(c)(iii)), any such cash, dividends or distributions in respect of such certificate shall, to the extent permitted by applicable law, become the property of the Surviving Corporation, free and clear of all claims or interest of any Person previously entitled thereto.

  2.6. INVESTMENT OF EXCHANGE FUND. The Exchange Agent shall invest any cash included in the Exchange Fund as directed by the Surviving Corporation on a daily basis. Any interest and other income resulting from such investments shall promptly be paid to the Surviving Corporation.

  2.7. LOST CERTIFICATES. If any certificate of CCI Common Stock (and the associated Rights) shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the Person claiming such certificate to be lost, stolen or destroyed and, if required by CCI, the posting by such Person of a bond in such reasonable amount as CCI may direct as indemnity against any claim that may be made against it with respect to such certificate, the Exchange Agent will deliver in exchange for such lost, stolen or destroyed certificate the applicable Merger Consideration with respect to the shares of CCI Common Stock (and the associated Rights) formerly represented thereby, pursuant to this Agreement.

  2.8. WITHHOLDING RIGHTS. CCI and the Exchange Agent shall be entitled to deduct and withhold from the consideration otherwise payable pursuant to this Agreement to any holder of shares of CCI Common Stock (and the associated Rights) such amounts as CCI or the Exchange Agent, as applicable, is required to deduct and withhold with respect to the making of such payment under the Internal Revenue Code of 1986, as amended (the "Code"), or any provision of state, local or foreign tax law. To the extent that amounts are so withheld by CCI or the Exchange Agent, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the holder of the shares of CCI Common Stock (and the associated Rights) in respect of which such deduction and withholding was made by such party.

  2.9. FURTHER ASSURANCES. At and after the Effective Time, the officers and directors of the Surviving Corporation will be authorized to execute and deliver, in the name and on behalf of CCI or Merger Sub, any deeds, bills of sale, assignments or assurances and to take and do, in the name and on behalf of CCI or Merger Sub, any other actions and things to vest, perfect or confirm of record or otherwise in the Surviving Corporation any and all right, title and interest in, to and under any of the rights, properties or assets acquired or to be acquired by the Surviving Corporation as a result of, or in connection with, the Merger.
  2.10. [INTENTIONALLY OMITTED].

  2.11. SHARES OF DISSENTING SHAREHOLDERS. Notwithstanding anything in this Agreement to the contrary, any shares of CCI Common Stock (and the associated Rights) that are issued and outstanding immediately prior to the Effective Time and that are held by shareholders who shall not have voted in favor of the Merger and who shall have demanded properly in writing payment for such shares in accordance with Article 113 of the CBCA (collectively, the "Dissenting Shares") shall not be converted into or represent the right to receive the Merger Consideration or any cash in lieu of fractional shares of CCI Common Stock (and the associated Rights). Such shareholders shall be entitled to receive payment of the fair value (as defined in Article 113) of such shares of CCI Common Stock (and the associated Rights) held by them in accordance with the provisions of Article 113 of the CBCA, except that all Dissenting Shares held by shareholders who shall have failed to perfect or who effectively shall have withdrawn or lost their rights to payment for such shares of CCI Common Stock (and the associated Rights) under such Article 113 shall thereupon be treated as shares that are not Electing Shares and had been converted into and had become exchangeable, as of the Effective Time, for the right to receive, without any interest thereon, the Merger Consideration. CCI shall give Merger Sub prompt notice of any notice or demands for payment in accordance with Article 113 of the CBCA for shares of CCI Common Stock received by CCI and Merger Sub shall have the right to participate in and approve all negotiations and proceedings with respect to such demands. CCI shall not, except with the prior written consent of Merger Sub, make any payment with respect to, or settle or offer to settle, any such demands.

  2.12. THE DEBT OFFERS.

    (a) Provided that this Agreement shall not have been terminated in accordance with Section 7.1, CCI shall, within 10 days of receiving any request by Merger Sub to do so (but in no event earlier than twenty calendar days after the date hereof), commence offers to purchase all of the outstanding aggregate principal amount of Senior Subordinated Notes and all of the outstanding aggregate principal amount of Subordinated Notes on the terms set forth in Section 2.12 of the CCI Disclosure Schedule and such other customary terms and conditions as are reasonably acceptable to Merger Sub (the "Debt Offers"). CCI shall waive any of the conditions to the Debt Offers and make any other changes in the terms and conditions of the Debt Offers as may be reasonably requested by Merger Sub, and CCI shall not, without Merger Sub's prior consent, waive any material condition to the Debt Offers, make any changes to the terms and conditions of the Debt Offers set forth in Section 2.12 of the CCI Disclosure Schedule or make any other material changes in the terms and conditions of the Debt Offers. Notwithstanding the immediately preceding sentence, Merger Sub shall not request that CCI make any change to the terms and conditions of the Debt Offers which decreases the price per Senior Subordinated Note or Subordinated Note payable in the Debt Offers (other than by adding consideration) or imposes conditions to the Debt Offers in addition to those set forth in Section 2.12 of the CCI Disclosure Schedule which are materially adverse to holders of Senior Subordinated Notes or

  Subordinated Notes (it being agreed that a request by Merger Sub that CCI waive any condition in whole or in part at any time and from time to time in its sole discretion shall not be deemed to be materially adverse to any holder of Senior Subordinated Notes or Subordinated Notes), unless such change was previously approved by CCI in writing. CCI covenants and agrees that, subject to the terms and conditions of this Agreement, including but not limited to the conditions in the Debt Offers, it will accept for payment and pay for the Senior Subordinated Notes or Subordinated Notes as soon as such conditions to the Debt Offers and Section 6.2(d) hereof are satisfied and it is permitted to do so under applicable law, provided that CCI shall coordinate the timing of any such purchase with Merger Sub in order to obtain the greatest participation in the Debt Offers.

    (b) Promptly following the date of this Agreement, CCI shall prepare, subject to advice and comments of Merger Sub, an offer to purchase for each of the Senior Subordinated Notes and the Subordinated Notes (or portions thereof) and forms of the related letters of transmittal (the "Letters of Transmittal") (collectively, the "Offers to Purchase") and summary advertisement, as well as all other information and exhibits (collectively, the "Offer Documents"). All mailings to the holders of Senior Subordinated Notes and Subordinated Notes in connection with the Debt Offers shall be subject to the prior review, comment and approval of Merger Sub (which approval shall not be unreasonably withheld or delayed). CCI will use its reasonable best efforts to cause the Offer Documents to be mailed to the holders of the Senior Subordinated Notes and the Subordinated Notes as promptly as practicable following receipt of the request from Merger Sub under Section 2.12(a) to do so. CCI agrees promptly to correct any information in the Offer Documents that shall be or have become false or misleading in any material respect.

                                 ARTICLE III.

                        REPRESENTATIONS AND WARRANTIES

  3.1. REPRESENTATIONS AND WARRANTIES OF CCI. Except as set forth in the CCI Disclosure Schedule delivered by CCI to Merger Sub at or prior to the execution of this Agreement (the "CCI Disclosure Schedule") (each section of which qualifies the correspondingly numbered representation and warranty or covenant to the extent specified therein), CCI represents and warrants to Merger Sub as follows:

    (a) Organization, Standing and Power.

      (i) Each of CCI and each of the Consolidated Subsidiaries that is a corporation has been duly organized and is validly existing and in good standing under the laws of its jurisdiction of incorporation. Each of the Consolidated Subsidiaries that is a partnership has been duly formed and is validly existing under the laws of the jurisdiction of its formation. Each of CCI and each of the Consolidated Subsidiaries is duly qualified and in good standing to do business in each jurisdiction in which the nature of its business or the ownership or leasing of its properties makes such qualification necessary, other than in such jurisdictions where the failure so to qualify could not reasonably be expected, either individually or in the aggregate, to have a Material Adverse Effect on CCI. The copies of the Organizational Documents of CCI which were previously furnished to Merger Sub are true, complete and correct copies of such documents as in effect on the date of this Agreement. As used herein, "Consolidated Subsidiaries" means the corporations (other than TVX, Inc.) and partnerships which are, or which in accordance with generally accepted accounting principles ("GAAP") should be, consolidated for purposes of CCI's financial reporting, exclusive of partnerships unless CCI or an entity which it controls is the controlling general partner of such partnership.

      (ii) Each of the Managed Affiliates that is a corporation has been duly organized and is validly existing and in good standing under the laws of its jurisdiction of incorporation or organization. Each of the Managed Affiliates that is a partnership has been duly formed and is validly existing under the laws of the jurisdiction of its formation. Each of the Managed Affiliates is duly qualified and in good standing to do business in each jurisdiction in which the nature of its business or the ownership or leasing of its properties makes such qualification necessary, other than in such jurisdictions where the failure so to qualify could not reasonably be expected, either individually or in the aggregate, to have a Material Adverse Effect on CCI.

    (b) Capital Structure.

      As of May 12, 1997 (the "Share Reference Date"), the authorized capital stock of CCI consisted of (A) 40,000,000 shares of CCI Common Stock, of which 13,765,965 shares were outstanding and (B) 1,000,000 shares of preferred stock, of which 150,000 shares of Series A Preferred Stock have been designated (none of which have been issued) and were reserved for issuance upon exercise of the rights (the "Rights") distributed to the holders of CCI Common Stock pursuant to the Rights Agreement dated as of December 10, 1990, as amended, between CCI and State Street Bank and Trust Company, as successor to The Bank of New York, as rights agent (the "Rights Agreement"). Since the Share Reference Date, to the date of this Agreement, there have been no issuances of shares of the capital stock of CCI or any other securities of CCI other than issuances of shares pursuant to options or rights outstanding as of the Share Reference Date under the CCI Benefit Plans. All issued and outstanding shares of the capital stock of CCI are duly authorized, validly issued, fully paid and non-assessable, and no class of capital stock is entitled to preemptive rights. There were outstanding as of the Share Reference Date no options, warrants or other rights to acquire capital stock from CCI other than options representing in the aggregate the right to purchase 1,910,025 shares of CCI Common Stock under the CCI Omnibus Stock and Incentive Plan, the CCI Key Agent Stock Option Plan and the Stock Option Agreement dated September 19, 1995 between CCI and Doron Lurie (collectively, the "CCI Stock Option Plans"). No options or warrants or other rights to acquire capital stock from CCI have been issued or granted since the Share Reference Date to the date of this Agreement.

      (ii) Except as set forth in Section 3.1(b) of the CCI Disclosure Schedule, all of the issued and outstanding shares of capital stock of each Consolidated Subsidiary that is a corporation are duly authorized, validly issued, fully paid and non-assessable and are owned, directly or indirectly, by CCI and, where owned by CCI or a Consolidated Subsidiary, are owned free and clear of any liens, claims, encumbrances, restrictions, preemptive rights or any other claims of any third party ("Liens"). Except as set forth in Section 3.1(b) of the CCI Disclosure Schedule, all of the partnership interests of each Consolidated Subsidiary that is a partnership have been validly created pursuant to its partnership agreement and all of the partnership interests of each partnership Consolidated Subsidiary are owned, directly or indirectly, by CCI and, where owned by CCI or a Consolidated Subsidiary, are owned free and clear of any Liens.

      (iii) Except as set forth in Section 3.1(b) of the CCI Disclosure Schedule, all of the issued and outstanding shares of capital stock owned by CCI or a Consolidated Subsidiary in each Managed Affiliate or CCI Affiliate which is a corporation are duly authorized, validly issued, fully paid and non-assessable and, where owned directly by CCI or a Consolidated Subsidiary, as applicable, are owned free and clear of any Liens. Except as set forth in Section 3.1(b) of the CCI Disclosure Schedule, all of the partnership interests of each Managed Affiliate or CCI Affiliate which is a partnership in which CCI or a Consolidated Subsidiary has a direct partnership interest have been validly created pursuant to such partnership's partnership agreement and all of the partnership interests of each partnership Managed Affiliate or CCI Affiliate directly owned by CCI or a Consolidated Subsidiary, as applicable, are free and clear of any Liens.

      (vi) As of the date of this Agreement, no bonds, debentures, notes or other indebtedness of CCI having the right to vote on any matters on which shareholders may vote ("CCI Voting Debt") are issued or outstanding.

      (v) Except as otherwise set forth in this Section 3.1(b), as of the date of this Agreement, there are no securities, options, warrants, calls, rights, commitments, agreements, arrangements or undertakings of any kind to which CCI or any of the Consolidated Subsidiaries is a party or by which any of them is bound obligating CCI or any of the Consolidated Subsidiaries to issue, deliver or sell, or cause to be issued, delivered or sold, additional shares of capital stock or other voting securities of CCI or any of the Consolidated Subsidiaries or obligating CCI or any of the Consolidated Subsidiaries to issue, grant, extend or enter into any such security, option, warrant, call, right, commitment, agreement, arrangement or undertaking. As of the date of this Agreement, there are no outstanding obligations of CCI or any of the Consolidated Subsidiaries to repurchase, redeem or otherwise acquire any shares of capital stock of CCI or any of the Consolidated Subsidiaries.

      (vi) As of May 27, 1997, the only outstanding indebtedness for borrowed money of CCI, the Consolidated Subsidiaries and the Managed Affiliates is (a) $176,651,000 in aggregate principal amount of 11 3/4% Senior Subordinated Discount Notes Due 2003 (the "Senior Subordinated Notes") issued pursuant to the Indenture dated as of September 1, 1993 between CCI and State Street Bank and Trust Company, as trustee (the "Senior Subordinated Notes Indenture"), (b) $80,000,000 in aggregate principal amount of 11 1/4% Subordinated Notes Due 2005 (the "Subordinated Notes," and together with the Senior Subordinated Notes, the "Notes") issued pursuant to the Indenture dated as of July 6, 1995 between CCI and American Bank National Association, as trustee (the "Subordinated Notes Indenture"), (c) debt under the Consolidated Loan Agreement dated as of September 6, 1995 among Cellular, Inc. Financial Corporation, a direct wholly owned subsidiary of CCI ("CIFC"), CoBank ACB, as agent ("CoBank") and the several lenders parties thereto (the "CoBank Credit Agreement") not exceeding $24,040,000, (d) indebtedness owed to CIFC by Consolidated Subsidiaries or Managed Affiliates under the credit facilities set forth on Section 3.1(i) of the CCI Disclosure Schedule (the "CIFC Facilities"), (e) indebtedness to CoreStates Bank under the Credit Agreement dated as of September 4, 1996 between Sioux Falls Cellular Limited Partnership and CoreStates Bank, N.A. (the "CoreStates Facility") not exceeding $3,500,000, and (f) other indebtedness for borrowed money not exceeding $3,000,000. Other than the guarantee of the CoBank Credit Agreement, pursuant to the Third Amended and Restated Guaranty of CommNet Cellular Inc. to CoBank ACB, dated as of September 6, 1995, as amended (the "Guaranty"), any loans and other extensions of credit under the CoBank Credit Agreement, the CIFC Facilities and the CoreStates Facility which are prepayable in full in accordance with their terms, and other than the Notes, no indebtedness for borrowed money of CCI or the Consolidated Subsidiaries contains any restriction upon the incurrence of indebtedness for borrowed money by CCI or any Consolidated Subsidiary or any Managed Affiliate or restricts the ability of any of the foregoing to grant any Liens on its properties or assets.

      (vii) There are no agreements or arrangements pursuant to which (i) CCI is or could be required to register shares of CCI Common Stock or other securities under the Securities Act of 1933, as amended (the "Securities Act"), or (ii) CCI is a party and which restricts the voting or disposition of any CCI Common Stock.

    (c) Authority; No Conflicts.

      (i) CCI has all requisite corporate power and authority to enter into this Agreement and, subject to the adoption of this Agreement by the requisite vote of the holders of CCI Common Stock, to consummate the transactions contemplated hereby. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly authorized by all necessary corporate action on the part of CCI, subject in the case of the consummation of the Merger to the adoption of this Agreement by the shareholders of CCI. This Agreement has been duly executed and delivered by CCI and constitutes a valid and binding agreement of CCI, enforceable against it in accordance with its terms, except as such enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium and similar laws relating to or affecting creditors generally, by general equity principles (regardless of whether such enforceability is considered in a proceeding in equity or at law) or by an implied covenant of good faith and fair dealing.

      (ii) Except as set forth in Section 3.1(c)(ii) of the CCI Disclosure Schedule, the execution and delivery of this Agreement does not or will not, as the case may be, and the consummation of the transactions contemplated hereby will not, conflict with, or result in any violation of, or constitute a default (with or without notice or lapse of time, or both) under, or give rise to a right of termination, amendment, cancellation or acceleration of any obligation or the loss of a material benefit under, or the creation of a lien, pledge, security interest, charge or other encumbrance on any assets (any such conflict, violation, default, right of termination, amendment, cancellation or acceleration, loss or creation, a "Violation") pursuant to: (A) any provision of the Organizational Documents of CCI, any Consolidated Subsidiary or Managed Affiliate that is a corporation or
    (B) except as could not reasonably be expected to have a Material Adverse Effect on CCI and, subject to obtaining or making the consents, approvals, orders, authorizations, registrations, declarations and filings referred to in paragraph (iii) below, any loan or credit agreement, note, mortgage, bond, indenture, lease, benefit plan or other agreement, obligation, instrument, permit, concession, franchise, license, judgment, order, decree, statute, law, ordinance, rule or regulation applicable to CCI or any of the Consolidated Subsidiaries or their properties or assets.

      (iii) No consent, approval, order or authorization of, or registration, declaration or filing with, any supranational, national, state, municipal or local government, any instrumentality, subdivision, court, administrative agency or commission or other authority thereof, or any quasi-governmental or private body exercising any regulatory, taxing, importing or other governmental or quasi-governmental authority (a "Governmental Entity"), is required by or with respect to CCI, any Consolidated Subsidiary or, to the knowledge of CCI, any Managed Affiliate, in connection with the execution and delivery of this Agreement by CCI or the consummation by CCI of the transactions contemplated hereby, except for (x) the filing with the SEC of (i) a proxy statement relating to the Required CCI Votes at the CCI Shareholders Meeting (such proxy statement as amended or supplemented from time to time, the "Proxy Statement"), (ii) the registration statement on Form S-4 to be filed with the SEC pursuant to the Securities Act by CCI in connection with the registration of the Non-Cash Election Shares pursuant to the Merger (the "Form S-4") and (iii) such reports under the Securities Exchange Act of 1934, as amended (the "Exchange Act"), as may be required in connection with this Agreement and the transactions contemplated by this Agreement, including the Debt Offers, (y) those required under or in relation to (A) the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the "HSR Act"),
    (B) the Communications Act of 1934, as amended (the "Communications Act"), and any rules and regulations promulgated by the Federal Communications Commission ("FCC"), (C) state securities or "blue sky" laws, (D) the CBCA and the DGCL with respect to the filing and recordation of appropriate merger or other documents, (E) rules and regulations of any state public service or utility commissions or similar state regulatory bodies, (F) rules and regulations of the Nasdaq National Market ("Nasdaq"), and (G) antitrust or other competition laws of other jurisdictions, and (z) such consents, approvals, orders, authorizations, registrations, declarations and filings the failure of which to make or obtain could not reasonably be expected to have a Material Adverse Effect on CCI. Consents, approvals, orders, authorizations, registrations, declarations and filings required under or in relation to clause (x) or (y) are hereinafter referred to as "Required Consents."

    (d) Reports and Financial Statements.

      (i) CCI has filed all required reports, schedules, forms, statements and other documents required to be filed by it with the Securities and Exchange Commission (the "SEC") since September 30, 1994 (collectively, including all exhibits thereto, the "CCI SEC Reports"). No Consolidated Subsidiary of CCI is required to file any form, report or other document with the SEC. None of the CCI SEC Reports, as of their respective dates (and, if amended or superseded by a filing prior to the date of this Agreement or of the Closing Date, then on the date of such filing), contained or will contain any untrue statement of a material fact or omitted or will omit to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading. Each of the financial statements (including the related notes) included in the CCI SEC Reports presents fairly, in all material respects, the consolidated financial position and consolidated results of operations and cash flows of CCI as of the respective dates or for the respective periods set forth therein, all in conformity with GAAP consistently applied during the periods involved except as otherwise noted therein, and subject, in the case of the unaudited interim financial statements, to normal and recurring year-end adjustments that have not been and are not expected to be material in amount.

    All of such CCI SEC Reports, as of their respective dates (and as of the date of any amendment to the respective CCI SEC Report), complied as to form in all material respects with the applicable requirements of the Securities Act and the Exchange Act and the rules and regulations promulgated thereunder.

      (ii) Except as set forth in the CCI SEC Reports filed prior to the date of this Agreement, and except for liabilities and obligations incurred in the ordinary course of business consistent with past practice since March 31, 1997, as of the date of this Agreement neither CCI nor any of the Consolidated Subsidiaries has any liabilities or obligations (other than arising under this Agreement) of any nature which, individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect on CCI or could reasonably be expected to prevent or materially delay the performance of this Agreement by CCI.

    (e) Offer Documents; Proxy Statement. None of the information supplied or to be supplied by CCI for inclusion or incorporation by reference in (i) the Form S-4 will, at the time the Form S-4 is filed with the SEC, and at any time it is amended or supplemented or at the time it becomes effective under the Securities Act, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they are made, not misleading, (ii) the Proxy Statement will, at the date it is first mailed to CCI's shareholders or at the time of the CCI Shareholders Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they are made, not misleading, or (iii) the Offer Documents will, at the time the Offer Documents or any amendments or supplements thereto are first published, sent or given to holders of the Notes, or at the time the applicable Debt Offer is consummated, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading, except that in each case no representation is made by CCI with respect to statements made or incorporated by reference therein based on information supplied in writing by Merger Sub specifically for inclusion therein. The Form S-4 will, as of its effective date, and the prospectus contained therein will, as of its date, comply as to form in all material respects with the requirements of the Securities Act and the rules and regulations promulgated thereunder, and the Proxy Statement will comply as to form in all material respects with the requirements of the Exchange Act and the rules and regulations promulgated thereunder, except that in each case no representation is made by CCI with respect to statements made or incorporated by reference therein based on information supplied in writing by Merger Sub specifically for inclusion therein.

    (f) Compliance with Applicable Laws; Regulatory Matters. CCI, the Consolidated Subsidiaries, the CCI Affiliates which hold FCC Licenses for which CCI serves (pursuant to contract) as managing agent (the "Managed Affiliates"), the partnerships which hold FCC licenses to operate cellular telephone systems ("FCC Licenses") for which a Consolidated Subsidiary is the managing general partner (the "General Partner Licensees") and, to the knowledge of CCI, the CCI Affiliates for which CCI does not serve as managing agent (the "Nonmanaged Affiliates") and the partnerships which hold FCC Licenses for which Consolidated Subsidiaries are non-managing general partners or are limited partners (the "Limited Partner Licensees") hold all permits, licenses, certificates, franchises, registrations, variances, exemptions, orders and approvals of all Governmental Entities which are material to the operation of the businesses of CCI, taken as a whole (the "CCI Permits"). CCI, the Consolidated Subsidiaries, the Managed Affiliates, the General Partner Licensees and, to the knowledge of CCI, the Nonmanaged Affiliates and the Limited Partner Licensees are in compliance with the terms of the CCI Permits, except where the failure so to comply, individually or in the aggregate, could not reasonably be expected to have a Material Adverse Effect on CCI. Except as disclosed in the CCI SEC Reports, the businesses of CCI, the Consolidated Subsidiaries, the Managed Affiliates, the General Partner Licensees and, to the knowledge of CCI, the Nonmanaged Affiliates and the Limited Partner Licensees are not being and have not been conducted in violation of any law, ordinance, regulation, judgment, decree, injunction, rule or order of any Governmental Entity, except for violations which, individually or in the aggregate, could not reasonably be expected to have a Material Adverse Effect on CCI. As of the date of this Agreement, no investigation (other than with respect to Taxes) by any Governmental Entity with respect to CCI or any of the Consolidated Subsidiaries, the Managed Affiliates, the General Partner Licensees and, to the knowledge of CCI, the Nonmanaged Affiliates and the Limited Partner Licensees is pending or, to the knowledge of CCI, threatened, other than investigations which, individually or in the aggregate, could not reasonably be expected to have a Material Adverse Effect on CCI. Since March 31, 1997, CCI and each of the Consolidated Subsidiaries, the Managed Affiliates, the General Partner Licensees and, to the knowledge of CCI, the Nonmanaged Affiliates and the Limited Partner Licensees required to make filings under all applicable laws regulating the cellular telephone business have filed with all applicable Governmental Entities all material forms, statements, reports and documents (including exhibits, annexes and any amendments thereto) required to be filed by them, and each such filing complied with all applicable laws, rules and regulations, except for such nonfiling or noncompliance which could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on CCI or prevent or materially delay the performance of this Agreement by CCI. Set forth in Section 3.1(f) of the CCI Disclosure Schedule is a true and complete list of all cellular FCC Licenses held by CCI, any Consolidated Subsidiary, or any Managed Affiliate.

    (g) Litigation. Other than rulemaking or other proceedings of general applicability affecting the cellular telephone industry and except as disclosed in the CCI SEC Reports, there is no litigation, arbitration, claim, suit, action, investigation or proceeding pending or, to the knowledge of CCI, threatened, against or affecting CCI or any Consolidated Subsidiary or, to CCI's knowledge, Managed Affiliate which, individually or in the aggregate, has had or could reasonably be expected to have a Material Adverse Effect on CCI, nor is there any judgment, award, decree, injunction, rule or order of any Governmental Entity or arbitrator outstanding against CCI or any Consolidated Subsidiary or, to CCI's knowledge, Managed Affiliate which, individually or in the aggregate, has had or could reasonably be expected to have a Material Adverse Effect on CCI.

    (h) Taxes. (i) CCI and each of the Consolidated Subsidiaries and Managed Affiliates have duly and timely filed (taking into account any extension of time within which to file) all material Tax Returns required to be filed by any of them and all such filed Tax Returns are complete and accurate in all material respects; (ii) CCI and each of the Consolidated Subsidiaries and Managed Affiliates have paid all Taxes that are shown as due on such filed Tax Returns or that CCI or any of the Consolidated Subsidiaries or Managed Affiliates is obligated to withhold from amounts owing to any employee, creditor or third party, except with respect to matters contested in good faith or for such amounts that, individually or in the aggregate, could not reasonably be expected to have a Material Adverse Effect on CCI; (iii) as of the date of this Agreement, there are no pending or, to the knowledge of CCI, threatened in writing audits, examinations, investigations or other proceedings in respect of Taxes or Tax matters relating to CCI or any of the Consolidated Subsidiaries or Managed Affiliates which, if determined adversely to CCI or such Consolidated Subsidiary or Managed Affiliate, could reasonably be expected to have a Material Adverse Effect on CCI; (iv) there are no deficiencies or claims for any Taxes that have been proposed, asserted or assessed against CCI or any of the Consolidated Subsidiaries or Managed Affiliates which, if such deficiencies or claims were finally resolved against CCI or any of the Consolidated Subsidiaries or Managed Affiliates, could reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect on CCI; (v) there are no material Liens for Taxes upon the assets of CCI or any of the Consolidated Subsidiaries or Managed Affiliates, other than Liens for current Taxes not yet due and payable and Liens for Taxes that are being contested in good faith by appropriate proceedings; (vi) none of CCI or any of the Consolidated Subsidiaries or Managed Affiliates has made an election under Section 341(f) of the Code; (vii) except as set forth in Section 3.1(h) of the CCI Disclosure Schedule, no extension of the statute of limitations on the assessment of any Taxes has been granted by CCI or any of its Consolidated Subsidiaries or Managed Affiliates and is currently in effect; (viii) except as set forth in Section 3.1(h) of the CCI Disclosure Schedule, none of CCI, its Consolidated Subsidiaries or Managed Affiliates is a party to any agreement or arrangement that could reasonably be expected to result, separately or in the aggregate, in the actual or deemed payment by CCI or a subsidiary of any "excess parachute payments" within the meaning of Section 280G or 162(m) of the Code; (ix) none of CCI, its Consolidated Subsidiaries and Managed Affiliates has been a United States real property holding corporation within the meaning of Section

  897(c)(2) of the Code during the applicable period specified in Section 897(c)(l)(A)(ii) of the Code; (x) all Taxes required to be withheld, collected or deposited by or with respect to CCI, its Consolidated Subsidiaries and Managed Affiliates have been timely withheld, collected or deposited, as the case may be, and, to the extent required, have been paid to the relevant taxing authority; (xi) none of CCI, its Consolidated Subsidiaries and Managed Affiliates has issued or assumed (A) any obligations described in Section 279(A) of the Code, (B) except as set forth in Section 3.1(h) of the CCI Disclosure Schedule, any applicable high yield discount obligations, as defined in Section 163(i) of the Code, or
  (C) any registration-required obligations, within the meaning of Section 163(f)(2) of the Code, that is not in registered form; (xii) there are no requests for information currently outstanding that could affect the Taxes of CCI, its Consolidated Subsidiaries and Managed Affiliates; and (xiii) there are no proposed reassessments of any property owned by CCI, its Consolidated Subsidiaries and Managed Affiliates or other proposals that could increase the amount of any Tax to which CCI or any such Person would be subject.

    (i) Subsidiaries and Affiliates. Section 3.1(b) of the CCI Disclosure Schedule lists CCI's ownership interests in all the Consolidated Subsidiaries, the Managed Affiliates, the General Partner Licensees, the Nonmanaged Affiliates and the Limited Partner Licensees as of the date of this Agreement. Section 3.1(i) of the CCI Disclosure Schedule lists all material outstanding contractual agreements of CCI or any of the Consolidated Subsidiaries to provide funds to, or make any investment (in the form of a loan, capital contribution or otherwise) in, any Consolidated Subsidiary, Managed Affiliate, General Partner Licensee, Nonmanaged Affiliate and Limited Partner Licensee, except such agreements as would not require any investment or provision of funds or assets in an amount or having a fair market value in excess of $1,000,000 for any such investment or $2,500,000 in the aggregate for all such investments.

    (j) Absence of Certain Changes or Events. Except as disclosed in the CCI SEC Reports: (A) since March 31, 1997, CCI and the Consolidated Subsidiaries and Managed Affiliates have conducted their respective businesses in the ordinary course consistent with their past practices and have not incurred any material liability, except in the ordinary course of their respective businesses consistent with their past practices; and (B) since March 31, 1997 to the date of this Agreement, there has not been any Material Adverse Change.

    (k) Vote Required. The affirmative vote of the holders of a majority of the outstanding shares of CCI Common Stock (the "Required CCI Votes") is the only vote of the holders of any class or series of CCI capital stock necessary to approve this Agreement and the transactions contemplated hereby (assuming for purposes of this representation the accuracy of the representations contained in Section 3.2(f), without giving effect to the knowledge qualification thereto).

    (l) Certain Agreements.

      (i) All contracts listed or which would be required to be listed as an exhibit to CCI's Annual Report on Form 10-K under the rules and regulations of the SEC relating to the business of CCI and the Consolidated Subsidiaries and any contracts that would be required to be so listed but for the exception with respect to listing contracts made in the ordinary course of business (the "CCI Material Contracts") are valid and in full force and effect except to the extent they have previously expired in accordance with their terms, and neither CCI nor any of the Consolidated Subsidiaries has violated any provision of, or committed or failed to perform any act which, with or without notice, lapse of time, or both, could reasonably be expected to constitute a default under the provisions of, any such CCI Material Contract, except for defaults which, individually or in the aggregate, could not reasonably be expected to have a Material Adverse Effect on CCI. To the knowledge of CCI, no counterparty to any such CCI Material Contract has violated any provision of, or committed or failed to perform any act which, with or without notice, lapse of time, or both, could reasonably be expected to constitute a default or other breach under the provisions of, such CCI Material Contract, except for defaults or breaches which, individually or in the aggregate, could not reasonably be expected to have a Material Adverse Effect on CCI.

      (ii) Except as set forth in Section 3.1(l)(ii) of the CCI Disclosure Schedule, as of the date of this Agreement none of CCI or any of the Consolidated Subsidiaries or, to the knowledge of CCI, any of the Managed Affiliates has entered into any agreement or arrangement limiting or otherwise restricting CCI or any of the Consolidated Subsidiaries or any of the Managed Affiliates from engaging or competing in any line of business or in any geographic area.

    (m) Employee Benefit Plans; Labor Matters.

      (i) With respect to each employee benefit plan, program, arrangement and contract (including, without limitation, any "employee benefit plan," as defined in Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA"), and any bonus, deferred compensation, stock bonus, stock purchase, restricted stock, stock option, employment, termination, change in control and severance plan, program, arrangement and contract), whether or not subject to ERISA, to which CCI or any of the Consolidated Subsidiaries is a party or has any liability in respect of or which is maintained or contributed to by CCI or any of the Consolidated Subsidiaries (the "CCI Benefit Plans"), CCI has made available to Parent a true and complete copy of (A) such CCI Benefit Plan, (B) the two most recent annual reports (Form 5500) filed with the Internal Revenue Service (the "IRS"), (C) each trust or other funding arrangement relating to such CCI Benefit Plan, (D) the most recent summary plan description related to each CCI Benefit Plan for which a summary plan description is required, (E) the most recent actuarial report (if applicable) relating to an CCI Benefit Plan and
    (F) the most recent determination letter, if any, issued by the IRS with respect to any CCI Benefit Plan qualified under Section 401(a) of the Code.

      (ii) Each of the CCI Benefit Plans that is an "employee pension benefit plan" within the meaning of Section 3(2) of ERISA and that is intended to be qualified under Section 401(a) of the Code has received a favorable determination letter from the IRS, and CCI is not aware, after reasonable inquiry, of any circumstances likely to result in the revocation of any such favorable determination letter that could reasonably be expected to have a Material Adverse Effect on CCI.

      (iii) No event has occurred and, to the knowledge of CCI, after reasonable inquiry, there exists no condition or set of circumstances, in connection with which CCI or any of the Consolidated Subsidiaries could be subject, either directly or by reason of its affiliation with any member of its Controlled Group (defined as any entity which is a member of a controlled group of organizations within the meaning of
    Section 414(b), (c), (m), or (o) of the Code) to any liability under the terms of any CCI Benefit Plans, ERISA, the Code or any other applicable law which, individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect on CCI.

      (iv) None of CCI, any of the Consolidated Subsidiaries or any of the Managed Affiliates is a party to any collective bargaining or other labor union contracts and no collective bargaining agreement is being negotiated by CCI or any of the Consolidated Subsidiaries or Managed Affiliates. There is no pending labor dispute, strike or work stoppage against CCI or any of the Consolidated Subsidiaries or Managed Affiliates which may interfere with the respective business activities of CCI or any of the Consolidated Subsidiaries or Managed Affiliates, except where such dispute, strike or work stoppage could not reasonably be expected to have a Material Adverse Effect on CCI. There is no pending charge or complaint against CCI or any of the Consolidated Subsidiaries or Managed Affiliates by the National Labor Relations Board or any comparable state agency, except where such unfair labor practice, charge or complaint could not reasonably be expected to have a Material Adverse Effect on CCI. Neither CCI nor any of the Consolidated Subsidiaries has any present or future obligation to contribute to, or any liability in respect of, any "multiemployer plan" as described in Section 3(37) of ERISA.

      (v) No CCI Benefit Plan exists which could result in the payment to any employee of CCI or any of the Consolidated Subsidiaries of any money or other property or rights or accelerate or provide any other rights or benefits to any such employee as a result of the transactions contemplated by this Agreement, whether or not such payment would constitute a parachute payment within the meaning of Code Section 280G.

    (n) Brokers or Finders. No agent, broker, investment banker, financial advisor or other firm or Person is or will be entitled to any broker's or finder's fee or any other similar commission or fee in connection with any of the transactions contemplated by this Agreement, based on arrangements made by or on behalf of CCI, except Merrill Lynch & Co., whose fees and expenses will be paid by CCI in accordance with CCI's agreement with such firm.

    (o) Opinion of Financial Advisor. CCI has received the opinion of Merrill Lynch & Co. dated the date of this Agreement, to the effect that, as of such date, the Merger Consideration is fair to the holders of CCI Common Stock (other than Parent).

    (p) Board Recommendation. As of the date hereof, the Board of Directors of CCI, at a meeting duly called and held, has, based upon the recommendation of the Special Committee of independent directors formed pursuant to a unanimous written consent dated May 19, 1997 (the "Special Committee"), by unanimous vote of those directors present (who constituted 100% of the directors then in office) (i) determined that this Agreement and the transactions contemplated hereby, including the Merger, taken together are fair to and in the best interests of the shareholders of CCI and (ii) resolved to recommend that the holders of the shares of CCI Common Stock approve this Agreement and the transactions contemplated herein, including the Merger.

    (q) Rights Agreement. Under the Rights Agreement, (i) none of the approval, execution or delivery of this Agreement or the consummation of the Merger or the other transactions contemplated hereby will cause (1) the Rights to become exercisable, (2) Merger Sub, Parent or Blackstone to be deemed an "Acquiring Person" (as defined in the Rights Agreement), or (3) the "Stock Acquisition Date" (as defined in the Rights Agreement) to occur upon any such event. The "Distribution Date" (as defined in the Rights Agreement) has not occurred.

    (r) Takeover Statutes. No Colorado state takeover statute or similar statute or regulation of the State of Colorado applies or purports to apply to the Agreement or any of the transactions contemplated herein, including the Merger. Subject to receipt of the FCC consents, no provision of the Organizational Documents of CCI or Consolidated Subsidiaries or Managed Affiliates would, as a result of the consummation of the transactions contemplated hereby, directly or indirectly restrict or impair the ability of Merger Sub or Parent to vote, or otherwise to exercise the rights of a shareholder with respect to securities of CCI or of any Consolidated Subsidiary (to the extent securities of any Consolidated Subsidiary are owned directly or indirectly by CCI) or permit any shareholder or general partner to acquire securities of CCI on a basis not available to Merger Sub or Parent.

  3.2. REPRESENTATIONS AND WARRANTIES OF MERGER SUB. Merger Sub represents and warrants to CCI as follows:

    (a) Organization, Standing and Power. Merger Sub is a corporation duly organized and validly existing under the laws of its jurisdiction of incorporation and Merger Sub is in good standing under the laws of its jurisdiction of incorporation has all requisite power and authority to own, lease and operate its properties and to carry on its business as now being conducted and is duly qualified and in good standing to do business in each jurisdiction in which the nature of its business or the ownership or leasing of its properties makes such qualification necessary other than in such jurisdictions where the failure so to qualify could not reasonably be expected, either individually or in the aggregate, to have a Material Adverse Effect on Merger Sub.

    (b) Authority; No Conflicts.

      (i) Merger Sub has all requisite corporate power and authority to enter into this Agreement and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly authorized by all necessary corporate action on the part of Merger Sub. This Agreement has been duly executed and delivered by Merger Sub and constitutes a valid and binding agreement of Merger Sub, enforceable against it in accordance with its terms, except as such enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium and other similar laws relating to or affecting creditors generally, or by general equity principles (regardless of whether such enforceability is considered in a proceeding in equity or at law).

      (ii) The execution and delivery of this Agreement does not or will not, as the case may be, and the consummation of the transactions contemplated hereby will not, result in any Violation of: (A) any provision of the Organizational Documents of Merger Sub or (B) except as could not reasonably be expected to have a Material Adverse Effect on Merger Sub and subject to obtaining or making the consents, approvals, orders, authorizations, registrations, declarations and filings referred to in paragraph (iii) below, any loan or credit agreement, note, mortgage, bond, indenture, lease, benefit plan or other agreement, obligation, instrument, permit, concession, franchise, license, judgment, order, decree, statute, law, ordinance, rule or regulation applicable to Merger Sub or its properties or assets.

      (iii) No consent, approval, order or authorization of, or registration, declaration or filing with, any Governmental Entity is required by or with respect to Merger Sub in connection with the execution and delivery of this Agreement by Merger Sub or the consummation by Merger Sub of the transactions contemplated hereby, except for (A) the Required Consents set forth in Section 3.1(c)(iii) and (B) such consents, approvals, orders, authorizations, registrations, declarations and filings the failure of which to make or obtain could not reasonably be expected to have a Material Adverse Effect on Merger Sub.

    (c) Information Supplied.

      (i) None of the information supplied or to be supplied in writing by Merger Sub specifically for inclusion in (i) the Offer Documents shall, at the time the Offer Documents or any amendments or supplements thereto are first published, sent or given to noteholders, as the case may be, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading, (ii) the Form S-4 will, at the time the Form S-4 is filed with the SEC, and at any time it is amended or supplemented or at the time it becomes effective under the Securities Act, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading, and (iii) the Proxy Statement will, at the date it is first mailed to the shareholders of CCI or at the time of the CCI Shareholders Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. Notwithstanding the foregoing, Merger Sub makes no representation or warranty with respect to any information supplied by CCI or any of its representatives which is contained in or incorporated by reference in any of the foregoing documents.

    (d) No Vote Required. No vote or approval of (i) any holder of any interest in Parent or (ii) the holders of any class of Merger Sub shares is necessary to approve this Agreement and the transactions contemplated hereby other than those already obtained by Parent and Merger Sub on or before the date hereof.

    (e) Brokers or Finders. Except for Morgan Stanley & Co. Incorporated, no agent, broker, investment banker, financial advisor or other firm or Person is or will be entitled to any broker's or finder's fee or any other similar commission or fee in connection with any of the transactions contemplated by this Agreement based on arrangements made by or on behalf of Merger Sub or Parent.

    (f) Ownership of CCI Common Stock. As of the date of this Agreement, neither Parent or Merger Sub nor, to the best of its knowledge, any of Parent's affiliates or associates (as such terms are defined under the Exchange Act) (i) beneficially owns, directly or indirectly or (ii) is party to any agreement, arrangement or understanding for the purpose of acquiring, holding, voting or disposing of, in case of either clause (i) or
  (ii), shares of capital stock of CCI.

    (g) FCC Qualification. Blackstone and Parent are each fully qualified under the Communications Act, and any applicable state regulations, to control all CCI Permits (including, without limitation, all FCC Licenses), without the requirement of divestiture of any CCI Permits or FCC Licenses or of any interests held by Blackstone or any of its Affiliates.

    (h) Financing. Merger Sub has delivered to CCI a true and complete copy of a commitment letter (the "Commitment Letter") providing financing from The Chase Manhattan Bank and Chase Securities, Inc. dated May 23, 1997 for the transactions contemplated hereby (the "Facility"). The Commitment Letter is in effect on the date hereof, has not been amended or modified, and there is no breach or default existing, or with notice or the passage of time may exist, thereunder.

    (i) No Business Activities. Merger Sub is not a party to any material agreements and has not conducted any activities other than in connection with the organization of Merger Sub, the negotiation and execution of this Agreement and the consummation of the transactions contemplated hereby. Merger Sub has no Subsidiaries.

                                  ARTICLE IV.

                   COVENANTS RELATING TO CONDUCT OF BUSINESS

  4.1. COVENANTS OF CCI. During the period from the date of this Agreement and continuing until the Effective Time (except as expressly contemplated or permitted by this Agreement or to the extent that Merger Sub shall otherwise consent in writing):

    (a) Ordinary Course. Except as set forth in Section 4.1(a) of the CCI Disclosure Schedule, CCI and the Consolidated Subsidiaries and Managed Affiliates shall carry on their respective businesses in the usual, regular and ordinary course in all material respects, in substantially the same manner as heretofore conducted, and shall use all reasonable efforts to preserve intact their present lines of business, maintain their rights and franchises and preserve their relationships with customers, suppliers and others having business dealings with them to the end that their ongoing businesses shall not be impaired in any material respect at the Effective Time; provided, however, that no action by CCI or the Consolidated Subsidiaries or Managed Affiliates with respect to matters specifically addressed by any other provision of this Section 4.1 shall be deemed a breach of this Section 4.1(a) unless such action would constitute a breach of one or more of such other provisions.

    (b) Dividends; Changes in Share Capital. CCI shall not, and shall not permit any of the Consolidated Subsidiaries to, and shall not propose to,
  (i) declare or pay any dividends on or make other distributions in respect of any of its capital stock, except dividends by the Consolidated Subsidiaries in the ordinary course of business consistent with past practice, (ii) split, combine or reclassify any of its capital stock or issue or authorize or propose the issuance of any other securities in respect of, in lieu of or in substitution for, shares of its capital stock, except for any such transaction by a wholly owned Subsidiary of CCI which remains a wholly owned Subsidiary after consummation of such transaction, or (iii) repurchase, redeem or otherwise acquire any shares of its capital stock or any securities convertible into or exercisable for any shares of its capital stock except for the purchase from time to time by CCI of CCI Common Stock in the ordinary course of business consistent with past practice in connection with the CCI Benefit Plans.

    (c) Issuance of Securities. Except as set forth in Section 5.5, CCI shall not issue, deliver or sell, or authorize or propose the issuance, delivery or sale of, any shares of its capital stock of any class, any CCI Voting Debt or any securities convertible into or exercisable for, or any rights, warrants or options to acquire, any such shares or CCI Voting Debt, or enter into any agreement with respect to any of the foregoing and shall not amend any equity-related awards issued pursuant to the CCI Benefit Plans, other than (i) the issuance of CCI Common Stock (and the associated Rights) upon the exercise of stock options issued in the ordinary course of business and consistent with past practice in accordance with the terms of the CCI Stock Option Plans as in effect on the date of this Agreement, and
  (ii) issuances of options, rights or other awards, and amendments to equity-related awards, in the ordinary course of business and consistent with past practice pursuant to the CCI Stock Option Plans as in effect on the date of this Agreement.

    (d) Organizational Documents. Except to the extent required to comply with their respective obligations hereunder, required by law or required by the rules and regulations of Nasdaq, CCI and the Consolidated Subsidiaries shall not amend or propose to amend their respective Organizational Documents.

    (e) Indebtedness. CCI shall not, and shall not permit any of the Consolidated Subsidiaries to, (i) incur or suffer to exist any indebtedness for borrowed money or guarantee any such indebtedness or issue or sell any debt securities or warrants or rights to acquire any debt securities of CCI or any of the Consolidated Subsidiaries or guarantee any debt securities of other Persons other than indebtedness of CCI or any Consolidated Subsidiary to CCI or any wholly owned Subsidiary of CCI and other than in the ordinary course of business or as permitted pursuant to Section 4.1(e) of the CCI Disclosure Schedule, (ii) make any loans, advances or capital contributions to, or investments in, any other Person, other than by CCI or a Consolidated Subsidiary to or in CCI, any Consolidated Subsidiary or CCI Affiliate or as permitted pursuant to Section 4.1(e) of the CCI Disclosure Schedule or (iii) pay, discharge or satisfy any claims, liabilities or obligations (absolute, accrued, asserted or unasserted, contingent or otherwise), other than in the case of clauses (ii) and (iii), loans, advances, capital contributions, investments, payments, discharges or satisfactions incurred or committed to in the ordinary course of business consistent with past practice.

    (f) Benefit Plans; WARN. CCI shall not, and shall not permit any of the Consolidated Subsidiaries to (i) increase the compensation payable or to become payable to any of its executive officers or employees, (ii) adopt or amend (except as may be required or prudent under law) any bonus, profit sharing, compensation, stock option, pension, retirement, deferred compensation, employment or other employee benefit plan, agreement, trust, fund or other arrangement (including any CCI Benefit Plan) for the benefit or welfare of any employee, director or former director or employee, (iii) grant any new or modified severance or termination arrangement or increase or accelerate any benefits payable under its severance or termination pay policies in effect on the date hereof, (iv) effectuate a "plant closing" or "mass layoff," as those terms are defined in the Worker Adjustment and Retraining Notification Act of 1988 ("WARN"), affecting in whole or in part any site of employment, facility, operating unit or employee of CCI or any of the Consolidated Subsidiaries, without notifying Merger Sub in advance and without complying with the notice requirements and other provisions of WARN, or (v) take any action with respect to the grant of any severance or termination pay, or stay, bonus or other incentive arrangement (other than pursuant to benefit plans and policies in effect on the date of this Agreement), except in each case of clauses (i)--(v) (A) any such increases or grants, or amendments or modifications, made in the ordinary course of business and in accordance with past practice, or (B) as provided in
  Section 5.5.

    (g) Other Actions. CCI shall not, and shall not permit any of the Consolidated Subsidiaries to, take any action that could reasonably be expected to result in (i) any of the representations or warranties of CCI set forth in this Agreement that are qualified as to materiality becoming untrue, (ii) any of such representations or warranties that are not so qualified becoming untrue in any material respect or (iii) except as otherwise permitted by Section 5.4, any of the conditions to the Merger set forth in Article VI not being satisfied.

    (h) Accounting Methods; Income Tax Elections. Except as disclosed in CCI SEC Reports filed prior to the date of this Agreement, or as required by a Governmental Entity, CCI shall not change its methods of accounting in effect at March 31, 1997, except as required by changes in GAAP as concurred in by CCI's independent auditors. CCI shall not (i) change its fiscal year or (ii) make any material Tax election or settle or compromise any federal, state, local or foreign Tax liability, other than in the ordinary course of business consistent with past practice, without consultation with Merger Sub.

    (i) Certain Agreements. CCI shall not, and shall not permit any of the Consolidated Subsidiaries to, enter into any agreement or arrangement that limits or otherwise restricts CCI or any of the Consolidated Subsidiaries or any of their respective affiliates or any successor thereto or that could, after the Closing, limit or restrict Surviving Corporation or any of its affiliates or any successor thereto from engaging or competing in any line of business or in any geographic area.

  4.2. COVENANTS OF MERGER SUB. During the period from the date of this Agreement and continuing until the Effective Time (except as expressly contemplated or permitted by this Agreement or to the extent that CCI shall otherwise consent in writing):

    (a) Governing Documents. Except to the extent required to comply with its obligations hereunder or required by law, Merger Sub shall not amend or propose to amend its Organizational Documents in any manner.

    (b) Other Actions. Merger Sub shall not take any action that could reasonably be expected to result in (i) any of the representations or warranties of Merger Sub set forth in this Agreement that are qualified as to materiality becoming untrue, (ii) any of such representations or warranties that are not so qualified becoming untrue in any material respect or (iii) any of the conditions to the Merger set forth in Article VI not being satisfied.

  4.3. REGULATORY COMPLIANCE; ADVICE OF CHANGES; GOVERNMENT FILINGS. Merger Sub agrees to take all actions necessary to comply with the Communications Act and the HSR Act so as to consummate the Merger as promptly as is practicable, provided, however, that in no event shall Merger Sub, Parent or any of its Affiliates be required to divest any material business interest in order to obtain approvals under the HSR Act. Each party shall (a) confer on a regular and frequent basis with the other, (b) report (to the extent permitted by law, regulation and any applicable confidentiality agreement) on operational matters and (c) promptly advise the other orally and in writing of (i) any representation or warranty made by it contained in this Agreement that is qualified as to materiality becoming untrue or inaccurate in any respect or any such representation or warranty that is not so qualified becoming untrue or inaccurate in any material respect, (ii) the failure by it (A) to comply with or satisfy in any respect any covenant, condition or agreement required to be complied with or satisfied by it under this Agreement that is qualified as to materiality or (B) to comply with or satisfy in any material respect any covenant, condition or agreement required to be complied with or satisfied by it under this Agreement that is not so qualified as to materiality or (iii) any change, event or circumstance that has had or could reasonably be expected to have a Material Adverse Effect on such party; provided, however, that no such notification shall affect the representations, warranties, covenants or agreements of the parties or the conditions to the obligations of the parties under this Agreement. CCI and Merger Sub shall file all reports required to be filed by each of them with the SEC (and all other Governmental Entities) between the date of this Agreement and the Effective Time and shall (to the extent permitted by law or regulation or any applicable confidentiality agreement) deliver to the other party copies of all such reports promptly after the same are filed. Subject to applicable laws relating to the exchange of information, each of CCI and Merger Sub shall have the right to review in advance, and to the extent practicable each will consult with the other, with respect to all the information relating to the other party and each of their respective Subsidiaries, which appears in any filings, announcements or publications made with, or written materials submitted to, any third party or any Governmental Entity in connection with the transactions contemplated by this Agreement. In exercising the foregoing right, each of the parties hereto agrees to act reasonably and as promptly as practicable. Each party agrees that, to the extent practicable, it will consult with the other party with respect to the obtaining of all permits, consents, approvals and authorizations of all third parties and Governmental Entities necessary or advisable to consummate the transactions contemplated by this Agreement and each party will keep the other party apprised of the status of matters relating to completion of the transactions contemplated hereby.

  4.4. TRANSITION PLANNING. Mark T. Gallogly, as President of Merger Sub, and Arnold C. Pohs, as Chief Executive Officer of CCI, jointly shall be responsible for coordinating all aspects of transition planning and implementation relating to the Merger and the other transactions contemplated hereby. If either such person ceases to be President or Chief Executive Officer, respectively, of his company for any reason, such person's successor shall assume his predecessor's responsibilities under this Section 4.4. During the period between the date of this Agreement and the Effective Time, Messrs. Gallogly and Pohs jointly shall coordinate policies and strategies with respect to regulatory authorities and bodies, in all cases subject to applicable law.

  4.5. CONTROL OF OTHER PARTY'S BUSINESS. Nothing contained in this Agreement shall give CCI, directly or indirectly, the right to control or direct Parent's operations prior to the Effective Time. Nothing contained in this Agreement shall give Parent directly or indirectly, the right to control or direct CCI's operations prior to the Effective Time. Prior to the Effective Time, each of CCI and Parent shall exercise, consistent with the terms and conditions of this Agreement, complete control and supervision over its respective operations.

                                  ARTICLE V.

                             ADDITIONAL AGREEMENTS

  5.1. PREPARATION OF FORM S-4; PROXY STATEMENT; CCI SHAREHOLDER MEETING.

    (a) As soon as practicable following the date of this Agreement, CCI shall prepare the Proxy Statement, and CCI shall prepare and file with the SEC the Form S-4, in which the Proxy Statement will be included. Merger Sub will cooperate with CCI in connection with the preparation of the Proxy Statement including, but not limited to, furnishing to CCI any and all information regarding Parent and its affiliates as may be required to be disclosed therein. CCI shall use its reasonable best efforts to have the Form S-4 declared effective under the Securities Act as promptly as practicable after such filing. CCI will use all reasonable efforts to cause the Proxy Statement to be mailed to its shareholders as promptly as practicable after the Form S-4 is declared effective under the Securities Act. CCI shall also take any action required to be taken under any applicable state securities laws in connection with the registration and qualification of CCI Common Stock following the Merger. CCI and Merger Sub each agree to correct any information provided by it for use in the Form S-4 which shall have become false or misleading.

    (b) CCI will as promptly as practicable notify Merger Sub of (i) the effectiveness of the Form S-4, (ii) the receipt of any comments from the SEC and (iii) any request by the SEC for any amendment to the Form S-4 or for additional information. All filings by CCI with the SEC, including the Form S-4 and any amendment thereto, and all mailings to CCI's shareholders in connection with the Merger, including the Proxy Statement, shall be subject to the prior review, comment and approval of Merger Sub (such approval not to be unreasonably withheld or delayed).

    (c) Unless the Board of Directors of CCI determines in good faith after consultation with outside legal counsel that such action is necessary for it not to breach its fiduciary obligations to shareholders under applicable law, (i) CCI shall, as soon as practicable following the date of this Agreement, duly call, give notice of, convene and hold a meeting of its shareholders (the "CCI Shareholders Meeting") for the purpose of obtaining the Required CCI Votes with respect to this Agreement, (ii) the Board of Directors of CCI shall recommend adoption of this Agreement by the shareholders of CCI as set forth in Section 3.1(p), and (iii) CCI shall take all lawful action to solicit such adoption. Any such recommendation, together with a copy of the opinion referred to in Section 3.1(o) shall be included in the Proxy Statement. CCI will use its best efforts to hold such meeting as soon as practicable after the date hereof.

  5.2. ACCESS TO INFORMATION. Upon reasonable notice, CCI shall (and shall cause each of the Consolidated Subsidiaries and Managed Affiliates, to the extent affording such access is permitted by the Organizational Documents or other pertinent agreements of such entity, to) afford to the officers, employees, accountants, counsel, financial advisors and other representatives of Parent reasonable access during normal business hours, during the period prior to the Effective Time, to all its properties, books, contracts, commitments and records and, during such period, CCI shall (and shall cause each of the Consolidated Subsidiaries and Managed Affiliates, to the extent causing such furnishing is permitted by the Organizational Documents or other pertinent agreements of such entity, to) furnish promptly to Parent (a) access to each report, schedule, registration statement and other document filed, published, announced or received by it during such period pursuant to the requirements of Federal or state securities laws, as applicable (other than reports or documents which such party is not permitted to disclose under applicable law) and (b) consistent with its legal obligations, all other information concerning its business, properties and personnel as Parent may reasonably request; provided, however, CCI may restrict the foregoing access to the extent that (i) a Governmental Entity requires CCI or any of the Consolidated Subsidiaries or Managed Affiliates to restrict access to any properties or information reasonably related to any such contract on the basis of applicable laws and regulations with respect to national security matters or (ii) any law, treaty, rule or regulation of any Governmental Entity applicable to CCI or the Consolidated Subsidiaries or Managed Affiliates requires CCI or the Consolidated Subsidiaries or Managed Affiliates to restrict access to any properties or information.

  5.3. APPROVALS AND CONSENTS; COOPERATION. Each of CCI and Merger Sub shall cooperate with each other and use (and shall cause their respective Subsidiaries to use) its best efforts to take or cause to be taken all actions, and do or cause to be done all things, necessary, proper or advisable on their part under this Agreement and applicable laws to consummate and make effective the Merger and the other transactions contemplated by this Agreement as soon as practicable, including (i) preparing and filing as promptly as practicable all documentation to effect all necessary applications, notices, petitions, filings, tax ruling requests and other documents and to obtain as promptly as practicable all consents, waivers, licenses, orders, registrations, approvals, permits, tax rulings and authorizations necessary or advisable to be obtained from any third party and/or any Governmental Entity in order to consummate the Merger or any of the other transactions contemplated by this Agreement and (ii) taking all reasonable steps as may be necessary to obtain all such consents, waivers, licenses, registrations, permits, authorizations, tax rulings, orders and approvals. Without limiting the generality of the foregoing, each of CCI and Merger Sub agrees to make all necessary filings in connection with the Required Regulatory Approvals as promptly as practicable after the date of this Agreement, and to use its best efforts to furnish or cause to be furnished, as promptly as practicable, all information and documents requested with respect to such Required Regulatory Approvals and shall otherwise cooperate with the applicable Governmental Entity in order to obtain any Required Regulatory Approvals in as expeditious a manner as possible. Each of CCI and Merger Sub shall use its best efforts to resolve such objections, if any, as any Governmental Entity may assert with respect to this Agreement and the transactions contemplated hereby in connection with the Required Regulatory Approvals. In the event that a suit is instituted by a Person or Governmental Entity challenging this Agreement and the transactions contemplated hereby as violative of applicable antitrust or competition laws or the Communications Act, each of CCI and Merger Sub shall use its best efforts to resist or resolve such suit. CCI and Merger Sub each shall, upon request by the other, furnish the other with all information concerning itself, its Subsidiaries, directors, officers and shareholders and such other matters as may reasonably be necessary or advisable in connection with the Proxy Statement or any other statement, filing, tax ruling request, notice or application made by or on behalf of CCI, Merger Sub or any of their respective Subsidiaries to any third party and/or any Governmental Entity in connection with the Merger or the other transactions contemplated by this Agreement.

  5.4. ACQUISITION PROPOSALS.

    (a) CCI agrees that neither it nor any of its officers and directors shall, and that it shall direct and use its best efforts to cause its employees, agents and representatives (including any investment banker, attorney or accountant retained by it) not to, directly or indirectly, initiate, solicit, encourage or otherwise facilitate any inquiries or the making of any proposal, or offer with respect to a merger, reorganization, share exchange, consolidation, business combination, recapitalization, liquidation, dissolution or similar transaction involving, or any purchase of all or any significant portion of the assets or 10% or more of the equity securities of, CCI (any such proposal or offer being hereinafter referred to as an "Acquisition Proposal"). CCI further agrees that neither it nor any of its officers and directors shall, and that it shall direct and use its best efforts to cause its employees, agents and representatives (including any investment banker, attorney or accountant retained by it) not to, directly or indirectly, provide any confidential information or data to any Person relating to an Acquisition Proposal or engage in any negotiations concerning an Acquisition Proposal; provided, however, that nothing contained in this Agreement shall prevent CCI or its Board of Directors from (A) complying with Rule 14e-2 and Rule 14d-9 promulgated under the Exchange Act with regard to an Acquisition Proposal; (B) engaging in any discussions or negotiations with, or providing any information to, any Person in response to a bona fide written Acquisition Proposal by any such Person; or (C) recommending such bona fide written Acquisition Proposal to the shareholders of CCI, if and only to the extent that, in any such case as is referred to in clause (B) or (C), (i) the Board of Directors of CCI concludes in good faith (after consultation with its financial advisors) that such Acquisition Proposal is reasonably capable of being completed, taking into account all legal, financial, regulatory and other aspects of the proposal and the Person making the proposal, and would, if consummated, result in a transaction more favorable to CCI shareholders from a financial point of view than the transaction contemplated by this Agreement (any such more favorable Acquisition Proposal being referred to in this Agreement as a "Superior Proposal") and (ii) the Board of Directors of CCI determines in good faith after consultation with outside legal counsel that such action is necessary for it not to breach its fiduciary obligations to shareholders under applicable law, provided further that upon taking an action described in clauses (A ) through (C) above, it shall contemporaneously notify Merger Sub it has initiated such actions. CCI agrees that it will immediately cease and cause to be terminated any existing activities, discussions or negotiations with any parties conducted heretofore with respect to any Acquisition Proposal.

    (b) CCI shall make, subject to the condition that the transactions contemplated herein actually occur, any undertakings (including undertakings to make divestitures, provided that such divestitures need not themselves be made until after the transactions contemplated hereby actually occur) required in order to comply with the antitrust requirements or laws of any governmental entity, including the HSR Act, in connection with the transactions contemplated by this Agreement; provided that no such divestiture or undertaking shall be made (i) without the consent of CCI, if it is reasonably likely to have a Material Adverse Effect upon CCI, and
  (ii) unless approved by Merger Sub (which approval shall not be unreasonably withheld or delayed) and if such approval is granted, such undertakings (or the fulfillment thereof) shall not constitute a breach of a representation or warranty or covenant hereunder.

    (c) CCI shall cooperate with any reasonable requests of Merger Sub or the SEC related to the recording of the Merger as a recapitalization for financial reporting purposes, including, without limitation, to assist Merger Sub and its affiliates with any presentation to the SEC with regard to such recording and to include appropriate disclosure with regard to such recording in all filings with the SEC and all mailings to shareholders made in connection with the Merger. In furtherance of the foregoing, CCI shall provide to Merger Sub for the prior review of Merger Sub's advisors any description of the transactions contemplated by this Agreement which is meant to be disseminated.

    (d) CCI agrees to provide, and will cause its Consolidated Subsidiaries and its and their respective officers, employees and advisors to provide, all necessary and appropriate cooperation in connection with the arrangement of any financing to be consummated contemporaneously with or at or after the Closing in respect of the transactions contemplated by this Agreement. In conjunction with the obtaining of any such financing, CCI agrees, at the request of Merger Sub, to call for prepayment or redemption, or to prepay or redeem any then existing indebtedness of CCI, including indebtedness under the CoBank Credit Agreement and the Notes; provided that no such prepayment or redemption or in the case of the Notes, call for prepayment or redemption, shall themselves actually be made (nor shall CCI be required to incur any liability in respect of such prepayment or redemption) until contemporaneously with or after, or, in the case of the call for prepayment of the Notes, immediately prior to or contemporaneously with, the Effective Time of the Merger and satisfaction of the conditions set forth in Section 6.2(d).

    (e) Merger Sub hereby agrees to use all reasonable efforts to assist CCI in arranging the financing in respect of the transactions contemplated by this Agreement described in the Commitment Letter, including using all reasonable efforts (A) to assist CCI in the negotiation of definitive agreements with respect thereto and (B) to the extent consistent with the operation of the business of CCI and its Subsidiaries in the ordinary course and the fiduciary and other obligations of CCI and its Subsidiaries and their respective directors and general partners, satisfy all conditions applicable to Merger Sub in such definitive agreements. Merger Sub will keep CCI informed of the status of its efforts to assist CCI in arranging such financing.

    (f) Neither Merger Sub nor its affiliates will take any initiatives involving CCI that would otherwise require CCI to make a public announcement, make any public comment or proposal with respect to any Acquisition Proposal, become a member of a "group" within the meaning of
  Section 13(d) of the Exchange Act, enter into any discussions, negotiations, arrangements or understanding with any third party with respect to any of the foregoing or otherwise seek to control or influence CCI, in all cases except as expressly contemplated by this Agreement.

    (g) Merger Sub agrees that, while this Agreement remains in effect, at any meeting of the holders of shares of CCI Common Stock at which Merger Sub or any Affiliate of Merger Sub shall have the right to vote its shares of CCI Common Stock or at any meeting of the holders of shares of CCI Common Stock, however called, or in connection with any written consent of the holders of shares of CCI Common Stock, each of Merger Sub and any such Affiliate shall vote (or cause to be voted) the shares of CCI Common Stock held by it, to the extent voting rights exist with respect to the proposals to be acted upon, in favor of adoption of this Agreement and approval of the other transactions contemplated by this Agreement.

  5.5. STOCK OPTIONS AND OTHER STOCK PLANS.

    (a) Unless exercised or cancelled prior to the Effective Time, outstanding options to purchase shares of CCI Common Stock (the "Options") issued and outstanding under the CCI Stock Option Plans shall remain outstanding immediately following the Effective Time and such Options shall be subject to adjustment pursuant to the terms of the CCI Stock Option Plans. Anything to the contrary set forth herein notwithstanding, prior to the Effective Time, CCI may enter into agreements in respect of Options pursuant to the CCI Stock Option Plans, providing for the payment upon surrender of the Option at the Effective Time of an amount of cash per share subject to each such Option equal to the difference between the exercise price of such Option and the Cash Election Price, less an amount equal to all taxes required to be withheld from such payment (the "Option Value"). CCI may accelerate the vesting of any outstanding Options in accordance with the terms thereof.

    (b) Anything to the contrary set forth herein notwithstanding, during the period from the date of this Agreement to the Effective Time, CCI shall not grant any Options or issue any stock to any director, officer or employee, except that it may (i) issue stock pursuant to the exercise of Options granted under CCI Stock Option Plans, (ii) grant restricted stock to Arnold
  C. Pohs pursuant to the terms of the Retirement and Consulting Agreement, dated March 30, 1997, between CCI and Mr. Pohs, and (iii) on or after November 1, 1997, grant Options consistent with past practice to certain of its employees pursuant to CCI Stock Option Plans.

    (c) Except as provided herein, the CCI Disclosure Schedule or as otherwise agreed by the parties, the CCI Stock Option Plans shall be terminated as of the Effective Time pursuant to their terms.

    (d) Prior to the Effective Time, Merger Sub and CCI shall cooperate to take all such other action as may be necessary to carry out the terms of this Section 5.5.

    (e) Annex A hereto sets forth certain additional agreements among the parties hereto with respect to employee benefits matters and is hereby incorporated herein by reference.

  5.6. FEES AND EXPENSES. Whether or not the Merger is consummated, all Expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such Expenses, except
(a) if the Merger is consummated, the Surviving Corporation shall pay, or cause to be paid, any and all property or transfer taxes imposed on CCI, the Consolidated Subsidiaries or the CCI Affiliates and any real property transfer tax imposed on any holder of shares of capital stock of CCI resulting from the Merger, and (b) as provided in Section 7.2. As used in this Agreement, "Expenses" of a party includes all out-of-pocket expenses (including, without limitation, all fees and expenses of all banks, investment banking firms and other financial institutions, and their respective agents and counsel, accountants, experts and consultants to a party hereto and its Affiliates) incurred by a party or on its behalf, whether incurred prior to, on or after the date of this Agreement, in connection with or related to the authorization, preparation, negotiation, execution and performance of this Agreement and the transactions contemplated hereby and the financing thereof, including the preparation, printing, filing and mailing of the Proxy Statement, the Form S-4 and the Offer Documents and the solicitation of shareholder approvals and all other matters related to the transactions contemplated hereby.

  5.7. INDEMNIFICATION; DIRECTORS' AND OFFICERS' INSURANCE. The Surviving Corporation shall cause to be maintained in effect (i) for a period of six years after the Effective Time, the current provisions regarding indemnification of officers and directors contained in the Organizational Documents of CCI and (ii) for a period of six years after the Effective Time, the current policies of directors' and officers' liability insurance and fiduciary liability insurance maintained by CCI (provided that the Surviving Corporation may substitute therefor policies of at least the same coverage and amounts containing terms and conditions which are, in the aggregate, no less advantageous to the insured) with respect to claims arising from facts or events that occurred on or before the Effective Time.

  5.8. RIGHTS AGREEMENT. The Board of Directors of CCI shall take all action necessary (including redeeming the Rights immediately prior to the Effective Time or amending the Rights Agreement) in order to render the Rights inapplicable to the Merger and the other transactions contemplated by this Agreement.

  5.9. PUBLIC ANNOUNCEMENTS. CCI and Merger Sub shall use all reasonable efforts to develop a joint communications plan and each party shall use all reasonable efforts (i) to ensure that all press releases and other public statements with respect to the transactions contemplated hereby shall be consistent with such joint communications plan, and (ii) unless otherwise required by applicable law or by obligations pursuant to any listing agreement with or rules of any securities exchange, to consult with each other before issuing any press release or otherwise making any public statement with respect to this Agreement or the transactions contemplated hereby.

  5.10. AFFILIATES. Prior to the Closing Date, CCI shall deliver to Merger Sub a letter identifying all Persons who are, at the time this Agreement is submitted for approval to the shareholders of CCI, "affiliates" of CCI for purposes of Rule 145 under the Securities Act. CCI shall use its reasonable efforts to cause each such Person to deliver to Merger Sub on or prior to the Closing Date a written agreement substantially in the form attached as Annex B hereto.

  5.11. CERTAIN AGREEMENTS. Neither CCI nor any subsidiary of CCI will waive or fail to enforce any provision of any confidentiality or standstill or similar agreement to which it is a party entered into in connection with a possible sale of CCI, without the prior written consent of Merger Sub (which shall not be unreasonably withheld or delayed).

  5.12. NASDAQ LISTING AND EXCHANGE ACT REGISTRATION.

    (a) The Surviving Corporation will not take any action, for at least 90 days after the Effective Time, to cause the CCI Common Stock to be de-listed from Nasdaq, and during such 90 day period shall undertake all reasonable efforts to maintain such listing; provided, however, that nothing in this Section 5.12 shall require the Surviving Corporation to take any affirmative action to prevent the CCI Common Stock from being de-listed by Nasdaq if the CCI Common Stock ceases to meet the applicable listing standards.

    (b) The Surviving Corporation shall not take any action, for at least 90 days after the Effective Time, which would cause the CCI Common Stock to cease being subject to Section 12 of the Exchange Act or, in the event the Surviving Corporation is no longer subject to Section 12 of the Exchange Act, shall not file during such 90 day period a Form 15 (or successor or similar form) to cause the Surviving Corporation to no longer be subject to reporting requirements of Section 12 of the Exchange Act.

                                  ARTICLE VI.

                             CONDITIONS PRECEDENT

  6.1. CONDITIONS TO EACH PARTY'S OBLIGATION TO EFFECT THE MERGER. The obligations of CCI and Merger Sub to effect the Merger are subject to the satisfaction or waiver on or prior to the Closing Date of the following conditions:

    (a) Shareholder Approval. CCI shall have obtained all approvals of holders of shares of capital stock of CCI necessary to approve this Agreement and all the transactions contemplated hereby (including the Merger).

    (b) HSR Act. The waiting period (and any extension thereof) applicable to the Merger under the HSR Act shall have been terminated or shall have expired.

    (c) FCC Consents. The FCC shall have granted its consent to the consummation of the transactions contemplated hereby ("FCC Consents"). No timely request for stay, motion or petition for reconsideration or rehearing, application or request for review, or notice of appeal or other judicial petition for review of the FCC Consents shall be pending, and the time for filing any such request, motion, petition, application, appeal, or notice, and for the entry of an order staying, reconsidering, or reviewing on the FCC's own motion, shall have expired.

    (d) No Injunctions or Restraints, Illegality. No temporary restraining order, preliminary or permanent injunction or other order issued by a court or other Governmental Entity of competent jurisdiction shall be in effect and have the effect of making the Merger illegal or otherwise prohibiting consummation of the Merger; provided, however, that the provisions of this
  Section 6.1(d) shall not be available to any party whose failure to fulfill its obligations pursuant to Section 5.3 shall have been the cause of, or shall have resulted in, such order or injunction.

    (f) Form S-4. The Form S-4 shall have become effective under the Securities Act and shall not be the subject of any stop order or proceedings seeking a stop order, and any material "blue sky" and other state securities laws applicable to the registration and qualification of the CCI Common Stock following the Merger shall have been complied with in all material respects.

  6.2. ADDITIONAL CONDITIONS TO OBLIGATIONS OF MERGER SUB. The obligations of Merger Sub to effect the Merger are subject to the satisfaction, or waiver by Merger Sub, on or prior to the Closing Date, of the following additional conditions:

    (b) Representations and Warranties. Each of the representations and warranties of CCI set forth in this Agreement that is qualified as to materiality shall have been true and correct when made and shall be true and correct on and as of the Closing Date as if made on and as of such date (other than representations and warranties which address matters only as of a certain date which shall be true and correct as of such certain date), and each of the representations and warranties of CCI that is not so qualified shall have been true and correct in all material respects when made and shall be true and correct in all material respects on and as of the Closing Date as if made on and as of such date (other than representations and warranties which address matters only as of a certain date which shall be true and correct in all material respects as of such certain date), and Merger Sub shall have received a certificate of the chief executive officer and the chief financial officer of CCI to such effect.

    (b) Performance of Obligations of CCI. CCI shall have performed or complied with all agreements and covenants required to be performed by it under this Agreement at or prior to the Closing Date that are qualified as to materiality and shall have performed or complied in all material respects with all other agreements and covenants required to be performed by it under this Agreement at or prior to the Closing Date that are not so qualified as to materiality, and Merger Sub shall have received a certificate of the chief executive officer and the chief financial officer of CCI to such effect.

    (c) Required Regulatory Approvals. All Required Consents and all other authorizations, consents, orders and approvals of, and declarations and filings with, and all expirations of waiting periods imposed by, any Governmental Entity which, if not obtained in connection with the consummation of the transactions contemplated hereby, could reasonably be expected to have a Material Adverse Effect on CCI (collectively, "Required Regulatory Approvals") shall have been obtained, have been declared or filed or have occurred, as the case may be, and all such Required Regulatory Approvals shall be in full force and effect.

    (d) Financing. CCI or CIFC shall have received the proceeds of financing on terms and conditions set forth in the Commitment Letter or upon terms and conditions which are, in the reasonable judgment of Merger Sub, substantially equivalent thereto, and to the extent that any of the terms and conditions are not set forth in such Commitment Letter, on terms and conditions reasonably satisfactory to Merger Sub.

    (e) Debt Offers. At or before the Effective Time and subject to the Funding, Merger Sub shall have received evidence that the terms of the Senior Subordinated Notes and the Subordinated Notes shall have been amended, to the reasonable satisfaction of Merger Sub, as to the matters provided in Section 2.12 of the CCI Disclosure Schedule. At or before the Effective Time and subject to the Funding, CCI shall have purchased the Senior Subordinated Notes and the Subordinated Notes as contemplated by
  Section 2.12.

    (f) CoBank Credit Agreement. At or before the Effective Time and subject to the Funding, CIFC shall have repaid in full all amounts outstanding under the CoBank Credit Agreement. In connection therewith, CoBank shall have provided CIFC with a repayment letter acknowledging that (i) the CoBank Credit Agreement shall be terminated, (ii) any and all Liens held by CoBank related thereto shall have been released and (iii) CIFC and CCI shall have been released from any and all liabilities under the CoBank Credit Agreement and the related Guaranty.

    (g) No Litigation. There shall not be pending any suit, action, investigation or proceeding by any Governmental Entity (an "Action") (i) seeking to restrain or prohibit the consummation of the Merger or any of the other transactions contemplated by this Agreement or seeking to obtain damages from CCI or Parent or any of their respective Subsidiaries or the Managed Affiliates, which if determined adversely to CCI, would be reasonably likely to have a Material Adverse Effect on CCI, (ii) seeking to prohibit or limit the ownership or operation by CCI or any of the Consolidated Subsidiaries or Managed Affiliates or Parent of any material portion of the business or assets of CCI, the Consolidated Subsidiaries and the Managed Affiliates (taking CCI, the Consolidated Subsidiaries and the Managed Affiliates as a whole), or seeking to require CCI or any of the Consolidated Subsidiaries or Managed Affiliates or Parent to dispose of or hold separate any material portion of the business or assets of CCI, the Consolidated Subsidiaries and the Managed Affiliates (taking CCI, the Consolidated Subsidiaries and the Managed Affiliates as a whole) as a result of the Merger or any of the other transactions contemplated by this Agreement, (iii) seeking to prohibit Parent from effectively controlling in any material respect the business or operations of CCI, the Consolidated Subsidiaries and the Managed Affiliates, taken as a whole, or (iv) seeking to impose limitations on the ability of Parent or Merger Sub to acquire or hold, or exercise full rights of ownership of, any shares of CCI Common Stock, including, without limitation, the right to vote CCI Common Stock on all matters properly presented to the shareholders of CCI or which otherwise would have a Material Adverse Effect on CCI; provided, however, that the provisions of this Section 6.2(g) shall not be available to Merger Sub if it has failed to fulfill its obligations pursuant to Section 5.3 (or other breach of a representation, warranty or covenant hereof) shall have been the cause of, or shall have resulted in, such suit, action, investigation or proceeding.

    (h) Recapitalization. Merger Sub shall be reasonably satisfied that the Merger shall be recorded as a recapitalization for financial reporting purposes.

    (i) Material Adverse Change. Since the date of this Agreement, no Material Adverse Change shall have occurred and be continuing.

  6.3. ADDITIONAL CONDITIONS TO OBLIGATIONS OF CCI. The obligations of CCI to effect the Merger are subject to the satisfaction, or waiver by CCI on or prior to the Closing Date, of the following additional conditions:

    (a) Representations and Warranties. Each of the representations and warranties of Merger Sub set forth in this Agreement that is qualified as to materiality shall have been true and correct when made and shall be true and correct on and as of the Closing Date as if made on and as of such date (other than representations and warranties which address matters only as of a certain date which shall be true and correct as of such certain date), and each of the representations and warranties of Merger Sub that is not so qualified shall have been true and correct in all material respects when made and shall be true and correct in all material respects on and as of the Closing Date as if made on and as of such date (other than representations and warranties which address matters only as of a certain date which shall be true and correct in all material respects as of such certain date), and CCI shall have received a certificate of the chief executive officer and the chief financial officer of Merger Sub to such effect.

    (b) Performance of Obligations of Merger Sub. Merger Sub shall have performed or complied with all agreements and covenants required to be performed by it under this Agreement at or prior to the Closing Date that are qualified as to materiality and shall have performed or complied in all material respects with all agreements and covenants required to be performed by it under this Agreement at or prior to the Closing Date that are not so qualified as to materiality, and CCI shall have received a certificate of the chief executive officer and the chief financial officer of Merger Sub to such effect.

    (c) Required Regulatory Approvals. All Required Regulatory Approvals shall have been obtained, have been declared or filed or have occurred, as the case may be, and shall be in full force and effect.

    (d) Funding of Facility and Equity. At or immediately prior to the Effective Time, Merger Sub shall cause CCI or CIFC to have received the proceeds of not less than $650,000,000 of indebtedness under the Facility and CCI to have received not less than $129,000,000 of common equity investment (the "Funding").

                                 ARTICLE VII.

                           TERMINATION AND AMENDMENT


  7.1. TERMINATION. This Agreement may be terminated at any time prior to the Effective Time, by action taken or authorized by the Board of Directors of the terminating party or parties, whether before or after approval of the matters presented in connection with the Merger by the shareholders of CCI:

    (a) By mutual written consent of Merger Sub and CCI, by action of their respective Boards of Directors;

    (b) By either CCI or Merger Sub if the Effective Time shall not have occurred on or before the six-month anniversary of the date of this Agreement (the "Termination Date"); provided, however, that the right to terminate this Agreement under this Section 7.1(b) shall not be available to any party whose failure to fulfill any obligation under this Agreement has been the cause of, or resulted in, the failure of the Effective Time to occur on or before the Termination Date; and provided, further, that if on the Termination Date any conditions to the Closing set forth in Section 6.1(b) or (c), Section 6.2(c) or Section 6.3(c) shall not have been fulfilled, but all other conditions to the Closing shall be fulfilled or shall be capable of being fulfilled, then the Termination Date shall be extended to the nine-month anniversary of the date of this Agreement.

    (c) By either CCI or Merger Sub if any Governmental Entity shall have issued an order, decree or ruling or taken any other action (which order, decree, ruling or other action the parties shall have used their best efforts to resist, resolve or lift, as applicable, subject to the provisions of Section 5.3) permanently restraining, enjoining or otherwise prohibiting the transactions contemplated by this Agreement, and such order, decree, ruling or other action shall have become final and nonappealable;

    (d) By either Merger Sub or CCI if the approval by the shareholders of CCI required for the consummation of the Merger or the other transactions contemplated hereby shall not have been obtained by reason of the failure to obtain the required vote at a duly held meeting of shareholders or at any adjournment thereof;

    (e) By Merger Sub if the Board of Directors of CCI (i) shall withdraw or modify in any manner adverse to Merger Sub its approval or recommendation of this Agreement or the Merger, (ii) failed as promptly as practicable after the Form S-4 is declared effective to mail the Proxy Statement to its shareholders or failed to include in such statement such recommendation,
  (iii) in response to the commencement of any tender offer or exchange offer for more than 20% of the outstanding shares of CCI Common Stock, shall have not recommended rejection of such tender offer or exchange offer by the date required for such recommendation under Rule 14e-2 of the Exchange Act,
  (iv) shall approve or recommend any acquisition of CCI or a material portion of its assets or any tender offer for shares of its capital stock, in each case, other than by Merger Sub or an Affiliate thereof, or (v) shall resolve to take any of the actions specified in clauses (i) or (iv) above;

    (f) By CCI, if the Board of Directors of CCI accepts a Superior Proposal after determining in good faith after consultation with legal counsel as to its fiduciary obligations under applicable law, that the failure to accept such Superior Proposal would constitute a breach of its fiduciary duties;

    (g) By Merger Sub, upon a material breach of any covenant or agreement on the part of CCI set forth in this Agreement, or if (i) any representation or warranty of CCI that is qualified as to materiality shall have become untrue or (ii) any representation or warranty of CCI that is not so qualified shall have become untrue in any material respect, in each case such that the conditions set forth in Section 6.2(a) or Section

  6.2(b) would not be satisfied (a "Terminating CCI Breach"); provided, however, that, if such Terminating CCI Breach is capable of being cured by CCI through the exercise of its best efforts prior to the 90th day following CCI's obtaining notice of such breach and for so long as CCI continues to exercise such best efforts, Merger Sub may not terminate this Agreement under this Section 7.1(g); or

    (h) By CCI, upon a material breach of any covenant or agreement on the part of Merger Sub set forth in this Agreement, or if (i) any representation or warranty of Merger Sub that is qualified as to materiality shall have become untrue or (ii) any representation or warranty of Merger Sub that is not so qualified shall have become untrue in any material respect, in each case such that the conditions set forth in
  Section 6.3(a) or Section 6.3(b) would not be satisfied (a "Terminating Merger Sub Breach"); provided, however, that, if such Terminating Merger Sub Breach is capable of being cured by Merger Sub through the exercise of its best efforts prior to the 90th day following Merger Sub's obtaining notice of such breach and for so long as Merger Sub continues to exercise such best efforts, CCI may not terminate this Agreement under this Section 7.1(h).

  7.2. EFFECT OF TERMINATION.

    (a) In the event of termination of this Agreement by either CCI or Merger Sub as provided in Section 7.1, this Agreement shall forthwith become void and there shall be no liability or obligation on the part of Merger Sub or CCI or their respective officers or directors except (i) with respect to Sections 3.1(n), 3.2(e), Section 5.6, this Section 7.2 and Article VIII and
  (ii) with respect to any liabilities or damages incurred or suffered by a party as a result of the willful breach by the other party of any of its representations, warranties, covenants or other agreements set forth in this Agreement.

    (b) In addition to any other amounts which may be payable or become payable pursuant to any other paragraph of this Section 7.2, CCI shall reimburse Blackstone Management Partners L.P. for all Expenses of Merger Sub; provided that in no event shall CCI be required to pay in excess of an aggregate of $4,000,000 pursuant to this Section 7.2(b). Payment of Expenses pursuant to this Section 7.2(b) shall be made not later than two Business Days after delivery to CCI of notice of demand for payment and a documented itemization setting forth in reasonable detail all Expenses of Merger Sub (which itemization may be supplemented and updated from time to time by such party until the 60th day after such party delivers such notice of demand for payment).

    (c)(i) If this Agreement shall have been terminated pursuant to Sections 7.1(b), 7.1(d) or 7.1(g) and either of the following shall have occurred prior to such termination: (A) any Person (including CCI or any of its Subsidiaries or CCI Affiliates, but excluding Merger Sub or any of its Affiliates) shall have become the beneficial owner of more than 25% of the outstanding shares of CCI Common Stock, or (B)(x) on or after the date of this Agreement any Person (other than Merger Sub or any of its affiliates) shall have made, or proposed, communicated or disclosed in a manner which is or otherwise becomes public a bona fide intention to make a Control Proposal (including by making such a Control Proposal), and (y) on or prior to the twelve-month anniversary of the date of this Agreement, CCI either consummates with any Person a transaction the proposal of which would otherwise qualify as a Control Proposal or enters into a definitive agreement with any Person with respect to a transaction the proposal of which would otherwise qualify as a Control Proposal (whether or not such Person is the Person referred to in clause (x) above); or

    (ii) if this Agreement is terminated pursuant to Section 7.1(e) or
  Section 7.1(f);

then CCI shall, (1) in the case of clause (c)(i)(A) and (c)(ii) above, promptly, but in no event later than one Business Day after the termination of this Agreement and (2) in the case of clause (c)(i)(B) above, promptly, but in no event later than one Business Day after an event specified in subclause (y) thereof shall have occurred, pay Blackstone Management Partners L.P. a fee equal to $14 million less amounts paid pursuant to section 7.2(b), in cash, which amount shall be payable in same day funds. No termination of this Agreement at a time when a fee is payable pursuant to this Section 7.2(c) following termination of this Agreement shall be effective until such fee is paid. Only one fee shall be payable pursuant to this Section 7.2(c).

    (d) Notwithstanding the foregoing, no amount shall be payable pursuant to
  Section 7.2(b) or 7.2(c) if (i) at the time this Agreement shall have been terminated, Merger Sub is then in material breach of its obligations or representations and warranties under this Agreement, (ii)(x) this Agreement shall have been terminated pursuant to Section 7.1(b), (y) at the time of such termination CCI is not then in material breach of its obligations or representations and warranties under this Agreement and (z) at the time of such termination any of the conditions set forth in Sections 6.1(b), 6.1(c), 6.2(c), 6.2(d), 6.2(e), 6.2(g) and 6.2 (h) shall not have been satisfied or waived, provided, however, with respect to unsatisfied or unwaived conditions set forth in Section 6.2(e), amounts shall be payable pursuant to Section 7.2(b), but not Section 7.2(c), or (iii) this Agreement shall have been terminated pursuant to (x) Section 7.1(c) and at the time of such termination CCI is not then in material breach of its obligations or representations and warranties under this Agreement, or (y) Section 7.1(a).

  7.3. AMENDMENT. This Agreement (including the Annexes and Schedules hereto) may be amended by the parties hereto, by action taken or authorized by their respective Boards of Directors, at any time before or after approval of the matters presented in connection with the Merger by the shareholders of CCI, but, after any such approval, no amendment shall be made which by law or in accordance with the rules of Nasdaq requires further approval by such shareholders without such further approval. This Agreement (including the Annexes and Schedules hereto) may not be amended except by an instrument in writing signed on behalf of each of the parties hereto.

  7.4. EXTENSION; WAIVER. At any time prior to the Effective Time, the parties hereto, by action taken or authorized by their respective Boards of Directors, may, to the extent legally allowed, (i) extend the time for the performance of any of the obligations or other acts of the other parties hereto, (ii) waive any inaccuracies in the representations and warranties contained herein or in any document delivered pursuant hereto and (iii) waive compliance with any of the agreements or conditions contained herein. Any agreement on the part of a party hereto to any such extension or waiver shall be valid only if set forth in a written instrument signed on behalf of such party. The failure of any party to this Agreement to assert any of its rights under this Agreement or otherwise shall not constitute a waiver of those rights.

                                 ARTICLE VIII.

                              GENERAL PROVISIONS

  8.1. NON-SURVIVAL OF REPRESENTATIONS, WARRANTIES AND AGREEMENTS. None of the representations, warranties, covenants and other agreements in this Agreement or in any instrument delivered pursuant to this Agreement, including any rights arising out of any breach of such representations, warranties, covenants and other agreements, shall survive the Effective Time, except for those covenants and agreements contained herein and therein that by their terms apply or are to be performed in whole or in part after the Effective Time and for the provisions of this Article VIII. Nothing in this Section 8.1 shall relieve any party for any breach of any representation, warranty, covenant or other agreement in this Agreement occurring prior to termination.

  8.2. NOTICES. All notices and other communications hereunder shall be in writing and shall be deemed duly given (a) on the date of delivery if delivered personally or delivered by facsimile (but in the case of facsimile transmission, transmitted on the same day by the method described in clause
(b)), (b) on the first Business Day following the date of dispatch if delivered by a recognized next-day courier service, or (c) on the tenth Business Day following the date of mailing if delivered by registered or certified mail, return receipt requested, postage prepaid. All notices hereunder shall be delivered as set forth below, or pursuant to such other instructions as may be designated in writing by the party to receive such notice:

    (i) if to Merger Sub, to AV Acquisition Corp., c/o Blackstone Management Associates II L.L.C., 345 Park Avenue, 31st Floor, New York, New York 10154, Attention: Mark T. Gallogly, Facsimile No (212) 754-8704, with a copy to Simpson Thacher & Bartlett, 425 Lexington Avenue, New York, New York 10017, Attention: Philip T. Ruegger III, Esq., Facsimile No. (212) 455-2502.

    (ii) if to CCI, to CommNet Cellular Inc., 8350 East Crescent Parkway, Suite 400, Englewood, Colorado 80111, Attention: President, Facsimile No.:
  (303) 694-5590, with a copy to Latham & Watkins, 233 South Wacker Drive, Suite 5800, Chicago, Illinois 60606, Attention: Mark D. Gerstein, Esq., Facsimile No.: (312) 993-9767.

  8.3. INTERPRETATION. When a reference is made in this Agreement to Sections, Annexes or Schedules, such reference shall be to a Section of or Annex or Schedule to this Agreement unless otherwise indicated. The table of contents, glossary of defined terms and headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. Whenever the words "include", "includes" or "including" are used in this Agreement, they shall be deemed to be followed by the words "without limitation".

  8.4. COUNTERPARTS. This Agreement may be executed in one or more counterparts, all of which shall be considered one and the same agreement and shall become effective when one or more counterparts have been signed by each of the parties and delivered to the other party, it being understood that both parties need not sign the same counterpart.

  8.5. ENTIRE AGREEMENT; NO THIRD PARTY BENEFICIARIES.

    (a) This Agreement constitutes the entire agreement and supersedes all prior agreements and understandings, both written and oral, among the parties with respect to the subject matter hereof, other than the confidentiality and standstill agreement entered into by Blackstone Management Partners L.P. and CCI in connection with the transactions contemplated hereby, which shall survive the execution and delivery of this Agreement.

    (b) This Agreement shall be binding upon and inure solely to the benefit of each party hereto, and nothing in this Agreement, express or implied, is intended to or shall confer upon any other Person any right, benefit or remedy of any nature whatsoever under or by reason of this Agreement, other than Section 5.7 (which is intended to be for the benefit of the Persons covered thereby and may be enforced by such Persons).

  8.6. GOVERNING LAW. This Agreement shall be governed and construed in accordance with the laws of the State of New York.

  8.7. SEVERABILITY. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any law or public policy, all other terms and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner in order that the transactions contemplated hereby are consummated as originally contemplated to the greatest extent possible.

  8.8. ASSIGNMENT. Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any of the parties hereto, in whole or in part (whether by operation of law or otherwise), without the prior written consent of the other party, and any attempt to make any such assignment without such consent shall be null and void, except that Merger Sub may assign, in its sole discretion, any or all of its rights, interests and obligations under this Agreement to any direct or indirect wholly owned Subsidiary of Parent without the consent of CCI, but no such assignment shall relieve Merger Sub of any of its obligations under this Agreement. Subject to the preceding sentence, this Agreement will be binding upon, inure to the benefit of and be enforceable by the parties and their respective successors and assigns.

  8.9. ENFORCEMENT. The parties agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms. It is accordingly agreed that the parties shall be entitled to specific performance of the terms hereof, this being in addition to any other remedy to which they are entitled at law or in equity.

  8.10. DEFINITIONS. As used in this Agreement:

    (a) "Affiliate" shall have the meaning ascribed to such term under Rule 12b-2 under the Exchange Act.

    (b) "Board of Directors" means the Board of Directors of any specified Person and any properly serving and acting committees thereof.

    (c) "Business Day" means any day on which banks are not required or authorized to close in the City of New York.

    (d) "CCI Affiliates" means each of the corporations and partnerships through which CCI holds indirect ownership interests in cellular licensees and those cellular licensees in which CCI holds an ownership interest which is not a Consolidated Subsidiary.

    (e) "Control Proposal" means an Acquisition Proposal which seeks to acquire a controlling interest in CCI.

    (f) "Material Adverse Change" means any change in the business, financial condition or results of operations of CCI or any of the Consolidated Subsidiaries or Managed Affiliates that has had, or could reasonably be expected to have, a Material Adverse Effect on CCI.

    (g) "Material Adverse Effect" means, with respect to any entity, any adverse change, circumstance or effect that, individually or in the aggregate with all other adverse changes, circumstances and effects, is or is reasonably likely to be materially adverse to the business, operations, assets, liabilities (including, without limitation, contingent liabilities), financial condition or results of operations of such entity and its Subsidiaries taken as a whole.

    (h) "Organizational Documents" means, with respect to any entity, the charter, by-laws or other governing documents of such entity.

    (i) "Person" means an individual, corporation, partnership, limited liability company, association, trust, unincorporated organization, entity or "group" (as referred to in Section 13(d)(3) of the Exchange Act).

    (j) "Subsidiary" when used with respect to any party means any corporation or other organization, whether incorporated or unincorporated,
  (i) of which such party or any other Subsidiary of such party is a general partner (excluding partnerships, the general partnership interests of which held by such party or any Subsidiary of such party do not have a majority of the voting interests in such partnership) or (ii) at least a majority of the securities or other interests of which having by their terms ordinary voting power to elect a majority of the Board of Directors or others performing similar functions with respect to such corporation or other organization is directly or indirectly owned or controlled by such party or by any one or more of its Subsidiaries, or by such party and one or more of its Subsidiaries.

    (k) (i) "Tax" (including, with correlative meaning, the terms "Taxes" and "Taxable") means all federal, state, local and foreign income, profits, franchise, gross receipts, environmental, customs duty, capital stock, severance, stamp, payroll, sales, employment, unemployment disability, use, property, withholding, excise, production, value added, occupancy and other taxes, duties or assessments of any nature whatsoever, together with all interest, penalties, fines and additions to tax imposed with respect to such amounts and any interest in respect of such penalties and additions to tax, and (ii) "Tax Return" means all returns and reports (including elections, claims, declarations, disclosures, schedules, estimates, computations and information returns) required to be supplied to a Tax authority in any jurisdiction relating to Taxes.

    (l) "the other party" means, with respect to CCI, Merger Sub and means, with respect to Merger Sub, CCI.

  8.11. WAIVER OF JURY TRIAL. EACH OF THE PARTIES HERETO IRREVOCABLY AND UNCONDITIONALLY WAIVES TRIAL BY JURY IN ANY LEGAL ACTION OR PROCEEDING RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY AND FOR ANY COUNTERCLAIM THEREIN.

  IN WITNESS WHEREOF, CCI and Merger Sub have caused this Agreement to be signed by their respective officers thereunto duly authorized, all as of the date first written above.

                                          Commnet Cellular Inc.

                                                   /s/ Arnold C. Pohs
                                          By: _________________________________
                                          Name: Arnold C. Pohs
                                          Title: President

                                          AV Acquisition Corp.

                                                  /s/ Mark T. Gallogly
                                          By: _________________________________
                                          Name: Mark T. Gallogly
                                          Title: President

LOGO

                                                                       ANNEX II

                                                                   May 27, 1997

Special Committee of the Board of Directors
CommNet Cellular Inc.
8350 East Crescent Parkway
Suite 400
Englewood, CO 80111

Members of the Special Committee:

  CommNet Cellular Inc. (the "Company") and AV Acquisition Corp. (the "Acquisition Sub"), an entity formed by Blackstone Management Associates II L.L.C. ("Blackstone") and a wholly owned subsidiary of affiliates of Blackstone (collectively, the "Acquiror"), propose to enter into an Agreement and Plan of Merger dated as of May 27, 1997 (the "Agreement") pursuant to which the Acquisition Sub will be merged with the Company in a transaction (the "Merger") in which each outstanding share of the Company's common stock, par value $0.001 per share (the "Shares"), other than Shares owned by any wholly owned subsidiary of the Company or by the Acquiror, the Acquisition Sub or any subsidiary of the Acquiror and other than Dissenting Shares (as defined in the Agreement), will be converted at the election of the holder thereof into either $36.00 in cash or the right to retain, subject to the terms of the Agreement, one (1) Share (a "Non-Cash Election Share").

  You have asked us whether, in our opinion, the consideration to be received by the holders of the Shares (other than any wholly owned subsidiary of the Company or by the Acquiror, the Acquisition Sub or any subsidiary of the Acquiror and other than Dissenting Shares) pursuant to the Merger is fair from a financial point of view to such holders.

  In arriving at the opinion set forth below, we have, among other things:

    1. Reviewed certain publicly available business and financial information relating to the Company and the Acquiror that we deemed to be relevant;

    2. Reviewed certain information, including financial forecasts, relating to the business, earnings, cash flow, assets, liabilities and prospects of the Company furnished to us by the Company and the Acquiror;

    3. Conducted discussions with members of senior management of the Company concerning the matters described in clauses 1 and 2 above, as well as the Company's business and prospects before and after giving effect to the Merger;

    4. Reviewed the market prices and valuation multiples for the Shares and compared them with those of certain publicly traded companies that we deemed to be relevant;

    5. Reviewed the results of operations of the Company;

    6. Compared the proposed financial terms of the Merger with the financial terms of certain other transactions that we deemed to be relevant;

    7. Participated in certain discussions and negotiations among representatives of the Company and the Acquiror and their financial and legal advisors as well as other proponents of proposals to acquire equity interests in the Company;

    8. Reviewed the potential pro forma impact of the Merger;

    9. Reviewed the Agreement; and

    10. Reviewed such other financial studies and analyses and took into account such other matters as we deemed necessary, including our assessment of general economic, market and monetary conditions.

LOGO


  In preparing our opinion, we have assumed and relied on the accuracy and completeness of all information supplied or otherwise made available to us, discussed with or reviewed by or for us, or publicly available, and we have not assumed any responsibility for independently verifying such information or undertaken an independent evaluation or appraisal of any of the assets or liabilities of the Company or been furnished with any such evaluation or appraisal. In addition, we have not assumed any obligation to conduct, nor have we conducted, any physical inspection of the properties or facilities of the Company. With respect to the financial forecast information furnished to or discussed with us by the Company, we have assumed that they have been reasonably prepared and reflect the best currently available estimates and judgment of the Company's management as to the expected future financial performance of the Company.

  Our opinion is necessarily based upon market, economic and other conditions as they exist and can be evaluated on, and on the information made available to us as of, the date hereof. We have assumed that in the course of obtaining the necessary regulatory or other consents or approvals (contractual or otherwise) for the Merger, no restrictions, including any divestiture requirements or amendments or modifications, will be imposed that will have an adverse effect on the contemplated benefits of the Merger.

  We are acting as financial advisor to the Company in connection with the Merger and will receive a fee from the Company for our services, a significant portion of which is contingent upon the consummation of the Merger. In addition, the Company has agreed to indemnify us for certain liabilities arising out of our engagement. We have, in the past, provided financial advisory and financing services to the Company and the Acquiror and/or its affiliates and may continue to do so and have received, and may receive, fees for the rendering of such services. In addition, in the ordinary course of our business, we may actively trade the Shares and other securities of the Company for our own account and for the accounts of customers and, accordingly, may at any time hold a long or short position in such securities.

  This opinion is at the request and for the use and benefit of the Special Committee of the Board of Directors of the Company. Our opinion does not address the merits of the underlying decision by the Company to engage in the Merger and does not constitute a recommendation to any shareholder as to how such shareholder should vote on the proposed Merger. In addition, we express no opinion as to what the trading price of the Non-Cash Election Shares will be upon consummation of the Merger.

  On the basis of, and subject to the foregoing, we are of opinion that, as of the date hereof, the consideration to be received by the holders of the Shares (other than any wholly owned subsidiary of the Company or by the Acquiror, the Acquisition Sub or any subsidiary of the Acquiror and other than Dissenting Shares) pursuant to the Merger is fair from a financial point of view to such holders.

                                          Very truly yours,

                                          Merrill Lynch, Pierce, Fenner &
                                           Smith Incorporated

                                                   /s/ Michael R. Costa
                                          By __________________________________
                                                    Managing Director
                                                Investment Banking Group

                                   ANNEX III

                     DISSENTERS' RIGHTS PROVISIONS OF THE
                       COLORADO BUSINESS CORPORATION ACT

PART 1: RIGHT OF DISSENT--PAYMENT FOR SHARES

 7-113-101 Definitions.

  For purposes of this article: (1) "Beneficial shareholder" means the beneficial owner of shares held in a voting trust or by a nominee as the record shareholder.

  (2) "Corporation" means the issuer of the shares held by a dissenter before the corporate action, or the surviving or acquiring domestic or foreign corporation, by merger or share exchange of that issuer.

  (3) "Dissenter" means a shareholder who is entitled to dissent from corporate action under section
7-113-102 and who exercises that right at the time and in the manner required by part 2 of this article.

  (4) "Fair value", with respect to a dissenter's shares, means the value of the shares immediately before the effective date of the corporate action to which the dissenter objects, excluding any appreciation or depreciation in anticipation of the corporate action except to the extent that exclusion would be inequitable.

  (5) "Interest" means interest from the effective date of the corporate action until the date of payment, at the average rate currently paid by the corporation on its principal bank loans or, if none, at the legal rate as specified in section 5-12-101, C.R.S.

  (6) "Record shareholder" means the person in whose name shares are registered in the records of a corporation or the beneficial owner of shares that are registered in the name of a nominee to the extent such owner is recognized by the corporation as the shareholder as provided in section 7-107-204.

  (7) "Shareholder" means either a record shareholder or a beneficial shareholder.

 7-113-102 Right to Dissent.

  (1) A shareholder, whether or not entitled to vote, is entitled to dissent and obtain payment of the fair value of the shareholder's shares in the event of any of the following corporate actions:

    (a) Consummation of a plan of merger to which the corporation is a party if:

      (I) Approval by the shareholders of that corporation is required for the merger by section 7-111-103 or 7-111-104 or by the articles of incorporation, or

      (II) The corporation is a subsidiary that is merged with its parent corporation under section 7-111-104;

    (b) Consummation of a plan of share exchange to which the corporation is a party as the corporation whose shares will be acquired;

    (c) Consummation of a sale, lease, exchange, or other disposition of all, or substantially all, of the property of the corporation for which a shareholder vote is required under section 7-112-102(1); and

    (d) Consummation of a sale, lease, exchange, or other disposition of all, or substantially all, of the property of an entity controlled by the corporation if the shareholders of the corporation were entitled to vote upon the consent of the corporation to the disposition pursuant to section 7-112-102(2).

                                     III-1

  (1.3) A shareholder is not entitled to dissent and obtain payment, under subsection (1) of this section, of the fair value of the shares of any class or series of shares which either were listed on a national securities exchange registered under the federal "Securities Exchange Act of 1934", as amended, or on the national market system of the national association of securities dealers automated quotation system, or were held of record by more than two thousand shareholders, at the time of:

    (a) The record date fixed under section 7-107-107 to determine the shareholders entitled to receive notice of the shareholders' meeting at which the corporate action is submitted to a vote;

    (b) The record date fixed under section 7-107-104 to determine shareholders entitled to sign writings consenting to the corporate action; or

    (c) The effective date of the corporate action if the corporate action is authorized other than by a vote of shareholders.

  (1.8) The limitation set forth in subsection (1.3) of this section shall not apply if the shareholder will receive for the shareholder's shares, pursuant to the corporate action, anything except:

    (a) Shares of the corporation surviving the consummation of the plan of merger or share exchange;

    (b) Shares of any other corporation which at the effective date of the plan of merger or share exchange either will be listed on a national securities exchange registered under the federal "Securities Exchange Act of 1934", as amended, or on the national market system of the national association of securities dealers automated quotation system, or will be held of record by more than two thousand shareholders.

    (c) Cash in lieu of fractional shares; or

    (d) Any combination of the foregoing described shares or cash in lieu of fractional shares.

  (2.5) A shareholder, whether or not entitled to vote, is entitled to dissent and obtain payment of the fair value of the shareholder's shares in the event of a reverse split that reduces the number of shares owned by the shareholder to a fraction of a share or to scrip if the fractional share or scrip so created is to be acquired for cash or the scrip is to be voided under section 7-106-104.

  (3) A shareholder is entitled to dissent and obtain payment of the fair value of the shareholder's shares in the event of any corporate action to the extent provided by the bylaws or a resolution of the board of directors.

  (4) A shareholder entitled to dissent and obtain payment for the shareholder's shares under this article may not challenge the corporate action creating such entitlement unless the action is unlawful or fraudulent with respect to the shareholder or the corporation.

 7-113-103 Dissent by Nominees and Beneficial Owners.

  (1) A record shareholder may assert dissenters' rights as to fewer than all the shares registered in the record shareholder's name only if the record shareholder dissents with respect to all shares beneficially owned by any one person and causes the corporation to receive written notice which states such dissent and the name, address, and federal taxpayer identification number, if any, of each person on whose behalf the record shareholder asserts dissenters' rights. The rights of a record shareholder under this subsection (1) are determined as if the shares as to which the record shareholder dissents and the other shares of the record shareholder were registered in the names of different shareholders.

  (2) A beneficial shareholder may assert dissenters' rights as to the shares held on the beneficial shareholder's behalf only if:

    (a) The beneficial shareholder causes the corporation to receive the record shareholder's written consent to the dissent not later than the time the beneficial shareholder asserts dissenters' rights; and

                                     III-2

    (b) The beneficial shareholder dissents with respect to all shares beneficially owned by the beneficial shareholder.

  (3) The corporation may require that, when a record shareholder dissents with respect to the shares held by any one or more beneficial shareholders, each such beneficial shareholder must certify to the corporation that the beneficial shareholder and the record shareholder or record shareholders of all shares owned beneficially by the beneficial shareholder have asserted, or will timely assert, dissenters' rights as to all such shares as to which there is no limitation on the ability to exercise dissenters' rights. Any such requirement shall be stated in the dissenters' notice given pursuant to section 7-113-203.

PART 2: PROCEDURE FOR EXERCISE OF DISSENTERS' RIGHTS

 7-113-201 Notice of Dissenters' Rights.

  (1) If a proposed corporate action creating dissenters' rights under section 7-113-102 is submitted to a vote at a shareholders' meeting, the notice of the meeting shall be given to all shareholders, whether or not entitled to vote. The notice shall state that shareholders are or may be entitled to assert dissenters' rights under this article and shall be accompanied by a copy of this article and the materials, if any, that, under articles 101 to 117 of this title, are required to be given to shareholders entitled to vote on the proposed action at the meeting. Failure to give notice as provided by this subsection (1) shall not affect any action taken at the shareholders' meeting for which the notice was to have been given, but any shareholder who was entitled to dissent but who was not given such notice shall not be precluded from demanding payment for the shareholder's shares under this article by reason of the shareholder's failure to comply with the provisions of section 7-113-202(1).

  (2) If a proposed corporate action creating dissenters' rights under section 7-113-102 is authorized without a meeting of shareholders pursuant to section 7-107-104, any written or oral solicitation of a shareholder to execute a writing consenting to such action contemplated in section 7-107-104 shall be accompanied or preceded by a written notice stating that shareholders are or may be entitled to assert dissenters' rights under this article, by a copy of this article, and by the materials, if any, that, under articles 101 to 117 of this title, would have been required to be given to shareholders entitled to vote on the proposed action if the proposed action were submitted to a vote at a shareholders' meeting. Failure to give notice as provided by this subsection
(2) shall not affect any action taken pursuant to section 7-107-104 for which the notice was to have been given, but any shareholder who was entitled to dissent but who was not given such notice shall not be precluded from demanding payment for the shareholder's shares under this article by reason of the shareholder's failure to comply with the provisions of section 7-113-202(2).

  7-113-202 Notice of Intent to Demand Payment.

  (1) If a proposed corporate action creating dissenters' rights under section 7-113-102 is submitted to a vote at a shareholders' meeting and if notice of dissenters' rights has been given to such shareholder in connection with the action pursuant to section 7-113-201(1), a shareholder who wishes to assert dissenters' rights shall:

    (a) Cause the corporation to receive, before the vote is taken, written notice of the shareholder's intention to demand payment of the shareholder's shares if the proposed corporate action is effectuated; and

    (b) Not vote the shares in favor of the proposed corporate action.

  (2) If a proposed corporate action creating dissenters' rights under section 7-113-102 is authorized without a meeting of shareholders' pursuant to section 7-107-104 and if notice of dissenters' rights has been given to such shareholder in connection with the action pursuant to section 7-113-201(2), a shareholder who wishes to assert dissenters' rights shall not execute a writing consenting to the proposed corporate action.

  (3) A shareholder who does not satisfy the requirements of subsection (1) or
(2) of this section is not entitled to demand payment for the shareholder's shares under this article.

                                     III-3

  7-113-203 Dissenter's Notice.

  (1) If a proposed corporate action creating dissenters' rights under section 7-113-102 is authorized, the corporation shall give a written dissenters' notice to all shareholders who are entitled to demand payment for their shares under this article.

  (2) The dissenters' notice required by subsection (1) of this section shall be given no later than ten days after the effective date of the corporate action creating dissenters' rights under section 7-113-102 and shall:

    (a) State that the corporate action was authorized and state the effective date or proposed effective date of the corporate action;

    (b) State an address at which the corporation will receive payment demands and the address of a place where certificates for certificated shares must be deposited;

    (c) Inform holders of uncertificated shares to what extent transfer of the shares will be restricted after the payment demand is received;

    (d) Supply a form for demanding payment, which form shall request a dissenter to state an address to which payment is to be made;

    (e) Set the date by which the corporation must receive the payment demand and certificates for certificated shares, which date shall not be less than thirty days after the date the notice required by subsection (1) of this section is given;

    (f) State the requirement contemplated in section 7-113-103(3), if such requirement is imposed; and

    (g) Be accompanied by a copy of this article.

 7-113-204 Procedure to Demand Payment.

  (1) A shareholder who is given a dissenters' notice pursuant to section 7-113-203 and who wishes to assert dissenters' rights shall, in accordance with the terms of the dissenters' notice:

    (a) Cause the corporation to receive a payment demand, which may be the payment demand form contemplated in section 7-113-203(2)(d), duly completed, or may be stated in another writing; and

    (b) Deposit the shareholder's certificates for certificated shares.

  (2) A shareholder who demands payment in accordance with subsection (1) of this section retains all rights of a shareholder, except the right to transfer the shares, until the effective date of the proposed corporate action giving rise to the shareholder's exercise of dissenters' rights and has only the right to receive payment for the shares after the effective date of such corporate action.

  (3) Except as provided in section 7-113-207 or 7-113-209(1)(b), the demand for payment and deposit of certificates are irrevocable.

  (4) A shareholder who does not demand payment and deposit the shareholder's share certificates as required by the date or dates set in the dissenters' notice is not entitled to payment for the shares under this article.

 7-113-205 Uncertificated Shares.

  (1) Upon receipt of a demand for payment under section 7-113-204 from a shareholder holding uncertificated shares, and in lieu of the deposit of certificates representing the shares, the corporation may restrict the transfer thereof.

  (2) In all other respects, the provisions of section 7-113-204 shall be applicable to shareholders who own uncertificated shares.

                                     III-4

 7-113-206 Payment.

  (1) Except as provided in section 7-113-208, upon the effective date of the corporate action creating dissenters' rights under section 7-113-102 or upon receipt of a payment demand pursuant to section 7-113-204, whichever is later, the corporation shall pay each dissenter who complied with section 7-113-204, at the address stated in the payment demand, or if no such address is stated in the payment demand, at the address shown on the corporation's current record of shareholders for the record shareholder holding the dissenter's shares, the amount the corporation estimates to be the fair value of the dissenter's shares, plus accrued interest.

  (2) The payment made pursuant to subsection (1) of this section shall be accompanied by:

    (a) The corporation's balance sheet as of the end of its most recent fiscal year or, if that is not available, the corporation's balance sheet as of the end of a fiscal year ending not more than sixteen months before the date of payment, an income statement for that year, and, if the corporation customarily provides such statements to shareholders, a statement of changes in shareholders' equity for that year and a statement of cash flow for that year, which balance sheet and statements shall have been audited if the corporation customarily provides audited financial statements to shareholders, as well as the latest available financial statements, if any, for the interim or full-year period, which financial statements need not be audited;

    (b) A statement of the corporation's estimate of the fair value of the shares;

    (c) An explanation of how the interest was calculated;

    (d) A statement of the dissenter's right to demand payment under section 7-113-209; and

    (e) A copy of this article.

 7-113-207 Failure to Take Action.

  (1) If the effective date of the corporate action creating dissenters' rights under section 7-113-102 does not occur within sixty days after the date set by the corporation by which the corporation must receive the payment demand as provided in section 7-113-203, the corporation shall return the deposited certificates and release the transfer restrictions imposed on uncertificated shares.

  (2) If the effective date of the corporate action creating dissenters' rights under section 7-113-102 occurs more than sixty days after the date set by the corporation by which the corporation must receive the payment demand as provided in section 7-113-203, then the corporation shall send a new dissenters' notice, as provided in section 7-113-203, and the provisions of sections 7-113-204 to 7-113-209 shall again be possible.

 7-113-108 Special Provisions Relating to Shares Acquired After Announcement of Proposed Corporate Action.

  (1) The corporation may, in or with the dissenters' notice given pursuant to section 7-113-203, state the date of the first announcement to news media or to shareholders of the terms of the proposed corporate action creating dissenters' rights under section 7-113-102 and state that the dissenter shall certify in writing, in or with the dissenter's payment demand under section 7-113-204, whether or not the dissenter (or the person on whose behalf dissenters' rights are asserted) acquired beneficial ownership of the shares before that date. With respect to any dissenter who does not so certify in writing, in or with the payment demand, that the dissenter or the person on whose behalf the dissenter asserts dissenters' rights acquired beneficial ownership of the shares before such date, the corporation may, in lieu of making the payment provided in section 7-113-206, offer to make such payment if the dissenter agrees to accept it in full satisfaction of the demand.

  (2) An offer to make payment under subsection (1) of this section shall include or be accompanied by the information required by section 7-113-206(2).

                                     III-5

 7-113-209 Procedure if Dissenter is Dissatisfied with Payment or Offer.

  (1) A dissenter may give notice to the corporation in writing of the dissenter's estimate of the fair value of the dissenter's shares and of the amount of interest due and may demand payment of such estimate, less any payment made under section 7-113-206, or reject the corporation's offer under section 7-113-208 and demand payment of the fair value of the shares and interest due, if:

    (a) The dissenter believes that the amount paid under section 7-113-206 or offered under section 7-113-208 is less than the fair value of the shares or that the interest due was incorrectly calculated;

    (b) The corporation fails to make payment under section 7-113-206 within sixty days after the date set by the corporation by which the corporation must receive the payment demand; or

    (c) The corporation does not return the deposited certificates or release the transfer restrictions imposed on uncertificated shares as required by section 7-113-207(1).

  (2) A dissenter waives the right to demand payment under this section unless the dissenter causes the corporation to receive the notice required by subsection (1) of this section within thirty days after the corporation made or offered payment for the dissenter's shares.

PART 3: JUDICIAL APPRAISAL OF SHARES

 7-113-301 Court Action.

  (1) If a demand for payment under section 7-113-209 remains unresolved, the corporation may, within sixty days after receiving the payment demand, commence a proceeding and petition the court to determine the fair value of the shares and accrued interest. If the corporation does not commence the proceeding within the sixty-day period, it shall pay to each dissenter whose demand remains unresolved the amount demanded.

  (2) The corporation shall commence the proceeding described in subsection
(1) of this section in the district court of the county in this state where the corporation's principal office is located or, if the corporation has no principal office in this state, in the district court of the county in which its registered office is located. If the corporation is a foreign corporation without a registered office, it shall commence the proceeding in the county where the registered office of the domestic corporation merged into, or whose shares were acquired by, the foreign corporation was located.

  (3) The corporation shall make all dissenters, whether or not residents of this state, whose demands remain unresolved parties to the proceeding commenced under subsection (2) of this section as in an action against their shares, and all parties shall be served with a copy of the petition. Service on each dissenter shall be by registered or certified mail, to the address stated in such dissenter's payment demand, or if no such address is stated in the payment demand, at the address shown on the corporation's current record of shareholders for the record shareholder holding the dissenter's shares, or as provided by law.

  (4) The jurisdiction of the court in which the proceeding is commenced under subsection (2) of this section is plenary and exclusive. The court may appoint one or more persons as appraisers to receive evidence and recommend a decision on the question of fair value. The appraisers have the powers described in the order appointing them, or in any amendment to such order. The parties to the proceeding are entitled to the same discovery rights as parties in other civil proceedings.

  (5) Each dissenter made a party to the proceeding commenced under subsection
(2) of this section is entitled to judgment for the amount, if any, by which the court finds the fair value of the dissenter's shares, plus interest, exceeds the amount paid by the corporation, or the fair value, plus interest, of the dissenter's shares for which the corporation elected to withhold payment under section 7-113-208.

                                     III-6

 7-113-302 Court Costs and Counsel Fees.

  (1) The court in an appraisal proceeding commenced under section 7-113-301 shall determine all costs of the proceeding, including the reasonable compensation and expenses of appraisers appointed by the court. The court shall assess the costs against the corporation; except that the court may assess costs against all or some of the dissenters, in amounts the court finds equitable, to the extent the court finds the dissenters acted arbitrarily, vexatiously, or not in good faith in demanding payment under section 7-113-209.

  (2) The court may also assess the fees and expenses of counsel and experts for the respective parties, in amounts the court finds equitable:

    (a) Against the corporation and in favor of any dissenters if the court finds the corporation did not substantially comply with the requirements of part 2 of this article; or

    (b) Against either the corporation or one or more dissenters, in favor of any other party, if the court finds that the party against whom the fees and expenses are assessed acted arbitrarily, vexatiously, or not in good faith with respect to the rights provided by this article.

  (3) If the court finds that the services of counsel for any dissenter were of substantial benefit to other dissenters similarly situated, and that the fees for those services should not be assessed against the corporation, the court may award to said counsel reasonable fees to be paid out of the amounts awarded to the dissenters who were benefitted.

                                     III-7

  Questions and requests for assistance or additional copies of the Proxy Statement or the Form of Election may be directed to the Information Agent at the address set forth below:

                           The Information Agent is:

                           BEACON HILL PARTNERS, INC.

                                90 Broad Street
                            New York, New York 10004

                                 (800) 253-3814
                                  (Toll Free)

                                 (212) 843-8500
                                 (Call Collect)

                                    PART II
                    INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 20. INDEMNIFICATION OF DIRECTORS AND OFFICERS

  Section 7-109-101, et seq., of the Colorado Business Corporation Act generally provides that a corporation may indemnify its directors, officers, employees, fiduciaries and agents against liabilities and reasonable expenses incurred in connection with any threatened, pending or completed action, suit or proceeding whether civil, criminal, administrative or investigative and whether formal or informal (a "Proceeding"), by reason of being or having been a director, officer, employee, fiduciary or agent of the corporation, if such person acted in good faith and reasonably believed that his conduct, in his official capacity, was in the best interests of the corporation (or, with respect to employee benefit plans, was in the best interests of the participants of the plan), and in all other cases his conduct was at least not opposed to the corporation's best interests. In the case of a criminal proceeding, the director, officer, employee, fiduciary or agent must have had no reasonable cause to believe his conduct was unlawful. Under Colorado law, the corporation may not indemnify a director, officer, employee, fiduciary or agent in connection with a Proceeding by or in the right of the corporation if the director, officer, employee, fiduciary or agent is adjudged liable to the corporation, or in any other Proceeding in which the director, officer, employee or agent is adjudged liable for an improper personal benefit.

  Article IX of the Registrant's Articles of Incorporation provides in part:

  B. The Corporation shall, to the fullest extent permitted by applicable law,
(i) indemnify, and (ii) advance litigation expenses prior to the final disposition of an action, to any person made or threatened to be made a party to an action or proceeding, whether criminal, civil, administrative or investigative, by reason of the fact that he or she is or was a director or officer of the Corporation or served any other enterprise as a director or officer at the request of the Corporation and such rights of indemnification and to advancement of litigation expenses shall also be applicable to the heirs, executors, administrators and legal representatives of such director or officer.

  C. The foregoing provisions of Article IX shall be deemed to be a contract between the Corporation and each director and officer who serves in such capacity at any time while this Article IX is in effect, and any repeal or modification hereof shall not affect the rights or obligations then or theretofore existing or any action, suit or proceeding theretofore or thereafter brought based in whole or in part upon any such stated facts.

  D. The foregoing rights to indemnification and to advancement of litigation expenses shall not be deemed exclusive of any other rights to which a director or officer or his or her legal representatives may be entitled apart from the provisions of this Article IX.

  The Registrant's Bylaws provide that the Registrant shall have the power to indemnify officers, directors, employees and agents to the fullest extent provided by Colorado law.

  The Registrant maintains officers' and directors' insurance covering certain liabilities that may be incurred by officers and directors in the performance of their duties.

ITEM 21. EXHIBITS AND FINANCIAL STATEMENT SCHEDULES

  See the Exhibit Index included immediately preceding the exhibits to this Registration Statement.

ITEM 22. UNDERTAKINGS

  The undersigned Registrant hereby undertakes:

    (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

    (i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

    (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high and of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement;

    (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

    (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

    (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

  The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

  The undersigned Registrant hereby undertakes as follows: that prior to any public reoffering of the securities registered hereunder through use of a prospectus which is a part of this registration statement, by any person or party who is deemed to be an underwriter within the meaning of Rule 145(c), the issuer undertakes that such reoffering prospectus will contain the information called for by the applicable registration form with respect to reofferings by persons who may be deemed to be underwriters, in addition to the information called for by the other Items of the applicable form.

  The Registrant undertakes that every prospectus: (i) that is filed pursuant to the immediately preceding undertaking, or (ii) that purports to meet the requirements of Section 10(a)(3) of the Act and is used in connection with an offering of securities subject to Rule 415, will be filed as a part of an amendment to the registration statement and will not be used until such amendment is effective, and that, for purposes of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

  Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

  The undersigned Registrant hereby undertakes to respond to requests for information that is incorporated by reference into the prospectus pursuant to
Item 4, 10(b), 11, or 13 of this Form, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the registration statement through the date of responding to the request.

  The undersigned Registrant hereby undertakes to supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the registration statement when it became effective.

                                  SIGNATURES

  Pursuant to the requirements of the Securities Act, the Registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Englewood, State of Colorado, on August 12, 1997.

                                          COMMNET CELLULAR INC.

                                               /s/ Arnold C. Pohs
                                          By:  ________________________________
                                                       Arnold C. Pohs
                                                  Chief Executive Officer

                               POWER OF ATTORNEY

  KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Daniel P. Dwyer and Amy M. Shapiro, and each of them, his true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution, for such person and in such person's name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Registration Statement, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully and to all intents and purposes as such person might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or their substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

  Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed below by the following persons in the capacities and on the dates indicated.

      SIGNATURE                           TITLE                       DATE

  /s/ Arnold C. Pohs          President, Chief Executive          August 12,
-------------------------     Officer and Director                1997
     Arnold C. Pohs

 /s/ Daniel P. Dwyer          Executive Vice President,           August 12,
-------------------------     Treasurer, Chief Financial          1997
     Daniel P. Dwyer          Officer and Director

/s/ Andrew J. Gardner         Senior Vice President and           August 12,
-------------------------     Controller (Principal               1997
    Andrew J. Gardner         Accounting Officer)

   /s/ John E. Hayes,         Director                            August 12,
         Jr.                                                      1997
-------------------------
   John E. Hayes, Jr.

 /s/ Robert J. Paden          Director                            August 12,
-------------------------                                         1997
     Robert J. Paden

 /s/ David E. Simmons         Director                            August 12,
-------------------------                                         1997
    David E. Simmons

                                 EXHIBIT INDEX

 EXHIBIT NO.                       DESCRIPTION OF EXHIBIT
 -----------                       ----------------------
     2.1     Agreement and Plan of Merger dated as of May 27, 1997, between
             CommNet Cellular Inc. and AV Acquisition Corp. (incorporated herein by reference to Exhibit 2.1 to the Company's Current Report on Form 8-K filed with the Commission on May 29, 1997). Annexes and schedules to the Agreement and Plan of Merger have not been filed, but will be provided supplementally to the Commission upon request.
     5.1     Opinion of Amy M. Shapiro.
     8.1     Opinion of Latham & Watkins.
    10.1     Commitment Letter of The Chase Manhattan Bank and Chase Securities
             Inc.
    23.1     Consent of Ernst & Young.
    23.2     Consent of Amy M. Shapiro (contained in Exhibit 5.1).
    23.3     Consent of Latham & Watkins (contained in Exhibit 8.1).
    23.4     Consent of Merrill Lynch, Pierce, Fenner & Smith Incorporated.
    24.1     Powers of Attorney (See Page II-3 of this Registration Statement).
    99.1     Form of Proxy Card for Special Meeting of Shareholders.
    99.2     Form of Non-Cash Election Form to be used in connection with the
             Merger.
    99.3     Form of Letter of Transmittal to be used in connection with the
             Merger.
    99.4     Consent of Mark T. Gallogly.
    99.5     Consent of Lawrence H. Guffey.
    99.6     Consent of Simon P. Lonergan.